As filed with the Securities and Exchange Commission on May 14, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pinnacle Entertainment, Inc.

and Additional Subsidiary Guarantor Registrants

(See Table of Other Registrants Below)

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7999	95-3667491
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3800 Howard Hughes Parkway

Las Vegas, Nevada 89109

(702) 784-7777

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants Principal Executive Offices)

John A. Godfrey, Esq.

Senior Vice President, General Counsel and Secretary

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway

Las Vegas, Nevada 89109

(702) 784-7777

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Alvin G. Segel, Esq.

Ashok W. Mukhey, Esq.

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, California 90067

(310) 277-1010

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Note (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee

8¼% Senior Subordinated Notes due 2012	$200,000,000	100%	$200,000,000	$25,340(1)

Guarantees of 8¼% Senior Subordinated Notes due 2012 (2)	$200,000,000	(2)	(2)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(2)	No separate consideration will be received for the guarantees.
(3)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the guarantees.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

OTHER REGISTRANTS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Belterra Resort Indiana, LLC	Nevada	93-1199012
Biloxi Casino Corp.	Mississippi	64-0814408
Boomtown, LLC	Delaware	94-3044204
PNK (Reno), LLC	Nevada	88-0101849
Casino Magic Corp.	Minnesota	64-0817483
Casino One Corporation	Mississippi	64-0814345
Crystal Park Hotel and Casino Development Company, LLC	California	95-4595453
HP/Compton, Inc.	California	95-4545471
Louisiana-I Gaming, a Louisiana Partnership in Commendam	Louisiana	72-1238179
PNK (Bossier City), Inc.	Louisiana	64-0878110
PNK (LAKE CHARLES), L.L.C.	Louisiana	02-0614452

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 14, 2004

PROSPECTUS

$200,000,000

Offer to Exchange

8¼% Senior Subordinated Notes due 2012,

Which Have Been Registered Under the Securities Act of 1933,

for any and all Outstanding 8¼% Senior Subordinated Notes Due 2012

The Exchange Notes

We are offering to exchange $200 million aggregate principal amount of our 8¼% senior subordinated notes due 2012 that we have registered under the Securities Act (referred to as the exchange notes) for any and all outstanding 8¼% senior subordinated notes due 2012 that we issued on March 15, 2004 (referred to as the old notes). The terms of the exchange notes will be substantially similar to our old notes, except for the elimination of some transfer restrictions, registration rights and certain liquidated damage provisions relating to the old notes.

The exchange notes will mature on March 15, 2012. Interest on the exchange notes will accrue at 8¼% per year, and the interest will be payable semi-annually in arrears on March 15 and September 15, beginning September 15, 2004. We may redeem all or part of the exchange notes at any time on or after March 15, 2008. In addition, at any time prior to March 15, 2007, we may redeem up to 35% of the exchange notes with the net proceeds of certain equity offerings.

If we undergo a change of control or sell certain of our assets, we may be required to offer to purchase exchange notes from holders. The exchange notes will be our senior subordinated obligations and will be subordinated in right of payment to all of our existing and future senior debt. The exchange notes will be guaranteed on a senior subordinated basis by all of our existing and future material domestic restricted subsidiaries. Each guarantee will be subordinated in right of payment to all existing and future senior debt of such guarantor. The exchange notes and guarantees will be structurally subordinated to all obligations of our non-guarantor subsidiaries.

Material Terms of the Exchange Offer

The exchange offer expires at 5:00 p.m., New York City time, on             , 2004, unless extended.

Our completion of the exchange offer is subject to customary conditions which we may waive.

Upon our completion of the exchange offer, all old notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of exchange notes that are registered under the Securities Act. Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

The exchange of the exchange notes for old notes pursuant to the exchange offer will not be a taxable exchange for U.S. Federal income tax purposes.

We will not receive any proceeds from the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days (which period may be extended in specified circumstances) after the expiration of the exchange offer or until any broker-dealer has sold all exchange notes held by it, we will make this prospectus available to such broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Please see “ Risk Factors” beginning on page 18 of this prospectus for a discussion of certain factors that you should consider before participating in this exchange offer.

None of the Securities and Exchange Commission, the Louisiana Gaming Control Board, the Indiana Gaming Commission, the Mississippi Gaming Commission, the California Gambling Control Commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board and the City of Reno, Nevada gaming authorities, or any state securities commission or any other gaming authority, has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2004

[inside front cover]

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. You may obtain information incorporated by reference, at no cost, by writing or telephoning us at the following address:

Pinnacle Entertainment, Inc.

Investor Relations

3800 Howard Hughes Parkway

Las Vegas, Nevada 89109

(702) 784-7777

To obtain timely delivery, you must request this information no later than five business days before the date you must make your investment decision. Therefore, you must request this information no later than             , 2004.

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WHERE YOU CAN FIND MORE INFORMATION AND

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, pursuant to which we file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You also can obtain additional information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov, and our electronic SEC filings are also available from our web site at www.pnkinc.com. Information contained on our web site or any other web site is not incorporated into this prospectus and does not constitute a part of this prospectus. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The following documents are incorporated into this prospectus by this reference. They disclose important business and financial information that each holder should consider when deciding whether to participate in the exchange offer. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information subsequently incorporated by reference.

  1. Our current report on Form 8-K filed on January 26, 2004;

  2. Our current report on Form 8-K filed on January 30, 2004;

  3. Our current report on Form 8-K filed on February 9, 2004;

  4. Our current report on Form 8-K filed on February 24, 2004;

  5. Our current report on Form 8-K filed on March 3, 2004;

  6. Our annual report on Form 10-K for the year ended December 31, 2003;

  7. Our current report on Form 8-K filed on March 16, 2004;

  8. Our current report on Form 8-K filed on March 30, 2004;

  9. Our proxy statement dated April 8, 2004; and

10. Our quarterly report on Form 10-Q for the quarter ended March 31, 2004.

You may request a copy of these filings, at no cost, by writing or telephoning us at the address on the previous page of this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference.

We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of the offering, and any reoffering, of the securities offered hereby, provided, however, we are not incorporating any information furnished under either Item 9 or Item 12 of any Current Report on Form 8-K. Such documents will become a part of this prospectus from the date that the documents are filed with the SEC.

If at any time during the two-year period following the date of original issue of the old notes we are not subject to the information requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, we will furnish to holders of the old notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such notes.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and any documents we incorporate by reference may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. The Private Securities Litigation Reform Act of 1995 provides certain “safe harbor” provisions for forward-looking statements. All forward-looking statements made in this prospectus are made pursuant to the Private Securities Litigation Reform Act. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our expansion plans, cash needs, cash reserves, liquidity, operating and capital expenses, financing options, expense reductions, operating results and pending regulatory matters. Although we believe our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations, and actual results may differ materially from those that might be anticipated from forward-looking statements. This can occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Factors that may cause our actual performance to differ materially from that contemplated by forward-looking statements include, among others, those discussed in the section entitled “Risk Factors” beginning on page 18 of this prospectus, as well as risk factors and other cautionary statements and information contained in the documents we incorporate by reference into this prospectus. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUMMARY

This is only a summary of the prospectus. You should read the entire prospectus, including “Risk Factors” and our consolidated financial statements and related notes, as well as the documents incorporated by reference in this prospectus, before making an investment decision. Unless the context indicates otherwise, all references to “Pinnacle,” “the Company,” “we,” “our,” “ours” and “us” refer to Pinnacle Entertainment, Inc. and its consolidated subsidiaries.

Our Company

We are a leading diversified, multi-jurisdictional owner and operator of gaming entertainment facilities. We own and operate five properties in the United States, located in southeastern Indiana; Reno, Nevada; Bossier City and New Orleans, Louisiana; and Biloxi, Mississippi. We are building a major casino resort in Lake Charles, Louisiana, and a $14 million casino in Neuquen, Argentina. The representative authorities of the City of St. Louis and the St. Louis County recently chose our proposals for the development of a major casino in downtown St. Louis and another major casino in south St. Louis County, respectively. In addition, we operate casinos in Argentina and receive lease income from two card clubs in southern California. All of our properties cater primarily to customers who live within driving distance of the properties.

Our revenues for the three months ended March 31, 2004 and 2003 were $134.4 million and $132.1 million, respectively. Our EBITDA (as defined on page 15) for the first quarter of 2004 (inclusive of non-routine net benefits of $11.0 million) was $34.8 million compared with $22.2 million for the first quarter of 2003 (which period had no non-routine benefits). The $11.0 million of net non-routine items included a gain on sale of assets of $13.2 million, offset by pre-opening and developments costs of $2.2 million (see footnote (f) to “Summary Consolidated Financial Data” on page 16). Current disclosure regulations do not permit us to adjust our quarterly EBITDA by subtracting or adding the non-routine items mentioned above, but we believe it is important for you to consider the effect of these non-routine items, such as the gain on sale of non-operating real estate assets, in comparing our operating results for the quarter ended March 31, 2004 to those for the first quarter of 2003. See note 9 to the condensed consolidated financial statements contained elsewhere in this prospectus. Our net income for the three months ended March 31, 2004 was $1.4 million and our net loss for the three months ended March 31, 2003 was $847,000.

We intend to grow our profitability through the strategic development of new gaming properties in attractive gaming markets and a disciplined capital expenditure program at our existing locations, as well as through our ongoing cost reduction initiatives. We are currently constructing a new $325 million casino resort in Lake Charles, Louisiana, and a $14 million casino in Neuquen, Argentina. We have also recently completed a $37 million hotel tower expansion, which added 300 guestrooms, 33,000 square feet of meeting and conference space, a year-round swimming pool and other amenities, at Belterra Casino Resort, our southeastern Indiana property.

In early September 2003, we commenced construction of our Lake Charles casino resort. We believe this resort will be the premier casino in the Lake Charles area upon its scheduled opening in the Spring of 2005. Lake Charles is the closest significant gaming jurisdiction to the Houston, Austin and San Antonio metropolitan areas. Our resort will be located on 227 acres, and will feature approximately 700 guestrooms (including four villas, 41 full two-bay suites and 59 junior suites), several restaurants, approximately 28,000 square feet of meeting space, a championship golf course designed by Tom Fazio, an expansive outdoor pool area, retail shops and a full-service spa. Unlike most other riverboat casinos, the casino at our Lake Charles resort will be entirely on one level and surrounded on three sides by the hotel facility, providing convenient access to approximately 1,500 slot machines and 60 table games. We believe our Lake Charles resort will be larger, and offer more amenities, than any other resort in the southwest Louisiana/east Texas market.

In January 2004, the City of St. Louis Port Authority, the Land Clearance for Redevelopment Authority and the St. Louis Development Corporation (referred to as the City of St. Louis Authorities) selected us to develop a proposed $208 million casino and luxury hotel in downtown St. Louis near Laclede’s Landing. A redevelopment agreement for the project was executed on April 22, 2004. As proposed, the project would be located near the Edward Jones domed stadium, the America’s Center convention center, the famed Gateway Arch and the central business district. In February 2004, the St. Louis County gaming selection committee (referred to as the St. Louis County Authority) also selected us to negotiate a lease and development agreement based on our proposal for a casino complex to be located in the County in the community of Lemay, approximately ten miles south of downtown St. Louis. Each of these developments are subject to the approval of the Missouri Gaming Commission, which will make the final decision in its discretion on whether to allow the projects to proceed and to whom to issue one or more licenses.

A voter initiative intended for the California November ballot has received the requisite number of qualified signatures that, under certain circumstances, would permit slot machines to be installed at certain California card clubs and racetracks, including our Los Angeles-area card clubs. We cannot assure you that this initiative will be approved by voters.

Summary of Our Properties as of March 31, 2004

Property	Type of Facility	Principal Markets	Slot Machines (approx.)	Table Games (approx.)	Hotel Rooms	Three Months Ended March 31, 2004
						EBITDA(1)(2)	Operating Income(2)
						(in millions)	(in millions)
Operating Properties:
Boomtown New Orleans, LA	Dockside	Local	1,534	47	—	$8.5	$6.9
Belterra Casino Resort, IN	Dockside	Cincinnati, Ohio and Louisville, Kentucky	1,558	39	308	6.8	3.2
Boomtown Bossier City, LA	Dockside	Dallas/Fort Worth	1,319	33	188	6.2	4.5
Casino Magic Biloxi, MS	Dockside	Alabama, North Florida, Georgia	1,234	30	378	4.0	2.0
Boomtown Reno, NV	Land-based	Northern California and Local	1,238	26	318	0.5	(1.3)
Casino Magic Argentina(3)	Land-based	Local and Regional Tourists	630	45	—	1.4	1.2

Operating Property Total			7,513	220	1,192

Card Clubs Leased:
Hollywood Park-Casino and Crystal Park(4)	Land-based	Local	—	116	238	$1.5	$0.8

Properties Under Construction:
Lake Charles, LA	Boat-in- moat(5)	Houston, San Antonio, Austin, Southwest Louisiana	1,500	60	700	n/a	n/a
Belterra hotel tower expansion	Dockside	Cincinnati, Ohio and Louisville, Kentucky	n/a	n/a	300	n/a	n/a
St. Louis Development Proposals (6):
City of St. Louis, MO	Boat-in- moat(5)	Missouri and Illinois	2,000	40	200	n/a	n/a
St. Louis County, MO	Boat-in- moat(5)	Missouri and Illinois	3,000	60	100	n/a	n/a

(1)	See page 15 for a definition of EBITDA and page 16 for a reconciliation of EBITDA to Operating Income.
(2)	Data present the EBITDA and Operating Income of the properties excluding corporate expenses of approximately $5.0 million and non-routine net benefits of $11.0 million.
(3)	Data present the combined operations of the casinos we operate in Argentina.
(4)	Data present the combined operations of two card clubs in California that we lease on a year-to-year basis to a third party operator.
(5)	A “boat-in-moat” is a floating, single-level dockside casino in a controlled body of water.
(6)	In January and February 2004, the City of St. Louis Authorities and the St. Louis County Authority, respectively, selected our downtown St. Louis and St. Louis County development proposals. The Missouri Gaming Commission will make the final decision in its discretion on whether to allow either project to proceed and to whom to issue one or more gaming licenses based in part on the decisions of the City of St. Louis Authorities and the St. Louis County Authority.

Our principal properties:

Boomtown New Orleans is located on 54 acres in Harvey, Louisiana, approximately ten miles from downtown New Orleans, across the Mississippi River in the West Bank suburban area. The facility is a locals-oriented dockside riverboat casino featuring an approximately 88,000-square-foot adjoining building with two restaurants, a delicatessen, a 350-seat nightclub, 21,000 square feet of meeting space and an amusement center. The property opened in 1994 and, in early 2002, we completed a $10 million renovation.

Belterra Casino Resort opened in October 2000 on 315 acres of land along the Ohio River in southeastern Indiana, approximately 50 miles southwest of downtown Cincinnati, Ohio, and 65 miles northeast of Louisville, Kentucky. In early May 2004, we completed our $37 million hotel tower expansion. Today, the property features a dockside riverboat casino with a 15-story, 608-guestroom hotel, six restaurants, 33,000 square feet of meeting and conference space, a 1,750 seat entertainment showroom, a year-round swimming pool, a spa and an 18-hole championship golf course designed by Tom Fazio. We believe the recently completed hotel tower expansion will enhance Belterra’s status as a regional resort and increase utilization of the property’s existing infrastructure, including its casino and other facilities.

Boomtown Bossier City is a dockside riverboat casino and hotel tower on 23 acres of land in Bossier City, Louisiana, directly off, and highly visible from, Interstate 20. Interstate 20 is the major thoroughfare connecting Shreveport/Bossier City to the Dallas/Fort Worth metropolitan area, a three-hour drive to the west. Boomtown Bossier City features 188 guestrooms, four restaurants and other amenities. The property opened in 1996 and, in November 2002, we completed a $24 million renovation and expansion, including rebranding the facility from “Casino Magic” to “Boomtown.”

Casino Magic Biloxi is located on 10.6 acres on the Mississippi Gulf Coast and features a dockside riverboat casino, a 378-guestroom hotel, four restaurants, 6,600 square feet of convention space and a health club. The facility opened in 1993, and the hotel tower was added in 1998. We completed renovating its high-roller area and casino entrance in June 2003. Since the end of 2001, the resort has enjoyed a four-diamond rating from AAA.

Boomtown Reno is a land-based casino hotel that has been operating for more than 35 years. It is located approximately 11 miles west of downtown Reno, Nevada, directly off Interstate 80, the primary east-west interstate highway serving northern California. The facility sits on approximately 61 of our 569 acres of land, and features 318 guestrooms, a 45,000 square-foot casino, four restaurants, two large gas stations, a recreational vehicle park, a 30,000-square-foot amusement center and over 10,000 square feet of meeting space.

Our Strategy and Competitive Strengths

Our strategy is to grow profitability through the strategic development of new gaming properties in attractive gaming markets and a disciplined capital expenditure program at our existing locations, as well as through our ongoing cost reduction initiatives.

Our competitive strengths are:

•	High-Quality Properties in Attractive Locations

We own high-quality casino properties in attractive locations. We are committed to maintaining the quality of our properties by offering the latest slot machines, presenting fresh entertainment offerings and renovating and improving our facilities whenever necessary to enhance our customers’ gaming experience. Most of our principal properties have either opened or been extensively refurbished within the past five years in order to maintain and expand our customer base and to keep our existing properties competitive. We believe our properties are located in markets with favorable demographics.

•	Geographically Diversified Portfolio

We own and operate five U.S. properties, each in a distinct market. Our regional diversification reduces our dependence on any one market, while providing us with an opportunity to build a diversified base of gaming customers. This diversification will be further enhanced upon the opening of our Lake Charles casino resort.

•	Significant Development Plans

We believe our new Lake Charles resort development and the Belterra hotel tower expansion will contribute substantial revenues, cash flow and earnings. Construction at our Lake Charles resort is well underway and we expect the resort to open in the Spring of 2005. Upon its completion, we believe that our resort and casino will be the premier property in the Lake Charles market. For the twelve months ended March 31, 2004, the three existing casino properties in Lake Charles generated $454.1 million in gaming revenue in the aggregate, which amount does not include the significant gaming revenues of Native American gaming facilities located approximately one hour’s drive east of the Lake Charles area. The site of our Lake Charles resort is approximately a two-hour’s drive east from Houston, Texas, which we believe will be the principal feeder market for our resort. Additionally, we believe our hotel tower expansion at Belterra that opened in early May 2004 will enable us to build on the recent improvement in operating performance at the property, extend the overall stay of our guests and more efficiently take advantage of the existing facilities built in 2000.

•	Significant Opportunities for Further Development

Several of our properties occupy only a portion of their sites, allowing us ample opportunity to add casino capacity, guestrooms, and entertainment and other facilities, as our markets grow and as demand warrants.

The City of St. Louis Authorities and the St. Louis County Authority recently selected our proposals to develop an approximately $208 million casino and luxury hotel in downtown St. Louis and an approximately $300 million casino complex in south St. Louis County, respectively. We have entered into a redevelopment agreement with the City of St. Louis and are in the process of negotiating a lease and development agreement with representatives of the St. Louis County. Gaming licenses for each project will ultimately require the approval of the Missouri Gaming Commission, which will make the final licensing decision in its discretion.

•	Experienced Management Team

Our executive and property-level management teams, led by Daniel R. Lee and Wade W. Hundley, have extensive industry experience and an established record of developing, acquiring, integrating and operating gaming facilities. Mr. Lee, formerly the Chief Financial Officer and Senior Vice President- Development of Mirage Resorts, became our Chief Executive Officer and Chairman of the Board on April 10, 2002. Mr. Hundley, formerly the Executive Vice President in the Office of the CEO of Harveys Casino Resorts, became our Executive Vice President and Chief Operating Officer in September 2001. Prior to his position at Harveys, Mr. Hundley was a principal at Colony Capital, which then owned Harveys. In addition, since the beginning of 2002 we have appointed John A. Godfrey as Senior Vice President and General Counsel and Stephen H. Capp as Executive Vice President and Chief Financial Officer. Mr. Godfrey has had extensive experience in gaming law, having served as a name partner in two law firms since 1984 and senior positions in the Gaming Division of the Nevada Attorney General’s Office from 1981 to 1984. Mr. Capp has extensive experience in the financial services industry, and was most recently a Managing Director at Bear, Stearns & Co. Inc. from 1999 to January 2003.

Since joining the Company, our management team has focused on improving operations, reducing overhead and recapitalizing the Company’s balance sheet. Further, our management team is continuously evaluating opportunities to increase efficiency and productivity that we believe will lead to improvements in operating margins, such as reducing our staffing levels by over 9% in 2003.

The Exchange Offer

The following summary contains basic information about the exchange offer and the exchange notes. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please refer to the sections of this prospectus entitled “The Exchange Offer” and “Description of Exchange Notes.”

The Exchange Offer

We are offering to exchange an aggregate of $200 million principal amount of our exchange notes for $200 million of our old notes. Old notes may be exchanged in integral multiples of $1,000 principal amount. To be exchanged, an old note must be properly tendered and accepted. All outstanding old notes that are validly tendered and not validly withdrawn will be exchanged for exchange notes issued on or promptly after the expiration date of the exchange offer. Currently, there is $200 million aggregate principal amount of the old notes outstanding and there are no exchange notes outstanding.

The form and terms of the exchange notes will be substantially identical to those of the old notes except that the exchange notes will have been registered under the Securities Act. Therefore, the exchange notes will not be subject to certain contractual transfer restrictions, registration rights and certain liquidated damage provisions applicable to the old notes prior to consummation of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time on              , 2004, unless extended, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

Withdrawal	You may withdraw the tender of your old notes at any time prior to the expiration date of the exchange offer. See “The Exchange Offer —Withdrawal Rights.”

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions which we may waive. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you are a holder of old notes who wishes to accept the exchange offer, you must:

•	properly complete, sign and date the accompanying letter of transmittal (including any documents required by the letter of transmittal), or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your old notes, to the exchange agent at the address set forth under “The Exchange Offer—Exchange Agent;” or

•	arrange for The Depository Trust Company to transmit certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

By tendering your old notes in either manner, you will be representing, among other things, that:

•	you are acquiring the exchange notes issued to you in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an “affiliate” of ours within the meaning of Rule 144 under the Securities Act.

See “The Exchange Offer—Procedures for Tendering Old Notes.”

Special Procedures for Beneficial Owners

If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your beneficially owned old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender the old notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. See “The Exchange Offer—Procedures for Tendering Old Notes.”

Guaranteed Delivery Procedures	If you wish to tender your old notes, but:

•	your old notes are not immediately available; or

•	you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date; or

•	the procedures for book-entry transfer of your old notes cannot be completed prior to the expiration date,

you may tender your old notes pursuant to the guaranteed delivery procedures set forth in this prospectus and the letter of transmittal. See “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of Old Notes for Exchange and Delivery of Exchange Notes

Upon effectiveness of the registration statement of which this prospectus is a part and commencement of the exchange offer, we will accept any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Acceptance of Old Notes for Exchange and Delivery of Exchange Notes.”

Material United States Federal Income Tax Considerations

The exchange of exchange notes for old notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. See “Summary of Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Fees and Expenses

We will pay all expenses incident to the consummation of the exchange offer and compliance with the registration rights agreement. We will also pay certain transfer taxes applicable to the exchange offer, if any. See “The Exchange Offer—Fees and Expenses.”

Termination of Certain Rights

The old notes were issued and sold in a private offering to Lehman Brothers Inc., Bear, Stearns & Co. Inc., Deutsche Bank Securities, Inc., SG Cowen Securities Corporation, Hibernia Southcoast Capital, Inc. and UBS Securities LLC as the initial purchasers, on March 15, 2004. In connection with that sale, we executed and delivered a registration rights agreement for the benefit of the noteholders.

Pursuant to the registration rights agreement, holders of old notes: (i) have rights to receive liquidated damages in certain instances; and (ii) have certain rights intended for the holders of unregistered securities. Holders of exchange notes will not be, and upon consummation of the exchange offer, holders of old notes will no longer be, entitled to the right to receive liquidated damages in certain instances, as well as certain other rights under the registration rights agreement for holders of unregistered securities. See “The Exchange Offer.”

Resale of Exchange Notes

We believe, based on an interpretation by the staff of the SEC contained in no-action letters issued to third parties in other transactions, that you may offer to sell, sell or otherwise transfer the exchange notes issued to you in this exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are acquiring the exchange notes issued to you in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an “affiliate” of ours within the meaning of Rule 144 under the Securities Act.

If you are a broker-dealer and you receive exchange notes for your own account in exchange for old notes that you acquired for your own account as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus if you decide to resell your exchange notes. See “Plan of Distribution.”

Consequences of Failure to Exchange

If you do not tender your old notes or if you tender your old notes improperly, you will continue to be subject to the restrictions on transfer of your old notes as contained in the legend on the old notes. In general, you may not sell or offer to sell the old notes, except pursuant to a registration statement under the Securities Act or any exemption from registration thereunder and in compliance with all applicable state securities laws. See “The Exchange Offer— Consequences of Failure to Exchange.”

Exchange Agent	The Bank of New York is the exchange agent for the exchange offer.

The Exchange Notes

The form and terms of the exchange notes will be substantially identical to those of the old notes except that the exchange notes will have been registered under the Securities Act. Therefore, the exchange notes will not be subject to certain transfer restrictions, registration rights and certain liquidated damage provisions applicable to the old notes prior to the consummation of the exchange offer.

Issuer	Pinnacle Entertainment, Inc.

Total Amount of Exchange Notes Offered	Up to $200,000,000 in aggregate principal amount of 8¼% Senior Subordinated Notes due 2012.

Maturity Date	March 15, 2012.

Interest Payment Dates	March 15 and September 15 of each year, beginning on September 15, 2004.

Guarantees

Our obligations under the exchange notes will be fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by all of our current and future domestic material restricted subsidiaries. Certain of our subsidiaries, including our Argentine subsidiaries, are not guarantors of the notes.

Ranking	The exchange notes and the subsidiary guarantees will be unsecured senior subordinated indebtedness.

Accordingly, they will be:

•	subordinated in right of payment to all of our and our subsidiary guarantors’ existing and future indebtedness except indebtedness that expressly provides that it ranks equal or subordinate in right of payment to the notes and the subsidiary guarantees;

•	equal in right of payment to all of our and our subsidiary guarantors’ existing and future senior subordinated indebtedness, including our 8.75% senior subordinated notes due 2013, our 9.25% senior subordinated notes due 2007 and any old notes that remain after the consummation of the exchange offer;

•	senior in right of payment to all of our and our subsidiary guarantors’ future subordinated debt; and

•	structurally subordinated to all obligations of our non-guarantor subsidiaries.

As of March 31, 2004, the exchange notes and the subsidiary guarantees would have been subordinated to (i) approximately $163 million of senior debt, and (ii) approximately $143 million of unused revolving credit and delayed-draw term loan facilities.

Optional Redemption	On or after March 15, 2008, we may redeem some or all of the exchange notes at any time at the redemption prices set forth under “Description of Exchange Notes—Optional Redemption.”

Prior to March 15, 2007, we may redeem up to 35% of the exchange notes with the net proceeds of certain equity offerings at the redemption price set forth under “Description of Exchange Notes—Optional Redemption.”

Offer to Purchase

If we experience specific kinds of changes of control, and, under certain circumstances, if we sell assets, we may be required to offer to purchase the exchange notes at the prices set forth under “Description of Exchange Notes—Repurchase at the Option of the Holders—Change of Control” and “—Asset Sales.”

Redemption Based Upon Gaming Laws

The exchange notes are subject to redemption or disposition requirements imposed by gaming laws and regulations of gaming authorities in jurisdictions in which we conduct gaming operations. See “Description of Exchange Notes—Optional Redemption.”

Covenants	The indenture governing the exchange notes will, among other things, limit our (and our restricted subsidiaries’) ability to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends or distributions on or purchase our equity interests;

•	make other restricted payments or investments;

•	use our assets as security in other transactions;

•	place restrictions on distributions and other payments from restricted subsidiaries;

•	sell certain assets or merge with or into other entities; and

•	enter into transactions with affiliates.

Each of the covenants is subject to a number of important exceptions and qualifications. See “Description of Exchange Notes—Certain Covenants.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes.

Risk Factors

An investment in the exchange notes involves risk. You should carefully consider the information under “Risk Factors” in this prospectus and the information in our Annual Report on Form 10-K for the year ended December 31, 2003 and our most recent Quarterly Report on Form 10-Q and all other information included or incorporated by reference in this prospectus.

Corporate Information

We were incorporated in the State of Delaware in 1981 as the successor to a business that started in 1938. Our executive offices are located at 3800 Howard Hughes Parkway, Las Vegas, Nevada 89109 and our telephone number is (702) 784-7777.

Our website address is www.pnkinc.com. Information contained in our website, including any links contained in our website, does not constitute part of this prospectus.

Belterra® and Casino Magic® are our registered servicemarks. Boomtown® is our registered trademark and servicemark. We have applied for servicemark registration for “Belterra Resort & Casino” and its design. Each trademark, trade name or servicemark of any other company appearing in this prospectus belongs to its holder.

Summary Consolidated Financial Data

The following tables present our summary consolidated financial data for the years ended December 31, 2003, 2002 and 2001. This data is derived from our audited consolidated financial statements and the notes to those statements. The tables also present our summary consolidated financial data for the three months ended March 31, 2004 and 2003, which is derived from our unaudited condensed consolidated financial statements and the notes to those statements. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, that we consider necessary for a fair presentation of financial position and results of operations for those periods. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire fiscal year ended December 31, 2004. Because the data in these tables is only a summary and does not provide all of the data contained in our consolidated financial statements, including the related notes, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, contained elsewhere in this prospectus and other data we have incorporated by reference.

The following table presents, for recent periods, revenues, operating income (loss) and EBITDA of both continuing properties and sold properties, as well as net loss on a consolidated basis:

	Three Months Ended March 31,		Years Ended December 31,
	2004	2003	2003	2002	2001
	(in thousands)
Continuing revenues(a)	$134,357	$132,092	$531,515	$514,001	$505,547
Sold properties(b)	0	0	0	0	2,496

Total revenues	$134,357	$132,092	$531,515	$514,001	$508,043

Continuing operating income (loss)(a)	$23,121	$10,722	$38,042	$28,411	$(8,791)
Sold properties(b)	0	0	0	0	3,068

Total operating income (loss)	$23,121	$10,722	$38,042	$28,411	$(5,723)

Continuing EBITDA(a),(c)	$34,826	$22,201	$84,875	$73,340	$40,659
Sold properties(b)	0	0	0	0	3,068

Total EBITDA(c)	$34,826	$22,201	$84,875	$73,340	$43,727

Net income (loss)	$1,433	$(847)	$(28,242)	$(69,629)	$(28,649)

(a)	Consists of the five casinos we own and operate in the United States, the three casinos we operate in Argentina and the two card clubs we lease to a third party operator in Los Angeles and reflects, with respect to continuing operating income and continuing EBITDA, corporate expenses.
(b)	Includes income from the Legends Casino, a Native American casino in Yakima, Washington, under various lease agreements with the tribe. These lease agreements were terminated in June 2001.
(c)	We define EBITDA as earnings before interest expense and income, provision for income taxes, depreciation, amortization, loss on early extinguishment of debt and cumulative effect of a change in accounting principle. A reconciliation from net loss to EBITDA and a cautionary note regarding EBITDA is included in note (e) to the subsequent table. A listing of certain non-routine items reflected in operating income (loss) and EBITDA is included in note (f) to the subsequent table.

The following table presents our summary consolidated financial data for the years ended December 31, 2003, 2002 and 2001, and our summary consolidated financial data for the three months ended March 31, 2004 and 2003 and as of March 31, 2004.

	Three Months Ended March 31,		Years Ended December 31,
	2004(a)	2003(a)	2003(b)	2002(c)	2001(d)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$134,357	$132,092	$531,515	$514,001	$508,043
Operating income (loss)	23,121	10,722	38,042	28,411	(5,723)
Income (loss) before income taxes and cumulative effect of a change in accounting principle	2,163	(1,154)	(34,636)	(19,071)	(50,555)
Income (loss) before cumulative effect of a change in accounting principle	1,433	(847)	(28,242)	(12,925)	(28,649)
Net income (loss)	1,433	(847)	(28,242)	(69,629)	(28,649)
Net income (loss) per common share:
Basic	$0.05	$(0.03)	$(1.09)	$(2.70)	$(1.11)
Diluted	0.04	(0.03)	(1.09)	(2.70)	(1.11)
Other Data:
EBITDA(e),(f)
Continuing properties(g)	$34,826	$22,201	$84,875	$73,340	$40,659
Sold properties	0	0	0	0	3,068

EBITDA(e),(f)	$34,826	$22,201	$84,875	$73,340	$43,727

Capital expenditures	$37,863	$8,501	$82,931	$48,596	$52,264
Cash flows provided by (used in):
Operating activities	$581	$(1,735)	$55,386	$39,030	$39,517
Investing activities	(67,693)	(8,568)	(181,575)	(77,037)	(43,304)
Financing activities	121,334	(685)	109,097	826	(12,442)

As of March 31, 2004
(in thousands)
Balance Sheet Data:
Cash, restricted cash and equivalents(h)	$334,522
Total assets	1,092,287
Total notes payable	655,993
Stockholders’ equity	323,132

(a)	Three months ended March 31, 2004 includes net benefits of $11.0 million, including a gain on sale of assets of $13.2 million offset by pre-opening and development costs of $2.2 million. There were no non-routine items in the three months ended March 31, 2003.
(b)	The results of 2003 include $2.3 million for Indiana regulatory benefits, corporate relocation and derivative action matters now resolved, a $7.8 million non-cash charge for goodwill impairment, a $19.9 million charge for early extinguishment of debt and $4.2 million for certain non-cash tax charges.
(c)	The results of 2002 include costs of $2.8 million for asset write-offs, $6.6 million for Indiana regulatory settlement and related costs and $1.6 million for relocating corporate offices. In addition, fiscal year 2002 includes a $56.7 million charge, net of tax benefit, related to the cumulative effect of a change in accounting principle.
(d)	The results of 2001 include $23.5 million of asset impairment charges, $610,000 of Belterra Casino Resort golf facility pre-opening costs, $464,000 of terminated merger reserve recovery benefit and a $500,000 gain on asset disposition.
(e)

We define EBITDA as earnings before interest expense and income, provision for income taxes, depreciation, amortization, loss on early extinguishment of debt and cumulative effect of a change in accounting principle. There are non-routine items included in such EBITDA which are set forth in note (f) below. EBITDA is not a measure of financial performance under the promulgations of the accounting profession known as GAAP. Management uses EBITDA adjusted for the non-routine items noted below to analyze the performance of our business segments. EBITDA is relevant in evaluating large, long-lived hotel casino projects, because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges, financing costs and other non-routine costs of such projects. Additionally, management believes some investors consider EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes, capital expenditures and other non-routine costs. EBITDA, subject to certain adjustments, is also a measure used in debt covenants in our debt agreements. Unlike net income, EBITDA does not include depreciation or interest expense and therefore does not reflect past, current or future capital expenditures or the cost of capital. Management compensates for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. Such GAAP measurements include operating income (loss), net income (loss), cash flow from operations and cash flow data. EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure of comparing performance amongst different companies. For more financial information regarding the Company’s segment activity, please see Note 9 to the Condensed Consolidated Financial Statements. For an additional explanation of matters concerning EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Other Supplemental Data.” A reconciliation from net loss to EBITDA is as follows:

	For the three months ended March 31,		Years ended December 31,
	2004	2003	2003	2002	2001
	(in thousands)
Net income (loss)	$1,433	$(847)	$(28,242)	$(69,629)	$(28,649)
Cumulative effect of a change in accounting principle, net of income taxes	0	0	0	56,704	0

Income (loss) before cumulative effect of a change in accounting principle	1,433	(847)	(28,242)	(12,925)	(28,649)
Income tax expense (benefit)	730	(307)	(6,394)	(6,146)	(21,906)

Income (loss) before cumulative effect of a change in accounting principle and income taxes	2,163	(1,154)	(34,636)	(19,071)	(50,555)
Loss on early extinguishment of debt	8,254	0	19,908	0	0
Interest expense, net of capitalized interest and interest income	12,704	11,876	52,770	47,482	44,832

Operating income (loss)	23,121	10,722	38,042	28,411	(5,723)
Depreciation and amortization	11,705	11,479	46,833	44,929	49,450

EBITDA	$34,826	$22,201	$84,875	$73,340	$43,727

(f)	“Operating income (loss)” and “EBITDA” disclosed above reflect the following non-routine items:

	For the three months ended March 31,		Years ended December 31,
	2004	2003	2003	2002	2001
	(in thousands)
Gain on sale of assets	$(13,181)	$0	$0	$0	$0
Pre-opening and development costs	2,197	0	0	0	610
Goodwill and other asset impairment charges	0	0	7,832	2,753	23,530
Indiana regulatory and related (benefit) costs	0	0	(1,858)	6,609	0
Corporate relocation (benefit) costs	0	0	(199)	1,601	0
Derivative action lawsuit benefit	0	0	(198)	0	0
Terminated merger reserve recovery benefit and costs	0	0	0	0	(464)
Gain on disposition of assets, sold operations	0	0	0	0	(500)

	$(10,984)	$0	$5,577	$10,963	$23,176

(g)	Consists of the five casinos we own and operate in the United States, the three casinos we operate in Argentina, the two card clubs we lease to a third party operator in Los Angeles and corporate expenses.
(h)

Cash, restricted cash and equivalents includes restricted cash of $180.2 million, including: (1) $171.1 million held in a completion reserve account for the benefit of the Lake Charles construction project as required by our credit facility (see note 1 to the unaudited condensed consolidated financial statements contained elsewhere in this prospectus).

RISK FACTORS

Before making any decision to participate in the exchange offer, you should carefully consider the following risk factors in addition to the other information contained in this prospectus and incorporated by reference in this prospectus. If any of the following risks materialize, our business, financial condition and results of operations may suffer. As a result, you could lose part or all of your investment. As used herein, the term “notes” means both the exchange notes and the old notes, unless otherwise indicated.

RISKS RELATED TO OUR BUSINESS

The gaming industry is very competitive and increased competition, including by Native American gaming facilities, could adversely affect our profitability.

We face significant competition in all of the markets in which we operate. This competition would intensify if new gaming operations enter our markets or existing competitors expand their operations. Several of our properties are located in jurisdictions that restrict gaming to certain areas and/or are adjacent to states that currently prohibit or restrict gaming operations. Economic difficulties faced by state governments could lead to intensified political pressures for the legalization of gaming in jurisdictions where it is currently prohibited. The legalization of gaming in such jurisdictions could be an expansion opportunity for us or a significant threat to us, depending on where the legalization occurs and our ability to capitalize on it. The legalization or authorization of gaming within or near a geographic market area in which any of our properties is located could make it harder for us to attract customers and therefore adversely affect our business and operating results. In particular, our ability to attract customers would be significantly affected by the legalization or expansion of gaming in Alabama, Arkansas, California, Kentucky, Ohio, Oklahoma or Texas and the development or expansion of Native American casinos in our markets. In the past, legislation to legalize or expand gaming has been introduced in some of these jurisdictions and federal courts have often favored the expansion of Native American gaming. We expect similar proposals will be made in the future and we cannot assure you that such proposals will not be successful.

Even in gaming markets where the state governments do not choose to increase the maximum number of gaming licenses available, we face the risk that existing casino licensees will expand their operations and the risk that Native American gaming will continue to grow. Furthermore, Native American gaming facilities frequently operate under regulatory requirements and tax environments that are less stringent than those imposed on state-licensed casinos, which could provide them with a competitive advantage.

In mid-2003, new Native American casino developments opened in California that compete with the Reno gaming properties, including our Boomtown Reno property. These casino developments are significantly closer to several primary feeder markets than is our Boomtown Reno property. From the time certain new Native American casinos opened in mid-2003 through March 2004, revenues at Boomtown Reno have declined approximately 13.0% compared to the corresponding 2002/2003 period. Numerous Native American groups are at various stages of planning new or significantly expanded facilities in the northern California area, and a voter initiative has been proposed in California that, under certain circumstances, would legalize slot machines at certain California racetracks and card clubs. This adverse impact on the Reno gaming properties from expanded gaming in California is expected to continue. Boomtown Reno contributed approximately 15.7% and 13.0% of our net revenues in the year ended December 31, 2003 and the three months ended March 31, 2004, respectively. See “Business—Competition.”

Many of our competitors are larger and have substantially greater name recognition, marketing resources and access to lower cost sources of financing than we do. Moreover, consolidation of companies in the gaming industry could increase the concentration of large gaming companies in the markets in which we operate. This may result in our competitors having even greater resources, name recognition and licensing prospects than such competitors currently enjoy.

We face competition from racetracks that offer slot machines on their properties. We also compete with other forms of legalized gaming and entertainment such as online computer gambling, bingo, pull tab games, card parlors, sports books, pari-mutuel or telephonic betting on horse and dog racing, state sponsored lotteries, video lottery terminals, video poker terminals and, in the future, may compete with gaming at other venues. Furthermore, increases in the popularity of, and competition from, internet lotteries and other account wagering gaming services, which allow their customers to wager on a wide variety of sporting events and play Las Vegas-style casino games from home, could divert customers from our properties and thus adversely affect our business.

The competitive environment facing each of our key properties is discussed in greater detail in the section of this prospectus entitled “Business—Competition.”

Many factors, some of which are beyond our control, could prevent us from completing our construction and development projects as planned.

General Construction Risks. Construction and expansion projects for our properties entail significant risks including:

•	shortages of materials, including slot machines or other gaming equipment;

•	shortages of skilled labor or work stoppages;

•	unforeseen construction scheduling, engineering, excavation, environmental or geological problems;

•	natural disasters, weather interference, floods, fires, earthquakes or other casualty losses or delays;

•	unanticipated cost increases or delays in completing the projects;

•	delays in obtaining or inability to obtain or maintain necessary licenses or permits;

•	changes to plans or specifications;

•	disputes with contractors; and

•	construction at our existing properties, which could disrupt our operations.

If we encounter cost overruns and cannot finance the cost overruns on a timely basis, the completion of one or more projects may be delayed until adequate cash flow from operations or other financing is available if at all. We cannot assure you that any project will be completed on time, if at all, or within established budgets. Significant delays or cost overruns on our construction projects could significantly reduce any return on our investment in these projects and adversely affect our earnings and financial resources.

The estimated total costs for the Lake Charles resort development are $325 million (including capitalized interest and pre-opening costs). Notwithstanding the fact that we have entered into guaranteed maximum price contracts for a substantial portion of the construction costs for this project, due to typical construction uncertainties associated with any project or changes in the design, plans or concepts of such projects, we cannot assure you that our construction costs at Lake Charles will not be higher than the estimated cost of completion. See “Business—New Developments and Expansion Projects—Lake Charles.”

Construction Dependent Upon Available Bank Financing. Our ability to complete the Lake Charles resort is dependent on the availability of a substantial portion of the funds under our credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Other Indebtedness—Credit Facility.” The availability of funds under our credit facility will be, at any time, dependent upon the satisfaction of various financial and operational covenants customary for construction-related financing. Our ability to satisfy these covenants is subject to financial, economic, business, competitive, regulatory and other factors, many of which are beyond our control. Accordingly, we cannot assure you that in the future we will be able to access sufficient borrowings under our credit facility to allow us to undertake or complete current or future construction projects. If we are unable to access sufficient borrowings under our credit facility, we cannot assure you that we will be able to obtain the necessary funds to complete construction on acceptable terms or at all.

We operate in a highly taxed industry, and may be subject to higher taxes in the future.

In virtually all gaming jurisdictions, state and local governments raise considerable revenues from taxes based on casino revenues and operations. We also pay property taxes, sales taxes, payroll taxes, franchise taxes and income taxes.

Our profitability depends on generating enough revenues to pay gaming taxes and other largely variable expenses, such as payroll and marketing, as well as largely fixed expenses, such as our property taxes and interest expense. From time to time, state and local governments have increased gaming taxes and such increases can significantly impact the profitability of gaming operations. We cannot assure you that legislatures in jurisdictions in which we operate, or the Federal government, will not enact legislation that increases gaming tax rates. Such increases, if adopted, could have a material adverse effect on our business, financial condition and results of operation.

For a more detailed description of the tax and regulatory environments affecting us, see “Government Regulations and Gaming Issues” elsewhere in this prospectus.

The Lake Charles resort development, the Belterra hotel tower expansion, the proposed St. Louis projects and other capital-intensive projects could strain our financial resources and might not provide for a sufficient return, if any.

Our Lake Charles resort development is scheduled to be opened in Spring of 2005 at a total cost of $325 million (including capitalized interest and pre-opening costs). The cost for our recently completed 300-guestroom hotel tower expansion, convention and meeting facilities and swimming pool area for our Belterra Casino Resort was $37 million (including capitalized interest). We recently began construction of a $14 million casino in Neuquen, Argentina. The remaining capital required for these projects will use a substantial part of our currently available cash and borrowing resources. We cannot assure you that there will be sufficient capital for our other present and future business activities.

The City of St. Louis Authorities and the St. Louis County Authority recently selected our proposals for the development of an approximately $208 million facility in downtown St. Louis and the development of an approximately $300 million facility in south St. Louis County, respectively. We have entered into a redevelopment agreement with the City of St. Louis. We are in the process of negotiating a lease and development agreement with representatives of the St. Louis County. We cannot assure you that we will be able to enter into such an agreement. The Missouri Gaming Commission will ultimately determine whether and to whom to issue any new gaming licenses. We cannot assure you that the Missouri Gaming Commission will approve us or grant any new licenses. If we receive permission to build both casinos, we may need to arrange additional financing for such projects beyond our existing resources.

We cannot assure you that any additional financing, if needed, will be available; that, once completed, the revenues generated from our new developments will be sufficient to pay their expenses; or, even if revenues are sufficient to pay expenses, that the projects will yield an adequate return on our significant investments. Our projects may take significantly longer than we expect to generate returns, if any.

We could lose our right to pursue the Lake Charles resort if we fail to meet the conditions imposed by Louisiana Gaming Regulators.

In October 2001, we were selected by the Louisiana Gaming Control Board to receive the fifteenth and final gaming license to be issued by the Board. Issuance of the gaming license is subject to, among other things, completing the Lake Charles resort within 18 months of commencement of construction. There are no assurances that we will continue to satisfy the conditions. In the event that we do not meet or continue to satisfy all of the conditions, the Louisiana Gaming Control Board may retract their selection of us to receive the gaming license.

Our industry is highly regulated, which makes us dependent on obtaining and maintaining gaming licenses and subjects us to potentially significant fines and penalties.

The ownership, management and operation of gaming facilities is subject to extensive state and local regulation. The rules and regulations of the states and local jurisdictions in which we and our subsidiaries conduct gaming operations require us to hold various licenses, registrations, permits and approvals and to obtain findings of suitability. The various regulatory authorities, including the Indiana Gaming Commission, the Louisiana Gaming Control Board, the Mississippi Gaming Commission, the Nevada State Gaming Control Board and the Nevada Gaming Commission, may, among other things, limit, condition, suspend, revoke or fail to renew a license to conduct gaming operations or prevent us from owning the securities of any of our gaming subsidiaries for any cause deemed reasonable by such licensing authorities. Substantial fines or forfeitures of assets for violations of gaming laws or regulations may be levied against us, our subsidiaries and the persons involved.

To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our gaming facilities. However, we cannot assure you that we will be able to obtain any new licenses, registrations, permits, approvals and findings of suitability that may be required in the future or that existing ones will be renewed or will not be suspended or revoked. Any expansion of our gaming operations in our existing jurisdictions or into new jurisdictions will require various additional licenses, findings of suitability, registrations, permits and approvals of the gaming authorities. The approval process can be time consuming and costly and has no assurance of success.

Pursuant to a settlement agreement with the Indiana Gaming Commission with respect to certain regulatory issues, we placed $5.0 million into an escrow account related to our construction of the Belterra hotel tower expansion. We opened the Belterra hotel tower expansion in early May 2004, prior to the July 29, 2004 date cited in our settlement agreement with the Indiana Gaming Commission. We therefore expect the imminent release from escrow of the $5.0 million.

Our settlement agreement with the Indiana Gaming Commission described above allows the Indiana Gaming Commission to require that we repurchase any shares of our common stock held by our former Chairman, R.D. Hubbard. We understand that our former Chairman claims ownership of 322,000 unexercised stock options, which have a weighted average exercise price of approximately $10.60 per share. Our extension of the exercise period of our former Chairman’s options beyond May 2002 was made subject to Indiana Gaming Commission approval. To the extent that he is able to obtain shares of our common stock upon exercise of his options and does not sell them concurrently, the Indiana Gaming Commission could require us to purchase those shares.

Potential changes in the regulatory environment could harm our business.

From time to time, legislators and special interest groups have proposed legislation that would restrict or prevent gaming operations. Any new restriction on or prohibition of our gaming operations could force us to curtail operations and incur significant losses.

The concentration and evolution of the slot machine manufacturing industry could impose additional costs on us.

A majority of our revenues are attributable to slot machines operated by us at our casinos. It is important, for competitive reasons, that we offer the most popular and up to date slot machine games with the latest technology to our customers. We believe that one company in particular provides a majority of all slot machines sold in the U.S.

We believe that in recent years the prices of new slot machines have escalated faster than the rate of inflation. Furthermore, in recent years, slot machine manufacturers have frequently refused to sell slot machines featuring the most popular games, instead requiring participating lease arrangements in order to acquire the machines. Generally, a participating lease is substantially more expensive over the long term than the cost to purchase a new machine.

For competitive reasons, we may be forced to purchase new slot machines or enter into participating lease arrangements that are more expensive than our current costs associated with the continued operation of our existing slot machines. If the newer slot machines do not result in sufficient incremental revenues to offset the increased investment and participating lease costs, it could hurt our profitability.

Inclement weather conditions, natural disasters, highway construction and other factors in the areas in which we operate could disrupt our ability to attract customers to our gaming facilities and could have a material adverse effect on our results of operations and financial condition.

Our continued success depends upon our ability to draw customers from each of the geographic markets in which we operate. Adverse weather conditions, particularly hurricanes, flooding, heavy snowfall and other extreme weather conditions, natural disasters or highway construction can deter our customers from traveling or make it difficult for them to frequent our properties. Hurricanes are common to the areas in which our Louisiana and Mississippi casinos are located. While any business interruption insurance we might carry could provide some coverage for those losses, we cannot assure you that such insurance will be available in the future or that the proceeds from any claim will be sufficient to compensate us if one or more of our casinos experiences a closure. If any of our properties were to experience prolonged adverse weather conditions or prolonged disruption due to natural disasters or highway construction, or if several of our properties were to simultaneously experience such events, our results of operations and financial condition could be materially adversely affected.

Our dockside gaming facilities in Indiana, Louisiana and Mississippi, as well as any additional riverboat or dockside casino properties that might be developed or acquired, are subject to risks in addition to those associated with land-based casinos. Although none of our vessels leave their moorings in normal operations, there are risks associated with the movement or mooring of vessels on waterways, including risks of casualty due to river turbulence, flooding, collisions with other vessels and severe weather conditions.

The loss of management and other key personnel could significantly harm our business.

Our continued success and our ability to maintain our competitive position is largely dependent upon, among other things, the efforts and skills of our senior management team, including Daniel R. Lee, our Chairman of the Board and Chief Executive Officer. Although we have entered into an employment agreement with Mr. Lee and certain of our other senior managers, we cannot guarantee that these individuals will remain with us. If we lose the services of any members of our management team or other key personnel, our business may be significantly impaired. We cannot assure you that we will be able to retain our existing senior management personnel or attract additional qualified senior management personnel.

In addition, our officers, directors and key employees also are required to file applications with the gaming authorities in each of the jurisdictions in which we operate and are required to be licensed or found suitable by these gaming authorities. If the gaming authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. Furthermore, the gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications. Either result could significantly impair our gaming operations.

We regularly experience significant quarterly and annual fluctuations in operating results.

We experience significant fluctuations in our quarterly and annual operating results due to seasonality and other factors. Historically, the summer months are our strongest period and the winter months are our slowest period.

We are subject to litigation which, if adversely determined, could cause us to incur substantial losses.

We are, from time to time, during the normal course of operating our businesses, subject to various litigation claims and legal disputes. Among such litigation claims are the lawsuits described under “Business—Legal Proceedings” contained elsewhere in this prospectus. Some of the litigation claims may not be covered under our insurance policies or our insurance carriers may seek to deny coverage. As a result, we might be required to incur significant legal fees, which may have a material adverse impact on our financial position. In addition, because we cannot predict the outcome of any action, it is possible that, as a result of current and/or future litigation, we will be subject to adverse judgments or settlements that could significantly reduce our earnings or result in losses.

We face environmental and archaeological regulation of our real estate.

Our business is subject to a variety of federal, state and local governmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. Failure to comply with such laws could result in the imposition of severe penalties or restrictions on our operations by government agencies or courts of law or the incurrence of significant costs of remediation of hazardous materials. We do not have environmental liability insurance, and a material fine or penalty, severe operational or development restriction, or imposition of material remediation costs could adversely affect our business.

In addition, the locations of our current or future developments may coincide with sites containing archaeologically significant artifacts, such as Native American remains and artifacts. Federal, state and local governmental regulations relating to the protection of such sites may require us to modify, delay or cancel construction projects at significant cost to us.

Terrorism and the uncertainty of war, as well as other factors affecting discretionary consumer spending, may harm our operating results.

The strength and profitability of our business depends on consumer demand for hotel casino resorts and gaming in general and for the type of amenities we offer. A general downturn in economic conditions and changes in consumer preferences or discretionary consumer spending could harm our business. The terrorist attacks of September 11, 2001, and ongoing terrorist and war activities in the United States and elsewhere have had a negative impact on travel and leisure expenditures, including lodging, gaming (in some jurisdictions) and tourism. We cannot predict the extent to which such events may continue to affect us, directly or indirectly, in the future. An extended period of reduced discretionary spending and/or disruptions or declines in travel could significantly harm our operations.

In addition to fears of war and future acts of terrorism, other factors affecting discretionary consumer spending, including general or regional economic conditions, disposable consumer income, fears of recession and consumer confidence in the economy, may negatively impact our business. Negative changes in factors affecting discretionary spending could reduce customer demand for the products and services we offer, thus imposing practical limits on pricing and harming our operations.

Also, the terrorist attacks of September 11, 2001 have substantially affected the availability, scope of coverage and cost of insurance for certain types of damages or occurrences. We cannot assure you that we will be able to obtain any insurance coverage with respect to occurrences of terrorist acts and any losses that could result from these acts. This could expose us to heavy losses in the event that any damages occur, directly or indirectly, as a result of terrorist attacks and have a significant negative impact on our operations.

RISKS RELATED TO OUR CAPITAL STRUCTURE AND THIS OFFERING

Because we are highly leveraged, future cash flows may not be sufficient to meet our obligations and we might have difficulty obtaining additional financing.

As of March 31, 2004, we had total indebtedness of approximately $656.0 million (including our remaining 9.25% senior subordinated notes, our 8.75% senior subordinated notes due 2013 and other debt) and total shareholders’ equity of approximately $323.1 million. In addition, our credit facility provides for an approximately $68 million delayed-draw term loan facility and a $75 million revolving credit facility, both of which we expect to have access to, subject to the satisfaction of customary conditions to borrowing.

While we believe that we have sufficient cash and cash-generating resources to meet our debt service obligations during the next twelve months, we cannot assure you that in the future we will generate sufficient cash flow from operations or through asset sales to meet our long-term debt service obligations. Our substantial debt and related debt service obligations could have important adverse consequences to us, such as:

•	limiting our ability to obtain additional financing without restructuring the covenants in our existing indebtedness to permit the incurrence of such financing;

•	requiring a substantial portion of our cash flow to be used for payments on the debt and related interest, thereby reducing our ability to use cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our ability to respond to changing business, industry and economic conditions and to withstand competitive pressures, which may affect our financial condition;

•	incurring higher interest expense in the event of increases in interest rates on our borrowings which have variable interest rates;

•	limiting our ability to make investments, dispose of assets or pay cash dividends;

•	heightening our vulnerability to downturns in our business or our industry or the general economy and restricting us from making improvements or acquisitions, or exploring business opportunities;

•	restricting our activities compared to those of competitors with less debt or greater resources; and

•	subjecting us to financial and other restrictive covenants in our indebtedness, with which a failure to comply could result in an event of default.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We will have the right to incur substantial additional indebtedness in the future. The terms of our credit facility and the indentures governing our indebtedness restrict, but do not prohibit us from doing so. Subject to satisfying the conditions for borrowing under our credit facility, we could borrow up to the committed amount in full. All existing and future borrowings under our credit facility will be senior to the notes and the subsidiary guarantees. Under the instruments governing our debt, we are permitted to incur substantial additional debt that ranks senior to the notes. In addition, if we are able to proceed with our proposed projects in the City of St. Louis and the St. Louis County, we may need to incur additional indebtedness to finance the development and construction costs of these projects. If our existing and contemplated levels of indebtedness are further increased, the related risks will increase correspondingly.

Our indebtedness imposes restrictive covenants on us.

Our credit facility and the indentures governing the notes, the 8.75% senior subordinated notes and the remaining 9.25% senior subordinated notes will impose operational and financial restrictions on us and our subsidiaries. The restrictions that will be imposed under these debt instruments will include, among other obligations, limitations on our and our subsidiaries’ ability to:

•	incur additional debt;

•	make payments on subordinated obligations;

•	make dividends or distributions and repurchase stock;

•	make investments;

•	grant liens on our property to secure debt;

•	enter into certain transactions with affiliates;

•	sell assets or enter into mergers or consolidations;

•	sell equity interests in our subsidiaries;

•	create dividend and other payment restrictions affecting subsidiaries;

•	change the nature of our lines of business;

•	make capital expenditures;

•	designate restricted and unrestricted subsidiaries; and

•	amend or modify our subordinated indebtedness without obtaining consents from the holders of our senior indebtedness.

Our credit facility imposes various customary affirmative covenants on us and our subsidiaries, including among others, reporting covenants, covenants to maintain insurance, comply with laws, maintain properties and other covenants customary in senior credit financings of this type. In addition, our credit facility requires that we comply with various restrictive financial covenants, including interest coverage ratio and debt to operating cash flow ratio, and capital spending limits.

Our ability to comply with these provisions may be affected by general economic conditions, industry conditions, and other events beyond our control, including an extended completion delay of the Lake Charles project. As a result, we cannot assure you that we will be able to comply with these covenants. Our failure to comply with the covenants contained in the instruments governing our indebtedness, including our credit facility and the indenture governing the notes, the 8.75% senior subordinated notes and the remaining 9.25% senior subordinated notes, including failure as a result of events beyond our control, could result in an event of default, which could materially and adversely affect our operating results and our financial condition.

If there were an event of default under one of our debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable, subject to applicable grace periods. This could trigger cross-defaults under our other debt instruments, including the notes. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments, including the notes, if accelerated upon an event of default, or that we would be able to repay, refinance or restructure the payments on any of those debt instruments, including the notes.

To service our indebtedness, we will require a significant amount of cash, which depends on many factors beyond our control.

Based on our current level of operations and anticipated revenue growth, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our future liquidity needs.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, that our anticipated revenue growth will be realized, or that future borrowings will be available to us under our credit facility in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. In addition, if we undertake substantial new developments or facility renovations or consummate significant acquisitions in the future, our cash requirements may increase significantly.

If we fail to generate sufficient cash flow from future operations to meet our debt service obligations, we may need to refinance all or a portion of our debt, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including our credit facility, the notes, the 8.75% senior subordinated notes or the remaining 9.25% senior subordinated notes, on attractive terms, commercially reasonable terms or at all particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt. Under our credit facility the term loans mature in December 2009 and the revolving credit facility matures in December 2008. These maturity dates will advance to August 15, 2006 if we have not, before such date, repaid, refinanced or extended the maturity of our remaining 9.25% senior subordinated notes due 2007, beyond the term loan maturity date. Our future operating performance and our ability to service or refinance the notes and our other debt and to service, extend or refinance our credit facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

Your right to receive payments on the notes or under the subsidiary guarantees is junior to our existing senior indebtedness and our subsidiary guarantors’ existing senior indebtedness and possibly all of our future borrowings.

The notes and the subsidiary guarantees rank junior in priority to all of our and the subsidiary guarantors’ existing indebtedness and all of our and their future borrowings (other than our 8.75% senior subordinated notes, our remaining 9.25% senior subordinated notes and trade payables), except future indebtedness that provides that it ranks equal with, or subordinated in right of payment to, the notes. As of March 31, 2004, the notes and the subsidiary guarantees would have been subordinated to (i) approximately $163 million of senior debt, and (ii) approximately $143 million of unused revolving credit and delayed-draw term loan facilities. We will be permitted to incur substantial additional indebtedness, including senior debt, in the future under the terms of the indenture. In addition, some or all of the additional indebtedness we may need to incur to finance the development and construction costs of our proposed projects in St. Louis could be senior debt.

As a result, upon any distribution to our creditors or the creditors of any of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or any of the subsidiary guarantors or our or their property, all holders of our and our subsidiary guarantor’s senior indebtedness will be entitled to be paid in full before any payment may be made with respect to the notes or the subsidiary guarantees. Further, our credit facility is secured by substantially all of our assets and those of our subsidiaries (other than our Argentina subsidiaries). The notes will be unsecured and therefore will be effectively subordinated in right of payment to all existing and future secured debt we may incur to the extent of the value of the assets securing such debt.

In addition, all payments on the notes and the subsidiary guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of the notes will participate with trade creditors and all other holders of our subordinated indebtedness and the guarantors in the assets remaining after we and the subsidiary guarantors have paid all of the senior debt, and there may not be sufficient assets remaining to pay amounts due on the notes. In addition, any amounts that holders of the notes would become entitled to in a bankruptcy or similar proceeding would have to be shared with the holders of the 8.75% senior subordinated notes and the remaining 9.25% senior subordinated notes. In addition, in the event of any distribution or payment of assets of us or the subsidiary guarantors in any foreclosure, dissolution, winding up, liquidation or reorganization, holders of secured indebtedness will have a secured prior claim to our assets and those of the guarantor subsidiaries which constitutes their collateral.

Moreover, some but not all of our subsidiaries will guarantee the notes. For example, Casino Magic Neuquen, the entity that operates our casinos in Argentina, will not be a guarantor of the notes. Our other foreign subsidiaries will not be required to guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their debt and their trade creditors will generally be entitled to payment of their claims from assets of those subsidiaries before any assets are made available for distribution to us. If we had completed this offering on March 31, 2004, these notes would have been effectively junior to approximately $3.6 million of debt and other liabilities (including trade payables) of these non-guarantor subsidiaries. The non-guarantor subsidiaries generated approximately 2.4% of our consolidated revenues for the year ended December 31, 2003 and held approximately 1.1% of our consolidated assets as of March 31, 2004.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.

Although much of our business is conducted through our subsidiaries, none of our subsidiaries is obligated to make funds available to us for payment on the notes. Accordingly, our ability to make payments on the notes is dependent on the earnings and the distribution of funds from our subsidiaries. Furthermore, our subsidiaries will be permitted under the terms of our indentures to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on these notes when due.

The indenture permits substantial disposition of undeveloped real estate.

We have significant excess developable land, including approximately 60 acres of surplus land in Inglewood, California, with respect to which we have entered into an option contract for sale. The terms of the indenture permit us to sell or dispose of this land under certain exceptions from the general indenture restrictions on the disposition of assets and restricted payments. In general, proceeds from the sale of undeveloped land will not require us to make an offer to repurchase notes no matter how the proceeds are used as long as 60% of the consideration received for the sale is in cash. In addition, the covenant entitled “Restricted Payments” permits substantial conveyances of undeveloped real estate to unrestricted subsidiaries and joint ventures. See “Description of Exchange Notes” under the heading “Repurchase at the Option of Holders—Asset Sales” and related definitions, and “Certain Covenants—Restricted Payments.”

We are permitted to create unrestricted subsidiaries, which generally will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries will generally not be subject to the covenants under the indenture. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes.

We may not have the ability to raise the funds necessary to finance a change of control offer if required by this indenture or the terms of our other indebtedness.

Upon the occurrence of certain change of control events, we will be required to offer to purchase all outstanding notes and other outstanding debt. If a change of control were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price for all the notes tendered by the holders or such other indebtedness. Moreover, under the indenture governing the notes, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” and thus would not give rise to any repurchase rights.

Our credit facility contains, and any future agreements relating to indebtedness to which we become a party may contain, provisions restricting our ability to purchase notes or providing that an occurrence of a change of control constitutes an event of default, or otherwise requiring payment of amounts borrowed under those agreements. If a change of control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our then existing lenders and other creditors to the purchase of the notes or could attempt to refinance the indebtedness that contains the prohibition. If we do not obtain such a consent or repay such indebtedness, we would remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

Thus, there can be no assurance that in the event of a change of control we will have sufficient funds, or that we will be permitted under the terms of our credit facility and any other agreements relating to our indebtedness, to satisfy our obligations with respect to any or all of the tendered notes. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

We may redeem your notes or the notes of others due to regulatory considerations.

The indenture grants us the power to redeem the notes that you own or control if:

•	any governmental gaming authority makes a determination of unsuitability of you or the beneficial owner of the notes (or an affiliate of yours or of the beneficial owner of the notes), or

•	any governmental gaming authority requires you, or a beneficial owner of the notes (or an affiliate of yours or of the beneficial owner), to be licensed, qualified or found suitable under any applicable gaming law and:

•	you or such beneficial owner (or an affiliate of yours or of the beneficial owner) fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so (or such lesser period as required by the relevant governmental gaming authority), or

•	you or such beneficial owner (or an affiliate of yours or of the beneficial owner) is denied such license or qualification or is not found suitable by a governmental gaming authority to own or control the notes.

Under the foregoing circumstances, under the indenture, we are able to redeem, and if required by the applicable gaming authority, we must redeem, your notes to the extent required by the gaming authority or deemed necessary or advisable by us. The redemption price will be equal to the least of:

•	the principal amount of the notes, together with accrued interest on the note,

•	the price that you or the beneficial owner paid for the notes, together with accrued interest on the note, or

•	such other lesser amount as may be required by a governmental gaming authority.

There is no public market for the notes and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

We are offering the exchange notes to the holders of the old notes. The old notes were sold in March 2004 to a small number of qualified institutional buyers in the United States and to investors outside of the United States under Regulation S and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes will be adversely affected. We cannot assure you that this market will provide liquidity for you if you want to sell your old notes. The liquidity of the trading market in these notes, and the market price quoted for these notes, may be adversely affected by:

•	the number of holders of the notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the old notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

As a result, you cannot be sure that an active trading market will develop for the old notes or the exchange notes.

The exchange notes are new securities for which there is currently no market. We cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The initial purchasers of the old notes have advised us that they currently intend to make a market with respect to the exchange notes. However, they are not obligated to do so, and any market-making activities may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer.

Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could avoid a guarantee or subordinate a guarantee to all of our other debts or all other debts of a guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and

•	the guarantor was insolvent or rendered insolvent by reason of such incurrence;

•	the guarantor was engaged in a business or transaction for which our or the guarantor’s remaining assets constituted unreasonably small capital; or

•	the guarantor intended to incur, or believed that it would incur, debts beyond our or its ability to pay such debts as they mature.

In addition, a court could void any payment by us or the guarantor pursuant to the notes or a guarantee and require that payment to be returned to the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws may vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets,

•	if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we and each subsidiary guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which we are or it is engaged and will not have incurred debts beyond our or its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or the subsidiary guarantors’ conclusions in this regard.

Restrictions on exchange offer.

Issuance of exchange notes in exchange for old notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, including all other documents required by such letter of transmittal. Therefore, holders of old notes desiring to tender such old notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. We and the exchange agent are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “The Exchange Offer — Resale of Exchange Notes” and “Plan of Distribution.”

Consequences of failure to exchange.

Holders of old notes who do not exchange their old notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange.”

MARKET DATA

We use market and industry data throughout this prospectus that we have obtained from market research, publicly available information and industry publications. These sources generally state that the information that they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The market and industry data is often based on industry surveys and the preparers’ experience in the industry. Similarly, although we believe that the surveys and market research that others have performed are reliable, we have not independently verified this information.

USE OF PROCEEDS

We will not receive any proceeds from the exchange of the exchange notes for the old notes pursuant to the exchange offer.

We used net proceeds from the offering of the old notes, which were approximately $193.3 million, after deducting initial purchasers’ discounts and commissions and estimated offering expenses, plus additional cash on hand, to repurchase in a tender offer $188 million in aggregate principal amount of our 9.25% senior subordinated notes due 2007 at 103.208% of principal amount plus accrued and unpaid interest and to pay associated expenses.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2004.

This table excludes an aggregate of 4,186,583 shares of common stock that may be issued upon the exercise of stock options outstanding as of March 31, 2004, with a weighted average exercise price of $9.10 per share and also excludes 802,800 shares of common stock reserved for future stock option grants.

You should read this information together with our audited consolidated financial statements and related notes and the sections entitled “Use of Proceeds,” “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

As of March 31, 2004
(in thousands, except share amounts)
Cash, cash equivalents and restricted cash	$334,522

Long-term debt, including current portion:
Credit facility	$147,000
8.25% senior subordinated notes due 2012	198,564
8.75% senior subordinated notes due 2013	132,911
9.25% senior subordinated notes due 2007	162,000
Other debt	15,518

Total long-term debt	655,993

Stockholders’ equity:
Preferred stock ($1.00 par value, 250,000 shares authorized; no shares issued and outstanding)	0
Common stock ($0.10 par value, 80,000,000 shares authorized; 35,508,233 shares outstanding (net of treasury shares))	3,752
Capital in excess of par value	343,792
Retained earnings	5,350
Treasury stock	(20,090)
Accumulated other comprehensive loss—currency translation of foreign assets	(9,672)

Total stockholders’ equity	323,132

Total capitalization	$979,125

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents our selected consolidated financial data for the years 1999 through 2003. This data is derived from our audited consolidated financial statements and the notes to those statements. The table also presents our selected consolidated financial data for the three months ended March 31, 2004 and 2003, which is derived from our unaudited condensed consolidated financial statements and the notes to those statements. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, that we consider necessary for a fair presentation of financial position and results of operations for those periods. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire fiscal year ended December 31, 2004. Because the data in this table does not provide all of the data contained in our consolidated financial statements, including the related notes, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, contained elsewhere in this prospectus and other data we have incorporated by reference.

	For the three months ended March 31,		Years ended December 31,
	2004(a)	2003(a)	2003(b)	2002(c)	2001(d)	2000(e)	1999(f)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues
Continuing properties(g)	$134,357	$132,092	$531,515	$514,001	$505,547	$442,980	$418,569
Sold properties	0	0	0	0	2,496	106,622	255,398

Revenues	$134,357	$132,092	$531,515	$514,001	$508,043	$549,602	$673,967

Operating income (loss)
Continuing properties(g)	$23,121	$10,722	$38,042	$28,411	$(8,791)	$30,580	$55,273
Sold properties	0	0	0	0	3,068	141,324	88,931

Operating income (loss)	$23,121	$10,722	$38,042	$28,411	$(5,723)	$171,904	$144,204

Income (loss) before minority interest, income taxes, change in accounting principle	$2,163	$(1,154)	$(34,636)	$(19,071)	$(50,555)	$127,742	$86,660
Income (loss) before change in accounting principle	1,433	(847)	(28,242)	(12,925)	(28,649)	76,839	44,047
Net income (loss)	1,433	(847)	(28,242)	(69,629)	(28,649)	76,839	44,047
Net income (loss) per common share:
Basic	$0.05	$(0.03)	$(1.09)	$(2.70)	$(1.11)	$2.92	$1.70
Diluted	0.04	(0.03)	(1.09)	(2.70)	(1.11)	2.80	1.67
Other Data:
EBITDA(h), (i)
Continuing properties(g)	$34,826	$22,201	$84,875	$73,340	$40,659	$71,092	$93,303
Sold properties	0	0	0	0	3,068	146,914	102,825

EBITDA(h), (i)	$34,826	$22,201	$84,875	$73,340	$43,727	$218,006	$196,128

Capital expenditures	$37,863	$8,501	$82,931	$48,596	$52,264	$202,775	$59,680
Ratio of Earnings to Fixed Charges(j)	1.09x	—	—	—	—	2.94x	2.20x
Cash flows provided by (used in):
Operating activities	$581	$(1,735)	$55,386	$39,030	$39,517	$(28,824)	$75,323
Investing activities	(67,693)	(8,568)	(181,575)	(77,037)	(43,304)	193,277	(51,063)
Financing activities	121,334	(685)	109,097	826	(12,442)	(114,947)	54,868

		As of March 31,	As of December 31,
		2004	2003	2002	2001	2000	1999
		(in thousands)
Balance Sheet Data:
Cash, restricted cash and equivalents		$334,522	$229,036	$147,541	$156,639	$172,868	$246,790
Total assets		1,092,287	957,102	840,438	919,349	961,475	1,045,408
Notes payable		655,993	645,935	493,498	497,147	500,594	618,698
Stockholders’ equity		323,132	200,859	248,486	319,516	361,176	280,876

(a)	Three months ended March 31, 2004 includes net benefits of $11.0 million, including a gain on sale of assets of $13.2 million offset by pre-opening and development costs of $2.2 million. There were no non-routine items in the three months ended March 31, 2003.
(b)	The results of 2003 include benefits of $2.3 million for Indiana regulatory, corporate relocation and derivative action matters now resolved, a $7.8 million non-cash charge for goodwill impairment, a $19.9 million charge for early extinguishment of debt and $4.2 million for certain non-cash tax charges.

(c)	The results of 2002 include costs of $2.8 million for asset write-offs, $6.6 million for Indiana regulatory settlement and related costs and $1.6 million for relocating corporate offices. In addition, 2002 includes a $56.7 million charge, net of tax benefit, related to the cumulative effect of a change in accounting principle.
(d)	The results of 2001 include $23.5 million of asset impairment charges, $610,000 of Belterra Casino Resort golf facility pre-opening costs, $464,000 of terminated merger reserve recovery benefit and a $500,000 gain on asset disposition.
(e)	The results of 2000 include the financial results of Belterra Casino Resort from its October 2000 opening. 2000 excludes the financial results of two casinos beginning August 2000 and a racetrack beginning June 2000 in connection with the sale of those operations. 2000 includes an $118.8 million gain on sale of the casino and racetrack operations, and some excess land. 2000 also includes $15.0 million of Belterra Casino Resort pre-opening costs and $5.7 million of terminated merger costs.
(f)	The results of 1999 exclude the financial results of the Hollywood Park racetrack and Hollywood Park-Casino (but not the post-sale rent from the Hollywood Park-Casino) beginning September 1999 in connection with the sale of the operations. Such results also include a $62.5 million gain on sale of the racetrack and card club casino operations and an asset impairment charge of $20.4 million related to the write-down of the Hollywood Park-Casino. Finally, the results of 1999 also include $3.0 million of Belterra Casino Resort pre-opening costs.
(g)	Excludes the sold operations noted above.
(h)	We define EBITDA as earnings before interest expense and income, provision for income taxes, depreciation, amortization, minority interest, loss on early extinguishment of debt and cumulative effect of a change in accounting principle. There are non-routine items included in such EBITDA which are set forth in note (i) below. EBITDA is not a measure of financial performance under the promulgations of the accounting profession known as GAAP. Management uses EBITDA adjusted for the non-routine items noted below to analyze the performance of our business segments. EBITDA is relevant in evaluating large, long-lived hotel casino projects, because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges, financing costs and other non-routine costs of such projects. Additionally, management believes some investors consider EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes, capital expenditures and other non-routine costs. EBITDA, subject to certain adjustments, is also a measure used in debt covenants in our debt agreements. Unlike net income, EBITDA does not include depreciation or interest expense and therefore does not reflect past, current or future capital expenditures or the cost of capital. Management compensates for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. Such GAAP measurements include operating income (loss), net income (loss), cash flow from operations and cash flow data. EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure of comparing performance amongst different companies. For more financial information regarding the Company’s segment activity, please see Note 9 to the Condensed Consolidated Financial Statements. For an additional explanation of matters concerning EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Other Supplemental Data.” A reconciliation from net income (loss) to EBITDA is as follows:

	For the three months ended March 31,		Years ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(in thousands)
Net income (loss)	$1,433	$(847)	$(28,242)	$(69,629)	$(28,649)	$76,839	$44,047
Cumulative effect of a change in accounting principle, net of income taxes	0	0	0	56,704	0	0	0

Income (loss) before cumulative effect of a change in accounting principle	1,433	(847)	(28,242)	(12,925)	(28,649)	76,839	44,047
Income tax expense (benefit)	730	(307)	(6,394)	(6,146)	(21,906)	50,903	40,926
Minority interest	0	0	0	0	0	0	1,687

Income (loss) before cumulative effect of a change in accounting principle, income taxes and minority interest	2,163	(1,154)	(34,636)	(19,071)	(50,555)	127,742	86,660
Loss on early extinguishment of debt	8,254	0	19,908	0	0	4,146	0
Interest expense, net of capitalized interest and interest income	12,704	11,876	52,770	47,482	44,832	40,016	57,544

Operating income (loss)	23,121	10,722	38,042	28,411	(5,723)	171,904	144,204
Depreciation and amortization	11,705	11,479	46,833	44,929	49,450	46,102	51,924

EBITDA	$34,826	$22,201	$84,875	$73,340	$43,727	$218,006	$196,128

(i)	“Operating income (loss)” and “EBITDA” disclosed above reflect the following non-routine items:

	For the three months ended March 31,		Years ended December 31,
	2004	2003	2003	2002	2001	2000	1999
			(in thousands)
Gain on sale of assets	$(13,181)	$0	$0	$0	$0	$0	$0
Pre-opening and development costs	2,197	0	0	0	610	15,030	3,020
Goodwill and other asset impairment charges	0	0	7,832	2,753	23,530	0	0
Indiana regulatory and related (benefit) costs	0	0	(1,858)	6,609	0	0	0
Corporate relocation (benefit) costs	0	0	(199)	1,601	0	0	0
Derivative action lawsuit benefit	0	0	(198)	0	0	0	0
Terminated merger reserve recovery benefit and costs	0	0	0	0	(464)	5,727	0
Gain on disposition of assets, sold operations	0	0	0	0	(500)	(118,816)	(62,507)
Asset impairment write-down, sold operations	0	0	0	0	0	0	20,446

	$(10,984)	$0	$5,577	$10,963	$23,176	$(98,059)	$(39,041)

(j)	In computing the ratio of earnings to fixed charges: (i) earnings were the income from continuing operations before income taxes and fixed charges and excluding capitalized interest; and (ii) fixed charges were the sum of interest expense, amortization of debt issuance costs, capitalized interest and the estimated interest included in rental expense. Due principally to our large non-cash charges, earnings so calculated were insufficient to cover fixed charges by $1.3 million, $36.1 million, $19.9 million and $51.0 million for the three months ended March 31, 2004 and the years ended December 31, 2003, 2002 and 2001, respectively. Ratios of earnings to combined fixed charges and preferred stock dividends requirements are not presented as there were no preferred stock dividends in any of the periods indicated.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition, results of operations, liquidity and capital resources should be read in conjunction with the section “Selected Consolidated Financial and Other Data” elsewhere in this prospectus.

Overview and Summary

The Company is a leading diversified, multi-jurisdictional owner and operator of gaming entertainment facilities. The Company owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina. In addition, the Company receives lease income from two card clubs in southern California. The Company is also building a $325 million casino resort in Lake Charles, Louisiana and has been selected to develop two new casino hotel projects in St. Louis, Missouri.

The Company recently entered into a new credit facility (December 2003), issued approximately $120,400,000 (net of expenses) of common stock and sold some surplus land in Inglewood, California (February 2004) and refinanced a significant portion of its long-term debt (September 2003 and March 2004). As a result, the Company believes it has the resources, together with its cash on hand and its expected ongoing earnings, to fund the remaining construction costs of the $325 million Lake Charles resort without having to depend on asset sales, additional financing or other infusions of cash.

The Company has also undertaken several initiatives designed to increase earnings from its existing operations. In early May 2004, the Company opened its 300-guestroom tower at Belterra in Indiana. The Company also is gradually upgrading the slot machines at most of its facilities to the new “ticket-in, ticket-out” technology and has corporate-wide efforts to centralize certain services and control staffing levels. Such improvements are expected to be partially offset during the first half of 2004 by the competitive effect on the Company’s Reno property of large Native American casinos that recently opened in northern California.

Results of Operations

The following table highlights the Company’s results of operations for the three months ended March 31, 2004 and 2003 and the three years ended December 31, 2003, 2002 and 2001.

	For the three months ended March 31,		Years ended December 31,
	2004	2003	2003	2002	2001
	(in thousands)		(in thousands)
Revenues
Boomtown New Orleans	$28,609	$26,858	$106,398	$100,403	$99,927
Belterra Casino Resort	35,483	31,080	133,704	122,118	104,385
Boomtown Bossier City	26,949	28,747	105,408	102,680	101,019
Casino Magic Biloxi	20,794	21,952	83,603	86,500	82,997
Boomtown Reno	17,469	19,487	83,645	89,021	90,100
Casino Magic Argentina	3,493	2,408	12,517	7,039	20,159
Card Clubs	1,560	1,560	6,240	6,240	6,960

	134,357	132,092	531,515	514,001	505,547
Sold properties(a)	0	0	0	0	2,496

Total Revenues	$134,357	$132,092	$531,515	$514,001	$508,043

	For the three months ended March 31,		Years ended December 31,
	2004	2003	2003	2002	2001
	(in thousands)		(in thousands)
Operating income (loss)
Boomtown New Orleans	$6,879	$5,823	$22,814	$20,470	$21,553
Belterra Casino Resort(b)	3,171	1,443	9,474	2,616	(18,673)
Boomtown Bossier City	4,489	3,105	8,366	5,568	987
Casino Magic Biloxi	2,032	2,713	8,127	10,570	9,169
Boomtown Reno	(1,338)	897	6,538	10,208	11,350
Casino Magic Argentina	1,223	463	4,455	1,456	5,622
Card Clubs	758	820	3,617	3,622	2,855
Corporate(c)	(5,077)	(4,542)	(17,517)	(23,346)	(18,124)
Pre-opening and development costs	(2,197)	0	0	0	0
Gain on sale of assets	13,181	0	0	0	0
Goodwill and other asset impairment charges (d)	0	0	(7,832)	(2,753)	(23,530)

	23,121	10,722	38,042	28,411	(8,791)
Sold properties(a)	0	0	0	0	3,068

Operating income (loss)	$23,121	$10,722	$38,042	$28,411	$(5,723)

Depreciation and amortization	$11,705	$11,479	$46,833	$44,929	$49,450

Revenue by Property as % of Total Revenue
Boomtown New Orleans	21.3%	20.3%	20.0%	19.5%	19.7%
Belterra Casino Resort	26.4%	23.5%	25.2%	23.8%	20.5%
Boomtown Bossier City	20.0%	21.8%	19.8%	20.0%	19.9%
Casino Magic Biloxi	15.5%	16.6%	15.7%	16.8%	16.3%
Boomtown Reno	13.0%	14.8%	15.7%	17.3%	17.7%
Casino Magic Argentina	2.6%	1.8%	2.4%	1.4%	4.0%
Card Clubs	1.2%	1.2%	1.2%	1.2%	1.4%

	100.0%	100.0%	100.0%	100.0%	99.5%
Sold Properties	0.0%	0.0%	0.0%	0.0%	0.5%

	100.0%	100.0%	100.0%	100.0%	100.0%

Operating margins(e)
Boomtown New Orleans	24.0%	21.7%	21.4%	20.4%	21.6%
Belterra Casino Resort	8.9%	4.6%	7.1%	2.1%	(17.9)%
Boomtown Bossier City	16.7%	10.8%	7.9%	5.4%	1.0%
Casino Magic Biloxi	9.8%	12.4%	9.7%	12.2%	11.0%
Boomtown Reno	(7.7)%	4.6%	7.8%	11.5%	12.6%
Casino Magic Argentina	35.0%	19.2%	35.6%	20.7%	27.9%
Card Clubs	48.6%	52.6%	58.0%	58.0%	41.0%
Sold Properties	0%	0%	0%	0%	122.9%

(a)	Reflects income from agreements with a Native American casino which terminated in June 2001. Operating income includes gains on the dispositions of the assets.
(b)	The 2001 results include pre-opening costs of $610,000.
(c)	The 2003 results include benefits for Indiana regulatory, corporate relocation and derivative action matters totaling $2,255,000. 2002 includes corporate relocation expenses and Indiana regulatory settlement costs totaling $8,210,000. 2001 includes a terminated merger reserve recovery benefit of $464,000.
(d)	The 2003 asset write-off of $7,832,000 reflects a goodwill impairment charge. 2002 asset write-offs of $2,753,000 reflect abandoned projects at Casino Magic Biloxi and Boomtown Bossier City. 2001 asset impairment charges of $23,530,000 reflect primarily the write-down of the Crystal Park Casino and the original cruising riverboat (since sold) at Boomtown New Orleans.
(e)	Operating margin by property is calculated by dividing operating income (loss) by revenue by location.

Comparisons of the Three Months Ended March 31, 2004 and 2003

The following commentary reflects the Company’s results in accordance with several GAAP measures. An additional, supplemental analysis of the Company’s results using EBITDA, including the Company’s definition of EBITDA and a reconciliation of such EBITDA to GAAP accounting measures, is provided in the “Other Supplemental Data” section below.

Operating Results Operating income increased to $23,121,000 in the 2004 first quarter from $10,722,000 in the 2003 first quarter, largely due to the $13,181,000 asset sale gain offset by pre-opening and development costs of $2,197,000. Revenues for the three months ended March 31, 2004 increased to $134,357,000 from $132,092,000 in the 2003 comparable period. Each property’s contribution to these results is as follows:

Boomtown New Orleans achieved one of the highest quarterly revenues and operating income in its 10-year history. Net revenues increased by $1,751,000, or 6.5%, to $28,609,000 for the three months ended March 31, 2004, compared to $26,858,000 in the 2003 comparable period. Benefiting from the strong revenue growth and controlled operating costs, Boomtown New Orleans improved its quarterly operating income by 18.1% to $6,879,000 from $5,823,000, and its operating margin to 24.0% from 21.7%.

Belterra Casino Resort recorded its ninth consecutive quarter of improved revenues and operating income over the prior-year period. Revenues increased 14.2% to $35,483,000 from $31,080,000 a year earlier. Operating income for the quarter more than doubled to $3,171,000 from $1,443,000 in the year-earlier period, despite $400,000 in additional marketing costs related to the opening of the 300-guestroom tower in the second quarter and $205,000 in additional depreciation charges from the opening of the new meeting and convention space in February 2004 (see Note 4 to the Condensed Consolidated Financial Statements).

Boomtown Bossier City reported improved operating results despite a decrease in revenues caused by market-wide competitive pressures. Quarterly revenues declined 6.3% to $26,949,000 from $28,747,000 in the first quarter of 2003, as the Bossier City/Shreveport market experienced competition primarily from expanded Native American gaming in Oklahoma. For the quarter, operating income increased 44.6% to $4,489,000 from $3,105,000 a year earlier, mainly as a result of cost-control initiatives.

At Casino Magic Biloxi, first quarter 2004 revenues were $20,794,000 compared to $21,952,000 in the 2003 period, reflecting the highly competitive market conditions. Operating income was $2,032,000 for the 2004 period versus $2,713,000 in the three months ended March 31, 2003.

At Boomtown Reno, competition from Native American casinos in California that opened in mid-2003 continued to affect results. Boomtown Reno’s revenues for the quarter ended March 31, 2004 declined 10.4% to $17,469,000, compared to $19,487,000 for the first quarter of 2003. The property reported an operating loss for the quarter of $1,338,000, versus operating income of $897,000 in the first quarter of 2003. The Reno market is seasonal, favoring the summer.

Casino Magic Argentina continues to benefit from a stronger peso and an improved economic and political environment. Revenues improved to $3,493,000 in the 2004 first quarter from $2,408,000, while operating income improved to $1,223,000 from $463,000.

Card Clubs revenue and operating income were consistent with prior-year quarterly results, as there was no change in the monthly lease income from either facility.

Corporate costs for the three months ended March 31, 2004 were $5,077,000 compared to $4,542,000 for the three months ended March 31, 2003.

Pre-opening and Development Costs: The majority of pre-opening and development costs relate to the Lake Charles project ($749,000) and to the St. Louis development opportunities ($701,000).

Gain on Sale of Assets: As discussed in Note 3 to the Condensed Consolidated Financial Statements, on February 27, 2004, the Company sold 37 acres of surplus land for approximately $22 million. After deducting for the net book value of the land and for sales and other transaction-related costs, the Company recorded a gain of $13,181,000.

Interest Income Interest income for the first three months of 2004 of $867,000 almost doubled from $481,000 earned in the 2003 period. Additional cash generated from the equity offering in early February led to the increased interest income.

Interest Expense Interest expense for the three months ended March 31, 2004 before capitalized interest was $14,306,000, compared to $12,523,000 for the 2003 period, with the increase primarily due to the funding of the term loan facility. Capitalized interest was $735,000 and $166,000 for the three months ended March 31, 2004 and 2003, respectively.

Loss on Early Extinguishment of Debt During the 2004 first quarter, the Company repurchased $188 million in aggregate principal amount of its 9.25% Notes (see Note 5 to the Condensed Consolidated Financials Statements). In connection with the resulting early extinguishment of debt, the Company incurred a charge of $8,254,000.

Income Tax Expense/Benefit The effective tax rate for the three months ended March 31, 2004 was 33.7%, or a tax expense of $730,000, compared to an effective rate of 26.6% in the prior year period, or a tax benefit of $307,000.

Comparisons of the Years Ended December 31, 2003, 2002 and 2001

The following commentary reflects the Company’s results in accordance with several GAAP measures. An additional, supplemental analysis of the Company’s results using EBITDA, including the Company’s definition of EBITDA and a reconciliation of such EBITDA to GAAP accounting measures is provided in the “Other Supplemental Data” section below.

Operating Results. Operating income (excluding in all cases properties sold in 2001) increased to $38,042,000 in 2003 from $28,411,000 in 2002 and an operating loss of $8,791,000 in 2001. Revenues increased to $531,515,000 in 2003 from $514,001,000 in 2002 and $505,547,000 in 2001. Operating income for 2003, 2002 and 2001 includes certain non-routine items of $5,577,000, $10,963,000 and $23,676,000, respectively (see notes (f) and (g) to the “Selected Consolidated Financial and Other Data” elsewhere in this prospectus). Each property’s contribution to these results is as follows:

The Company’s Boomtown New Orleans property continues to produce consistent results. Revenues in 2003 grew to $106,398,000 from $100,403,000 in 2002, due to a small expansion of gaming capacity, improved slot product and new player loyalty programs. Comparatively, combined gross gaming revenue for the three competitors in the New Orleans market increased by only 0.5% according to data from the Louisiana Gaming Commission. Boomtown New Orleans operating income grew by 11.5% to $22,814,000 in 2003 from $20,470,000. The operating margin improved to 21.4% from 20.4%.

Revenues in 2002 improved to $100,403,000 from $99,927,000 in 2001. A full-year benefit of slot machines added in June 2001 and dockside operations that began in April 2001 were offset by higher tax rates. An increase in state gaming taxes at Boomtown New Orleans from 18.5% to 21.5% that became effective April 1, 2001 meant a higher tax rate during all of 2002 as compared to only nine months of 2001. Finally, the property incurred higher depreciation charges in 2002 due to improvements completed throughout 2001. As a result, operating income declined slightly to $20,470,000 in 2002 compared to $21,553,000 for 2001.

Belterra Casino Resort produced the largest growth in both revenue and operating income for the Company in 2003. Revenues grew by $11,586,000 to $133,704,000 in 2003 from $122,118,000. A full year of dockside gaming (commenced in August 2002) and enhanced marketing campaigns and player development events all contributed to the revenue growth. For the year, Belterra increased its gross gaming revenue by 12.2%, while gross gaming revenue for the four other dockside riverboat operators in the market increased by 7.6% during the same period. Operating income in 2003 also grew substantially, improving to $9,474,000 from $2,616,000, despite a $1,550,000 one-time retroactive gaming tax charge imposed by the State of Indiana in 2003 related to the effective date of 2002 tax changes. The Indiana State Department of Revenue, interpreting tax legislation passed by the Indiana General Assembly in the 2003 legislative session, has assessed this retroactive tax on all riverboats, without providing an offset for taxes paid at a higher tax rate during the period of July 1, 2002 to August 1, 2002. Belterra and most other Indiana casinos have filed protests with the state, asserting the interpretation of the legislation is erroneous and should be set aside. Excluding the one-time tax charge, operating income would have improved by $8,408,000.

Belterra also produced the Company’s biggest revenue and operating income improvement in 2002, growing operating income by $21,289,000 on revenue improvement of $17,733,000. The revenue growth reflected the maturation of the property, improved marketing programs and the benefits of commencing dockside operations on August 1, 2002. In addition to growing revenues, the property implemented cost containment measures in late 2001 that helped improve operating margins.

At Boomtown Bossier City, revenues grew by $2,728,000 to $105,408,000 in 2003 from $102,680,000, as the property benefited from a full year of the renovation and expansion work that was completed in 2002, offset by the opening of slot operations at a nearby racetrack in May 2003. Excluding Boomtown Bossier City, gross gaming revenues for the Bossier City/ Shreveport market fell by 1.0% in 2003 compared to 2002. Exclusive of both Boomtown and the racetrack, gross gaming revenues fell by 5.7% for the year. Boomtown Bossier City’s operating income for the year improved to $8,366,000 from $5,568,000, despite an increase in depreciation charges of $736,000 from capital improvements completed in 2002. The Company implemented more efficient marketing programs and staffing levels during 2003, resulting in significant margin and operating income improvement.

On July 1, 2002, the Bossier City facility was re-branded “Boomtown Bossier City” from the former Casino Magic brand and motif. The renovation and expansion work was completed in 2002. Despite construction disruption for much of 2002, revenues grew 1.6% to $102,680,000 in 2002 compared to $101,019,000 in 2001. Operating income grew to $5,568,000 from $987,000. Re-branding charges in 2002 of $2,129,000 were offset by reduced marketing costs and the absence of a $2,600,000 working capital valuation charge that occurred in 2001. Boomtown Bossier City operating income for the year ended December 31, 2002 also benefited from the absence of approximately $1,602,000 of amortization of capitalized licensing expenses, related to the implementation of SFAS No. 142 on January 1, 2002, which costs were incurred in and prior to 2001.

At Casino Magic Biloxi, 2003 revenues were $83,603,000 compared to $86,500,000 in 2002, reflecting the competitive gaming market in the region and a shift in marketing strategy to respond to the competitive environment by eliminating marginally profitable marketing programs and promotions. Operating income was $8,127,000 for 2003 versus $10,570,000 in 2002, as the transition period between strategies caused some customer disruption during the 2003 second and third quarters.

For 2002, revenues and operating income improved by 4.2% and 15.3%, respectively, versus the year ended December 31, 2001.

At Boomtown Reno, revenues for the year ended December 31, 2003 were $83,645,000, compared to $89,021,000 for the year ended December 31, 2002. In mid-2003, new Native American casinos that are closer to several of Boomtown Reno’s primary feeder markets opened in California. For the year, operating income was $6,538,000 versus $10,208,000 in 2002. In response to the increased competition, Boomtown Reno began redirecting its marketing resources and implementing aggressive cost containment measures.

For the year ended December 31, 2002 gaming revenues were consistent with 2001, while the overall Reno market was off almost 4%. Overall, revenues for the property for 2002 declined by 1.2%, principally due to the lower retail fuel prices at the property’s gas stations. Operating income was down 10.1%, principally due to increased medical insurance costs.

Casino Magic Argentina benefited from a stronger peso in 2003 versus 2002 and an improved economic and political environment. Revenues improved by $5,478,000 to $12,517,000 from $7,039,000. Operating income also improved for the year, increasing $2,999,000 to $4,455,000 from $1,456,000.

Results for 2002 reflect the devaluation of the Argentine currency, which devaluation occurred at the beginning of the year. For 2002, revenues denominated in pesos increased 10.44% compared to the 2001 period. Pesos-denominated results are affected by the Argentine inflation rate, which was both high and volatile during the year. Operating results denominated in dollars, declined substantially from the year-earlier periods due to the devaluation of the Argentine currency. For the twelve months ended December 31, 2002, currency devaluation caused substantially all of the 65.1% and 74.1% decline in revenues and operating income, respectively, as compared to 2001.

Revenues and operating income from the Company’s Card Clubs in 2003 were consistent with results of 2002, as there was no change in the monthly lease income from either facility.

The decline in 2002 revenues and operating income compared to 2001 was due to a full year of reduced monthly lease payments from the Crystal Park Casino, compared to only three months of the lower lease structure in 2001.

Corporate Costs Corporate costs in 2003 were $17,517,000, including non-routine benefits of $2,255,000. Corporate costs in 2002 were $23,346,000, including non-routine charges of $8,210,000. See “Non-Routine Items” below and notes (f) and (g) to the “Selected Consolidated Financial and Other Data” elsewhere in this prospectus. When excluding the non-routine items note, corporate costs increased in 2003 versus 2002 primarily due to litigation defense costs, development costs associated with the Company’s Lake Charles project and St. Louis development proposals, and corporate staffing that replaced executive positions vacated in early 2002.

Corporate costs were $18,124,000 in 2001, including a non-routine benefit of $464,000. Corporate costs decreased in 2002 compared to 2001 primarily due to the executive positions vacated in early 2002 and lower professional service fees related to acquisition-related consulting contracts that expired in 2001.

Non-Routine Items

Indiana Regulatory Matters: In 2002, the Company recorded estimated regulatory, legal, severance and other settlement costs of $6,609,000 in connection with an investigation by the Indiana Gaming Commission into events surrounding a golf tournament in 2001. In December 2002, the Company’s former CEO filed a lawsuit against, among others, the Company, claiming wrongful termination, among other things. In February 2003, the court granted the Company’s motion to send the wrongful termination matter to binding arbitration. In December 2003, the arbitrator granted summary judgment in favor of the Company. During 2003, the Company also received funds exceeding its legal expenses for settlement of other litigation resulting from the golf tournament. The effect of the resolution of this litigation was to reduce corporate expenses during 2003 by $1,858,000.

Corporate Relocation Expenses and Related Benefits: In December 2002, the Company relocated its corporate headquarters to Las Vegas, Nevada from Glendale, California and recorded relocation costs of $1,601,000, including costs attributed to the Glendale office space leased through May 2005. In November 2003, the Company executed a sub-lease agreement for the remainder of the Glendale lease term and as such recorded a benefit of $199,000.

Goodwill and Asset Impairment Charges: During 2003, the Company identified certain pre-acquisition deferred tax assets related to Casino Magic Corp. whose estimated future realization had changed based on facts identified in the year (see Notes 1 and 7 to the Consolidated Financial Statements). Pursuant to SFAS No. 109, “Accounting for Income Taxes,” pre-acquisition contingent tax matters, including changes in a deferred tax asset’s estimated future realization, that are resolved beyond the one-year post-acquisition period are required to be reclassified from the deferred tax accounts to goodwill. Pursuant to SFAS No. 142, the Company included such amounts in its annual goodwill assessment. Based on the evaluation completed, the Company recorded a goodwill impairment charge of $7,832,000 in 2003.

In 2002 and 2001, the Company incurred asset impairment charges of $2,753,000 and $23,530,000, respectively (see Note 5 to the Consolidated Financial Statements).

2001 Sold Properties In 2001, the Company terminated various lease agreements with a Native American tribe under which the Company derived income from the Legends Casino in Yakima, Washington.

Interest Income Interest income in 2003 was consistent with 2002, as additional cash and equivalents for a majority of the year were offset by lower interest rates throughout the year. Interest income in 2002 was $2,206,000 versus $5,021,000 in 2001, the lower amount due primarily to lower interest rates in 2002 and the early repayment of a promissory note from the Legends casino.

Interest Expense Interest expense in 2003 before capitalized interest was $56,394,000, compared to $50,683,000 in 2002, with the increase primarily due to the funding of the term loan facility in May 2003 (see Note 6 to the Consolidated Financial Statements). Interest expense in 2002 (before capitalized interest) was approximately equal with the prior year period. Capitalized interest was $1,513,000, $995,000 and $481,000 in 2003, 2002 and 2001, respectively.

Loss on Early Extinguishment of Debt During 2003, the Company retired its 9.50% Senior Subordinated Notes and entered into a new credit facility (see Note 6 to the Consolidated Financials Statements). In connection with the resultant early extinguishment of debt, the Company incurred charges of $8,744,000 and $11,164,000, respectively.

Income Tax Benefit The effective tax rate in 2003 was 18.5%, or a tax benefit of $6,394,000. During 2003, the Company revised its estimate of tax reserves to cover certain tax exposures. The Company recorded a tax provision of $4,238,000 in 2003 in connection with such activity. Excluding the goodwill impairment charge from pre-tax losses and the non-routine tax charge noted above, the effective tax rate in 2003 was 39.7%.

The effective tax rate in 2002 was 32.2%, or a tax benefit of $6,146,000. A portion of the 2002 Indiana regulatory settlement costs was not tax deductible, resulting in the lower-than-statutory tax rate. The effective tax rate in 2001 was 43.3%, or a tax benefit of $21,906,000. The 2001 year includes a $3,705,000 tax benefit from the settlement of certain federal income tax matters.

Change in Accounting Principle The charge in the first quarter of 2002 for the cumulative change in accounting principle of $56,704,000 related to the write-down of goodwill and other intangible assets. This charge reflected the adoption of SFAS No. 142 as of January 1, 2002 (see Note 1 to the Consolidated Financial Statements).

Liquidity and Capital Resources

At March 31, 2004, the Company had $334,522,000 of cash, cash equivalents and restricted cash. Management currently estimates that approximately $45 million is used to fund the Company’s casino cages, slot machines, operating accounts and day-to-day working capital needs. By consolidating certain accounts and services, and introducing more “ticket-in, ticket-out” slot machines, management believes that it can gradually reduce the required operating cash balances to less than $45 million, despite the Company’s anticipated growth.

Included in cash, cash equivalents and restricted cash at March 31, 2004 and December 31, 2003 is restricted cash of $180,235,000 and $128,929,000, respectively, which increase comes from depositing 25% of the net cash proceeds from the equity offering and all of the land sale net cash proceeds (see Notes 6 and 3 to the Condensed Consolidated Financial Statements, respectively) into the completion reserve account pursuant to the Credit Facility (defined below).

Working capital for the Company (current assets less current liabilities) was $92,994,000 at March 31, 2004, versus $50 million at December 31, 2003. The increase is attributable to the balance of equity offering net cash proceeds, offset by capital spending primarily for the Lake Charles and Belterra projects.

For the three months ended March 31, 2004, cash provided from financing activities was $121,334,000, primarily from the equity offering of $120,400,000. Also during the quarter, the Company generated cash proceeds from assets sales of $21,476,000, primarily from the 37 acres sold in February. Offsetting these sources of cash was the investment of $37,863,000 in property and equipment (primarily Lake Charles and Belterra development projects) and depositing of $51,306,000 into the completion reserve restricted cash account. Cash flow from operations was consistent with prior first quarters at $581,000. Interest payments on the majority of the Company’s debt are made in the first and third quarters, decreasing cash flows from operations in those periods. Overall, as a result of the equity offering and land sale proceeds, less funds invested in property and equipment and deposited into the completion reserve account, cash and cash equivalents increased by $54,180,000.

For the three months ended March 31, 2003, the Company invested $8,501,000 in property and equipment, primarily for the Lake Charles and Belterra projects. During the 2003 first quarter, cash used by operations was $1,735,000, reflecting in part the timing of interest payments on the Company’s senior subordinated bond issues. As a result of the investment in the Company’s properties and the timing of cash flow from operations, cash and cash equivalents declined $10,942,000 from the 2002 year-end balance.

As of March 31, 2004, the Company’s debt consists primarily of the term loan portion of the Credit Facility (defined below) of $147 million and the three issues of senior subordinated indebtedness: $200 million aggregate principal amount of 8.25% Senior Subordinated Notes due March 2012 (the “8.25% Notes”), $135 million aggregate principal amount of 8.75% Senior Subordinated Notes due October 2013 (the “8.75% Notes”) and $162 million aggregate principal amount of 9.25% Senior Subordinated Notes due February 2007 (the “9.25% Notes”).

In December 2003, the Company entered into a $300 million credit facility (the “Credit Facility”) which provides for a five-year $75 million revolving credit facility and a six-year $225 million term loan facility, of which $147 million was drawn immediately with the remainder available on a delayed-draw basis. In February 2004, the term loan facility was reduced to approximately $215 million, with the delayed-draw commitment balance reduced to approximately $68 million, in connection with the Inglewood land sale (see Note 3 to the Condensed Consolidated Financial Statements). Upon the sale of the remaining 60 acres of Inglewood land (see Note 3 to the Condensed Consolidated Financial Statements), the delayed-draw commitment balance will be reduced by 50% of the net cash proceeds or, to the extent the delayed-draw commitment balance is less than 50% of the net cash proceeds, such commitment will be reduced to zero and the funded term loan will be repaid with the difference. The delayed-draw facility can be drawn in increments of at least $25 million through September 30, 2004.

As of March 31, 2004, the Company maintained approximately $171,086,000 in a completion reserve account, established pursuant to the Credit Facility. These funds, subject to satisfying certain conditions to withdrawal, are permitted to be used to pay a portion of the construction costs of the Lake Charles resort and to pay up to $20 million in capital expenditures for the Belterra hotel tower expansion. Proceeds of the delayed-draw term loan facility are required to be funded into the completion reserve account and are also available subject to satisfying conditions to withdrawal from such account. The proceeds of the revolving credit facility may be used for general corporate purposes.

Under the Credit Facility, the term loan matures in December 2009 and the revolving credit facility matures in December 2008. These maturity dates will advance to August 15, 2006 if the Company has not before such date repaid, refinanced or extended the maturity of the 9.25% Notes beyond the term loan maturity date. In addition, the term loans are repayable in quarterly installments of 0.25% of the principal amount of the term loans outstanding on October 1, 2004, commencing in March 2005.

The Credit Facility requires that the Company first invest $36,579,000 of its excess cash into the Lake Charles resort before the proceeds of the term loans and certain other amounts in the completion reserve account are permitted to be withdrawn for Lake Charles construction. As of March 31, 2004, $23,835,000 of such amount has been invested. The Company anticipates it will begin drawing on the completion reserve account in the 2004 second quarter.

On March 15, 2004, the Company closed on a private offering of $200 million aggregate principal amount of 8.25% Notes, which notes were issued at 99.282% of par to yield 8.375% to maturity. Net proceeds of the offering plus cash on hand were used to repurchase $188 million aggregate principal amount of the Company’s 9.25% Notes.

The 8.25% Notes become callable at a premium over their face amount on March 15, 2008; the 8.75% Notes become callable at a premium over their face amount on October 1, 2008; and, the 9.25% Notes became callable at a premium over their face amount on February 15, 2003. Such premiums decline periodically as the bonds near their respective maturities. None of the notes has any required sinking fund or other principal payments prior to their maturities.

On March 19, 2004, the Company repurchased $188 million aggregate principal amount of its $350 million aggregate principal amount of 9.25% Notes pursuant to a cash tender offer using proceeds from the Company’s offering of 8.25% Notes plus cash on hand.

The 8.25%, 8.75% and 9.25% Notes are unsecured obligations of the Company, guaranteed by all material restricted subsidiaries (excluding foreign subsidiaries) of the Company, as defined in the indentures. The indentures governing the 8.25%, 8.75% and 9.25% Notes contain certain covenants limiting the ability of the Company and its restricted subsidiaries to incur additional indebtedness, issue preferred stock, pay dividends or make certain distributions, repurchase equity interests or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell equity interests in its subsidiaries, or enter into certain mergers and consolidations. Among other things, the Company is permitted, under the most restrictive indentures, to amend, restate, modify, renew, refund, replace or refinance its senior indebtedness up to a maximum of $350 million of such debt outstanding. The indentures governing the 8.25%, 8.75% and 9.25% Notes permit the incurrence of additional indebtedness pursuant to certain baskets, such as the credit facility indebtedness described above. The indentures also permit the incurrence of additional indebtedness outside the baskets if at the time the indebtedness is proposed to be incurred, the Company’s consolidated coverage ratio on a pro forma basis, as defined in those indentures (essentially the ratio of EBITDA to interest), would be at least 2.00 to 1.00.

The Company’s consolidated coverage ratio is currently under 2.00 to 1.00 and the Company expects that this will remain the case at least until the Lake Charles resort has opened. Accordingly, without the consent of the holders of the required principal amount of the respective 8.25%, 8.75% and 9.25% Notes, the Company’s ability to incur additional indebtedness is limited to the baskets outlined in the indentures. The Company is also permitted to put up to 50% of its undeveloped real estate, measured in acres, into an unrestricted subsidiary. The proceeds of any subsequent sale of the land would also remain unrestricted. The Inglewood land which is currently held for sale (see Note 3 to the Condensed Consolidated Financial Statements) comprises less than half of the Company’s undeveloped land.

The Company also has a $4,400,000 stand-by letter of credit outstanding at March 31, 2004, which letter of credit is cash-collateralized and for the benefit of the Company’s self-funded workers’ compensation insurance program.

On February 27, 2004, the Company closed on the sale of 37 acres it owns in Inglewood, California for approximately $22 million in cash, and recorded a gain on the sale of approximately $13,181,000.

On February 13, 2004, the Company amended and reinstated its agreement (which had been terminated by its terms in December 2003) to sell the remaining 60 acres to a retail development company for $36 million in cash. Among other things, the amendment extended the time for closing the transaction until April 30, 2004 in consideration of a non-refundable payment received by the Company of $2 million. The amendment also granted the buyer the option to further extend the closing until May 31, 2004 upon payment of an additional non-refundable payment of $1 million, which payment was received April 29, 2004. The non-refundable payments will be credited against the purchase price at the transaction’s closing. There can be no assurance that such sale will ultimately be completed on a timely basis, or at all.

In February 2004, the Company consummated the public offering of 11,500,000 shares of its common stock at $11.15 per share and received approximately $120,400,000 of net proceeds. Under the terms of the Credit Facility, the Company deposited 25% of the net proceeds of the equity offering into a completion reserve account. The remaining proceeds will be used for general corporate purposes, which may include the Lake Charles construction, the remaining Belterra expansion costs and new capital projects, including the St. Louis Development Proposals.

The Company intends to continue to maintain its current properties in good condition and estimates that this will require maintenance and miscellaneous capital spending of approximately $20 million to $25 million per year.

The Company currently believes that its existing cash resources and cash flows from operations and funds available under the Credit Facility, without regard to asset sales, will be sufficient to fund operations, maintain existing properties, make necessary debt service payments, fund remaining construction costs of the Belterra hotel tower expansion and to fund the construction costs anticipated for the Lake Charles resort.

Other Supplemental Data

The Company defines EBITDA as earnings before interest expense and income, provision for income taxes, depreciation, amortization, loss on early extinguishment of debt and cumulative effect of a change in accounting principles. EBITDA is not a measure of financial performance under the promulgations of the accounting profession known as GAAP. Management uses EBITDA adjusted for certain non-routine items to analyze the performance of our business segments. EBITDA is relevant in evaluating large, long-lived hotel casino projects, because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges, financing costs and other non-routine costs of such projects. Additionally, management believes some investors consider EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes, capital expenditures and other non-routine costs. EBITDA, subject to certain adjustments, is also a measure used in debt covenants in our debt agreements. Unlike net income, EBITDA does not include depreciation or interest expense and therefore does not reflect past, current or future capital expenditures or the cost of capital. Management compensates for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. Such GAAP measurements include operating income (loss), net income (loss), cash flow from operations and cash flow data. EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure of comparing performance amongst different companies. For more financial information regarding the Company’s segment activity, please see Note 9 to the Condensed Consolidated Financial Statements. See notes (h) and (i) to the “Selected Consolidated Financial and Other Data” for a reconciliation from net income (loss) to EBITDA and for details regarding certain non-routine items that are included in this table.

	Operating Income (Loss)	Depreciation and Amortization	EBITDA
	(in thousands)
For the three months ended March 31, 2004
Boomtown New Orleans	6,879	1,613	8,492
Belterra Casino Resort	3,171	3,586	6,757
Boomtown Bossier City	4,489	1,713	6,202
Casino Magic Biloxi	2,032	1,956	3,988
Boomtown Reno	(1,338)	1,854	516
Casino Magic Argentina	1,223	173	1,396
Card Clubs	758	740	1,498
Corporate	(5,077)	70	(5,007)

	12,137	11,705	23,842
Pre-opening and development costs	(2,197)	0	(2,197)
Gain on sale of assets	13,181	0	13,181

	$23,121	$11,705	$34,826

For the three months ended March 31, 2003
Boomtown New Orleans	5,823	1,629	7,452
Belterra Casino Resort	1,443	3,341	4,784
Boomtown Bossier City	3,105	1,953	5,058
Casino Magic Biloxi	2,713	1,934	4,647
Boomtown Reno	897	1,776	2,673
Casino Magic Argentina	463	151	614
Card Clubs	820	677	1,497
Corporate	(4,542)	18	(4,524)

	$10,722	$11,479	$22,201

	Operating Income (Loss)	Depreciation and Amortization	EBITDA
	(in thousands)
For the twelve months ended December 31, 2003
Boomtown New Orleans	$22,814	$6,525	$29,339
Belterra Casino Resort	9,474	13,768	23,242
Boomtown Bossier City	8,366	8,131	16,497
Casino Magic Biloxi	8,127	7,902	16,029
Boomtown Reno	6,538	7,129	13,667
Casino Magic Argentina	4,455	723	5,178
Card Clubs	3,617	2,457	6,074
Corporate	(17,517)	198	(17,319)
Goodwill impairment	(7,832)	0	$(7,832)

	$38,042	$46,833	$84,875

For the twelve months ended December 31, 2002
Boomtown New Orleans	20,470	6,585	27,055
Belterra Casino Resort (b)	2,616	13,175	15,791
Boomtown Bossier City	5,568	7,395	12,963
Casino Magic Biloxi	10,570	7,520	18,090
Boomtown Reno	10,208	7,390	17,598
Casino Magic Argentina	1,456	486	1,942
Card Clubs	3,622	2,280	5,902
Corporate	(23,346)	98	(23,248)
Asset write-offs and impairments	(2,753)	0	(2,753)

	$28,411	$44,929	$73,340

For the twelve months ended December 31, 2001
Boomtown New Orleans	21,553	6,012	27,565
Belterra Casino Resort	(18,673)	12,898	(5,775)
Boomtown Bossier City	987	8,410	9,397
Casino Magic Biloxi	9,169	6,799	15,968
Boomtown Reno	11,350	7,834	19,184
Casino Magic Argentina	5,622	1,447	7,069
Card Clubs	2,855	3,767	6,622
Corporate	(18,124)	2,283	(15,841)
Asset impairments	(23,530)	0	(23,530)

	(8,791)	49,450	40,659
Sold Properties	3,068	0	3,068

	$(5,723)	$49,450	$43,727

Contractual Obligations and Other Commitments

The following table summarizes the Company’s contractual obligations and other commitments as of December 31, 2003:

		Payments due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in thousands)
Debt obligations (a), (b)	$893,839	$51,222	$102,394	$392,990	$347,233
Capital lease obligations (b)	17,250	3,000	6,000	6,000	2,250
Operating lease obligations	23,591	4,326	5,440	2,992	10,833
Other purchase obligations: (c) Construction contractual obligations	$231,672	$217,322	$14,350	—	—
Other (d)	23,427	11,199	11,004	1,224	—

(a)	Under the Company’s Credit Facility, the term loans mature in December 2009 and the revolving credit facility matures in December 2008. These maturity dates would advance to August 15, 2006 if the Company has not, before such date, repaid, refinanced or extended the maturity of its 9.25% Notes beyond the term loan maturity date. The term loan facility is categorized as maturing in December 2009 in the above table based on the Company’s apparent ability and intent to repay, refinance or extend the maturity date of the 9.25% Notes.
(b)	Includes interest obligations associated with the debt and capital lease obligations outstanding as of December 31, 2003, and through the debt or lease maturity date.
(c)	Purchase obligations represent agreements to purchase goods or services that are enforceable and legally binding on the company.
(d)	Includes open purchase orders and employment agreements.

There have not been any material changes to the Company’s contractual obligations and other commitments since December 31, 2003, except for the closing of the private offering of $200 million aggregate principal amount of 8.25% Senior Subordinated Notes due 2012 and the repurchase of $188 million aggregate principal amount of 9.25% Senior Subordinated Notes due 2007, which are both discussed above.

Off Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements except for the $4,400,000 cash-collateralized letter of credit for the Company’s self-funded workers’ compensation insurance program (see Note 1 to the Consolidated Financial Statements).

Factors Affecting Future Operating Results

California Gaming: In March 2000, California voters passed Proposition 1A, a ballot initiative that allows Native American groups to conduct various gaming activities, including slot machines, house-banked card games and lotteries. Each Native American group in California may operate slot machines, and up to two gaming facilities may be operated on any one reservation. The number of machines each Native American group is allowed to operate may be subject to agreements with the State of California. Some Native American groups have established or are developing large-scale hotel and gaming facilities in California.

In mid-2003, new Native American casino developments opened in California that compete with the Boomtown Reno property. These casino developments are significantly closer to several primary feeder markets. From the time these new Native American casinos opened through March 2004, revenues at Boomtown Reno declined approximately 13.0% compared to the corresponding 2003/2002 period. Numerous Native American groups are planning new or significantly expanded facilities in the northern California area.

An initiative has been introduced in California that, under certain circumstances, would legalize slot machines at certain California racetracks and card clubs, including the two card clubs owned by the Company. On April 16, 2004, the proponents of such initiative filed petitions with 1,176,617 signatures in support of the measure. State law requires 598,105 signatures to be certified in order for the initiative to be on the November 2004 ballot.

The adverse effect on the Reno gaming properties from expanded gaming in California is expected to continue, especially in the year-over-year comparisons in the first half of 2004. Boomtown Reno contributed approximately 13.0% of Pinnacle’s net revenues in the three months ended March 31, 2004. The Company has taken steps to reduce its cost structure at Boomtown Reno. The Company is also evaluating the possibility of selling its significant surplus land surrounding the Reno property, preferably to parties who would develop the land in ways that could be beneficial to the Company’s casino operations.

Lake Charles: The Company is building a $325 million (including capitalized interest and pre-opening costs) casino resort in Lake Charles, Louisiana. Under GAAP, capitalized interest is added to the property and equipment, while pre-opening costs are expensed as incurred. As of March 31, 2004, approximately $66,320,000 of this amount had been invested. The Company anticipates completion of the project in the Spring of 2005.

Belterra Casino Resort: The Company has completed its $37 million Belterra hotel tower expansion project, which added 300 guestrooms (opened on May 1), meeting and conference space (opened in February 2004) and other amenities. As of March 31, 2004, approximately $32,400,000 of this amount had been invested.

The Company expects the new hotel tower to result in higher income at the property during 2004, despite temporarily increased marketing costs to publicize its opening. The marketing program is designed to introduce the property to markets more distant than the property’s historical advertising range, as it will now have additional guestrooms to accommodate customers from more distant markets.

St. Louis Development Proposals: The Company has been selected by governmental authorities to develop two casino projects in St. Louis, Missouri. The Company expects to incur significant costs other than architectural and construction costs prior to opening these facilities, including costs for legal and consulting services, hiring and training employees and marketing. Such costs will be expensed as incurred, including the $701,000 expensed for the three months ended March 31, 2004. There is no certainty that the Company will receive final governmental approvals for either or both facilities, or that they will be built.

Assets Held for Sale: Assets held for sale at March 31, 2004 consists of 60 acres of unimproved land in Inglewood, California, the book value of which was approximately $4,408,000. On February 13, 2004, the Company amended and reinstated its agreement (which had been terminated by its terms in December 2003) to sell the 60 acres to a retail development company for $36 million in cash. Among other things, the amendment extended the time for closing the transaction until April 30, 2004 in consideration of a non-refundable payment received by the Company of $2 million. The amendment also granted the buyer the option to further extend the closing until May 31, 2004 upon payment of an additional non-refundable payment of $1 million, which payment was received April 29, 2004. The non-refundable payments will be credited against the purchase price at the transaction’s closing. There can be no assurance that such sale will ultimately be completed on a timely basis, or at all.

Indiana State Income Tax Matter: In April 2004, the Indiana Tax Court ruled that Indiana gaming taxes paid are not deductible for Indiana state income tax purposes. Such ruling does not have any current impact to the Company’s cash flow or deferred tax asset or liability accounts due to taxable losses incurred since the opening of Belterra Casino Resort in October 2000. This ruling was in connection with an unrelated third party that had been litigating the matter for several years. Due to the opportunity for appeals, the final outcome remains uncertain.

Contingencies: The Company assesses its exposures to loss contingencies including legal and income tax matters and provides for an exposure if it is judged to be probable and estimable. If the actual loss from a contingency differs from management’s estimate, operating results could be affected.

Critical Accounting Policies

The Consolidated Financial Statements were prepared in conformity with accounting principles generally accepted in the United States. Certain of the accounting policies require management to apply significant judgment in defining the estimates and assumptions for calculating financial estimates. These judgments are subject to an inherent degree of uncertainty. Management’s judgments are based on the Company’s historical experience, terms of various past and present agreements and contracts, industry trends, and information available from other sources, as appropriate. There can be no assurance that actual results will not differ from those estimates. Changes in these estimates could adversely impact the financial position or results of operations of the Company.

The Company has determined that the following accounting policies and related estimates are critical to the preparation of the Company’s consolidated financial statements:

Property and Equipment: The Company has a significant investment in long-lived property and equipment, which represents approximately 65% of the Company’s total assets. Judgments are made in determining the estimated useful lives of assets, the salvage values to be assigned to assets and if or when an asset has been impaired. The accuracy of these estimates affects the amount of depreciation expense recognized in the financial results and whether to record a gain or loss on disposition of an asset. The Company reviews the carrying value of its property and equipment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable from estimated future undiscounted cash flows expected to result from its use and eventual disposition.

Self-insurance Reserves: The Company is self-insured up to certain limits for costs associated with general liability, workers’ compensation and employee medical coverage. Insurance claims and reserves include accruals of estimated settlements for claims. In estimating these accruals, the Company considers historical loss experience, makes judgments about the expected levels of cost per claim and relies on independent consultants.

Income Tax Assets and Liabilities: The Company utilizes estimates related to cash flow projections for the application of SFAS No. 109 to the realization of deferred income tax assets. The estimates are based upon recent operating results and budgets for future operating results. The determination of deferred income tax liabilities includes management’s judgments of expected settlements of audits by various tax authorities and the realization of tax deductions and credits expected to be realized in the future.

Asset Disposition Reserves: The Company had remaining asset disposition reserves of $2,405,000 at December 31, 2003 related to the sale of casino and racetrack assets in 1999 and 2000. The initial reserves were established for self-insured liabilities, tax matters and other pre-asset sale exposures. Management evaluates the reserve regularly based on estimates provided by independent consultants and historical experience.

Goodwill and Other Intangible Assets: In January 2002, the Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” which requires an annual review of goodwill and other nonamortizing intangible assets for impairment (see Note 1 to the Consolidated Financial Statements). The annual evaluation of goodwill and other nonamortizing intangible assets requires the use of estimates, including recent and future operating results, discount rates, risk premiums and terminal values, to determine the estimated fair values of the Company’s reporting units and gaming licenses.

Recently Issued and Adopted Accounting Standards

There are no accounting standards issued before December 31, 2003 but effective after December 31, 2003 which are expected to have a material impact on our financial reporting (see Note 1 to the Consolidated Financial Statements).

Quantitative and Qualitative Disclosures About Market Risk

The Company is exposed to market risk from adverse changes in interest rates with respect to the short-term floating interest rate on borrowings under the Credit Facility (see Note 5 to the Condensed Consolidated Financial Statements). At March 31, 2004, 22.4% of the aggregate principal amount of the Company’s funded debt obligations and virtually all of the Company’s invested cash balances had floating interest rates.

The Company is also exposed to market risk from adverse changes in the exchange rate of the dollar to the Argentine Peso. The total assets of Casino Magic Argentina at March 31, 2004 were $12,554,000, or approximately 1% of the consolidated assets of the Company.

The table below provides the principal cash flows and related weighted average interest rates by contractual maturity dates for the Company’s debt obligations at March 31, 2004. At March 31, 2004, the Company did not hold any investments in market risk sensitive instruments of the type described in Item 305 of Regulation S-K.

Liabilities	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value
	(in thousands)
Credit Facility (a)	$0	$1,470	$1,470	$1,470	$1,470	$141,120	$147,000	149,205
Rate	4.59%	4.59%	4.59%	4.59%	4.59%	4.59%	4.59%
8.25% Notes	$0	$0	$0	$0	$0	$200,000	$200,000	194,500
Fixed rate	0%	0%	0%	0%	0%	8.25%	8.25%
8.75% Notes	$0	$0	$0	$0	$0	$135,000	$135,000	138,375
Fixed rate	0%	0%	0%	0%	0%	8.75%	8.75%
9.25% Notes	$0	$0	$0	$162,000	$0	$0	$162,000	164,430
Fixed rate	0%	0%	0%	9.25%	0%	0%	9.25%
All Other (b)	$2,373	$2,508	$2,598	$2,747	$2,905	$2,385	$15,515	15,515
All Other Avg. Interest rate	5.65%	5.64%	5.59%	5.59%	5.59%	6.47%	5.74%

(a)	Under the Company’s credit facilities, the term loan matures in December 2009. This maturity date would advance to August 15, 2006 if the Company has not, before such date, repaid, refinanced or extended the maturity of its 9.25% Notes beyond the term loan maturity date. The term loan facility is classified through the December 2009 maturity date in the above table based on the Company’s apparent ability and intent to repay, refinance or extend the maturity date of the 9.25% Notes. The term loan has a floating interest rate based on 3.5% over LIBOR. As of March 31, 2004, the rate is 4.59%.
(b)	Primarily the Hollywood Park-Casino capitalized lease obligation of $14,197,000 with a fixed rate of 5.53%.

BUSINESS

Our Company

We are a leading diversified, multi-jurisdictional owner and operator of gaming entertainment facilities. We own and operate five properties in the United States, located in southeastern Indiana; Reno, Nevada; Bossier City and New Orleans, Louisiana; and Biloxi, Mississippi. We are building a major casino resort in Lake Charles, Louisiana. The City of St. Louis Authorities and the St. Louis County Authority recently chose our proposals for the development of a major casino in downtown St. Louis and a major casino in south St. Louis County, respectively. In addition, we operate casinos in Argentina and receive lease income from two card clubs in southern California. All of our properties primarily cater to customers who live within driving distance of the properties.

We are the successor to the Hollywood Park Turf Club, organized in 1938. We were incorporated in 1981 under the name Hollywood Park Realty Enterprises, Inc. In 1992, as part of a restructuring, we changed our name to Hollywood Park, Inc. In February 2000, we changed our name to Pinnacle Entertainment, Inc.

Our strategy is to grow profitability through the strategic development of new gaming properties in attractive gaming markets and a disciplined capital expenditure program at our existing locations, as well as through our ongoing cost reduction initiatives.

In early September 2003, we commenced construction of our $325 million Lake Charles casino resort, which we believe will be larger, and offer more amenities, than any other resort in the southwest Louisiana/east Texas market. Lake Charles is the closest significant gaming jurisdiction to the Houston, Austin and San Antonio metropolitan areas. Our resort will be located on 227 acres and will feature approximately 700 guestrooms (including four villas, 41 full two-bay suites and 59 junior suites), several restaurants and other amenities. Unlike most other riverboat casinos, the casino at our Lake Charles resort will be entirely on one level and surrounded on three sides by the hotel facility, providing convenient access to approximately 1,500 slot machines and 60 table games. We have also recently completed our $37 million hotel tower expansion, which added 300 guestrooms, 33,000 square feet of meeting and conference space, a year-round swimming pool and other amenities, at Belterra Casino Resort, our southeastern Indiana property.

In January 2004, the City of St. Louis Authorities selected us to develop a proposed $208 million casino and luxury hotel in downtown St. Louis near Laclede’s Landing. A redevelopment agreement for the project was executed on April 22, 2004. As proposed, the project would be located near the Edward Jones domed stadium, the America’s Center convention center, the famed Gateway Arch and the central business district. In February 2004, the St. Louis County Authority also selected us to negotiate a lease and development agreement based on our proposal for a casino complex to be located in the County in the community of Lemay, approximately ten miles south of downtown St. Louis. Each of these developments are subject to the approval of the Missouri Gaming Commission, which will make the final decision in its discretion on whether to allow the projects to proceed and to whom to issue one or more licenses.

Our Properties

The following table summarizes certain features of our properties as of March 31, 2004:

Property	Type of Facility	Principal Markets	Slot Machines (approx.)	Table Games (approx.)	Hotel Rooms	Three Months Ended March 31, 2004
						EBITDA (1)(2)	Operating Income (2)
						(in millions)	(in millions)
Operating Properties:
Boomtown New Orleans, LA	Dockside	Local	1,534	47	—	$8.5	$6.9
Belterra Casino Resort, IN	Dockside	Cincinnati, Ohio and Louisville, Kentucky	1,558	39	308	6.8	3.2
Boomtown Bossier City, LA	Dockside	Dallas/Fort Worth	1,319	33	188	6.2	4.5
Casino Magic Biloxi, MS	Dockside	Alabama, North Florida, Georgia	1,234	30	378	4.0	2.0
Boomtown Reno, NV	Land-based	Northern California and Local	1,238	26	318	0.5	(1.3)
Casino Magic Argentina (3)	Land-based	Local and Regional Tourists	630	45	—	1.4	1.2

Operating Property Total			7,513	220	1,192
Card Clubs Leased:
Hollywood Park-Casino and Crystal Park (4)	Land-based	Local	—	116	238	$1.5	$0.8
Properties Under Construction:
Lake Charles, LA	Boat-in- moat(5)	Houston, San Antonio, Austin, Southwest Louisiana	1,500	60	700	n/a	n/a
Belterra hotel tower expansion	Dockside	Cincinnati, Ohio and Louisville, Kentucky	n/a	n/a	300	n/a	n/a
St. Louis Development Proposals (6):
City of St. Louis, MO	Boat-in- moat(5)	Missouri and Illinois	2,000	40	200	n/a	n/a
St. Louis County, MO	Boat-in- moat(5)	Missouri and Illinois	3,000	60	100	n/a	n/a

(1)	See page 46 for a definition of EBITDA and a reconciliation of EBITDA to Operating Income.
(2)	Data present the EBITDA and Operating Income of the properties excluding corporate expenses of approximately $5.0 million and non-routine net benefits of $11.0 million.
(3)	Data present the combined operations of the casinos we operate in Argentina.
(4)	Data present the combined operations of two card clubs in California that we lease on a year-to-year basis to a third party operator.
(5)	A “boat-in-moat” is a floating, single-level dockside casino in a controlled body of water.
(6)	In January and February 2004, the City of St. Louis Authorities and the St. Louis County Authority, respectively, selected our downtown St. Louis and St. Louis County development proposals. The Missouri Gaming Commission will make the final decision in its discretion on whether to allow either project to proceed and to whom to issue one or more gaming licenses based in part on the decisions of the City of St. Louis Authorities and the St. Louis County Authority.

Boomtown New Orleans. Boomtown New Orleans is a locals-oriented dockside riverboat casino. The dockside riverboat features a casino containing approximately 1,534 slot machines and 47 table games and an approximately 88,000-square-foot adjoining building with two restaurants, a delicatessen, a 350-seat nightclub, 21,000 square feet of meeting space, an amusement center and 1,729 parking spaces. The property opened in 1994 and is located on 54 acres in Harvey, Louisiana, approximately 10 miles from downtown New Orleans and across the Mississippi River in the West Bank suburban area.

In early 2002, we completed a $10 million renovation, which included adding 300 new slot machines, construction of a high-limit table games area and the renovation of various food and beverage outlets in the adjoining building. In December 2002, the property opened its poker area, adding 54 gaming positions, and added an additional 60 slot machines in 2003.

Belterra Casino Resort. Belterra is a regional resort built around a dockside riverboat casino. It opened in October 2000 and is located on 315 acres of land along the Ohio River near Vevay, Indiana, approximately 50 miles southwest of downtown Cincinnati, Ohio, and 65 miles northeast of Louisville, Kentucky. The total population within 300 miles of Belterra is approximately 39 million people.

The resort features a riverboat casino with 38,000 square feet of casino space, approximately 1,558 slot machines and 39 table games. It also features a 15-story, 608-guestroom hotel with 11 suites, six restaurants, 33,000 square feet of meeting and conference space, a retail-shopping pavilion, a 1,750 seat entertainment showroom, a year-round swimming pool, a spa and an 18-hole championship golf course designed by Tom Fazio. The resort provides 2,000 parking spaces, most of which are in a multi-level parking structure.

In early May 2004, we completed our $37 million hotel tower expansion (see “—New Developments and Expansion Projects” below), which we believe will enhance Belterra’s status as a regional resort and will leverage the property’s existing infrastructure, including the resort’s casino and other facilities.

Indiana law was revised to permit dockside gaming operations as of August 1, 2002, with a new graduated tax structure. Customers strongly prefer dockside operations due to the convenience of being able to enter and leave the casino at any time and the reduction of customer surges and the resultant lines at the facility’s restaurants, valet parking and other services that happen with cruising riverboat casinos.

Boomtown Bossier City. Our Boomtown Bossier City property is a regional resort built around a dockside riverboat casino. The resort opened in October 1996 and is located on 23 acres of land in Bossier City, Louisiana, directly off, and highly visible from, Interstate 20. The Bossier City/Shreveport region offers the closest casinos to the Dallas/Fort Worth metropolitan area, which is a three-hour drive to the west along Interstate 20. The resort offers approximately 1,319 slot machines and 33 table games. The resort also includes a 188-guestroom hotel, with four master suites and 88 junior suites, four restaurants and 1,867 parking spaces.

In November 2002, we completed a $24 million renovation of the Boomtown Bossier City property. This renovation included re-branding the facility to the Boomtown name, adding new restaurants and re-designing the hotel lobby and porte-cochere.

Casino Magic Biloxi. Casino Magic Biloxi is a regional resort that features a dockside riverboat casino and hotel tower. It opened in 1993 and is located on 16 acres in Biloxi, Mississippi, on the Mississippi Gulf Coast in the center of a cluster of three casinos known as “Casino Row.” In 1998, we opened a 378-guestroom hotel, including 86 suites, at the resort. The resort features a 48,920-square-foot dockside riverboat casino containing approximately 1,234 slot machines and 30 table games. The facility also features four restaurants, 6,600 square feet of convention space, a health club and 1,315 parking spaces.

The property is smaller than some of the other area casinos, but offers superior quality guestrooms and facilities. Since the end of 2001, the property has enjoyed a four-diamond rating from AAA, the first hotel/casino in Mississippi to receive such a designation. In June 2003, Casino Magic Biloxi completed renovating its high-roller area and casino entrance, at a cost of approximately $1.2 million.

Boomtown Reno. Boomtown Reno is a land-based casino hotel that has been operating for more than 35 years and is located on a portion of our 569 acres 11 miles west of downtown Reno, Nevada, directly off Interstate 80, the primary east-west interstate highway serving northern California.

The property features 318 guestrooms and a 45,000-square-foot casino containing approximately 1,129 slot machines and 26 table games. The property features four restaurants, an 80-seat lounge, a 30,000-square-foot amusement center and an indoor pool. In addition to the main casino/hotel, the property also includes a full-service truck stop with a satellite casino containing approximately 109 slot machines, a gas station/mini-mart, a 203-space recreational vehicle park and 1,548 parking spaces.

We own the 569 acres on which Boomtown Reno is located, with current operations of Boomtown Reno presently utilizing approximately 61 acres. We own all of the improvements and facilities at the property, including the casino, hotel, truck stop, recreational vehicle park and gas stations, along with the related water rights.

Casino Magic Argentina. We operate three land-based casinos in the Patagonia region of Argentina. The largest of the three casinos is located in the city of Neuquen and contains approximately 490 slot machines and 30 table games and a 384-seat bingo facility. The second largest facility, located in San Martin de los Andes, has approximately 100 slot machines and 15 table games. We began operating the smallest of the three facilities in November 2003, which is located in Junin de los Andes and has approximately 40 slot machines. We do not own any real property at these sites, but do own approximately 20 acres of vacant land in the city of Neuquen, where we intend to build a new facility.

The first two casinos opened in 1995 and we began operating the third casino in November 2003. All three casinos are operated under a 12-year concession agreement with the Province of Neuquen that expires in December 2006. On April 28, 2004, we awarded a construction contract for a replacement facility of the existing Neuquen casino, the principal Casino Magic Argentina property. The new facility will include a casino, restaurants and an entertainment venue on land we own approximately one mile from the existing facility at a cost of approximately US$14 million (US$8 million of which is a fixed price contract). We will fund the expansion project utilizing Casino Magic Argentina’s existing cash resources and its retained earnings through 2006. Depending on the subsidiary’s profitability through 2006, we may develop additional phases of the planned expansion. Under our concession agreement with the Province of Neuquen, reinvestment of Casino Magic Argentina’s financial resources (existing cash and retained earnings through 2006) will extend the existing concession agreement from December 2006 to December 2016. The investment of 5 million pesos (or approximately US$1,736,000 based on March 31, 2004 exchange rates) to build a hotel facility with a minimum of 10 guestrooms, will enable further extension of the agreement to December 2021.

Casino Magic Corp. leases slot machines to Casino Magic Neuquen S.A. and provides Casino Magic Neuquen S.A. management services and a non-exclusive license to use the tradename “Casino Magic” and associated trademarks. Each month, Casino Magic Neuquen S.A. pays to Casino Magic Corp. 5% of the value of the rented slot machines as determined by agreement (which amounts to $528,000 per year). In addition, Casino Magic Neuquen S.A. must pay an aggregate of 5% of the total gross income from its casino operations (excluding amounts paid in respect of value added taxes) for the management services and the license of intellectual property rights. Casino Magic Neuquen S.A. is entitled, in its sole discretion, to return to Casino Magic Corp. up to 40 slot machines, in which case, the rent payable on the value of these slot machines ceases to accrue from the third month following the return of such equipment. These rental payments and fees are required to be made in U.S. dollars. For purposes of calculating the fees for the management services and the use of the license of intellectual property rights, Casino Magic Neuquen S.A.’s total gross income is translated into U.S. dollars at the closing price on each day of operation or the immediately following business day. However, Casino Magic Corp. has the option to require that these fees be calculated according to the rate of exchange of certain foreign debt securities or other securities and the peso.

California Card Club Leases. We receive lease income from two card clubs in Los Angeles County: the Hollywood Park-Casino and the Crystal Park Casino. We lease the Hollywood Park-Casino under a long-term lease agreement that, including a 10-year renewal option, expires in 2019. We then sublease it to an unaffiliated third party operator under a year-to-year lease. We own the furniture, fixtures, equipment and leasehold improvements within the Hollywood Park-Casino. We own the Crystal Park Casino and lease it to an affiliate of the card club operator that leases and operates the Hollywood Park-Casino. The third party operators are not believed to have substantial assets other than the two card clubs. The lease payments under the year-to-year leases are believed to be a substantial portion of the card clubs’ income.

The Hollywood Park-Casino opened in 1994. The facility contains approximately 30,000 square feet of card club gaming space with 102 gaming tables and 21,000 square feet of retail and restaurant space.

The Crystal Park Casino opened in October 1996. The Crystal Park Casino contains approximately 40,000 square feet of gaming and banquet space with 14 gaming tables. The adjoining hotel contains 238 rooms, including 36 suites.

A voter initiative intended for the California November ballot has been approved by the California Secretary of State that, under certain circumstances, would permit slot machines to be installed at certain California racetracks and card clubs, including the card clubs that we lease to a third party operator. On April 16, 2004, the proponents of such initiative filed petitions with 1,176,617 signatures in support of the measure. State law requires 598,105 signatures to be certified in order for the initiative to be on the November 2004 ballot. However, we cannot assure you that this initiative ultimately will be passed by voters.

Our Strategy and Competitive Strengths

Our strategy is to grow profitability through the strategic development of new gaming properties in attractive gaming markets and a disciplined capital expenditure program at our existing locations, as well as through our ongoing cost reduction initiatives.

Our competitive strengths are:

•	High-Quality Properties in Attractive Locations

We own high-quality casino properties in attractive locations. We are committed to maintaining the quality of our properties by offering the latest slot machines, presenting fresh entertainment offerings and renovating and improving our facilities whenever necessary to enhance our customers’ gaming experience. Most of our principal properties have either opened or been extensively refurbished within the past five years in order to maintain and expand our customer base and to keep our existing properties competitive. We believe our properties are located in markets with favorable demographics.

•	Geographically Diversified Portfolio

We own and operate five U.S. properties, each in a distinct market. Our regional diversification reduces our dependence on any one market, while providing us with an opportunity to build a diversified base of gaming customers. This diversification will be further enhanced upon the opening of our Lake Charles casino resort.

•	Significant Development Plans

We believe our new Lake Charles resort development and the Belterra hotel tower expansion will contribute substantial revenues, cash flow and earnings. Construction at our Lake Charles resort is well underway and we expect the resort to open in the Spring of 2005. Upon its completion, we believe that our resort and casino will be the premier property in the Lake Charles market. For the twelve months ended March 31, 2004, the three existing casino properties in Lake Charles generated $454.1 million in gaming revenue in the aggregate, which amount does not include the significant gaming revenues of Native American gaming facilities located approximately one hour’s drive east of the Lake Charles area. The site of our Lake Charles resort is approximately a two-hour’s drive east from Houston, Texas, which we believe will be the principal feeder market for our resort. Additionally, we believe our hotel tower expansion at Belterra that opened in May 2004 will enable us to build on the recent improvement in operating performance at the property, extend the overall stay of our guests and more efficiently take advantage of the existing facilities built in 2000.

•	Significant Opportunities for Further Development

Several of our properties occupy only a portion of their sites, allowing us ample opportunity to add casino capacity, guestrooms, and entertainment and other facilities, as our markets grow and as demand warrants.

The City of St. Louis Authorities and the St. Louis County Authority recently selected our proposals to develop an approximately $208 million casino and luxury hotel in downtown St. Louis and an approximately $300 million casino complex in south St. Louis County, respectively. We have entered into a redevelopment agreement with the City of St. Louis and are in the process of negotiating a lease and development agreement with representatives of the St. Louis County. Gaming licenses for each project will ultimately require the approval of the Missouri Gaming Commission, which will make the final licensing decision in its discretion.

•	Experienced Management Team

Our executive and property-level management teams, led by Daniel R. Lee and Wade W. Hundley, have extensive industry experience and an established record of developing, acquiring, integrating and operating gaming facilities. Mr. Lee, formerly the Chief Financial Officer and Senior Vice President-Development of Mirage Resorts, became our Chief Executive Officer and Chairman of the Board on April 10, 2002. Mr. Hundley, formerly the Executive Vice President in the Office of the CEO of Harveys Casino Resorts, became our Executive Vice President and Chief Operating Officer in September 2001. Prior to his position at Harveys, Mr. Hundley was a principal at Colony Capital, which then owned Harveys. In addition, since the beginning of 2002 we have appointed John A. Godfrey as Senior Vice President and General Counsel and Stephen H. Capp as Executive Vice President and Chief Financial Officer. Mr. Godfrey has had extensive experience in gaming law, having served as a name partner in two law firms since 1984 and senior positions in the Gaming Division of the Nevada Attorney General’s Office from 1981 to 1984. Mr. Capp has extensive experience in the financial services industry, and was most recently a Managing Director at Bear, Stearns & Co. Inc. from 1999 to January 2003.

Since joining the Company, our management team has focused on improving operations and reducing overhead. Further, our management team is continuously evaluating opportunities to increase efficiency and productivity that we believe will lead to improvements in operating margins, such as reducing our staffing levels by over 9% in 2003.

New Developments and Expansion Projects

We believe opportunities for growth exist through several ongoing initiatives.

Lake Charles. We have started to build an approximately $325 million (including capitalized interest and pre-opening costs) dockside riverboat casino resort in Lake Charles, Louisiana. As of March 31, 2004, approximately $66.3 million of this amount had been spent. We commenced construction in early September 2003 and anticipate completion of the project in the Spring of 2005. Lake Charles is the closest significant gaming market to the Houston, Austin and San Antonio metropolitan areas. We expect that our resort will feature approximately 700 guestrooms (including four villas, 41 full two-bay suites and 59 junior suites), several restaurants, approximately 28,000 square feet of meeting space, a championship golf course designed by Tom Fazio, an expansive outdoor pool area, retail shops and a full-service spa. Unlike most other riverboat casinos, our Lake Charles casino will be entirely on one level and surrounded on three sides by the hotel facility, providing convenient access to approximately 1,500 slot machines and 60 table games. We believe our Lake Charles resort will be larger, and offer more amenities, than any other resort in the southwest Louisiana/east Texas market.

Issuance of the gaming license from the Louisiana Gaming Control Board is subject to continued compliance with certain conditions finalized with the Gaming Control Board in November 2001. See “Risk Factors—Risks Related to Our Business—We could lose our right to pursue the Lake Charles resort if we fail to meet the conditions imposed by the Louisiana Gaming Regulators.”

We have entered into a lease with the Lake Charles Harbor and Terminal District for 227 acres of unimproved land upon which the Lake Charles resort development will be constructed. The lease calls for annual payments of $835,600, commencing upon opening of the resort complex, with a minimum annual increase thereafter of 5%. The lease has an initial term of 10 years, commencing on the opening of the resort casino, with six renewal options of 10 years each. In addition, we have entered into an option to lease an additional 75 acres of unimproved land adjacent to the 227 acres. The lease option is for a one-year period and currently expires on August 15, 2004, with two remaining one-year renewal options, at a cost of $37,500 per option period. The terms of the lease, if the option is exercised, would be substantially similar on a per acre basis to the terms of the lease for the 227 acres. Our resort site is along the south shore of the lake, directly off Interstate 210 and approximately the same distance from Texas as the two competing riverboat casinos. The south shore of Lake Charles has the advantage of not being an industrial area and the disadvantage of being along Interstate 210 rather than Interstate 10. Interstate 10 is a major east-west interstate highway, looping from Texas to Florida around the Gulf of Mexico and, according to the Louisiana Department of Transportation, carried an estimated 44,000 cars per day through the Lake Charles area during 1998. Interstate 210 is an urban loop highway that connects with Interstate 10 both east and west of the south shore of Lake Charles. The lake lies between I-10 and I-210. Estimated traffic counts on Interstate 210 were approximately 30,000 cars per day during 2001.

The 227 acres we have leased and the additional 75 acres of unimproved land we have under option to lease allow us considerable flexibility to design attractive amenities into our project, including an 18-hole golf course. We also have enjoyed the advantage of designing the first riverboat casino to be built since the law was modified to permit dockside gaming. This allows us to build a casino that is more spacious, on a single level, and better integrated with restaurants and other amenities than most traditional riverboats that were designed for cruising operations.

We have entered into a contract for construction services for a substantial portion of the construction of the Lake Charles resort, excluding the vessel containing the casino, for a guaranteed maximum price. The guaranteed maximum price is $145 million (subject to various contingent adjustments, exclusions and allowances).

The construction contract, as amended, provides that the contractor shall achieve substantial completion of its work not later than 18 months from the date of commencement of construction. Under the construction contract, the contractor obtained a performance and payment bond in the amount of $145 million, covering its performance of the contract documents and the payment of all obligations arising under the construction contract documents.

Although we have determined the overall scope and general design of the project, not all of the plans and specifications for the construction components that are the subject of the guaranteed maximum price contract have been finalized. Potential increases in the guaranteed maximum price, and extensions of the deadline for completion of construction, may be based on, among other circumstances: changes in the architect-prepared design documents or deficiencies in those design documents; changes requested or directed by us in the scope of the work to be performed under the construction contract; delays caused by us; deviations from the assumptions provided in the construction contract and natural disasters and other force majeure events.

If the contractor fails to achieve substantial completion of the work on or before 60 days from the required date of substantial completion (which date is subject to changes in certain circumstances), the contractor is required to pay us liquidated damages. There is a cap of $1.9 million on the total liquidated damages payable by the contractor for its failure to achieve substantial completion.

We have also entered into a vessel construction contract with a shipbuilder for construction services for the single level casino vessel portion of the Lake Charles resort, for a total of $40.3 million (subject to certain exceptions). The vessel construction contract required us to pay the builder an initial payment of fifteen percent of the total price, with interim payments thereafter.

The vessel construction contract provides that the builder shall complete the vessel on or before 487 days after the initial payment to the builder. As required by the vessel construction contract, the builder obtained a performance and payment bond covering its performance of the vessel construction contract and the payment of all obligations arising under the vessel construction contract.

Potential increases in the price, and/or extensions of the deadline for delivery of the vessel could occur because of, among other circumstances: changes in the design documents and specifications of the vessel; delays caused by us; changes required by the United States Coast Guard; and force majeure events.

If the contractor fails to complete all work on the vessel and deliver it on or before 30 days from the required delivery date (which date is subject to changes in certain circumstances), we may deduct from the delivery payment to the builder under the vessel construction contract liquidated damages. There is a $900,000 cap on the total liquidated damages that may be assessed against the builder for its failure to achieve completion and delivery of the vessel.

We have entered into a Cooperative Endeavor Agreement with the City of Lake Charles, Calcasieu Parish and the Lake Charles Harbor and Terminal District requiring us to make infrastructure improvements, including, among other things, a road extension (construction of which began in July 2003) and utility improvements, and pay non-specific impact fees, which, collectively, are expected to approximate $11.4 million ($1.2 million of which was paid in April 2003).

Belterra Casino Resort. In early May 2004, we opened our new 300-guestroom hotel tower expansion, the centerpiece of the $37 million expansion project commenced in February 2003. In addition to increasing the guestroom base to a total of 608 guestrooms, the expansion project adds approximately 33,000 square feet of meeting and conference space, a year-round swimming pool and other amenities. We believe the new hotel tower expansion will enhance Belterra’s status as a regional resort and leverage the property’s existing infrastructure, including its casino and other facilities.

St. Louis, Missouri. In October 2003, we purchased approximately 4.0 acres of vacant land in downtown St. Louis, Missouri, adjacent to a 3.3-acre parcel of vacant land we already own. The property is within 1,000 feet of the Mississippi River, near the Edward Jones domed stadium, America’s Center convention center, the Gateway Arch and the main downtown business and tourism area.

On January 15, 2004, at the conclusion of a competitive process, the City of St. Louis Authorities selected our proposal for an approximately $208 million casino and luxury hotel development in downtown St. Louis near Laclede’s Landing. On April 22, 2004, we entered into a redevelopment agreement with the City of St. Louis with respect to the proposal. Such agreement commits us to, among other things: (a) invest $208 million (including the approximate $8 million previously spent to acquire the 7.3 acres noted above) to construct a gaming and multi-use facility that will include a 75,000-square-foot casino and 200-guestroom luxury hotel; (b) invest, potentially with one or more development partners, a minimum of $50 million in residential housing, retail, or mixed-use developments in the City of St. Louis within five years of the opening of the casino and hotel; (c) pay, beginning after the facility opens, the City of St. Louis annual and other services fees; and, (d) pay substantial penalties to the City of St. Louis if the project fails to open on certain projected dates. In addition, execution of the redevelopment agreement provided the Company with an option to lease approximately seven additional acres from the City.

On February 10, 2004, at the conclusion of a competitive process, the St. Louis County Authority selected our proposal for a second complex to be located in the County in the community of Lemay. As proposed, this $300 million would feature a range of non-gaming amenities alongside the casino, including a park, a multiplex movie theater, a bowling alley and a first-class hotel. We are currently in the process of negotiating a lease and development agreement with representatives of the St. Louis County.

In each case, the Missouri Gaming Commission will make the final decision in its discretion on whether to allow any of the projects to proceed and to whom to issue one or more gaming licenses in the St. Louis market based in part on the decisions of the City of St. Louis Authorities and the St. Louis County Authority. If the Missouri Gaming Commission ultimately were to approve us for either or both development opportunities, we anticipate that construction would begin as soon as we receive all necessary building approvals and permits. We cannot assure you either project will ultimately be approved by the Missouri Gaming Commission and other relevant governmental authorities, or that we will be able to successfully negotiate a lease and development agreement with representatives of the St. Louis County.

Competition

The competitive environment of each of our properties is described further below.

Boomtown New Orleans—New Orleans Market. We operate the Boomtown New Orleans property in Harvey, Louisiana, across the Mississippi River and approximately 10 miles from downtown New Orleans. Boomtown New Orleans competes with two other dockside riverboat casinos and the Harrah’s Jazz land-based casino and entertainment facility in downtown New Orleans. The Harrah’s Jazz casino has more than 3,600 gaming positions compared with the dockside operators, which are statutorily limited to approximately half that size. For the twelve months ended March 31, 2004, according to the Louisiana Gaming Control Board, gaming revenues grew 3.0% over the prior twelve months, to $574.3 million, in the New Orleans market, of which 50.5% was accounted for by Harrah’s Jazz and 19.8% by Boomtown New Orleans. Boomtown New Orleans is the only casino on the west bank of the Mississippi River and there are a limited number of bridges across the river, which we believe provides us with a competitive advantage among West Bank residents. Recently passed state legislation permits the introduction of 300 slot machines initially, which may be increased under certain circumstances to as many as 700 slot machines, at the Fair Grounds racetrack in New Orleans. The Fair Grounds racetrack is located on the east side of the river and is approximately 20 miles from our Boomtown New Orleans property.

Belterra Casino Resort—Ohio River Valley Market. Belterra competes with four other dockside riverboats. According to the Indiana Gaming Commission, gross gaming revenues for the twelve months ended March 31, 2004, from the five riverboats in this market grew 9.9% over the prior twelve months, to $1.11 billion. Belterra grew its gaming revenues by 11.2% during the same period. Although there are no legal limitations as to the size of the riverboats operated by each licensee, current Indiana law does not permit any additional casinos to be built along the Ohio River. State law was, however, recently amended to permit a casino operation in the town of French Lick, Indiana, which is between Louisville and Indianapolis, approximately 95 miles from Belterra.

The principal cities in the region are Cincinnati, Ohio and Louisville, Kentucky, which are also along the Ohio River, just to the east and southwest of Indiana, respectively. One of our major competitors is in a county that abuts Ohio and is very close to Cincinnati. Our third competitor is in the county nearest Louisville. Our location, and the location of the fourth casino operator, is midway between the two cities.

The principal highway in the area is Interstate 71, which links Cincinnati to Louisville, passing principally through northern Kentucky. Most of our customers travel to us along Interstate 71, taking secondary roads the last few miles, crossing the Ohio River on a nearby bridge into Indiana.

The casinos in counties closest to the population centers are major facilities catering primarily to the local population who want to gamble and do not require an overnight stay and the associated amenities. Our property, which opened in October 2000, was designed to cater to both overnight and non-overnight clientele, offering 308 first-class guestrooms, a large showroom and an 18-hole championship golf course designed by Tom Fazio. We have found that demand for our guestrooms is very high, but our distance from the population centers has resulted in less non-overnight business than was anticipated. As a result, our guestrooms operate at high occupancy, but our casino, our showroom and our restaurants operate at significantly lower volumes than similar offerings at competing facilities. Our recently opened guestroom hotel tower expansion at Belterra is designed to take advantage of the excess demand for overnight accommodations at the property and the excess capacity in its casino, restaurants and other amenities.

Boomtown Bossier City—Bossier City/Shreveport Market. We operate our Boomtown Bossier City property in the Bossier City/Shreveport market. According to the Louisiana Gaming Control Board, gaming revenues in the Bossier City/Shreveport region were $828.9 million for the twelve months ended March 31, 2004, a 1.4% increase compared to the prior twelve month period. Boomtown Bossier City’s gaming revenue declined by approximately 3.3% for the same period. The market currently consists of five dockside riverboat casino hotels, including Boomtown, which is the smallest based on the number of guestrooms. A racetrack located approximately eight miles east of Boomtown Bossier City opened with approximately 900 slot machines in mid-2003. The racetrack recently opened a larger, free-standing slot-only casino, with approximately 1,500 slot machines. Current state regulations do not permit table games at this facility. Finally, a different competitor recently opened a $50 million expansion, including guestrooms, a restaurant and other amenities. The principal market for casinos in the Bossier City/Shreveport area is the Dallas/Fort Worth metropolitan and east Texas area. In mid-2003, a Native American casino opened in Oklahoma, approximately one hour north of Dallas, providing competition for the Bossier City/Shreveport casinos. The Bossier City/Shreveport region also has a significant local population.

Casino Magic Biloxi—Gulf Coast Market. We operate Casino Magic Biloxi in the Mississippi Gulf Coast market. According to the Mississippi Gaming Commission, the Gulf Coast market generated gaming revenues of $1.20 billion for the twelve months ended March 31, 2004, a 3.5% increase compared to the prior twelve month period. Casino Magic’s gaming revenue fell by approximately 6.9% in the same period. A competing casino located near the Casino Magic Biloxi property has announced an expansion project, including guestrooms, a restaurant and other amenities. Completion is expected in late 2004 or early 2005. In addition, another competitor recently commenced construction of a new facility.

The principal markets for the Mississippi Gulf Coast region are the nearby cities of Mobile, Alabama; Pensacola and Tallahassee, Florida; the interior areas of the South, whose residents visit the Mississippi Gulf Coast to escape the Summer heat; and the numerous other cities of central and northern Florida, for whom the Mississippi Gulf Coast also offers the closest casinos.

The nearby city of New Orleans is also a significant market for the Mississippi Gulf Coast, even though New Orleans has its own casinos. The State of Mississippi opted to legalize casinos in a fashion similar to Nevada and New Jersey, where tax rates are lower, but there is no limit as to the number of casinos. Such states therefore have a greater number of casinos, with most of such casinos offering more extensive accommodations and food, beverage, entertainment and other amenities than many of the casinos in jurisdictions where tax rates are high and the number of casinos is limited. Many New Orleans residents prefer to drive the short distance to Mississippi to enjoy the greater amenities offered along the Mississippi Gulf Coast as an alternative to the casinos available in New Orleans itself.

Boomtown Reno—Reno Market. Reno’s gaming market is primarily a drive-in market that attracts visitors from northern California. In March 2000, California voters passed Proposition 1A, a ballot initiative that allows Native American groups to conduct various gaming activities, including slot machines, card games and lotteries. Each Native American group in California may operate slot machines, and up to two gaming facilities may be operated on any one reservation. The number of machines each group is allowed to operate is subject to change pursuant to negotiations which have been initiated between the tribes and the State of California.

Some Native American groups have established large-scale hotel and gaming facilities in California. This includes the new $215 million casino along Interstate 80 near Sacramento, which opened on June 9, 2003 and is expected to be completed in stages. There is also a new approximately $150 million resort casino near Fresno, which opened in the middle of 2003. These casinos are significantly closer to several primary feeder markets than is our Boomtown Reno property. Numerous other Native American groups are at various stages of planning new or significantly expanded facilities in the northern California area, and a voter initiative has been proposed in California that, under certain circumstances, would legalize slot machines at certain California racetracks and card clubs.

These casinos have placed and will continue to place additional competitive pressure on the Reno gaming industry. According to the Nevada Gaming Commission, the Reno gaming market generated gaming revenues of approximately $1.05 billion for the twelve months ended March 31, 2004, a 3.7% decrease compared to the prior twelve month period. Boomtown Reno’s gaming revenue decreased by approximately 13.0% during the same period, and by approximately 13.0% in the period from the opening of certain Native American casinos in mid-2003 through March 2004 compared to the corresponding 2002/2003 period. Boomtown Reno contributed approximately 15.7% and 13.0% our net revenues in the year ended December 31, 2003 and the three months ended March 31, 2004, respectively.

Casino Magic Argentina—Province of Neuquen Market. Our current concession agreement with the Province of Neuquen provides for our exclusive operation of casinos within the Province and within approximately 33 miles of our facilities. In the Province of Rio Negro, immediately adjacent to the Province of Neuquen, there is a casino approximately 10 miles from our Neuquen operations.

Hollywood Park/Crystal Park—California Market. In California, we lease the Hollywood Park-Casino and the Crystal Park Casino (both of which are California card clubs) under year-to-year leases to a third party operator. The Hollywood Park-Casino and the Crystal Park Casino face significant competition from other card club casinos in neighboring cities, as well as competition from other forms of gaming around southern California, including horse racing and Native American gaming. Although we do not operate these card club casinos, the operator, who is our lessee, is affected by local market conditions. In 2001, we reduced the rent that the operator pays on the Crystal Park Casino.

Lake Charles Market. The principal market for the Lake Charles area is the City of Houston, with a population of 4.5 million located approximately 143 miles or an approximate two-hour drive away. The local market in Lake Charles is comprised of the Lake Charles/Sulphur area with a population base of 72,000 people, and the Port Arthur and Beaumont areas with a combined population of 385,000 people. Houston is comparable in population to Dallas/Ft. Worth, but is located significantly closer to Lake Charles than Dallas/Ft. Worth is to Shreveport/Bossier (a two-hour vs. three-hour drive). We believe that the potential customer draw to the Lake Charles market is significantly larger than that of Shreveport/Bossier, even though the current gaming revenues of the Shreveport/Bossier market are believed to exceed those of Lake Charles. In addition, Lake Charles is the closest gaming alternative for the Austin and San Antonio markets, each less than five hours away. These two cities have a combined population of approximately two million people and are comparable in distance from Lake Charles as the highly populated areas of southern California are from Las Vegas.

The Lake Charles gaming market currently consists of four properties, including two dockside riverboat casinos (each operating two boats at each of their respective locations); a large land-based Native American casino; and a nearby racetrack that offers slot machines. According to the Louisiana Gaming Control Board, gaming revenue for the Lake Charles market was $454.1 million for the twelve months ended March 31, 2004, an increase of 1.8% over the prior year. Such published results do not include the gaming revenues of the Native American casino, which results are generally not available. We believe this Native American property to be the largest casino operation in the market even though it is approximately 50 miles further from Houston than the other Lake Charles facilities.

Two competitors operate riverboat casinos built in an industrial area along Interstate 10 along the north shore of Lake Charles. Each of these competitors previously operated two cruising riverboats at their sites to provide extra capacity and to increase the likelihood that a riverboat would be available for boarding upon a customer’s arrival. In 2001, Louisiana law was amended to permit the riverboat casinos in Lake Charles to remain dockside. Although this alleviated the inconveniences of limited boarding periods, the integration of riverboat casinos designed for cruising with the other land-based amenities is not as customer-friendly as most land-based casinos. Both operators of the existing Lake Charles riverboat complexes have currently opted to keep their second boats adjacent to their first boats. These two casino operations offer hotels, one with 493 guestrooms and the other with 264 guestrooms.

In 1995, a Native American group in conjunction with a major casino operator opened a land-based casino complex on its reservation approximately one hour east of Lake Charles. Although it is further from Texas than the Lake Charles riverboat facilities, the Native American casino offers more extensive amenities than its competitors in the market. Although revenue data of the Native American casino is not provided by the group or any other authority, we believe the casino garners approximately half of the market’s total casino revenues. The Native American casino also has the competitive advantage of not having to pay gaming taxes to the State of Louisiana.

In February 2002, a major casino operator opened a slots-only casino in conjunction with a thoroughbred racetrack. This land-based facility is approximately 15 minutes closer to Texas than the existing riverboat casinos and over one hour closer than the Native American casino. The racetrack cannot offer table games under its enabling legislation.

General. While we believe that we have been able to adequately compete in these markets to date, increasing competition may adversely affect our gaming operations in the future. We believe that increased legalized gaming in other states, particularly in areas close to our existing gaming properties, such as in Alabama, Arkansas, California, Kentucky, Ohio, Oklahoma or Texas, could create additional competition for us and could adversely affect our operations.

Operations and Other Assets Sold

Boomtown Biloxi. We sold Boomtown Biloxi, a dockside gaming facility located in Biloxi, Mississippi, in August 2000. We granted the buyer a royalty-free license to use the “Boomtown” name and trademark for the Biloxi location only.

Casino Magic Bay St. Louis. We sold Casino Magic Bay St. Louis, a dockside gaming facility with a hotel and golf course, located in Bay St. Louis, Mississippi, in August 2000. We granted the buyer a royalty-free license to use the “Casino Magic” name and trademark for its Bay St. Louis location only.

Turf Paradise Race Track. We sold our Turf Paradise race track, located in Phoenix, Arizona, in June 2000.

Hollywood Park Race Track and Hollywood Park-Casino. We sold the Hollywood Park Race Track, at which we conducted live thoroughbred racing meets, and the adjacent Hollywood Park-Casino, located in Inglewood, California, in September 1999. As part of the transaction, the Hollywood Park-Casino was then leased back to us.

Yakama. In 1998, we loaned approximately $9.6 million to the Yakama Tribal Gaming Corporation to construct the Legends Casino in Yakima, Washington. The Yakama Tribal Gaming Corporation gave us a promissory note for the $9.6 million.

In June 2001, the Yakama Tribal Gaming Corporation prepaid the outstanding amounts under the promissory note (approximately $6.3 million at such time) and also paid us approximately $2.2 million to terminate certain related lease agreements. After deductions for receivables through June 30, 2001, and certain closing costs, our pre-tax gain from the transaction, recorded in the second quarter of 2001, was approximately $639,000. Upon prepayment of the promissory note and termination of the related lease agreements, we ceased to receive interest income and cash flow participation income under the sublease.

Properties

The following describes our principal real estate properties:

Continuing Properties

Pinnacle Entertainment, Inc. We lease approximately 14,000 square feet for our corporate offices in Las Vegas, Nevada under a lease agreement that expires in October 2005, with renewal options through 2011.

Boomtown New Orleans. We own approximately 54 acres in Harvey, Louisiana, which are utilized by Boomtown New Orleans. We own the facilities and associated improvements at the property, including the riverboat casino.

Belterra Casino Resort. Belterra is located on approximately 315 acres in Switzerland County, Indiana, of which we own 167 acres and we lease 148 acres. In October 1999, we acquired the Ogle Haus Inn, a 54-guestroom hotel operation in nearby Vevay, Indiana, for $2.5 million. We utilized the facility principally for Belterra’s pre-opening operations. Currently, the Ogle Haus is used primarily for overflow capacity for Belterra during peak visitation periods.

Boomtown Bossier City. We own 23 acres on the banks of the Red River in Bossier City, Louisiana. The property contains a dockside riverboat casino, hotel, parking structure and other land-based facilities, all of which we own. We also lease approximately one acre of water bottoms from the State of Louisiana pursuant to a lease due to expire in September 2006.

Casino Magic Biloxi. Casino Magic Biloxi is located on approximately 10.6 acres, of which 5.5 acres we own and approximately 5.1 acres we lease. Our leases expire on June 2, 2008, and we have options to extend the terms of each lease for 15 additional five-year periods. We also lease approximately 6.4 acres of submerged tidelands from the State of Mississippi. The tidelands are under a lease that expires on May 31, 2008. Thereafter, we have the prior right, exclusive of all other persons, to re-lease the tidelands at the expiration of the lease, as may be agreed upon between us and the State of Mississippi. We own the dockside casino and all of the land-based facilities, including the hotel.

Boomtown Reno. We own 569 acres in Reno, Nevada, with current operations presently utilizing approximately 61 acres. We may eventually seek to sell such excess acreage to interested developers or investors. We own all of the improvements and facilities at the property, including the casino, hotel, truck stop, recreational vehicle park and service station, along with related water rights and sewage treatment plant.

During 2002, the property was annexed into the City of Reno, Nevada, which will allow the facility to be connected to the City of Reno’s municipal sewer system. Currently, development of the additional acreage is restricted by the existing sewage treatment plant. It is anticipated that the sewer line connection will be completed in 2004.

We also own 290 acres in the mountains outside Reno, Nevada, which are surrounded by federal land.

Casino Magic Argentina. We operate three casinos in southern Argentina, in the cities of Neuquen, San Martin de los Andes and Junin de los Andes. All three casinos are currently in leased facilities. In 2001, we acquired approximately 20 acres in the city of Neuquen, which the Company intends to use as a site for a new casino facility.

Hollywood Park-Casino. We lease the Hollywood Park-Casino under a long-term lease agreement that, including a ten-year renewal option, expires in 2019. We then sublease it to an unaffiliated third party operator under a year-to-year lease. The terms of the option provides for the lease of the property at the current rent, as adjusted for increases in the consumer price index. The Hollywood Park-Casino contains approximately 30,000 square feet of card club gaming space and 30,000 square feet of retail and restaurant space. It is located approximately 3.5 miles from the Los Angeles International Airport (LAX).

Crystal Park Casino. We own the 20 acres on which the casino facility, adjoining hotel and parking are located, near the junction of Interstate 710 and California highway 91 in the area of Los Angeles, California. We own the Crystal Park Casino and lease it on a year-to-year basis to an affiliate of the card club operator that leases and operates the Hollywood Park-Casino. The Crystal Park Casino contains approximately 40,000 square feet of gaming and banquet space with 14 gaming tables. The adjoining hotel contains 238 rooms, including 36 suites.

Lake Charles, Louisiana. We lease 227 acres of unimproved land from the Lake Charles Harbor and Terminal District upon which the Lake Charles resort development is being constructed. The lease calls for annual payments of $835,600 commencing upon opening of the resort complex with increases for inflation thereafter, subject to a maximum annual increase of 5%. The lease has an initial term of ten years, commencing on the opening of the resort casino, with six renewal options of ten years each. In addition, we entered into a Cooperative Endeavor Agreement with the City of Lake Charles, Calcasieu Parish and the District requiring us to make infrastructure improvements, including, among other things, a road extension and utility improvements, and pay non-specific impact fees, which, collectively, are expected to approximate $11.4 million. We have included such obligations in the $325 million project budget. In 2002, we also entered into an option to lease an additional 75 acres of unimproved land adjacent to the 227 acres. The one year lease option currently expires on August 15, 2004, with two remaining one-year renewal options. The terms of the lease, if the option is exercised, would be substantially similar on a per acre basis to the terms of the lease for the 227 acres.

Land in St. Louis, Missouri. We own approximately 7.3 acres of contiguous land in downtown St. Louis, Missouri near the Edward Jones Stadium and America’s Center convention center and the Gateway Arch. See “—New Developments and Expansion Projects—St. Louis, Missouri” for a discussion of the two development proposals we submitted to the City of St. Louis and St. Louis County.

Warehouse Leases. We lease warehouse space at various locations near our operating properties for various operating purposes.

Properties and Assets Held For Sale

Our assets held for sale at March 31, 2004 consisted primarily of 60 acres of surplus land in Inglewood, California. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Future Operating Results—Assets Held for Sale.”

Employees

The following is a summary of our employees by property at March 31, 2004, some of which are part-time:

Property	Employees (approx.)
Boomtown New Orleans	948
Belterra Casino Resort	1,158
Boomtown Bossier City	1,039
Casino Magic Biloxi	1,066
Boomtown Reno	881
Casino Magic Argentina	312
Corporate and other	69

Total	5,473

We do not employ the staff at the Hollywood Park-Casino or the Crystal Park Casino. Additionally, during busier summer periods, each casino property supplements its staff with seasonal employees.

Legal Proceedings

Astoria Entertainment Litigation. In November 1998, Astoria Entertainment, Inc. filed a complaint in the United States District Court for the Eastern District of Louisiana. Astoria, an unsuccessful applicant for a license to operate a riverboat casino in Louisiana, attempted to assert a claim under the Racketeer Influenced and Corrupt Organizations Act (“RICO”), seeking damages allegedly resulting from its failure to obtain a license. Astoria named several companies and individuals as defendants, including Hollywood Park, Inc. (the predecessor to Pinnacle Entertainment), Louisiana Gaming Enterprises, Inc. (“LGE”), then a wholly-owned subsidiary of Pinnacle Entertainment, and an employee of Boomtown, Inc. The Company believed the claims had no merit and, indeed, in February 1999 Astoria voluntarily dismissed its claims against Hollywood Park, LGE, and the Boomtown employee.

On March 1, 2001, Astoria amended its complaint, adding new claims and renaming Boomtown, Inc. and LGE as defendants. Astoria asserted that the defendants (i) conspired to corrupt the process for awarding licenses to operate riverboat casinos in Louisiana, (ii) succeeded in corrupting the process, (iii) violated federal and Louisiana antitrust laws, and (iv) violated the Louisiana Unfair Trade Practices Act. Astoria asserted that it would have obtained a license to operate a riverboat casino in Louisiana, but for these alleged improper acts. On August 21, 2001, the court dismissed Astoria’s federal claims with prejudice and its state claims without prejudice. In May 2002, Astoria refiled its state claims in the Civil District Court for the Parish of Orleans, Louisiana, and the matter is still pending. While the Company cannot predict the outcome of this litigation, management intends to defend it vigorously.

Poulos Lawsuit. A class action lawsuit was filed on April 26, 1994, in the United States District Court, Middle District of Florida (the “Poulos Lawsuit”), naming as defendants 41 manufacturers, distributors and casino operators of video poker and electronic slot machines, including Casino Magic. The lawsuit alleges that the defendants have engaged in a course of fraudulent and misleading conduct intended to induce people to play such games based on false beliefs concerning the operation of the gaming machines and the extent to which there is an opportunity to win. The suit alleges violations of RICO, as well as claims of common law fraud, unjust enrichment and negligent misrepresentation, and seeks damages in excess of $6 billion. On May 10, 1994, a second class action lawsuit was filed in the United States District Court, Middle District of Florida (the “Ahern Lawsuit”), naming as defendants the same defendants who were named in the Poulos Lawsuit and adding as defendants the owners of certain casino operations in Puerto Rico and the Bahamas, who were not named as defendants in the Poulos Lawsuit. The claims in the Ahern Lawsuit are identical to the claims in the Poulos Lawsuit. Because of the similarity of parties and claims, the Poulos Lawsuit and Ahern Lawsuit were consolidated into one case file (the “Poulos/Ahern Lawsuit”) in the United States District Court, Middle District of Florida. On December 9, 1994 a motion by the defendants for change of venue was granted, transferring the case to the United States District Court for the District of Nevada, in Las Vegas. In an order dated April 17, 1996, the court granted motions to dismiss filed by Casino Magic and other defendants and dismissed the complaint without prejudice. The plaintiffs then filed an amended complaint on May 31, 1996 seeking damages against Casino Magic and other defendants in excess of $1 billion and punitive damages for violations of RICO and for state common law claims for fraud, unjust enrichment and negligent misrepresentation.

At a December 13, 1996 status conference, the Poulos/Ahern Lawsuit was consolidated with two other class action lawsuits (one on behalf of a smaller, more defined class of plaintiffs and one against additional defendants) involving allegations substantially identical to those in the Poulos/Ahern Lawsuit (collectively, the “Consolidated Lawsuits”) and all pending motions in the Consolidated Lawsuits were deemed withdrawn without prejudice. The plaintiffs in the Consolidated Lawsuits filed a consolidated amended complaint on February 14, 1997, which the defendants moved to dismiss. On December 19, 1997, the court granted the defendants’ motion to dismiss certain allegations in the RICO claim, but denied the motion as to the remainder of such claim; granted the defendants’ motion to strike certain parts of the consolidated amended complaint; denied the defendants’ remaining motions to dismiss and to stay or abstain; and permitted the plaintiffs to substitute one of the class representatives. On January 9, 1998, the plaintiffs filed a second consolidated amended complaint containing claims nearly identical to those in the previously dismissed complaints. The defendants answered, denying the substantive allegations of the second consolidated amended complaint. On June 21, 2002, the court denied plaintiffs’ motion for class certification. On July 11, 2002, the plaintiffs’ filed a petition for permission to appeal the court’s denial of the plaintiffs’ motion for class certification. On August 15, 2002, the United States Court of Appeals for the Ninth Circuit granted plaintiffs’ petition. On August 23, 2002, the plaintiffs filed their notice of appeal with the U.S. District Court for the District of Nevada. On or about April 30, 2003, the plaintiffs filed their opening brief on appeal. Defendants’ answering brief was filed on September 18, 2003. The plaintiff’s reply brief was filed on October 20, 2003. Oral argument on the appeal of the order denying class certification was heard on January 15, 2004 and a decision is pending.

The claims are not covered under the Company’s insurance policies. While the Company cannot predict the outcome of this action, management intends to defend it vigorously.

Casino Magic Biloxi Patron Incident. On January 13, 2001, three Casino Magic Biloxi patrons sustained injuries as a result of an assault by another Casino Magic Biloxi patron, who then killed himself. Several other patrons sustained injuries while attempting to exit the casino. On August 1, 2001, two of the casino patrons injured during the January 13, 2001 incident filed a complaint in the Circuit Court of Harrison County, Mississippi, Second Judicial District. The complaint alleges that Biloxi Casino Corp. failed to exercise reasonable care to keep its patrons safe from foreseeable criminal acts of third persons and seeks unspecified compensatory and punitive damages. The plaintiffs filed an amended complaint on August 17, 2001. The amended complaint added an allegation that Biloxi Casino Corp. violated a Mississippi statute by serving alcoholic beverages to the perpetrator who was allegedly visibly intoxicated and that Biloxi Casino Corp.’s violation of the statute was the proximate cause of or contributing cause to plaintiffs’ injuries. In February 2004, Casino Magic Biloxi settled this lawsuit. An Order of Dismissal with prejudice was entered on February 20, 2004. The settlement has been paid by the Company’s applicable insurance carriers.

On February 13, 2002, the third injured victim and her husband filed a subsequent complaint in the Circuit Court of Harrison County, Mississippi, Second Judicial District. The allegations in the complaint are substantially similar to those contained in the August 1, 2001 lawsuit. No trial date has been set for the subsequent suit. While the Company cannot predict the outcome of this action, the Company, together with its applicable insurers, intends to defend it vigorously.

Alanis Suit. On or about December 3, 2002, Paul Alanis, the Company’s former Chief Executive Officer and President and a former Company director, filed a lawsuit in the Superior Court of California for Los Angeles County against the Company, R.D. Hubbard and Daniel R. Lee, claiming, among other things, wrongful termination and defamation and seeking unspecified compensatory and punitive damages. On February 10, 2003, the court granted the Company’s motion to send the matter to binding arbitration, with the exception of the defamation claims, and stayed the action pending completion of the arbitration. On December 29, 2003, the arbitrator granted summary judgment in favor of the Company and Mr. Hubbard. (No claims were asserted against Mr. Lee in the arbitration.) The arbitrator also determined that the Company and Mr. Hubbard were entitled to reimbursement from Mr. Alanis for their costs, expenses and attorneys’ fees. The Company’s legal fees incurred in this matter through December 31, 2003 were approximately $1.1 million. The trial on the defamation claims has been continued and a new trial date has not been sent.

Indiana State Tax Dispute. The State of Indiana conducted a sales and use tax audit at our Belterra entity in 2001. In October 2002, the Company received a proposed assessment in the amount of $3,070,000 with respect to the Miss Belterra casino riverboat, including interest and a penalty. A protest was filed by the Company in December of 2002. On June 16, 2003, the Indiana Tax Court issued two favorable rulings for other taxpayers with claims similar to ours. While the court’s rulings and the similarity of the issues suggest that the Company would receive a similar result from that court, one of these rulings is currently being appealed by the state. The Company’s protest has been stayed pending the outcome of this appeal. The Company intends to pursue this matter vigorously.

Other. The Company is party to a number of other pending legal proceedings, though management does not expect that the outcome of such proceedings, either individually or in the aggregate, will have a material effect on the Company’s financial results.

MANAGEMENT

Our executive officers and directors, and their respective ages and positions as of March 31, 2004 are as follows:

Name	Age	Position
Daniel R. Lee (a)	47	Chairman of the Board of Directors and Chief Executive Officer
John V. Giovenco (c), (d)	68	Director
Richard J. Goeglein	69	Director
Bruce A. Leslie	53	Director
James L. Martineau (b), (d)	63	Director
Michael Ornest (c)	46	Director
Timothy J. Parrott (a)	56	Director
Lynn P. Reitnouer (a), (b)	71	Director
Wade W. Hundley	38	Executive Vice President and Chief Operating Officer
Stephen H. Capp	42	Executive Vice President and Chief Financial Officer
John A. Godfrey	54	Senior Vice President, Secretary and General Counsel

(a)	Member of Executive Committee.
(b)	Member of Compensation Committee.
(c)	Member of Audit Committee.
(d)	Member of Corporate Governance and Nominating Committee.

Mr. Lee has been our Chairman of the Board of Directors and Chief Executive Officer since April 2002; owner of LVMR, LLC (developer of casino hotels) from 2001 to 2002; Chief Financial Officer and Senior Vice President of HomeGrocer.Com, Inc. (internet grocery service) from 1999 until the sale of the company in 2000; Chief Financial Officer, Treasurer and Senior Vice President of Finance and Development of Mirage Resorts, Incorporated (major operator and developer of casino resorts) from 1992 to 1999; Director—Equity Research of CS First Boston from 1990 to 1992 and held various positions to Managing Director of Drexel Burham Lambert from 1980 to 1990.

Mr. Giovenco has been one of our Directors since February 2003; Director, Great Western Financial Corporation from 1983 to 1997; President and Chief Operating Officer, Sheraton Hotels Corporation 1993; Director, Hilton Hotels Corporation from 1980 to 1992; President and Chief Operating Officer, Hilton Gaming Corporation from 1985 to 1992; Executive Vice President—Finance, Hilton Hotels Corporation from 1980 to 1992; Chief Financial Officer, Hilton Hotels Corporation from 1974 to 1985; Chief Financial Officer, Hilton Gaming Corporation, 1972 to 1974; and Partner, Harris, Kerr, Forster, Certified Public Accountants (predecessor firm to PKF International) from 1967 to 1971.

Mr. Goeglein has been one of our Directors since December 2003; Owner and Managing Member, Evening Star Hospitality, LLC (acquiror, developer and operator of non-gaming resort properties) since 2002; President and Chief Operating Officer, Holiday Corporation (the parent company of Holiday Inns, Harrah’s Hotels and Casinos, Hampton Inns and Embassy Suites) from 1984 to 1987; Executive Vice President and Director, Holiday Corporation from 1978 to 1984; President and Chief Executive Officer, Harrah’s Hotels and Casinos from 1980 to 1984; Director, Hollywood Park, Inc. from 1997 to 1998; and Director, Boomtown, Inc. from 1992 to 1997. Mr. Goeglein served as President from 1997 and Chief Executive Officer from 2000 of Aladdin Gaming, LLC and Aladdin Gaming Holdings, LLC (developer and operator of the Aladdin Resort & Casino in Las Vegas, Nevada), in each case until September 21, 2001; Aladdin Gaming, LLC filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code on September 28, 2001.

Mr. Leslie has been one of our Directors since October 2002; Of Counsel, Beckley, Singleton (law firm) from December 2003 to the present; Partner, Leslie & Campbell (law firm) from 2001 to 2003; Partner, Bernhard & Leslie (law firm) from 1996 to 2001; Partner, Beckley, Singleton, Jemison & List (law firm) from 1986 to 1996; and Partner, Vargas & Bartlett (law firm) from 1979 to 1986.

Mr. Martineau has been one of our Directors since May 1999; President and Founder, Viracon, Inc. (flat glass fabricator) from 1970 to 1996; Executive Vice President, Apogee Enterprises, Inc. (a glass design and development corporation that acquired Viracon, Inc. in 1973) from 1996 to 1998; Director, Apogee Enterprises, Inc. since 1973; Director, Northstar Photonics (telecommunications business) from 1998 to 2002; Chairman, Genesis Portfolio Partners, LLC, (start-up company development) since August 1998; Director, Borgen Systems since 1994; and Trustee, Owatonna Foundation since 1973.

Mr. Ornest has been one of our Directors since October 1998; private investor since 1983; Director of the Ornest Family Partnership since 1983; Director of the Ornest Family Foundation since 1993; Director of the Toronto Argonauts Football Club from 1988 to 1990; President of the St. Louis Arena and Vice President of the St. Louis Blues Hockey Club from 1983 to 1986; and Managing Director of the Vancouver Canadians Baseball Club, Pacific Coast League from 1979 to 1980.

Mr. Parrott has been one of our Directors since June 1997; Consultant to us from November 1998 to 2001; Chairman of the Board and Chief Executive Officer, On Stage Entertainment (entertainment production company) since October 2000, President, October 2000 to January 2002; Chairman of the Board and Chief Executive Officer, Boomtown, Inc. (gaming operations) from September 1992 to October 1998; President and Treasurer, Boomtown from June 1987 to September 1992; Director, Boomtown, Inc. from 1987 to October 1998; Director, Parrott Investment Company (a family-held investment company with agricultural interests in California) since October 1995; President and Chief Executive Officer from October 1985 to April 1994, and Director, Chronicle Publishing Company from April 1994 to August 2000.

Mr. Reitnouer has been one of our Directors since 1991; Director, Hollywood Park Operating Company from September 1991 to January 1992; Partner, Crowell Weedon & Co. (stock brokerage) since 1969; Director and Chairman of the Board, COHR, Inc. from 1986 to 1999; Director and Chairman of the Board, Forest Lawn Memorial Parks Association since 1975; and Trustee, University of California Santa Barbara Foundation (and former Chairman) since 1992.

Mr. Hundley has served as our Executive Vice President and Chief Operating Officer since September 2001; Executive Vice President in the Office of the CEO of Harveys Casino Resorts (gaming operations) from December 2000 through July 2001; and Principal, Colony Capital (private equity investment), June 1993 through November 2000.

Mr. Capp has served as our Executive Vice President and Chief Financial Officer since January 2003; Managing Director, Bear, Stearns & Co. Inc. from 1999 to January 2003; Group Head, BancAmerica Securities’ Latin America debt distribution business from 1997 to 1999; and Managing Director, BancAmerica Securities from 1992 to 1997; Finance Associate followed by Vice President, Security Pacific Merchant Bank from 1989 to 1992.

Mr. Godfrey has served as our Senior Vice President, Secretary and General Counsel since August 2002; Partner, Schreck Brignone Godfrey (law firm) from January 1997 to August 2002; Partner, Schreck, Jones, Bernhard, Woloson & Godfrey (law firm) from June 1984 to December 1996; Chief Deputy Attorney General, Nevada Attorney General’s Office, Gaming Division from 1983 to 1984; Deputy Attorney General, Nevada Attorney General’s Office, Gaming Division from 1980 to 1983; Deputy State Industrial Attorney for the State of Nevada from 1977 to 1980; Trustee, International Association of Gaming Attorneys (and former President) since October 2000; and Member, Executive Committee of the Nevada State Bar’s Gaming Law Section since June 2002.

CERTAIN TRANSACTIONS AND RELATED PARTIES

Purchase of Old Notes by Our Current Chairman and Chief Executive Officer

Daniel R. Lee, our Chairman and Chief Executive Officer, purchased $500,000 in aggregate principal amount of old notes at the same price offered to the other purchasers in that offering. After deducting initial purchasers’ discounts and commissions, we received $490,625 in net proceeds as a result of Mr. Lee’s purchase of old notes.

Other Transactions with Our Chairman

We reimburse Mr. Lee for his business use of an aircraft he owns at the rate of $500 per hour. The amount of the reimbursements for usage in 2003 is expected to be approximately $40,000.

December 2003 Stock Repurchases

On July 28, 2003, we received court approval of, and on September 12, 2003 the Indiana Gaming Commission approved, the settlement of the shareholder derivative lawsuit filed December 13, 2002, which settlement included a separate agreement and specific mutual release between us and R.D. Hubbard, our Chairman of the Board prior to April 2002. In December 2003, we exercised our right to repurchase 1,758,996 shares of our common stock owned by our former Chairman at a purchase price of $10.00 per share, pursuant to a July 1, 2003 agreement between us and the former Chairman that was entered into in connection with the settlement. In addition, in December 2003, we repurchased an additional 249,990 shares of our common stock at a purchase price of $10.00 per share from a foundation established by the former Chairman. We understand that our former Chairman claims ownership of 322,000 unexercised stock options, which have a weighted average exercise price of approximately $10.60 per share. Our extension of the exercise period of the former Chairman’s options beyond May 2002 was made subject to Indiana Gaming Commission approval. To the extent that he is able to obtain shares of our common stock upon exercise of his options and does not sell them concurrently, the Indiana Gaming Commission could require us to purchase those shares at either his cost or their fair market value.

Transactions in Connection with Terminated Merger Agreement

In April 2000, we entered into a definitive agreement with PH Casino Resorts, a newly formed subsidiary of Harveys Casino Resorts, and Pinnacle Acquisition Corporation, a newly formed subsidiary of PH Casino Resorts, pursuant to which PH Casino Resorts would have acquired by merger all of our outstanding capital stock for cash consideration of between $24.00 and $25.00 per share. Certain former members of our management were expected to have equity interests in PH Casino Resort if the merger had been consummated. Consummation of the merger was subject to numerous conditions, including PH Casino Resort obtaining the necessary financing for the transaction and regulatory approvals. Since all of the conditions to consummation of the merger would not be met by January 2001, we, PH Casino Resorts and Pinnacle Acquisition Corporation mutually agreed that the merger agreement would be terminated.

Other Transactions

As of October 31, 1998, Timothy Parrott resigned his position as Chairman of Boomtown, and was retained by us as a consultant to provide services relating to gaming and other business issues for a three-year period ended October 31, 2001, with an annual retainer of $350,000 with health and disability benefits equivalent to those he received as Chairman of Boomtown. As part of the agreement, a $221,000 promissory note that Mr. Parrott owed to the Company was forgiven.

Marlin F. Torguson, who beneficially owned approximately 21.5% of the outstanding common shares of Casino Magic prior to our acquisition of Casino Magic, agreed, in connection with such acquisition, to vote his Casino Magic shares in favor of the acquisition by us. Mr. Torguson became one of our directors following the acquisition of Casino Magic. In addition, Mr. Torguson agreed to continue to serve as an employee of Casino Magic until October 15, 2001 and, during such period, not to compete with us or Casino Magic in any jurisdiction in which either we or Casino Magic operates. Under this agreement, we issued to Mr. Torguson 60,000 shares of our common stock and paid him $300,000 per year. In addition, we issued to Mr. Torguson 30,000 of our stock options as of the October 15, 1998 acquisition of Casino Magic, priced at the closing price of our common stock on that date.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of certain of our indebtedness that is outstanding. To the extent such summary contains descriptions of our credit facility, the 8.75% Senior Subordinated Notes, the 9.25% Senior Subordinated Notes and the indentures governing such notes, such descriptions do not purport to be complete and are qualified in their entirety by reference to those and related documents, copies of which have been filed with the SEC and which we will provide you upon request. See the section entitled “Where You Can Find More Information.”

Credit Facility

On December 17, 2003, the Company entered into a new $300 million credit facility, which provided for a six-year $225 million term loan facility (which was subsequently reduced to approximately $215 million), of which approximately $68 million can be drawn on a delayed basis in increments of at least $25 million through September 30, 2004, and a five-year $75 million revolving credit facility. As required by the new credit facility, upon the Company’s sale of 37 acres of land in Inglewood, California, on February 27, 2004 to a regional homebuilder, the Company deposited all of the net cash proceeds it received into a completion reserve account established under the credit facility and the delayed-draw loan commitment was reduced by 50% of this amount from $78 million to approximately $68 million.

Upon the closing of the credit facility, the Company repaid all outstanding obligations (including accrued interest and commitment fees) under its previous credit facility, totaling approximately $125,427,000, using escrowed proceeds of the previous credit facility of approximately $124,126,000, supplemented by approximately $1,301,000 of the proceeds of the current credit facility. Upon the closing of the credit facility, the Company borrowed $147 million in term loans and deposited approximately $139,604,000 of the net term loan proceeds into the completion reserve account. These funds, subject to satisfying conditions to withdrawal from the completion reserve account, are permitted to be used to pay a portion of the construction costs of the Lake Charles resort, to pay up to $20 million in capital expenditures for the Belterra hotel tower expansion and to fund up to $21 million in certain approved stock repurchases, including certain stock repurchases we consummated in December 2003 (aggregating approximately $20,090,000). Proceeds of the delayed-draw term loan facility are required to be funded into the completion reserve account and are also available subject to satisfying conditions to withdrawal from such account. The proceeds of the revolving credit facility may be used for general corporate purposes.

Under the credit facility the term loans mature in December 2009 and the revolving credit facility matures in December 2008. These maturity dates will advance to August 15, 2006 if the Company has not, before such date, repaid, refinanced or extended the maturity of its 9.25% Notes beyond the term loan maturity date. In March 2004, the Company repurchased $188 million in aggregate principal amount of the 9.25% Notes. The Company may from time to time consider refinancing all or a portion of the remaining $162 million in aggregate principal amount of the 9.25% Notes in order to extend the maturity of the indebtedness represented by the 9.25% Notes and to reduce the stated interest rate on such indebtedness. Such a refinancing would depend on many factors including the Company’s financial position and general economic and market conditions.

In addition, the term loans are repayable in quarterly installments of 0.25% of the principal amount of the term loans outstanding on October 1, 2004, commencing in March 2005. Commencing with the Company’s fiscal year ending December 31, 2005, the Company will be required to prepay borrowings under the credit facility with a percentage of its “excess cash flow”, initially set at 75%, reducing to 50% and then to 0% as the Company meets certain “leverage ratios” (each as defined in the credit facility).

The Company is obligated to make mandatory prepayments of indebtedness under the credit facility from the net proceeds of debt offerings (other than those constituting permitted debt), asset sales and dispositions (subject, in some instances, to a reinvestment period) and equity issuances, in each case with specified exceptions, as set forth below:

•	100% of the net cash proceeds of certain incurrences of indebtedness;

•	100% of the net cash proceeds of certain asset sales or dispositions (except in the case of designated asset sales of certain undeveloped property), unless such net cash proceeds are otherwise reinvested within nine months;

•	50% of the net cash proceeds of sales or dispositions of certain undeveloped property would be deposited into the completion reserve account and the remaining 50% of such net cash proceeds would be applied either to repay the outstanding term loans or, if there are unfunded term commitments, an amount equal to the lesser of such unfunded commitments and 50% of such proceeds would be deposited in the completion reserve account and the term loan commitments would be reduced by the amount of such deposit; and

•	25% of the net cash proceeds of equity sales would be applied to prepay outstanding revolving credit loans, without having to reduce the committed amount of the revolving credit facility (and if no revolving credit loans are outstanding, such amount would be retained by the Company) and (i) to the extent the equity sales occur within 60 days following the closing of the new credit facility, an additional 25% of such net cash proceeds will be deposited into the completion reserve account, or (ii) to the extent equity sales occur any time thereafter, an additional 25% of such net cash proceeds would be applied either to repay the outstanding term loans or, if there are unfunded term commitments, an amount equal to the lesser of such unfunded term commitments or 25% of such proceeds would be deposited in the completion reserve account and the term loan commitments would be reduced by the amount of such deposit.

Under the terms of the credit facility, the Company deposited 25% of the net proceeds of the equity offering the Company consummated in February 2004, or approximately $30 million, into the completion reserve account established under the credit facility and thereby supplemented the funds available for the construction of the Company’s Lake Charles resort.

The Company has the option to prepay all or any portion of the indebtedness under the credit facility at any time without premium or penalty.

The credit facility has, among other things, restrictive financial covenants and capital spending limits. The obligations under the credit facility are secured by substantially all of the assets of the Company and its domestic restricted subsidiaries, including a pledge of the equity interests in the Company’s domestic subsidiaries. The Company’s obligations under the credit facility are also guaranteed by the Company’s domestic restricted subsidiaries.

The credit facility provides the Company with two interest rate options, to which a margin is added: (1) a base rate equal to the greater of the prime lending rate as stated in the British Banking Association Telerate page 5 and 0.5% in excess of the federal funds rate and (2) an interest rate based on the London interbank Eurodollar rate. Interest rate margins depend on the Company’s performance, measured by a leverage ratio, which is the ratio of indebtedness to annualized operating cash flow. The interest rate margins under the credit facility range from 175 basis points to 250 basis points for revolving facility base rate loans, and 275 basis points to 350 basis points for revolving facility loans based on the London interbank Eurodollar rate option; provided, however, that until June 30, 2004, the margins for revolving loans fixed at 250 basis points for base loans and 350 basis points for loans based on the London interbank Eurodollar option. The interest rate margin for the term facility base rate loans are always 275 basis points and 350 basis points for term facility loans based the London interbank Eurodollar option. The credit facility requires the Company to enter into hedge agreements or other interest rate protection agreements in respect of 50% of the Company’s debt obligations.

The credit facility requires that the Company first expend $36,579,000 of its excess cash on the Lake Charles resort before the proceeds of the term loans and certain other amounts in the completion reserve account are permitted to be withdrawn for Lake Charles construction.

Borrowing under the credit facility and access to funds in the completion reserve account are also subject to other conditions customary for construction-related loans. The credit facility requires the Company to diligently pursue construction of the Lake Charles resort so as to cause the opening to occur on or prior to the earlier of (1) June 30, 2005 and (2) the date (as such date may be extended) upon which the opening must occur as required by the Louisiana Gaming Control Board as a condition to licensure of the Lake Charles resort, and to cause the Lake Charles resort to be completed in all material respects within six months following the opening date. The Company is also required to certify monthly and each time it borrows under the credit facility or accesses funds in the completion reserve account that it is in compliance with a “Liquidity Requirement”, which requires that the sum of the undrawn portion of the revolving and term commitments, the balance in the completion reserve account and the Company’s excess cash, exceed the unexpended costs to complete for the Lake Charles resort.

In addition to permitted capital expenditures for maintenance expenses at our existing facilities and amounts permitted to be applied to the costs and expenses of the Lake Charles resort and the Belterra hotel tower expansion, the credit facility permits the Company to expend funds, during the term of the credit facility, on various new capital projects in an amount up to $65 million.

The credit facility also imposes various customary affirmative covenants on the Company and its domestic restricted subsidiaries, including, among others, reporting covenants, conduct of business covenants, covenants to maintain properties and insurance, covenants to comply with laws and other covenants customary in senior credit financings of this type.

The credit facility also imposes various negative covenants on the Company and its domestic restricted subsidiaries, including, without limitation, restrictions on the incurrence of additional debt and guarantees of debt; liens; mergers, consolidations, amalgamations, liquidations and dissolutions; disposition of property; the payment of subordinated obligations; the payment of dividends and other distributions; investments; amendments and modifications of subordinated indebtedness; transactions with affiliates; sale/leaseback transactions; changes to the Company’s fiscal year; negative pledges; changes in the nature of the Company’s business; restrictions on hedge agreements; and restrictions on capital expenditures and operating leases.

In addition, under the credit facility, the Company and its domestic restricted subsidiaries are required to comply with certain financial ratios and other financial covenants such as a leverage ratio, a fixed charge coverage ratio and a senior debt ratio.

Subject in some cases to applicable notice provisions and grace periods, events of default under the credit facility include, among other things: (1) failure to make payments when due, (2) breaches of representations and warranties, (3) noncompliance with covenants, (4) failure to pay other debt for borrowed money of $10 million or more, or any other breach or default under agreements for such other debt allowing the holder or lender to accelerate its maturity, or require such debt to be redeemed or repurchased, (5) events of insolvency, (6) failure to comply with ERISA, to the extent such failure reasonably could be expected to have a material adverse effect, (7) judgments in excess of $10 million which have not been vacated, discharged, stayed or bonded pending appeal within 30 days, (8) impairment of security interests in collateral, (9) a change of control with respect to the Company and (10) our 8.75% Notes or 9.50% Notes or the guarantees thereof shall cease to be validly subordinated to the obligations under the credit facility.

8.75% Senior Subordinated Notes

On September 25, 2003, the Company issued $135 million aggregate principal amount of the 8.75% Notes, which notes were issued at 98.369% of par to yield 9% to maturity. The 8.75% Notes bear interest at 8.75% per year, and interest is payable on each October 1 and April 1. The net proceeds of the 8.75% Notes offering were used to retire the Company’s 9.50% Notes through a cash tender offer and exercise of the Company’s right to call the funds for redemption.

The 8.75% Notes are redeemable, at the Company’s option, in whole or in part, on the following dates, at the following redemption prices (expressed as percentages of par value):

On and after October 1,	at a percentage of par value equal to
2008	104.375%
2009	102.917%
2010	101.458%
2011	100.000%
2013	Maturity

The 8.75% Notes are the Company’s unsecured obligations, guaranteed on a senior subordinated basis by all the Company’s existing and future material domestic restricted subsidiaries, as defined in the indenture. The Casino Magic Argentina subsidiaries do not guarantee the debt. The indenture governing the 8.75% Notes contains certain covenants limiting the ability of the Company and its restricted subsidiaries to incur additional indebtedness, issue preferred stock, pay dividends or make certain distributions, repurchase equity interests or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell equity interests in the Company’s subsidiaries, or enter into certain mergers and consolidations. The indenture also requires that the Company offer to repurchase the 8.75% Notes upon a change of control, as defined in the indenture.

Events of default under the indenture include: (1) failure to make payments on the 8.75% Notes when due, (2) failure to comply with covenants, (3) failure to pay other debt of $10 million or more, or default under such debt resulting in acceleration of the maturity of such debt, (4) failure to satisfy or discharge any final judgment in excess of $10 million, and (5) occurrence of certain insolvency events.

9.25% Senior Subordinated Notes

On February 18, 1999, the Company issued $350 million aggregate principal amount of 9.25% Notes. The 9.25% Notes bear interest at 9.25% per year, and interest is payable on each February 15 and August 15. The 9.25% Notes are redeemable, at the Company’s option, in whole or in part, on the following dates, at the following redemption prices (expressed as percentages of par value):

On and after February 15,	at a percentage of par value equal to
2003	104.625%
2004	103.083%
2005	101.542%
2006	100.000%
2007	Maturity

The Company’s obligations on the 9.25% Notes are not secured by any of its assets, but are guaranteed on a senior subordinated basis by all of the Company’s existing and future material restricted subsidiaries, as defined in the indenture. The Casino Magic Argentina subsidiaries do not guarantee the debt.

The 9.25% Notes are governed by an indenture dated February 18, 1999, which contains covenants limiting the Company’s ability and the ability of its subsidiaries to incur additional debt, issue preferred stock, pay dividends or make certain distributions, repurchase equity interests or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell equity interests in the Company’s subsidiaries or enter into mergers or consolidations. The indenture also requires that the Company offer to repurchase the 9.25% Notes upon a change of control, as defined in the indenture.

Events of default under the indenture include: (1) failure to make payments on the 9.25% Notes when due, (2) failure to comply with covenants, (3) failure to pay other debt of $10 million or more, or default under such debt resulting in acceleration of the maturity of such debt, (4) failure to satisfy or discharge any final judgment in excess of $10 million, and (5) occurrence of certain insolvency events.

On March 19, 2004 the Company consummated a cash tender offer and repurchased $188 million in aggregate principal amount of the 9.25% Notes at an offer price of 103.208% of principal amount plus accrued and unpaid interest. After the tender offer, there are $162 million in aggregate principal amount of the 9.25% Notes outstanding.

THE EXCHANGE OFFER

The following summary of certain provisions of the registration rights agreement does not purport to be complete and reference is made to the provisions of the registration rights agreement, which has been listed as an exhibit to the registration statement of which this prospectus is a part.

Purpose of the Exchange Offer

The old notes were issued and sold in a private offering to Lehman Brothers Inc., Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., SG Cowen Securities Corporation, Hibernia Southcoast Capital, Inc. and UBS Securities LLC as the initial purchasers pursuant to a purchase agreement, on March 15, 2004. The initial purchasers subsequently sold the old notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, outside the United States under Regulation S of the Securities Act, and to a limited number of accredited investors. As a condition to the sale of the old notes, we entered into a registration rights agreement with the initial purchasers on March 15, 2004. Pursuant to the registration rights agreement, we agreed that we would:

(1) cause to be filed, no later than May 14, 2004, an exchange offer registration statement with the SEC under the Securities Act concerning the exchange offer;

(2) use all commercially reasonable efforts to:

(a) cause such registration statement to be declared effective by the SEC no later than August 13, 2004;

(b) keep the registration statement effective until the exchange offer is consummated, but in no event for a period less than 20 business days;

(c) consummate the exchange offer no later than 30 business days or longer, if required by the federal securities laws, after the registration statement is declared effective by the SEC; and

(d) keep the registration statement continuously effective, supplemented, amended and current for a period of 180 days after the deadline to consummate the exchange offer, or such shorter period ending when all exchange notes covered by the registration statement have been sold, to ensure that this prospectus is available for resales of the exchange notes by broker-dealers. During this 180-day period, the registration rights agreement permits us, under certain circumstances, to allow the exchange offer registration statement to cease to become effective and useable for one or more periods of 90 days in aggregate in any twelve month period. If we exercise this right, the 180-day period referenced above will be extended by the number of days during which the exchange offer registration statement was not effective or useable.

We are making the exchange offer to satisfy certain of our obligations under the registration rights agreement. Other than pursuant to the registration rights agreement, we are not required to file any registration statement to register any outstanding old notes. Holders of old notes who do not tender their old notes or whose old notes are tendered but not accepted in the exchange offer must either register their old notes under the Securities Act, or rely on an exemption from the registration requirements under the securities laws, including the Securities Act, if they wish to sell their old notes. See “Risk Factors—Risks Related to this Offering—Consequences of failure to exchange.”

Resale of Exchange Notes

We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to third parties. Based on these interpretations by the staff, we believe that the exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by a holder other than any holder who is a broker-dealer, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	holders are acquiring the exchange notes issued in the exchange offer in the ordinary course of their business;

•	holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes issued in the exchange offer; and

•	holders are not an “affiliate” of ours within the meaning of Rule 144 under the Securities Act.

If you are a broker-dealer, an “affiliate” of ours, or have an arrangement or understanding with any person to participate in, a distribution of the exchange notes issued in the exchange offer, you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, may be deemed an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Each such broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge, as provided in the letter of transmittal, that it will deliver a prospectus in connection with any resale of such exchange notes. For more detailed information, see “Plan of Distribution.”

In addition, to comply with the securities laws of various jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations therein, to register or qualify the exchange notes for offer or sale under the securities or blue sky laws of the jurisdictions as any holder of the exchange notes reasonably requests.

Terms of the Exchange

We are offering to exchange, subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, an aggregate of $200 million principal amount of our exchange notes for $200 million principal amount of our old notes. Old notes may be exchanged in integral multiples of $1,000 principal amount. To be exchanged, an old note must be properly tendered and accepted. All outstanding old notes that are validly tendered and not validly withdrawn will be exchanged for exchange notes issued on or promptly after the expiration date of the exchange offer. Currently, there is $200 million principal amount of old notes outstanding and no exchange notes outstanding.

We will accept for exchange any and all old notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the expiration date. Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of the old notes being tendered for exchange. However, the exchange offer is subject to the terms and provisions of the registration rights agreement. See “— Conditions to the Exchange Offer.”

The exchange notes will evidence the same indebtedness as the old notes and will be entitled to the benefits of the indenture. The form and terms of the exchange notes will be substantially identical to those of the old notes except that the exchange notes will have been registered under the Securities Act. Therefore, the exchange notes will not be subject to certain transfer restrictions, registration rights and certain liquidated damage provisions applicable to the old notes. See “Description of Exchange Notes.”

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m. New York City time, on             , 2004, unless we, in our sole discretion, extend the exchange offer. The time and date, as it may be extended, is referred to herein as the “expiration date.”

In order to extend the exchange offer, we will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

We expressly reserve the right at our sole discretion:

•	to delay accepting the old notes;

•	to extend the exchange offer;

•	to terminate the exchange offer and not accept old notes not previously accepted if any of the conditions listed under “— Conditions to the Exchange Offer” are not satisfied or waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the exchange agent. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders of the old notes. We may also extend the exchange offer for a period of at least five business days, depending upon the significance of the amendment and the manner of disclosure.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any old notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the old notes, if

•	in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened which might materially impair our ability to proceed with the exchange offer;

•	any material adverse development shall have occurred in any existing action or proceeding with respect to us;

•	in our judgment, there exists any other actual or threatened legal impediment to the exchange offer;

•	all governmental approvals which we deem necessary for the consummation of the exchange offer have not been obtained; or

•

there shall have occurred (A) a suspension of, or material limitation on, trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, (B) a general moratorium declaration by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance securities in the United States, (C) an outbreak or escalation of hostilities or national or international calamity or crisis directly or indirectly involving the United States or a declaration by the United States of a national emergency or war or other national or international calamity or crisis (economic, political, financial or otherwise) which affects the United States and international markets.

If we determine in our sole discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any old notes and return all tendered old notes to you;

•	extend the exchange offer and retain all old notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the old notes;

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn; or

•	amend the terms of the exchange offer in any manner.

If the waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose the waiver or amendment by means of a prospectus supplement that we will distribute to the registered holders of the old notes, and may extend the exchange offer depending on the significance of the waiver and the manner of disclosure to the registered holders of the old notes.

The exchange offer is not conditioned upon any minimum principal amount of notes being tendered.

Accrued Interest

Interest on the exchange notes will accrue at the rate of 8¼% per annum and will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2004. Interest on the exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the old notes accepted for exchange, which interest accrued at the rate of 8¼% per annum, will cease to accrue on the day prior to the issuance of the exchange notes. Accrued but unpaid interest on old notes accepted for exchange will be paid on the next interest payment date together with interest accrued on the exchange notes issued in exchange therefor.

Procedures for Tendering Old Notes

Our acceptance of old notes tendered by a holder will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus.

A holder of old notes may tender the old notes by:

•	properly completing and signing the letter of transmittal;

•	properly completing any required signature guarantees;

•	properly completing any other documents required by the letter of transmittal; and

•	delivering all of the above, together with the certificate or certificates representing the old notes being tendered, to the exchange agent at its address set forth under “— Exchange Agent” on or prior to the expiration date; or

•	complying with all the procedures for book-entry transfer described below; or

•	complying with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF THE

DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. HOLDERS SHOULD NOT SEND OLD NOTES OR LETTERS OF TRANSMITTAL TO US.

The signature on the letter of transmittal need not be guaranteed if:

•	tendered old notes are registered in the name of the signer of the letter of transmittal; and

•	the exchange notes to be issued in exchange for the old notes are to be issued in the name of the holder; and

•	any untendered old notes are to be reissued in the name of the holder.

In any other case:

•	the certificates representing the tendered old notes must be properly endorsed for transfer by the registered holder or be accompanied by a properly completed bond power from the registered holder or appropriate powers of attorney, in form satisfactory to us;

•	the tendered old notes must be duly executed by the holder; and

•	signatures on the endorsement, bond power or powers of attorney must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution, each an “eligible institution” that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act.

If the exchange notes and/or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note registrar for the old notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, such persons must submit proper evidence satisfactory to us of their authority to so act.

The exchange agent will make a request within two business days after the date of receipt of this prospectus to establish accounts with respect to the old notes at The Depository Trust Company for the purpose of facilitating the exchange offer. We refer to The Depository Trust Company in this prospectus as “DTC” and the “book-entry transfer facility.” Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer the old notes into the exchange agent’s account with respect to the old notes in accordance with the book-entry transfer facility’s procedures for the transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents, or an agent’s message, must in each case be properly transmitted to and received or confirmed by the exchange agent at its address set forth below prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. We refer to the Automated Tender Offer Program in this prospectus as “ATOP.” Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message.

The term “agent’s message” means a message which:

•	is transmitted by DTC;

•	is received by the exchange agent and forms part of the book-entry transfer;

•	states that DTC has received an express acknowledgment from a participant in DTC that is tendering old notes which are the subject of the book-entry transfer;

•	states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

•	states that we may enforce the agreement against the participant.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see “Plan of Distribution.”

If you beneficially own the old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your beneficially owned old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender the old notes on your behalf. The beneficial owner may also obtain and include with the letter of transmittal the old notes properly endorsed for transfer by the registered holder or accompanied by a properly completed bond power from the registered holder, with signatures on the endorsement or bond power guaranteed by an eligible institution. If the beneficial owner wishes to tender directly, the beneficial owner must, prior to completing and executing the letter of transmittal and tendering the old notes, make appropriate arrangements to register ownership of the old notes in the beneficial owner’s name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

By tendering, each registered holder of old notes will represent to us that, among other things:

•	the exchange notes to be acquired in connection with the exchange offer by the holder and each beneficial owner of the old notes are being acquired by the holder and each beneficial owner in the ordinary course of business of the holder and each beneficial owner;

•	the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes;

•	the holder and each beneficial owner acknowledge and agree that any person participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by such person and cannot rely on the position of the staff of the SEC set forth in no-action letters that are discussed herein under “—Resale of Exchange Notes”;

•	if the holder is a broker-dealer, such holder represents that it acquired the old notes as a result of market making or other trading activities, and that it will deliver a prospectus in connection with any resale of exchange notes acquired in the exchange offer;

•	if the holder is a broker-dealer and receives exchange notes pursuant to the exchange offer it shall notify us before using the prospectus in connection with any sale or transfer of exchange notes;

•	the holder and each beneficial owner understand that a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the Commission;

•	neither the holder nor any beneficial owner is an “affiliate,” as defined under Rule 144 of the Securities Act, of ours; and

•	in connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders of any old notes not properly tendered or not to accept any old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

The interpretation of the terms and conditions of the exchange offer including the letter of transmittal and the instructions contained in the letter of transmittal by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any of us incur any liability for failure to give such notification.

Guaranteed Delivery Procedures

If you desire to tender your old notes, but:

•	your old notes are not immediately available; or

•	you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date; or

•	the procedures for book-entry transfer of your old notes cannot be completed prior to the expiration date,

you may effect a tender according to the guaranteed delivery procedures set forth in the letter of transmittal.

Pursuant to such procedures:

•	your tender of old notes must be made by or through an eligible institution and you must properly complete and duly execute a notice of guaranteed delivery (as defined in the letter of transmittal);

•	on or prior to the expiration date, the exchange agent must have received from you and the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of the tendered old notes, and the principal amount of tendered old notes, stating that the tender is being made thereby and guaranteeing that, within three (3) business days after the date of delivery of the notice of guaranteed delivery, the tendered old notes, a duly executed letter of transmittal and any other required documents will be deposited by the eligible institution with the exchange agent; and

•	such properly completed and executed documents required by the letter of transmittal and the tendered old notes in proper form for transfer (or confirmation of a book-entry transfer of such old notes into the exchange agent’s account at DTC) must be received by the exchange agent within three (3) business days after the expiration date.

Any holder who wishes to tender their old notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the notice of guaranteed delivery relating to such old notes prior to 5:00 p.m., New York City time, on the expiration date.

Unless old notes being tendered by the above-described method are deposited with the exchange agent, a tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal, or a properly transmitted agent’s message, accompanied by the old notes or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at the book-entry transfer facility is received by the exchange agent.

Issuances of exchange notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery will be made only against deposit of the letter of transmittal and any other required documents and the tendered old notes or a confirmation of book-entry and an agent’s message.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission, with receipt confirmed by telephone, or letter must be received by the exchange agent at the address set forth in this prospectus prior to the expiration date. Any notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

•	specify the principal amount of old notes to be withdrawn;

•	include a statement that the holder is withdrawing its election to have the old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the old notes into the name of the person withdrawing the tender; and

•	specify the name in which any such old notes are to be registered, if different from that of the person who tendered the old notes.

The exchange agent will return the properly withdrawn old notes promptly following receipt of the notice of withdrawal. If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us in our sole discretion and our determination will be final and binding on all parties.

Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account with the book-entry transfer facility specified by the holder. In either case, the old notes will be returned as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “— Procedures for Tendering Old Notes” above at any time prior to the expiration date.

Acceptance of Old Notes for Exchange and Delivery of Exchange Notes

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date.

The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes, when, as, and if we have given oral or written notice thereof to the exchange agent.

In all cases, issuances of exchange notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of such old notes, a properly completed and duly executed letter of transmittal and all other required documents (or of confirmation of a book-entry transfer of such old notes into the exchange agent’s account at DTC); provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If any tendered old notes are not accepted for any reason, such unaccepted old notes will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

Exchange Agent

The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below:

THE BANK OF NEW YORK

By Registered or Certified Mail, Overnight Delivery, or Hand Delivery:

The Bank of New York

Corporate Trust Department

101 Barclay Street, 7 East

New York, NY 10286

Attention: Diane Amoroso

By Facsimile Transmission:

(212) 298-1915

Confirm by Telephone:

(212) 815-3738

For Additional Information:

The Bank of New York

Corporate Trust Department

101 Barclay Street, 7 East

New York, NY 10286

(212) 815-3738

Attention: Diane Amoroso

You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number set forth in the letter of transmittal.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH IN THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN THE ONE SET FORTH IN THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

Pursuant to the registration rights agreement, we are required to pay all expenses incident to the consummation of the exchange offer, including our compliance, with the registration rights agreement, regardless of whether a registration statement becomes effective, including without limitation:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state blue sky or securities laws;

•	all expenses of printing (including printing certificates for the exchange notes to be issued in the exchange offer and printing of prospectuses), messenger and delivery services and telephone;

•	all fees and disbursements of our counsel and one special counsel for all of the holders of the old notes;

•	all application and filing fees in connection with listing the exchange notes on a national securities exchange or automated quotation system pursuant to the requirements of the registration rights agreement; and

•	all fees and disbursements of our independent certified public accountants (including the expenses of any special audit and comfort letters required by or incident to such performance).

We will pay all transfer taxes, if any, applicable to the exchange of the old notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize a gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old notes as described in the legend on the old notes. Old notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act.

Participation in the exchange offer is voluntary, and holders of old notes should carefully consider whether to participate. Holders of old notes are urged to consult their financial and tax advisors in making their own decision on what action to take. As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of old notes who do not tender their old notes in the exchange offer will continue to hold the old notes and will be entitled to all the rights and limitations applicable to the old notes under the indenture, except for any rights under the registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered old notes could be adversely affected.

Shelf Registration Statement

If, pursuant to the terms of the registration rights agreement:

(1) we are not required to file the exchange offer registration statement; or

(2) the exchange offer is not permitted by applicable law or SEC policy; or

(3) any holder of the old notes notifies us within 20 days following the date we are required to consummate the exchange offer that:

(a) such holder, alone or together with holders who hold in the aggregate at least $1.0 million in principal amount of old notes, was prohibited by law or SEC policy from participating in the exchange offer; or

(b) such holder cannot resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder; or

(c) such holder is a broker-dealer and holds old notes acquired directly from us or any of our affiliates,

then we shall use all commercially reasonable efforts to file a shelf registration statement pursuant to Rule 415 under the Securities Act (which may be an amendment to the exchange offer registration statement), subject to the terms set forth in the registration rights agreement, and use all commercially reasonable efforts to cause such shelf registration statement to become effective on or prior to 90 days after such registration statement was required to be filed.

In addition, pursuant to the registration rights agreement, we are required, to the extent necessary to ensure that the shelf registration statement is available for sales of old notes by certain holders of old notes, to use all commercially reasonable efforts to keep any shelf registration statement so required continuously effective, supplemented, amended and current as required by and subject to the provisions of the registration rights agreement, for a period of at least two years from the date of initial issuance of the old notes (as extended pursuant to the registration rights agreement, or such shorter period as will terminate when all of the old notes have been sold pursuant to the shelf registration statement or are no longer restricted securities under the Securities Act), all as set forth in the registration rights agreement. The registration rights agreement permits us, under certain circumstances, to allow the shelf registration statement to cease to become effective and useable or to delay the filing or the effectiveness of the shelf registration statement, if not then filed or effective, for one or more periods of 90 days in aggregate in any twelve month period. If we exercise this right, the two-year period referenced above will be extended by the number of days during which the exchange offer registration statement was not effective or useable.

Liquidated Damages

Subject to our rights to allow the exchange offer registration statement or the shelf registration statement to cease to become effective and useable and to delay the filing or the effectiveness of a shelf registration statement, if, pursuant to the terms of the registration rights agreement, one of the following occurs (each such event is referred to as a “registration default”):

•	we do not file any of the registration statements required by the registration rights agreement with the SEC on or prior to the applicable filing deadline; or

•	any of such registration statements is not declared effective by the SEC on or prior to the applicable effectiveness deadline; or

•	we fail to consummate the exchange offer on or prior to 30 business days after the registration statement is declared effective by the SEC; or

•	any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective or useable for its intended purpose,

then we will pay to each holder of old notes affected thereby liquidated damages in an amount equal to $.05 per week per $1,000 in principal amount of old notes held by such holder for each week or portion thereof that the registration default described above continues for the first 90-day period immediately following the occurrence of such registration default.

The amount of the liquidated damages increase by an additional $.05 per week per $1,000 in principal amount of old notes with respect to each subsequent 90-day period until all registration defaults described above have been cured, up to a maximum amount of liquidated damages of $.50 per week per $1,000 in principal amount of old notes; provided that we will in no event be required to pay liquidated damages for more than one registration default at any given time.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Company” refers only to Pinnacle Entertainment, Inc. and not to any of its subsidiaries or affiliates.

The Company will issue the exchange notes under an Indenture (the “Indenture”) among itself, the Guarantors and The Bank of New York, as trustee (the “Trustee”). The terms of the Notes (as defined herein) include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture. It does not restate such agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. We have made copies of the Indenture and the registration rights agreement available as set forth below under the section entitled “Where You Can Find More Information and Incorporation of Certain Documents by Reference.” Certain defined terms used in this description but not defined below under “Certain Definitions” have the meanings assigned to them in the Indenture. A copy of the Indenture is listed as an exhibit to the registration statement of which this prospectus is a part.

Except as otherwise indicated below, the term “Notes” means both the exchange notes and the old notes, unless otherwise indicated.

The form and term of the exchange notes will be identical in all material respects to the form and terms of the old notes, except that the exchange notes will be registered under the Securities Act, and therefore the exchange notes will not be subject to certain transfer restrictions, registration rights and certain liquidated damage provisions applicable to the old notes prior to the consummation of the exchange offer. See “The Exchange Offer.”

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Guaranties

The Notes

These Notes:

•	are general unsecured obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Debt of the Company;

•	are effectively subordinated to all secured Indebtedness of the Company;

•	rank equally with the 9.25% Senior Subordinated Notes due 2007 (the “9.25% Notes”) and the 8.75% Senior Subordinated Notes due 2013 (the “8.75% Notes”) issued by the Company;

•	are senior in right of payment to any future Indebtedness of the Company that is specifically subordinated to the Notes; and

•	are unconditionally guaranteed by the Guarantors.

The Guaranties

These Notes are guaranteed by each of the existing and future Material Restricted Subsidiaries of the Company, which are initially all of the subsidiaries of the Company except:

PNK Development 1, Inc.

PNK Development 2, Inc.

PNK Development 3, Inc.

Realty Investment Group, Inc.

Ogle Haus, LLC

and the following subsidiaries of Casino Magic Corp.:

Casino Magic Neuquen S.A. and its subsidiary Casino Magic Support Services S.A.

Casino Magic Hellas, S.A.

Casino Magic Buenos Aires, S.A.

Casino Magic Europe, BV

Casino Parking, Inc.

St. Louis Casino Corp.

The Guaranties of these Notes:

•	are general unsecured obligations of each Guarantor;

•	are subordinated in right of payment to all existing and future Senior Debt of each Guarantor;

•	are effectively subordinated to all secured Indebtedness of each Guarantor;

•	rank equally with each Guarantor’s guarantee of each of the 9.25% Notes and the 8.75% Notes issued by the Company;

•	are senior in right of payment to any future Indebtedness of each Guarantor that is specifically subordinated to the Guaranties; and

•	are subject to release in the circumstances specified in the Indenture.

As indicated above and as discussed in detail below under the subheading “Subordination,” payments on the Notes and under the Guaranties will be subordinated to the payment of Senior Debt. As of March 31, 2004, the Notes and the Guaranties would have been subordinated to (i) approximately $163 million of Senior Debt, and (ii) approximately $143 million of unused revolving credit and delayed draw term loan facilities. The Indenture permits us and the Guarantors to incur additional Senior Debt.

As of the date of the Indenture, all of our Subsidiaries were “Restricted Subsidiaries,” except for Casino Magic Neuquen S.A. and its subsidiary Casino Magic Support Services S.A., Casino Magic Hellas, S.A., Casino Magic Buenos Aires, S.A. and Casino Magic Europe, BV. However, under the circumstances described below, we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries do not guarantee these Notes.

Not all of our “Restricted Subsidiaries” guarantee these Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor subsidiaries generated approximately 2.4% of our consolidated revenues for the year ended December 31, 2003 and held approximately 1.1% of our consolidated assets as of March 31, 2004. See note 15 to our consolidated financial statements for year ended December 31, 2003 and note 8 to our condensed consolidated financial statements for the three months ended March 31, 2004 included at the back of this prospectus for more detail about the division of our consolidated revenues and assets between our guarantor and non-guarantor subsidiaries.

Principal, Maturity and Interest

The Company will issue Notes with a maximum aggregate principal amount of $200 million in this offering. The Company may issue additional notes from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company issues Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on March 15, 2012.

Interest on these Notes accrues at the rate of 8¼% per annum and is payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2004. The Company will make each interest payment to the holders of record of these Notes on the immediately preceding March 1 and September 1.

Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments, and Liquidated Damages, if any, on those Notes in accordance with those instructions. All other payments on these Notes will be made at the office or agency of the Company maintained for such purpose within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders; provided that all payments with respect to Global Notes, and any definitive Notes the Holder of which has given wire instructions to the Company will be made by wire transfer. Until otherwise designated by the Company, the Company’s office or agency in New York will be the office of the Trustee maintained for such purpose.

Optional Redemption

The Company does not have the option to redeem the Notes prior to March 15, 2008. Thereafter, the Company has the option to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2008	104.125%
2009	102.063%
2010 and thereafter	100.000%

Notwithstanding the foregoing, the Company may, at any time prior to March 15, 2007, redeem up to 35% of the initially outstanding aggregate principal amount of Notes with the net cash proceeds of one or more Equity

Offerings of the Company at a redemption price in cash of 108.250% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes redeemed, to the redemption date; provided that:

(1) at least 65% of the initially outstanding aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption;

(2) notice of any such redemption shall be given by the Company to the Holders and the Trustee within 15 days after the consummation of any such Equity Offering; and

(3) such redemption shall occur within 60 days of the date of such notice.

In addition to the foregoing, if:

(1) any Gaming Authority makes a determination of unsuitability of a holder or beneficial owner of Notes (or of an Affiliate of such holder or beneficial owner), or

(2) any Gaming Authority requires that a holder or beneficial owner of Notes (or an Affiliate thereof) must be licensed, qualified or found suitable under any applicable Gaming Laws and such holder or beneficial owner (or Affiliate thereof):

(A) fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority, or

(B) is denied such license or qualification or not found suitable,

the Company shall have the right, at any time from or after the Issue Date, at its option:

(1) to require any such holder or beneficial owner to dispose of its Notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or

(2) to call for the redemption of the Notes of such holder or beneficial owner at a redemption price equal to the least of:

(A) the principal amount thereof,

(B) the price at which such holder or beneficial owner acquired the Notes, in the case of either clause (A) above or this clause (B), together with accrued interest and Liquidated Damages, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority, or

(C) such other lesser amount as may be required by any Gaming Authority.

Immediately upon a determination by a Gaming Authority that a holder or beneficial owner of Notes (or an affiliate thereof) will not be licensed, qualified or found suitable or is denied a license, qualification or finding of suitability, the holder or beneficial owner will not have any further rights with respect to the Notes to:

(1) exercise, directly or indirectly, through any Person, any right conferred by the Notes; or

(2) receive any interest, any Liquidated Damages, or any other distribution or payment with respect to the Notes, or any remuneration in any form from the Company for services rendered or otherwise, except the redemption price of the Notes.

The Company shall notify the Trustee in writing of any such redemption as soon as practicable. The holder or beneficial owner applying for license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes to be redeemed among the holders of Notes as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, or

(2) if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate.

No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

Except as described below under “Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Subordination

The payment of principal and interest and Liquidated Damages, if any, on the Notes and the related Guaranties are subordinated to the prior payment in full of all Senior Debt, whether outstanding on the Issue Date or thereafter Incurred.

Upon any distribution to creditors of any Obligor in a liquidation or dissolution of such Obligor or in a proceeding under Bankruptcy Law relating to such Obligor or its property, in an assignment for the benefit of creditors or any marshaling of such Obligor’s assets and liabilities:

(1) the holders of Senior Debt will be entitled to receive payment in full of all Obligations in respect of such Senior Debt (including Accrued Bankruptcy Interest) and to have all outstanding Letter of Credit Obligations and applicable Hedging Obligations fully cash collateralized before the Trustee or the holders shall be entitled to receive any payment or distribution on Obligations in respect of the Notes (except that the Trustee or the holders may receive payments and other distributions made from the defeasance or redemption trust described under “Legal Defeasance and Covenant Defeasance” or “Selection and Notice” and the issuance of Permitted Junior Securities), and

(2) until all Obligations with respect to Senior Debt (as provided in clause (1) above) are paid in full and all outstanding Letter of Credit Obligations and applicable Hedging Obligations are fully cash collateralized, any distribution to which the Trustee or the holders would be entitled but for this provision, including any such distribution that is payable or deliverable by reason of the payment of any other Indebtedness of such Obligor being subordinated to the payment of the Notes, shall be made to holders of Senior Debt or their representatives, ratably in accordance with the respective amounts of the principal of such Senior Debt, interest (including, without limitation, Accrued Bankruptcy Interest) thereon and all other Obligations with respect thereto (except that holders may receive payments and other distributions made from the defeasance or redemption trust described under “Legal Defeasance and Covenant Defeasance” or “Selection and Notice” and the issuance of Permitted Junior Securities), as their respective interests may appear.

The Obligors will also be restrained from making any payment or distribution to the Trustee or any holder in respect of Obligations arising under or in connection with the Notes, and from acquiring from the Trustee or any holder any Notes for cash or property (other than payments and other distributions made from any defeasance or redemption trust described under “Legal Defeasance and Covenant Defeasance” or “Selection and Notice” and the issuance of Permitted Junior Securities), until all principal and other Obligations arising under or in connection with the Senior Debt have been paid in full or fully cash-collateralized, if not yet due if:

(1) a default in the payment of any Obligations with respect to Designated Senior Debt occurs and is continuing (including any default in payment upon the maturity of any Designated Senior Debt by lapse of time, acceleration or otherwise), or any judicial proceeding is pending to determine whether any such default has occurred, or

(2) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the affected Obligors or the holders of any Designated Senior Debt.

Payments on the Notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived, and

(2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, unless the maturity of any Designated Senior Debt has been accelerated.

No new period of payment blockage predicated on a nonpayment default may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 180 days.

Notwithstanding the foregoing, the Company will be permitted to repurchase, redeem, repay or prepay any or all of the Notes to the extent required to do so by any Gaming Authority having authority over any Obligor.

The Indenture provides that the Trustee or any holder that has received any payment or distribution in violation of the foregoing provisions will be required to hold the same without commingling and deliver the same, in the form received, together with any necessary endorsements, to the holders of Senior Debt or their representatives. The Indenture further requires that each affected Obligor promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Notes may recover less ratably than creditors of the affected Obligors who are holders of Senior Debt. See “Risk Factors—Risks Related to Our Capital Structure and this Offering—Your right to receive payments on the notes or under the subsidiary guarantees is junior to our existing senior indebtedness and our subsidiary guarantors’ existing senior indebtedness and possibly all of our future borrowings.”

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. Within 30 days following any Change of

Control, the Company will mail a notice to the Trustee and each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with all applicable laws, including, without limitation, Section 14(e) of the Exchange Act and the rules thereunder and all applicable federal and state securities laws, and will include all instructions and materials necessary to enable holders to tender their Notes.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by such holder, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either:

(1) repay all outstanding obligations with respect to Senior Debt,

(2) obtain the requisite consents, if any, from the holders of Senior Debt to permit the repurchase of the Notes required by this covenant, or

(3) deliver to the Trustee an Officer’s Certificate to the effect that no action of the kind described in clause (1) or (2) is necessary.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Bank Credit Agreement contains, and any future Credit Facilities or other agreements relating to Indebtedness to which the Company becomes a party may contain, restrictions on the ability of the Company to purchase any Notes, and also may provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consents of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain all such requisite consents or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. Thus, there can be no assurance that in the event of a Change of Control the Company will have sufficient funds, or that it will be permitted under the terms of the Bank Credit Agreement, to satisfy its obligations with respect to any or all of the tendered Notes.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to another Person or group may be uncertain.

The presence of the Company’s Note repurchase obligation in the event of a Change of Control may deter potential bidders from attempting to acquire the Company, whether by merger, tender offer or otherwise. Such deterrence may have an adverse effect on the market price for the Company’s securities, particularly its common stock, which would presumably reflect the market’s perception of the likelihood of any takeover attempt at a premium to the market price.

Asset Sales

The Indenture provides that no Obligor will, directly or indirectly, consummate or enter into a binding commitment to consummate an Asset Sale unless:

(1) such Obligor, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or of which other disposition is made (as determined reasonably and in good faith by the Board of such Obligor), and

(2) at least 75% of the consideration received by such Obligor from such Asset Sale will be cash or Cash Equivalents and will be received at the time of the consummation of any such Asset Sale. For purposes of this provision, each of the following shall be deemed to be cash:

(A) any liabilities as shown on the Obligors’ most recent balance sheet (or in the notes thereto) (other than (i) Indebtedness subordinate in right of payment to the Notes, (ii) contingent liabilities, (iii) liabilities or Indebtedness to Affiliates of the Company and (iv) Non-Recourse Indebtedness) that are assumed by the transferee of any such assets, and

(B) to the extent of the cash received, any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by such Obligor into cash within 90 days of receipt.

Notwithstanding the foregoing, an Obligor will be permitted to consummate an Asset Sale without complying with the foregoing provisions if:

(1) such Obligor receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of the Board of such Obligor) as set forth in an Officers’ Certificate delivered to the Trustee,

(2) the transaction constitutes a “like-kind exchange” of the type contemplated by Section 1031 of the Internal Revenue Code, and

(3) the consideration for such Asset Sale constitutes Productive Assets; provided that any non-cash consideration not constituting Productive Assets received by such Obligor in connection with such Asset Sale that is converted into or sold or otherwise disposed of for cash or Cash Equivalents at any time within 360 days after such Asset Sale and any Productive Assets constituting cash or Cash Equivalents received by such Obligor in connection with such Asset Sale shall constitute Net Cash Proceeds subject to the provisions set forth above.

Upon the consummation of an Asset Sale, the Company or the affected Obligor will be required to apply all Net Cash Proceeds that are received from such Asset Sale within 360 days of the receipt thereof either:

(1) to reinvest (or enter into a binding commitment to invest, if such investment is effected within 360 days after the date of such commitment) in Productive Assets or in Asset Acquisitions not otherwise prohibited by the Indenture, or

(2) to permanently prepay or repay Indebtedness of any Obligor other than Indebtedness that is subordinate in right of payment to the Notes.

Pending the final application of any such Net Cash Proceeds, the Obligors may temporarily reduce revolving Indebtedness or otherwise invest such Net Cash Proceeds in any manner not prohibited by the Indenture.

On the 361st day after an Asset Sale or such earlier date, if any, as the Board of the Company or the affected Obligor determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (1) or (2) of the preceding paragraph (each a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (1) or (2) of the preceding paragraph (each a “Net Proceeds Offer Amount”), will be applied by the Company to make an offer to purchase (the “Net Proceeds Offer”), on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, on a pro rata basis (A) Notes at a purchase price in cash equal to 100% of the aggregate principal amount of Notes, in each case, plus accrued and unpaid interest and Liquidated Damages, if any, thereon on the Net Proceeds Offer Payment Date and (B) the outstanding 9.25% Notes, 8.75% Notes or other Indebtedness Incurred by the Company which is pari passu with the Notes, in each case to the extent required by the terms thereof; provided that if at any time within 360 days after an Asset Sale any non-cash consideration received by the Company or the affected Obligor in connection with such Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with this covenant. To the extent that the aggregate principal amount of Notes, 9.25% Notes, 8.75% Notes or other pari passu Indebtedness tendered pursuant to the Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Obligors may use any remaining proceeds of such Asset Sales for general corporate purposes (but subject to the other terms of the Indenture). Upon completion of a Net Proceeds Offer, the Net Proceeds Offer Amount relating to such Net Proceeds Offer will be deemed to be zero for purposes of any subsequent Asset Sale. In the event that a Restricted Subsidiary consummates an Asset Sale, only that portion of the Net Cash Proceeds therefrom (including any Net Cash Proceeds received upon the sale or other disposition of any noncash proceeds received in connection with an Asset Sale) that are distributed to or received by any Obligor will be required to be applied by the Obligors in accordance with the provisions of this paragraph.

Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $10 million the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to September 25, 2003 from all Asset Sales by the Obligors in respect of which a Net Proceeds Offer has not been made aggregate at least $10 million at which time the affected Obligor will apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (each date on which the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $10 million or more will be deemed to be a Net Proceeds Offer Trigger Date). In connection with any Asset Sale with respect to assets having a book value in excess of $10 million or as to which it is expected that the aggregate consideration therefor to be received by the affected Obligor will exceed $10 million in value, such Asset Sale will be approved, prior to the consummation thereof, by the Board of the applicable Obligor.

Certain Covenants

Restricted Payments

The Indenture provides that neither the Company nor any Restricted Subsidiary will, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Company or dividends or distributions payable to the Company or a Restricted Subsidiary) in respect of the Company’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or such Restricted Subsidiary, as applicable) or to the direct or indirect holders of the Company’s or such Restricted Subsidiary’s Equity Interests in their capacity as such,

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) Equity Interests of the Company or any Restricted Subsidiary or of any direct or indirect parent or Affiliate of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or any Restricted Subsidiary),

(3) make any payment on or with respect to, or purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value any Indebtedness that is subordinate in right of payment to the Notes, except a payment of principal, interest or other amounts required to be paid at Stated Maturity, or

(4) make any Investment (other than Permitted Investments) (each of the foregoing prohibited actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”),

if at the time of such proposed Restricted Payment or immediately after giving effect thereto,

(1) a Default or an Event of Default has occurred and is continuing or would result therefrom,

(2) the Company is not, or would not be, able to Incur at least $1.00 of additional Indebtedness under the Consolidated Coverage Ratio test described in the second paragraph of the covenant described below under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock,” or

(3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to September 25, 2003 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of the Company) exceeds or would exceed the sum, without duplication, of:

(A) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company and the Restricted Subsidiaries during the period (treating such period as a single accounting period) beginning on September 25, 2003 and ending on the last day of the most recent fiscal quarter of the Company ending immediately prior to the date of the making of such Restricted Payment for which internal financial statements are available ending not more than 135 days prior to the date of determination, plus

(B) 100% of the fair market value of the aggregate net proceeds received by the Company from any Person (other than from a Subsidiary of the Company) from the issuance and sale of Qualified Capital Stock of the Company or the conversion of debt securities or Disqualified Capital Stock into Qualified Capital Stock (to the extent that proceeds of the issuance of such Qualified Capital Stock would have been includable in this clause if such Qualified Capital Stock had been initially issued for cash) subsequent to September 25, 2003 and on or prior to the date of the making of such Restricted Payment (excluding any Qualified Capital Stock of the Company the purchase price of which has been financed directly or indirectly using funds (i) borrowed from the Company or any Restricted Subsidiary, unless and until and to the extent such borrowing is repaid, or (ii) contributed, extended, guaranteed or advanced by the Company or any Restricted Subsidiary (including, without limitation, in respect of any employee stock ownership or benefit plan)); provided that such aggregate net proceeds are limited to cash, Cash Equivalents and other assets used or useful in a Related Business or the Capital Stock of a Person engaged in a Related Business, plus

(C) 100% of the aggregate cash received by the Company subsequent to September 25, 2003 and on or prior to the date of the making of such Restricted Payment upon the exercise of options or warrants (whether issued prior to or after September 25, 2003) to purchase Qualified Capital Stock of the Company, plus

(D) to the extent that any Restricted Investment that was made after September 25, 2003 is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, or any dividends, distributions, principal repayments, or returns of capital are received by the Company or any Restricted Subsidiary in respect of any Restricted Investment, the proceeds of such sale, liquidation, repayment, dividend, distribution, principal repayment or return of capital, in each such case (i) reduced by the amount of any Amount Limitation Restoration (as defined below) for such Restricted Investment and (ii) valued at the cash or marked-to-market value of Cash Equivalents received with respect to such Restricted Investment (less the cost of disposition, if any), plus

(E) to the extent that any Person becomes a Restricted Subsidiary or an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (i) the fair market value of the Restricted Investment of the Company and its Restricted Subsidiaries in such Person as of the date it becomes a Restricted Subsidiary or in such Unrestricted Subsidiary on the date of redesignation as a Restricted Subsidiary or (ii) the fair market value of such Restricted Investment as of the date such Restricted Investment was originally made in such Person or, in the case of the redesignation of an Unrestricted Subsidiary into a Restricted Subsidiary which Subsidiary was designated as an Unrestricted Subsidiary after the date of the Indenture, the amount of the Company’s Restricted Investment therein as determined under the last paragraph of this covenant, plus the aggregate fair market value of any additional Restricted Investments (each valued as of the date made) by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after the date of the Indenture; provided that any amount so determined in (i) or (ii) shall be reduced to the extent that such Investment shall have been recouped as an Amount Limitation Restoration to the Amount Limitations of clause (4) or (6) below.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

(1) the payment of any dividend or the making of any distribution within 60 days after the date of declaration of such dividend or distribution if the making thereof would have been permitted on the date of declaration; provided such dividend will be deemed to have been made as of its date of declaration or the giving of such notice for purposes of this clause (1);

(2) the redemption, repurchase, retirement or other acquisition of Capital Stock of the Company or warrants, rights or options to acquire Capital Stock of the Company either (A) solely in exchange for shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company, or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company; provided that no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom;

(3) the redemption, repurchase, retirement, defeasance or other acquisition of Indebtedness of any Obligor that is subordinate or junior in right of payment to the Notes or the Guaranties either (A) solely in exchange for shares of Qualified Capital Stock of the Company or for Permitted Refinancing Indebtedness, or (B) through the application of the net proceeds of a substantially concurrent sale for cash (other than to an Obligor) of (i) shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company or (ii) Permitted Refinancing Indebtedness; provided that no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment pursuant to this clause (3) or would not result therefrom;

(4) Restricted Payments in an amount not in excess of $50 million in the aggregate for all such Restricted Payments made in reliance upon this clause (4), for the purpose of (A) Limited Real Estate Development or (B) developing, constructing, improving or acquiring (i) a Casino or Casinos or, if applicable, any Related Business in connection with such Casino or Casinos or (ii) a Related Business to be used primarily in connection with an existing Casino or Casinos;

(5) redemptions, repurchases or repayments to the extent required by any Gaming Authority having jurisdiction over the Company or any Restricted Subsidiary or deemed necessary by the Board of the Company in order to avoid the suspension, revocation or denial of a gaming license by any Gaming Authority;

(6) other Restricted Payments not to exceed $25 million in the aggregate; provided no Default or Event of Default then exists or would result therefrom;

(7) repurchases by the Company of its common stock, options, warrants or other securities exercisable or convertible into such common stock from employees and directors of the Company or any of its respective Subsidiaries upon death, disability or termination of employment or directorship of such employees or directors;

(8) the payment of any amounts in respect of Equity Interests by any Restricted Subsidiary organized as a partnership or a limited liability company or other pass-through entity:

(A) to the extent of capital contributions made to such Restricted Subsidiary (other than capital contributions made to such Restricted Subsidiary by the Company or any Restricted Subsidiary),

(B) to the extent required by applicable law, or

(C) to the extent necessary for holders thereof to pay taxes with respect to the net income of such Restricted Subsidiary, the payment of which amounts under this clause (C) is required by the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document;

provided, that except in the case of clause (B) and (C), no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom, and provided further that, except in the case of clause (B) or (C), such distributions are made pro rata in accordance with the respective Equity Interests contemporaneously with the distributions paid to the Company or a Restricted Subsidiary or their Affiliates holding an interest in such Equity Interests;

(9) Investments in Unrestricted Subsidiaries, joint ventures, partnerships or limited liability companies consisting of conveyances of substantially undeveloped real estate in a number of acres which, after giving effect to any such conveyance, would not exceed in the aggregate for all such conveyances after September 25, 2003, 50% of the sum of (A) the acres of undeveloped real estate held by the Company and its Restricted Subsidiaries on the date of such conveyance plus (B) the acres of undeveloped real estate previously so conveyed by the Company and its Restricted Subsidiaries after September 25, 2003; provided, that no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom;

(10) Investments, not to exceed $15 million in the aggregate, in any combination of (A) readily marketable equity securities and (B) assets of the kinds described in the definition of “Cash Equivalents”; provided, that for the purposes of this clause (10), such Investments may be made without regard to the rating requirements or the maturity limitations set forth in such definition;

(11) the payment of any dividend or distributions by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(12) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(13) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Capital Stock of the Company or any Restricted Subsidiary of the Company issued on or after September 25, 2003 in accordance with the Consolidated Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(14) contributions, payments, loans or remittances to the Argentina Subsidiaries from the Company or a Restricted Subsidiary of the Argentina Contribution Amount; or

(15) the payment of any dividend or other distribution by the Company or its Restricted Subsidiaries of Equity Interests in the Argentina Subsidiaries that are Unrestricted Subsidiaries and the termination of any agreements or arrangements with such entities in connection therewith; provided that no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom.

In determining the aggregate amount of Restricted Payments made subsequent to September 25, 2003, Restricted Payments made pursuant to clauses (2), (3), (4), (6), (8), (9), (11), (12), (14) and (15) of this paragraph shall, in each case, be excluded from such calculation; provided, that any amounts expended or liabilities incurred in respect of fees, premiums or similar payments in connection therewith shall be included in such calculation. Restricted Payments under clauses (4), (6) and (10) shall be limited to the respective amounts of $50 million, $25 million and $15 million set forth in such clauses (each, an “Amount Limitation”). The Amount Limitation for each clause shall be permanently reduced at the time of any Restricted Payment made under such clause; provided, however, that to the extent that a Restricted Investment made under such clause is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, or principal repayments or returns of capital are received by the Company or any Restricted Subsidiary in respect of such Restricted Investment, valued, in each such case at the cash or marked-to-market value of Cash Equivalents received with respect to such Restricted Investment (less the cost of disposition, if any), then the Amount Limitation for such clause shall be increased by the amount so received by the Company or a Restricted Subsidiary (an “Amount Limitation Restoration”). In no event shall the aggregate Amount Limitation Restorations for a Restricted Investment exceed the original amount of such Restricted Investment.

With respect to clauses (4) and (6) above, the respective Amount Limitation under each such clause, as applicable, shall also be increased when any Person becomes a Restricted Subsidiary or an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary (each such increase also referred to as an “Amount Limitation Restoration”) by the lesser of (i) the fair market value of the Restricted Investment made under clause (4) or (6) in such Person as of the date it becomes a Restricted Subsidiary or in such Unrestricted Subsidiary as of the date of redesignation, as the case may be, or (ii) the fair market value of such Restricted Investment as of the date such Restricted Investment was originally made in such Person or, in the case of the redesignation of an Unrestricted Subsidiary into a Restricted Subsidiary which Subsidiary was designated as an Unrestricted Subsidiary after the date of the Indenture, the amount of the Company’s Restricted Investment therein as determined under the last paragraph of this covenant, plus the aggregate fair market value of any additional Investments (each valued as of the date made) made under clause (4) or (6) in such Unrestricted Subsidiary after the date of the Indenture.

Not less than once each fiscal quarter in which the Company has made a Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that each Restricted Payment (and any Amount Limitation Restoration relied upon in making such Restricted Payment) made during the prior fiscal quarter complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, including any applicable calculations of the Argentina Receipts, Argentina Contribution Amount and the Reclassified Argentina Receipts (upon which the Trustee may conclusively rely without any investigation whatsoever), which calculations may be based upon the Company’s latest available internal quarterly financial statements. In the event that the Company makes one or more Restricted Payments in an amount exceeding $3 million that have not been covered by an Officers’ Certificate issued pursuant to the immediately preceding sentence, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payments (and any Amount Limitation Restoration relied upon in making such Restricted Payment) comply with the

Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed (upon which the Trustee may conclusively rely without any investigation whatsoever), which calculations may be based upon the Company’s latest available internal quarterly financial statements.

The Board of the Company may designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Obligors (except to the extent repaid in cash or in kind) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of:

(1) the net book value of such Investments at the time of such designation,

(2) the fair market value of such Investments at the time of such designation, and

(3) the original fair market value of such Investments at the time they were made.

Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Indenture provides that the Company will not, directly or indirectly:

(1) Incur any Indebtedness or issue any Disqualified Capital Stock, other than Permitted Indebtedness, or

(2) cause or permit any of its Restricted Subsidiaries to Incur any Indebtedness or issue any Disqualified Capital Stock or preferred stock, in each case, other than Permitted Indebtedness.

Notwithstanding the foregoing limitations, the Company may issue Disqualified Capital Stock, and any Obligor may Incur Indebtedness (including, without limitation, Acquired Debt) or issue preferred stock, if:

(1) no Default or Event of Default shall have occurred and be continuing on the date of the proposed Incurrence or issuance or would result as a consequence of such proposed Incurrence or issuance, and

(2) immediately after giving pro forma effect to such proposed Incurrence or issuance and the receipt and application of the net proceeds therefrom, the Company’s Consolidated Coverage Ratio would not be less than 2.00:1.00.

Any Indebtedness of any Person existing at the time it becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of capital stock or otherwise) shall be deemed to be Incurred as of the date such Person becomes a Restricted Subsidiary.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) of such definition or is entitled to be Incurred pursuant to the second paragraph of this covenant, the Company will, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the second paragraph hereof. The Company may reclassify such Indebtedness from time to time in its sole discretion and may classify any item of Indebtedness in part under one or more of the categories of Permitted Indebtedness and/or in part as Indebtedness entitled to be Incurred pursuant to the second paragraph of this covenant. Accrual of interest, the accretion of principal amount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

Liens

The Indenture provides that no Obligor will, directly or indirectly, create, Incur or assume any Lien, except a Permitted Lien, securing Indebtedness that is pari passu with or subordinate in right of payment to the Notes or the Guaranties, on or with respect to any of its property or assets including any shares of stock or Indebtedness of any Restricted Subsidiary, whether owned on the Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, unless:

(1) in the case of any Lien securing Indebtedness that is pari passu in right of payment with the Notes or the Guaranties, the Notes or the Guaranties are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien, and

(2) in the case of any Lien securing Indebtedness that is subordinate in right of payment to the Notes or the Guaranties, the Notes or the Guaranties are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Indenture provides that no Obligor will, directly or indirectly, create or otherwise cause or permit or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock,

(2) make loans or advances to or pay any Indebtedness or other obligations owed to any Obligor or to any Restricted Subsidiary, or

(3) transfer any of its property or assets to any Obligor or to any Restricted Subsidiary (each such encumbrance or restriction in clause (1), (2) or (3), a “Payment Restriction”).

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(A) applicable law or required by any Gaming Authority;

(B) the Indenture;

(C) customary non-assignment provisions of any purchase money financing contract or lease of any Restricted Subsidiary entered into in the ordinary course of business of such Restricted Subsidiary;

(D) any instrument governing Acquired Debt Incurred in connection with an acquisition by any Obligor or Restricted Subsidiary in accordance with the Indenture as the same was in effect on the date of such Incurrence; provided that such encumbrance or restriction is not, and will not be, applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries or the property or assets, including directly-related assets, such as accessions and proceeds so acquired or leased;

(E) any restriction or encumbrance contained in contracts for the sale of assets to be consummated in accordance with the Indenture solely in respect of the assets to be sold pursuant to such contract;

(F) any restrictions of the nature described in clause (3) above with respect to the transfer of assets secured by a Lien that was permitted by the Indenture to be Incurred;

(G) any encumbrance or restriction contained in Permitted Refinancing Indebtedness; provided that the provisions relating to such encumbrance or restriction contained in any such Permitted Refinancing Indebtedness are no less favorable to the holders of the Notes in any material respect in the good faith judgment of the Board of the Company than the provisions relating to such encumbrance or restriction contained in the Indebtedness being refinanced;

(H) agreements governing Indebtedness of the Company or its Restricted Subsidiaries existing on the Issue Date, including the Bank Credit Agreement and any amendments, modifications,

restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture, taken as a whole; or

(I) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition.

Merger, Consolidation, or Sale of Assets

The Indenture provides that no Obligor may, in a single transaction or a series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of such Obligor’s properties or assets whether as an entirety or substantially as an entirety to any Person or adopt a Plan of Liquidation unless:

(1) either

(A) in the case of a consolidation or merger, such Obligor (other than the Company, or any successor thereto) shall be the surviving or continuing entity and if such Obligor is the Company, or any successor thereto, such Obligor is the surviving or continuing corporation, or

(B) the Person (if other than such Obligor) formed by such consolidation or into which such Obligor is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of such Obligor and of such Obligor’s Subsidiaries substantially as an entirety, or in the case of a Plan of Liquidation, the Person to which assets of such Obligor and such Obligor’s Subsidiaries have been transferred (i) shall be an entity (which shall be a corporation in the case of the Company or any successor thereto) organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (ii) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest and Liquidated Damages, if any, on all of the Notes and, if applicable, the Guaranties and the performance of every covenant of the Notes, the Indenture and the registration rights agreement on the part of such Obligor to be performed or observed;

(2) in the event that such transaction involves (A) the incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries incurred in connection with or as a result of such transaction as having been incurred at the time of such transaction) and/or (B) the assumption contemplated by clause (1)(B)(ii) above (including giving effect to any Indebtedness and Acquired Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction), then immediately after giving effect to such incurrence and/or assumption under clauses (A) and (B), (i) the Obligors, including any such other Person becoming an Obligor through the operation of clause (1)(B) above, could Incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to the Consolidated Coverage Ratio test described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) the Consolidated Coverage Ratio of the Obligors is no less than their Consolidated Coverage Ratio immediately prior to such transaction or series of transactions;

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing; and

(4) such Obligor or such other Person shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance, other disposition or Plan of Liquidation and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Notwithstanding clause (2) above:

(A) any Restricted Subsidiary may consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to the Company or to a Restricted Subsidiary, and

(B) any Obligor may consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any Person that has conducted no business and Incurred no Indebtedness or other liabilities if such transaction is solely for the purpose of effecting a change in the state of incorporation or form of organization of such Obligor.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Transactions With Affiliates

The Indenture provides that no Obligor will make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is, considered in light of any series of related transactions of which it comprises a part, on terms that are fair and reasonable and no less favorable to such Obligor than those that might reasonably have been obtained at such time in a comparable transaction or series of related transactions on an arms-length basis from a Person that is not such an Affiliate;

(2) with respect to any Affiliate Transaction involving aggregate consideration of $5 million or more to the affected Obligor, a majority of the disinterested members of the Board of the Company (and of any other affected Obligor, where applicable) shall, prior to the consummation of any portion of such Affiliate Transaction, have reasonably and in good faith determined, as evidenced by a resolution of its Board, that such Affiliate Transaction meets the requirements of the foregoing clause; and

(3) with respect to any Affiliate Transaction involving value of $15 million or more to the affected Obligor, the Board of the applicable Obligor shall have received prior to the consummation of any portion of such Affiliate Transaction, a written opinion from an independent investment banking, accounting or appraisal firm of recognized national standing that such Affiliate Transaction is on terms that are fair to such Obligor from a financial point of view.

The foregoing restrictions will not apply to:

(1) reasonable fees and compensation (including any such compensation in the form of Equity Interests not derived from Disqualified Capital Stock, together with loans and advances, the proceeds of which are used to acquire such Equity Interests) paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Obligors as determined in good faith by the Board or senior management,

(2) any transaction solely between or among Obligors and Restricted Subsidiaries to the extent any such transaction is otherwise in compliance with, or not prohibited by, the Indenture,

(3) any Restricted Payment permitted by the terms of the covenant described above under the heading “—Restricted Payments” or any Permitted Investment,

(4) provision of management and related services and goods related thereto (including any agreements therefor) to an Unrestricted Subsidiary in connection with the development, construction and operation of gaming facilities, provided the Obligor is reimbursed for all costs and expenses it incurs in providing such services, or

(5) transactions pursuant to agreements existing on the Issue Date which are set forth on a schedule to the Indenture.

No Subordinated Debt Senior to The Notes or Guaranties

The Indenture provides that no Obligor will Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes or the Guaranties. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Amendments to Subordination Provisions

The Indenture provides that, without the consent of the holders of 66 2/3% of the principal amount of the outstanding Notes, the Obligors will not amend, modify or alter the terms of any indebtedness subordinated to the Notes or the Guaranties in any way that will:

(1) increase the rate of or change the time for payment of interest on such subordinated indebtedness,

(2) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any such subordinated indebtedness,

(3) alter the redemption provisions or the price or terms at which any Obligor is required to offer to purchase such subordinated indebtedness, or

(4) amend the subordination provisions of any documents, instruments or agreements governing any such subordinated indebtedness, except to the extent that any of the foregoing would be required to permit any Obligor to make a Restricted Payment permitted by the covenant described above under the heading “—Restricted Payments.”

Lines of Business

The Indenture provides that the Obligors will not engage in any lines of business other than the Core Businesses.

Reports

The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee for mailing to the holders of Notes:

(1) all quarterly and annual financial information that would be required to be contained in a filing or filings by the Company with the SEC on Forms 10-Q and 10-K if the Company was required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants, and

(2) all current reports that would be required to be filed by the Company with the SEC on Form 8-K if the Company was required to file such reports,

in each case within 15 days of the time periods specified in the SEC’s rules and regulations.

In addition, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The

Indenture permits the Company to deliver the consolidated reports or financial information of the Company to comply with the foregoing requirements.

Events of Default and Remedies

The Indenture provides that each of the following constitutes an Event of Default:

(1) default for 30 days in the payment when due of interest or Liquidated Damages, if any, on the Notes or the Guaranties (whether or not prohibited by the subordination provisions of the Indenture);

(2) default in payment of the principal of or premium, if any, on the Notes or the Guaranties when due and payable, at maturity, upon acceleration, redemption or otherwise (whether or not prohibited by the subordination provisions of the Indenture);

(3) failure by any Obligor for 60 days after written notice to comply with any of its other agreements in the Indenture, the Notes or the Guaranties;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by any Obligor (or the payment of which is guaranteed by any Obligor) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of or premium, if any, or interest, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”), or

(B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more;

(5) failure by any Obligor to pay final judgments aggregating in excess of $10 million, net of any applicable insurance, the carrier or underwriter with respect to which has acknowledged liability in writing, which judgments are not paid, discharged or stayed for a period of 60 days after such judgment or judgments become final and non-appealable; and

(6) certain events of bankruptcy or insolvency with respect to any Obligor.

If an Event of Default (other than an Event of Default with respect to certain events of bankruptcy, insolvency or reorganization with respect to the Company or any of its Significant Subsidiaries or any group of Obligors that, taken together as a whole, would constitute a Significant Subsidiary) occurs and is continuing, then and in every such case, the Trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare the principal amount, together with any accrued and unpaid interest and premium and Liquidated Damages, if any, on all the Notes and Guaranties then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by holders) specifying the Event of Default and that it is a “notice of acceleration” and on the fifth Business Day after delivery of such notice the principal amount, in either case, together with any accrued and unpaid interest and premium and Liquidated Damages, if any, on all the Notes or the Guaranties then outstanding will become immediately due and payable, notwithstanding anything contained in the Indenture, the Notes or the Guaranties to the contrary. Upon the occurrence of specified Events of Default relating to bankruptcy, insolvency or reorganization with respect to the Company or any of its Significant Subsidiaries or any group of Obligors that, taken together as a whole, would constitute a Significant Subsidiary, the principal amount, together with any accrued and unpaid interest and premium and Liquidated Damages, if any, will immediately and automatically become due and payable, without the necessity of notice or any other action by any Person. Holders of the Notes may not enforce the Indenture, the Notes or the Guaranties except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages, if any) if it determines that withholding notice is in their interest.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of any Obligor with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to March 15, 2008 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to March 15, 2008, then the additional premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes and Guaranties.

The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest or Liquidated Damages, if any, on the Notes or the Guaranties. The waiver by the holders of any Indebtedness described in clause (4) of the first paragraph of “Events of Default and Remedies” above of the predicating default under such Indebtedness shall be deemed a waiver of such Default or Event of Default arising under, and a rescission of any acceleration resulting from the application of such clause (4), from the effective date, during the effective period and to the extent of, the waiver by the holders of such other Indebtedness.

The Company will be required to deliver to the Trustee annually statements regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, agent, manager, partner, member, incorporator or stockholder of any Obligor, in such capacity, will have any liability for any obligations of any Obligor under the Notes, the Indenture or the Guaranties or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guaranties. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Guaranties (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or

(B) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either:

(A) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or

(B) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable Bankruptcy Law;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8) the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver,

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”),

(3) reduce the rate of or change the time for payment of interest on any Note,

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration),

(5) make any Note payable in money other than that stated in the Notes,

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest or Liquidated Damages, if any, on the Notes,

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the conditions described above under the caption “—Repurchase at the Option of Holders”), or

(8) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without notice to or the consent of any holder of Notes, the Obligors and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Obligors’ obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, or to allow any Guarantor to execute a Guaranty with respect to the Notes.

In addition, any amendment (1) to the provisions of the article of the Indenture which governs subordination or (2) which releases any Guarantor from its obligations under any Guaranty, in either case will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, if such amendment would adversely affect the rights of holders of Notes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) The Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) The Company has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning The Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign. The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. However, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Trustee also serves as trustee under the indentures governing the 9.25% Notes and the 8.75% Notes.

Book-Entry, Delivery and Form

Except as set forth below, the Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000 (“Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, who will be the Global Notes Holder, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below.

See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), which may change from time to time.

So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Notes. Beneficial owners of Notes evidenced by the Global Notes will not be considered the owners or Holders of the notes under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither the Company nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (A) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

The Company will make, or cause the Paying Agent to make, payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make, or cause the Paying Agent to make, all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Accrued Bankruptcy Interest” means, with respect to any Senior Debt, all interest accruing thereon after the filing of a petition or commencement of any other proceeding by or against any Obligor under any Bankruptcy Law, in accordance with and at the rate (including any rate applicable upon any default or event of default, to the extent lawful) specified in the documents evidencing or governing such Indebtedness or Hedging Obligations, whether or not the claim for such interest is allowed as a claim after such filing in any proceeding under such Bankruptcy Law.

“Acquired Debt” means, with respect to any specified Person, Indebtedness of another Person and any of such other Person’s Subsidiaries existing at the time such other Person becomes a Subsidiary of such Person or at the time it merges or consolidates with such Person or any of such Person’s Subsidiaries or is assumed by such Person or any Subsidiary of such Person in connection with the acquisition of assets from such other Person and in each case not Incurred by such Person or any Subsidiary of such Person or such other Person in connection with, or in anticipation or contemplation of, such other Person becoming a Subsidiary of such Person or such acquisition, merger or consolidation.

“Affiliate” means, when used with reference to any Person:

(1) any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person or such other Person, as the case may be, or

(2) any director, officer or partner of such Person or any Person specified in clause (1) above.

For the purposes of this definition, the term “control” when used with respect to any specified Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling,” and “controlled” have meanings correlative of the foregoing. None of the initial purchasers nor any of their respective Affiliates shall be deemed to be an Affiliate of any Obligor or of any of their respective Affiliates.

“Argentina Contribution Amount” means all amounts received after September 25, 2003 by the Company or any Restricted Subsidiary as Argentina Receipts less (i) all Reclassified Argentina Receipts and (ii) all amounts previously distributed after September 25, 2003 under the clause (14) of the second paragraph of the covenant described under the heading “Certain Covenants—Restricted Payments.”

“Argentina Receipts” means any dividend, distribution, payment, reimbursement or other amounts received after September 25, 2003 from an Argentina Subsidiary by the Company or any Restricted Subsidiary.

“Argentina Subsidiaries” means Casino Magic Neuquen S.A. and Casino Magic Support Services S.A. and any successors thereto and any other Subsidiary which conducts operations in Argentina.

“Asset Acquisition” means:

(1) an Investment by any Obligor in any other Person pursuant to which such Person shall become an Obligor or a Restricted Subsidiary of an Obligor or shall be merged into, or with any Obligor or Restricted Subsidiary of an Obligor, or

(2) the acquisition by any Obligor of assets of any Person comprising a division or line of business of such Person or all or substantially all of the assets of such Person.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other disposition (for purposes of this definition, each a “disposition”) by any Obligor (including, without limitation, pursuant to any sale and leaseback transaction or any merger or consolidation of any Restricted Subsidiary of the Company with or into another Person (other than another Obligor) whereby such Restricted Subsidiary shall cease to be a Restricted Subsidiary of the Company) to any Person of:

(1) any property or assets of any Obligor to the extent that any such disposition is not in the ordinary course of business of such Obligor, or

(2) any Capital Stock of any Restricted Subsidiary, other than, in both cases:

(A) any disposition to the Company,

(B) any disposition to any Obligor or Restricted Subsidiary,

(C) any disposition that constitutes a Restricted Payment or a Permitted Investment that is made in accordance with the covenant described above under the caption “—Restricted Payments”,

(D) any transaction or series of related transactions resulting in Net Cash Proceeds to such Obligor of less than $2.5 million,

(E) any transaction that is consummated in accordance with the covenant described above under the caption “—Merger, Consolidation or Sale of Assets,”

(F) the sale or discount, in each case without recourse (direct or indirect), of accounts receivable arising in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be, but only in connection with the compromise or collection thereof,

(G) any pledge, assignment by way of collateral security, grant of security interest, hypothecation or mortgage, permitted by the Indenture or any foreclosure, judicial or other sale, public or private, by the pledgee, assignee, mortgagee or other secured party of the subject assets,

(H) a disposition of assets constituting a Permitted Investment, or

(I) any disposition of undeveloped or substantially undeveloped real estate, provided that in such disposition:

(i) the Obligor making such disposition receives consideration at the time of such disposition at least equal to the fair market value of the real estate assets disposed of (as determined reasonably and in good faith by the Board of such Obligor), and

(ii) at least 60% of the consideration received from such disposition by the Obligor making such disposition is cash or Cash Equivalents and is received at the time of the consummation of such disposition. (For purposes of this provision, each of the following shall be deemed to be cash: (A) any liabilities as shown on such Obligors’ most recent balance sheet (or in the notes thereto) (other than (i) Indebtedness subordinate in right of payment to the Notes, (ii) contingent liabilities, (iii) liabilities or Indebtedness to Affiliates of the Company and (iv) Non-Recourse Indebtedness) that are assumed by the transferee of any such assets, and (B) to the extent of the cash received, any notes or other obligations received by the Obligor making the disposition from such transferee that are converted by such Obligor into cash within 60 days of receipt.)

“Bank Credit Agreement” means the credit facility provided to the Company pursuant to the Credit Agreement, dated as of December 17, 2003, as amended, by and among the Company, the financial institutions from time to time named therein, and Lehman Commercial Paper Inc., as Administrative Agent, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors or other purchasers) in whole or in part from time to time.

“Bankruptcy Law” means the United States Bankruptcy Code and any other bankruptcy, insolvency, receivership, reorganization, moratorium or similar law providing relief to debtors, in each case, as from time to time amended and applicable to the relevant case.

“Board” means the Board of Directors or similar governing entity of an Obligor, the members of which are elected by the holders of Capital Stock of such Obligor or, if applicable, a duly-appointed committee of such Board of Directors or similar governing body, having jurisdiction over the subject matter at issue.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, rights, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person, and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the discounted rental stream payable by such Person that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP. The final maturity of any such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without penalty.

“Cash Equivalents” means:

(1) Government Securities;

(2) certificates of deposit, eurodollar time deposits and bankers acceptances maturing within 12 months from the date of acquisition thereof by any Obligor and issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of foreign bank having, at the date of acquisition of the applicable Cash Equivalent, (A) combined capital and surplus of not less than $500 million and (B) a commercial paper rating of at least A-1 from S&P or at least P-1 from Moody’s;

(3) repurchase obligations with a term of not more than seven days after the date of acquisition thereof by any Obligor for underlying securities of the types described in clauses (1), (2) and (4) hereof, entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper having a rating of at least P-1 from Moody’s or a rating of at least A-1 from S&P on the date of acquisition thereof by any Obligor;

(5) debt obligations of any corporation maturing within 12 months after the date of acquisition thereof by any Obligor, having a rating of at least P-1 or aaa from Moody’s or A-1 or AAA from S&P on the date of such acquisition; and

(6) mutual funds and money market accounts investing at least 90% of the funds under management in instruments of the types described in clauses (1) through (5) above and, in each case, maturing within the period specified above for such instrument after the date of acquisition thereof by any Obligor.

“Casino” means any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, marina, vessel, barge, ship and equipment.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company, or the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act),

(2) the adoption, or, if applicable, the approval of any requisite percentage of the Company’s stockholders of a plan relating to the liquidation or dissolution of the Company,

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), or

(4) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of the Company (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office.

“Consolidated Coverage Ratio” means, with respect to any Person on any date of determination, the ratio of:

(1) Consolidated EBITDA for the period of four fiscal quarters most recently ended prior to such date for which internal financial reports are available, ended not more than 135 days prior to such date, to

(2)(A) Consolidated Interest Expense during such period plus (B) dividends on or in respect of any Capital Stock of any such Person paid in cash during such period; provided that the Consolidated Coverage Ratio shall be calculated giving pro forma effect, as of the beginning of the applicable period, to any acquisition, Incurrence or redemption of Indebtedness (including the Notes), issuance or redemption of Disqualified Capital Stock, acquisition, Asset Sale, purchases of assets that were previously leased or re-designation of a Restricted Subsidiary as an Unrestricted Subsidiary, at any time during or subsequent to such period, but on or prior to the applicable Determination Date.

In making such computation, Consolidated Interest Expense:

(1) attributable to any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period, or

(2) attributable to interest on any Indebtedness under a revolving Credit Facility shall be computed on a pro forma basis based upon the average daily balance of such Indebtedness outstanding during the applicable period.

For purposes of calculating Consolidated EBITDA of the Company for the most recently completed period of four full fiscal quarters ending on the last day of the last quarter for which internal financial statements are available (such period of four fiscal quarters, the “Measurement Period”), not more than 135 days prior to the transaction or event giving rise to the need to calculate the Consolidated EBITDA,

(1) any Person that is a Restricted Subsidiary on such Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) shall be deemed to have been a Restricted Subsidiary at all times during such Measurement Period,

(2) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period,

(3) if the Company or any Restricted Subsidiary shall have in any manner

(A) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business), or

(B) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business)

any operating business during such Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date, such calculation shall be made on a pro forma basis in accordance with GAAP as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period; provided, however, that such pro forma adjustment shall not give effect to the Consolidated EBITDA of any acquired Person to the extent that such Person’s net income would be excluded pursuant to clause (6) of the definition of Consolidated Net Income; and

(4) any Indebtedness Incurred and proceeds thereof received and applied as a result of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio will be deemed to have been so Incurred, received and applied on the first day of such Measurement Period.

“Consolidated EBITDA” means, with respect to any Person for any period, the sum (without duplication) of:

(1) the Consolidated Net Income of such Person for such period, plus

(2) to the extent that any of the following shall have been taken into account in determining such Consolidated Net Income, and without duplication:

(A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions of assets outside the ordinary course of business),

(B) the Consolidated Interest Expense of such Person for such period,

(C) the amortization expense (including the amortization of deferred financing charges) and depreciation expense for such Person and its Restricted Subsidiaries for such period,

(D) other non-cash items (other than non-cash interest) of such Person or any of its Restricted Subsidiaries (including any non-cash compensation expense attributable to stock option or other equity compensation arrangements), other than any non-cash item for such period that requires the accrual of or a reserve for cash charges for any future period (except as otherwise provided in clause (E) below) and other than any non-cash charge for such period constituting an extraordinary item of loss, and

(E) any non-recurring costs or expenses of an acquired company or business incurred in connection with the purchase or acquisition of such acquired company or business by such Person and any non-recurring adjustments necessary to conform the accounting policies of the acquired company or business to those of such Person, less

(3)(A) all non-cash items of such Person or any of its Restricted Subsidiaries increasing such Consolidated Net Income for such period other than the accrual of revenue in the ordinary course of business and (B) all cash payments during such period relating to non-cash items that were added back in determining Consolidated EBITDA in any prior period, plus

(4) pre-opening expenses related to the currently contemplated expansion of the Belterra Casino Resort and the opening of the Lake Charles, Louisiana project,

provided, for each of the first full three fiscal quarters following the date of any Project Opening, that portion of Consolidated EBITDA which is attributable to the applicable Project owned and operated by the Company or any of its Restricted Subsidiaries for such full fiscal quarters shall be annualized (ignoring any stub period).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations), and

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and

(3) any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Support Obligation or Lien is called upon), and

(4) the product of:

(A) all dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries, times

(B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1) net after-tax gains and losses from all sales or dispositions of assets outside of the ordinary course of business,

(2) net after-tax extraordinary or non-recurring gains or losses and losses on early extinguishment of debt,

(3) the effect of marking to market Interest Swap Obligations permitted to be Incurred by clause (9) of Permitted Indebtedness,

(4) the cumulative effect of a change in accounting principles,

(5) any net income of any other Person if such other Person is not a Restricted Subsidiary and is accounted for by the equity method of accounting, except that such Person’s equity in the net income of any such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such other Person during such period to such Person or a Restricted Subsidiary as a dividend or other distribution (subject, in case of a dividend or other distribution to a Restricted Subsidiary, to the limitation that such amount so paid to a Restricted Subsidiary shall be excluded to the extent that such amount could not at that time be paid to the Company due to the restrictions set forth in clause (6) below (regardless of any waiver of such conditions)),

(6) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, by contract, operation of law, pursuant to its charter or otherwise on the payment of dividends or the making of distributions by such Restricted Subsidiary to such Person except that:

(A) such Person’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been paid or distributed during such period to such Person as a dividend or other distribution (provided that such ability is not due to a waiver of such restriction), and

(B) such Person’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income regardless of any such restriction,

(7) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following September 25, 2003,

(8) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued),

(9) in the case of a successor to such Person by consolidation or merger or as a transferee of such Person’s assets, any net income or loss of the successor corporation prior to such consolidation, merger or transfer of assets, and

(10) the net income (but not loss) of any Unrestricted Subsidiary, except that the Company’s or any Restricted Subsidiary’s equity in the net income of any Unrestricted Subsidiary (other than the Argentina Subsidiaries) or other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Unrestricted Subsidiary or Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution; provided, however, that all Reclassified Argentina Receipts may be included in determining Consolidated Net Income in the period in which the reclassification is made.

“Core Businesses” means the gaming, card club, racing, sports, entertainment, lodging, restaurant, riverboat operations, real estate development and all other businesses and activities necessary for or reasonably related or incident thereto, including, without limitation, related acquisition, construction, development or operation of related truck stop, transportation, retail and other facilities designed to enhance any of the foregoing.

“Credit Facilities” means, with respect to any Obligor, one or more debt facilities (including, without limitation, the Bank Credit Agreement) or commercial paper facilities with any combination of banks, other institutional lenders and other Persons extending financial accommodations or holding corporate debt obligations in the ordinary course of their business, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time by the same or different institutional investors or other purchasers.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Designated Senior Debt” means any Indebtedness under the Bank Credit Agreement (which is outstanding or which the lenders thereunder have a commitment to extend) and, if applicable, any other Senior Debt permitted under the Indenture, the principal amount (committed or outstanding) of which is $25 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Determination Date” means, with respect to any calculation, the date on or as of which such calculation is made in accordance with the terms hereof.

“Disqualified Capital Stock” means any Capital Stock which by its terms (or by the terms of any security into which it is, by its terms, convertible or for which it is, by its terms, exchangeable at the option of the holder thereof), or upon the happening of any specified event, is required to be redeemed or is redeemable (at the option of the holder thereof) at any time prior to the earlier of the repayment of all Notes or the stated maturity of the Notes or is exchangeable at the option of the holder thereof for Indebtedness at any time prior to the earlier of the repayment of all Notes or the stated maturity of the Notes.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Qualified Capital Stock.

“Event of Default” means the occurrence of any of the events described under the caption “—Events of Default and Remedies”, after giving effect to any applicable grace periods or notice requirements.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Gaming Approval” means any governmental approval, license, registration, qualification or finding of suitability relating to any gaming business, operation or enterprise.

“Gaming Authority” means any governmental authority with regulatory oversight of, authority to regulate or jurisdiction over any gaming businesses, operations or enterprises, including the Nevada State Gaming Control Board and City of Reno, Nevada gaming authorities, Nevada Gaming Commission, Mississippi Gaming Commission, Indiana Gaming Commission, California Gambling Control Commission, and the Louisiana Gaming Control Board, with regulatory oversight of, authority to regulate or jurisdiction over any existing or proposed gaming business, operation or enterprise owned, managed or operated by any Obligor.

“Gaming Laws” means all applicable provisions of all:

(1) constitutions, treaties, statutes or laws governing gaming operations (including without limitation card club casinos and pari mutuel race tracks) and rules, regulations and ordinances of any Gaming Authority,

(2) Gaming Approvals, and

(3) orders, decisions, judgments, awards and decrees of any Gaming Authority.

“Global Note” means a permanent global note in registered form deposited with the Trustee, as a custodian for The Depositary Trust Company or any other designated depositary.

“Government Securities” means marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within 12 months from the date of acquisition thereof by any Obligor.

“Guarantor” means any existing or future Material Restricted Subsidiary of the Company, which has guaranteed the obligations of the Company arising under or in connection with the Notes, as required by the Indenture.

“Guaranty” means a guaranty by a Guarantor of the Obligations of the Company arising under or in connection with the Notes.

“Hedging Obligations” means all obligations of the Obligors arising under or in connection with any rate or basis swap, forward contract, commodity swap or option, equity or equity index swap or option, bond, note or bill option, interest rate option, foreign currency exchange transaction, cross currency rate swap, currency option, cap, collar or floor transaction, swap option, synthetic trust product, synthetic lease or any similar transaction or agreement.

“Incur” means, with respect to any Indebtedness of any Person or any Lien, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such

Indebtedness or Lien or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness on the balance sheet of such Person (and “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings correlative to the foregoing).

“Indebtedness” means with respect to any Person, without duplication, whether contingent or otherwise,

(1) any obligations for money borrowed,

(2) any obligation evidenced by bonds, debentures, notes, or other similar instruments,

(3) Letter of Credit Obligations and obligations in respect of other similar instruments,

(4) any obligations to pay the deferred purchase price of property or services, including Capitalized Lease Obligations,

(5) the maximum fixed redemption or repurchase price of Disqualified Capital Stock,

(6) Indebtedness of other Persons of the types described in clauses (1) through (5) above, secured by a Lien on the assets of such Person or its Restricted Subsidiaries, valued, in such cases where the recourse thereof is limited to such assets, at the lesser of the principal amount of such Indebtedness or the fair market value of the subject assets,

(7) Indebtedness of other Persons of the types described in clauses (1) through (5) above, guaranteed by such Person or any of its Restricted Subsidiaries, and

(8) the net obligations of such Person under Hedging Obligations,

provided that the amount of any Indebtedness at any date shall be calculated as the outstanding balance of all unconditional obligations and the maximum liability supported by any contingent obligations at such date.

Notwithstanding the foregoing, “Indebtedness” shall not be construed to include trade payables, credit on open account, accrued liabilities, provisional credit, daylight overdrafts or similar items. For purposes of this definition, the “maximum fixed redemption or repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were repurchased on the date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of the issuing Person. Unless otherwise specified in the Indenture, the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

“Interest Swap Obligations” means the net obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap, collar or floor transaction or other interest rate Hedging Obligation.

“Investment” by any Person means, without duplication, any direct or indirect:

(1) loan, advance or other extension of credit or capital contribution (valued at the fair market value thereof as of the date of contribution or transfer) (by means of transfers of cash or other property or services for the account or use of other Persons, or otherwise);

(2) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness);

(3) guarantee or assumption of any Indebtedness or any other obligation of any other Person (except for an assumption of Indebtedness for which the assuming Person receives consideration at the time of such assumption in the form of property or assets with a fair market value at least equal to the principal amount of the Indebtedness assumed); and

(4) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

Notwithstanding the foregoing, the purchase or acquisition of any securities, Indebtedness or Productive Assets of any other Person solely with Qualified Capital Stock shall not be deemed to be an Investment. The term “Investments” shall also exclude extensions of trade credit and advances to customers and suppliers to the extent made in the ordinary course of business on ordinary business terms. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Company or the affected Restricted Subsidiary, as applicable, unless the fair market value of such Investment exceeds $5 million, in which case the fair market value shall be determined conclusively in good faith by the Board of such Person as of the time such Investment is made or such other time as specified in the Indenture. Unless otherwise required by the Indenture, the amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs subsequent to the date such Investment is made with respect to such Investment.

“Issue Date” means March 15, 2004.

“Letter of Credit Obligations” means Obligations of an Obligor arising under or in connection with letters of credit.

“Lien” means, with respect to any assets, any mortgage, lien, pledge, charge, security interest or other similar encumbrance (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any option or other agreement to sell, and any filing of or agreement to give, any security interest).

“Limited Real Estate Development” means the development or improvement of (1) any undeveloped or substantially undeveloped real estate held by the Company or a Subsidiary on the date of the Indenture or (2) any undeveloped or substantially undeveloped real estate that is acquired by the Company or a Subsidiary in an acquisition of a company that is primarily in the Casino business.

“Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.

“Material Restricted Subsidiary” means any Subsidiary which is both a Material Subsidiary and a Restricted Subsidiary.

“Material Subsidiary” means any Subsidiary of the Company organized under the laws of the United States or any state thereof, other than a Non-Material Subsidiary.

“Moody’s” means Moody’s Investors Services, Inc., and its successors.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by any Obligor from such Asset Sale, net of:

(1) reasonable out-of- pocket expenses, fees and other direct costs relating to such Asset Sale (including, without limitation, brokerage, legal, accounting and investment banking fees and sales commissions),

(2) taxes paid or payable after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements,

(3) repayment of Indebtedness (other than any intercompany Indebtedness) that is required by the terms thereof to be repaid or pledged as cash collateral, or the holders of which otherwise have a contractual claim that is legally superior to any claim of the holders (including a restriction on transfer) to the proceeds of the subject assets, in connection with such Asset Sale, and

(4) appropriate amounts to be provided by any applicable Obligor, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by limitation, pension and other post- employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and any reserve for adjustment to the sale price received in such Asset Sale for so long as such reserve is held.

“Non-Material Subsidiaries” means all Subsidiaries not designated as Material Subsidiaries by the Company; provided, that all such Subsidiaries (other than Unrestricted Subsidiaries and foreign Restricted Subsidiaries) may not, in the aggregate at any time have assets (attributable to the Company’s and its Restricted Subsidiaries’ equity interest in such entity) constituting more than 5% of the Company’s total assets on a consolidated basis based on the Company’s most recent internal financial statements. As of the Issue Date, the Non-Material Subsidiaries shall be all of the Company’s Subsidiaries existing as of the Issue Date other than the Guarantors as of the Issue Date and the Unrestricted Subsidiaries as of the Issue Date.

“Non-Recourse Indebtedness” means Indebtedness of an Unrestricted Subsidiary

(1) as to which none of the Obligors:

(A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),

(B) is directly or indirectly liable (as a guarantor or otherwise), or

(C) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of any Obligor to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of any Obligor.

The foregoing notwithstanding, if an Obligor or a Restricted Subsidiary makes a loan to an Unrestricted Subsidiary that is permitted under the covenant described under the caption “Restricted Payments” and is otherwise permitted to be incurred under the Indenture, such loan shall constitute Non-Recourse Indebtedness.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, whether absolute or contingent, payable under the documentation governing any Indebtedness.

“Obligor” means the Company or any Guarantor and all foreign Restricted Subsidiaries.

“Paying Agent” means the Person so designated by the Company in accordance with the Indenture, initially the Trustee.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than Indebtedness under the Bank Credit Agreement) as reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof;

(2) Indebtedness Incurred by the Company under the Notes and by the Guarantors under the Guaranties, and by the Company under the exchange notes and by the Guarantors under the related Guaranties to be issued pursuant to the registration rights agreement;

(3) Indebtedness Incurred by the Company or any Restricted Subsidiary pursuant to the Bank Credit Agreement or other senior Indebtedness; provided that the aggregate principal amount of all such Indebtedness outstanding under this clause (3) as of any date of Incurrence shall not exceed $475 million, to be reduced dollar-for-dollar by the amount of (A) any increase to the face amount of Support Obligations permitted to be Incurred pursuant to clause (11) of this definition and (B) the aggregate amount of all Net Cash Proceeds of Asset Sales applied by an Obligor to permanently prepay or repay Indebtedness under the Bank Credit Agreement pursuant to the covenant described above under the caption “—Asset Sales”;

(4) Indebtedness of the Company to any Obligor or of any Guarantor to any other Obligor for so long as such Indebtedness is held by the Company or by another Obligor; provided that:

(A) any Indebtedness of the Company to any other Obligor is unsecured and evidenced by an intercompany promissory note that is subordinated, pursuant to a written agreement, to the Company’s obligations under the Indenture and the Notes, and

(B) if as of any date any Person other than the Company or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed to be an Incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (4) by the issuer of such Indebtedness;

(5) Indebtedness of a Restricted Subsidiary to the Company for so long as such Indebtedness is held by an Obligor; provided that if as of any date any Person other than an Obligor acquires any such Indebtedness or holds a Lien in respect of such Indebtedness, such acquisition shall be deemed to be an Incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (5) by the issuer of such Indebtedness;

(6) Permitted Refinancing Indebtedness;

(7) the Incurrence by Unrestricted Subsidiaries of Non-Recourse Indebtedness; provided that, if any such Indebtedness ceases to be Non-Recourse Indebtedness of an Unrestricted Subsidiary, such event shall be deemed to constitute an Incurrence of Indebtedness that is not permitted by this clause (7);

(8) Indebtedness Incurred by the Company or any Restricted Subsidiary solely to finance the construction or acquisition or improvement of, or consisting of Capitalized Leased Obligations Incurred to acquire rights of use in, capital assets useful in the Company’s or such Subsidiary’s business, as applicable, and, in any such case, Incurred prior to or within 180 days after the construction, acquisition, improvement or leasing of the subject assets, not to exceed in aggregate principal amount outstanding at any time:

(A) $25 million for each of the Company or any Restricted Subsidiary, or

(B) $80 million in the aggregate for all of the Company and its Restricted Subsidiaries, and additional Indebtedness of the kind described in this clause (8) with respect to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable, and which is expressly made non-recourse to all of such Person’s assets, except the asset so financed;

(9) Interest Swap Obligations entered into not as speculative Investments but as hedging transactions designed to protect the Company and its Restricted Subsidiaries against fluctuations in interest rates in connection with Indebtedness otherwise permitted hereunder;

(10) Indebtedness of the Company or any Restricted Subsidiary arising in respect of performance bonds and completion guaranties (to the extent that the Incurrence thereof does not result in the Incurrence of any obligation for the payment of borrowed money of others), in the ordinary course of business, in amounts and for the purposes customary in such Person’s industry; provided, that such Indebtedness shall be Incurred solely in connection with the development, construction, improvement or enhancement of assets useful in such Person’s business;

(11) other Indebtedness consisting of Support Obligations not exceeding $35 million in aggregate principal amount at any time, which may be increased by the Company in its discretion, subject to availability under, and a corresponding reduction to, the principal amount of Indebtedness permitted to be Incurred under the Bank Credit Agreement pursuant to clause (3) of this definition;

(12) the guarantee by a Guarantor of other Indebtedness of the Company provided such other Indebtedness was outstanding on the Issue Date or was, at the time it was incurred, permitted to be incurred by the Company under the Indenture; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated, or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(13) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company;

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (13);

(14) Indebtedness in an amount not to exceed $25 million under a junior pay-in-kind note incurred in order to redeem or repurchase Capital Stock of the Company upon a final determination by any Gaming Authority of the unsuitability of a holder or beneficial owner of Capital Stock of the Company or upon any other requirement or order by any Gaming Authority having jurisdiction over the Company prohibiting a holder from owning, beneficially or otherwise, the Company’s Capital Stock, provided that the Company has used its reasonable best efforts to effect a disposition of such capital stock to a third party and has been unable to do so; provided, further, that such junior pay-in-kind note:

(A) is expressly subordinated to the Notes,

(B) provides that no installment of principal matures (whether by its terms, by optional or mandatory redemption or otherwise) earlier than three months after the maturity of the Notes,

(C) provides for no cash payments of interest, premium or other distributions earlier than six months after the maturity of the Notes and provides that all interest, premium or other distributions may only be made by distributions of additional junior pay-in-kind notes, which such in-kind distributions shall be deemed Permitted Indebtedness, and

(D) contains provisions whereby the holder thereof agrees that prior to the maturity or payment in full in cash of the Notes, regardless of whether any insolvency or liquidation has occurred against any Obligor, such holder will not exercise any rights or remedies or institute any action or proceeding with respect to such rights or remedies under such junior pay-in-kind note; and

(15) the incurrence by the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $50.0 million.

“Permitted Investments” means, without duplication, each of the following:

(1) Investments in cash (including deposit accounts with major commercial banks) and Cash Equivalents;

(2) Investments by the Company or a Restricted Subsidiary in the Company or any Restricted Subsidiary or any Person that is or will immediately become upon giving effect to such Investment, or as a result of which, such Person is merged, consolidated or liquidated into, or conveys substantially of all its assets to, an Obligor or a Restricted Subsidiary; provided that Investments in any such Person (other than the Company or any Restricted Subsidiary) made prior to such Investment shall not be “Permitted Investments”; and provided, further, that for purposes of calculating at any date the aggregate amount of Investments made since September 25, 2003 pursuant to the covenant described above under the caption “—Restricted Payments,” such Investment shall be a Permitted Investment only so long as any Subsidiary in which any such Investment has been made continues to be an Obligor or a Restricted Subsidiary;

(3) Investments existing on September 25, 2003, each such Investment to be:

(A) in an amount less than $1 million,

(B) listed on a schedule to the Indenture, or

(C) an existing Investment by any one or combination of the Company and its consolidated subsidiaries in any other such Person;

(4) accounts receivable created or acquired in the ordinary course of business of the Company or any Restricted Subsidiary on ordinary business terms;

(5) Investments arising from transactions by the Company or a Restricted Subsidiary with trade creditors or customers in the ordinary course of business (including any such Investment received pursuant to any plan of reorganization or similar arrangement pursuant to the bankruptcy or insolvency of such trade creditors or customers or otherwise in settlement of a claim);

(6) Investments made as the result of non-cash consideration received from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Assets Sales”;

(7) Investments consisting of advances to officers, directors and employees of the Company or a Restricted Subsidiary for travel, entertainment, relocation, purchases of Capital Stock of the Company or a Restricted Subsidiary permitted by the Indenture and analogous ordinary business purposes;

(8) Interest Swap Obligations consisting of Permitted Indebtedness under clause (9) thereof;

(9) Transfers by the Company of the following agreements to an Unrestricted Subsidiary:

(A) Letter Agreement, dated as of September 25, 1995, between Casino Magic Corp. and Casino Magic Neuquen S.A. relating to slot machine leases;

(B) Letter Agreement, dated as of September 25, 1995, between Casino Magic Corp. and Casino Magic Neuquen S.A. relating to technical assistance services; and

(C) Letter Agreement, dated as of September 25, 1995, between Casino Magic Corp. and Casino Magic Neuquen S.A. relating to the non-exclusive license of the trade name “Casino Magic”; and

(10) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed $10.0 million.

“Permitted Junior Securities” means Equity Interests in the Obligors or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes and the Guaranties are subordinated to Senior Debt pursuant to the Indenture.

“Permitted Liens” means:

(1) Liens in favor of the Company or Liens on the assets of any Guarantor so long as such Liens are held by another Obligor;

(2) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Restricted Subsidiary; provided that such Liens were not Incurred in anticipation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary, as applicable;

(3) Liens on property existing at the time of acquisition thereof by any Obligor or Restricted Subsidiary; provided that such Liens were not Incurred in anticipation of such acquisition;

(4) Liens Incurred to secure Indebtedness permitted by clause (8) of the definition of Permitted Indebtedness, attaching to or encumbering only the subject assets and directly related property such as proceeds (including insurance proceeds) and products thereof and accessions, replacements and substitutions thereof;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens created by “notice” or “precautionary” filings in connection with operating leases or other transactions pursuant to which no Indebtedness is Incurred by the Company or any Restricted Subsidiary;

(7) Liens existing on the Issue Date;

(8) Liens for taxes, assessments or governmental charges or claims (including, without limitation, Liens securing the performance of workers compensation, social security, or unemployment insurance obligations) that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9) Liens on shares of any equity security or any warrant or option to purchase an equity security or any security which is convertible into an equity security issued by any Obligor that holds, directly or indirectly through a holding company or otherwise, a license under any applicable Gaming Laws; provided that this clause (9) shall apply only so long as such Gaming Laws provide that the creation of any restriction on the disposition of any of such securities shall not be effective and, if such Gaming Laws at any time cease to so provide, then this clause (9) shall be of no further effect;

(10) Liens on securities constituting “margin stock” within the meaning of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System, to the extent that (i) prohibiting such Liens would result in the classification of the obligations of the Company under the Notes as a “purpose credit” and (ii) the Investment by any Obligor in such margin stock is permitted by the Indenture;

(11) Liens securing Permitted Refinancing Indebtedness; provided that any such Lien attaches only to the assets encumbered by the predecessor Indebtedness, unless the Incurrence of such Liens is otherwise permitted under the Indenture;

(12) Liens securing stay and appeal bonds or judgment Liens in connection with any judgment not giving rise to an Event of Default under paragraph (5) of the Events of Default;

(13) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business, in respect of obligations not constituting Indebtedness and not past due; provided that adequate reserves shall have been established therefor in accordance with GAAP;

(14) easements, rights-of-way, zoning restrictions, reservations, encroachments and other similar charges or encumbrances in respect of real property which do not individually or in the aggregate, materially interfere with the conduct of business by any Obligor;

(15) any interest or title of a lessor under any Capitalized Lease Obligation permitted to be incurred hereunder;

(16) Liens upon specific items of inventory or equipment and proceeds thereof, Incurred to secure obligations in respect of bankers’ acceptances issued or created for the account of any Obligor or Restricted Subsidiary in the ordinary course of business to facilitate the purchase, shipment, or storage of such inventory or equipment;

(17) Liens securing Letter of Credit Obligations permitted to be Incurred hereunder Incurred in connection with the purchase of inventory or equipment by an Obligor or Restricted Subsidiary in the ordinary course of the business and secured only by such inventory or equipment, the documents issued in connection therewith and the proceeds thereof; and

(18) Liens in favor of the Trustee arising under the Indenture.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to repay, redeem, extend, refinance, renew, replace, defease or refund other Permitted Indebtedness of such Person arising under clauses (1), (2), (6), (8), (10), (11) or (15) of the definition of “Permitted Indebtedness” or Indebtedness Incurred under the Consolidated Coverage Ratio test in the covenant described above under the heading “—Incurrence of Indebtedness and Issuance of Preferred Stock” (any such Indebtedness, “Existing Indebtedness”); provided that:

(1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount and accrued interest of such Existing Indebtedness (plus the amount of prepayment penalties, fees, premiums and expenses incurred or paid in connection therewith), except to the extent that the Incurrence of such excess is otherwise permitted by the Indenture;

(2) if such Indebtedness is subordinated to, or pari passu in right of payment with, the Notes, such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Existing Indebtedness; provided this clause (2) shall not apply to Permitted Refinancing Indebtedness to repay, redeem, refinance, retire for value, replace, defease or refund the 9.25% Notes outstanding on the Issue Date;

(3) if such Existing Indebtedness is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being repaid, redeemed, extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Permitted Refinancing Indebtedness shall be Indebtedness solely of the Obligor or Restricted Subsidiary obligated thereunder, unless otherwise permitted by the Indenture.

“Plan of Liquidation” means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accomplished by (whether or not substantially contemporaneously):

(1) the sale, lease or conveyance of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety, and

(2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance, or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

“Productive Assets” means assets (including assets owned directly or indirectly through Capital Stock of a Restricted Subsidiary) of a kind used or usable in the businesses of the Obligors as they are conducted on the date of the Asset Sale.

“Projects” means (A) each of the Casino projects contemplated in the prospectus to be constructed by the Company or one of its Restricted Subsidiaries in (1) Lake Charles, Louisiana, (2) St. Louis, Missouri and (3)

Lemay, Missouri and (B) any Replacement Project; provided that in no event may there be more than three Projects.

“Project Opening” means, with respect to any Project, when all of the following have occurred: (i) a certificate of occupancy (which may be a temporary certificate of occupancy) has been issued in respect of such Project; (ii) such Project is in a condition (including installation of furnishings, fixtures and equipment) to receive customers in the ordinary course of business; (iii) such Project’s gaming facilities, and if a hotel is contemplated to accompany the gaming facilities, such Project’s hotel and gaming facilities, are legally open for business and to the general public and operating in accordance with applicable law; and (iv) all Gaming Approvals with respect to such Project have been granted and not revoked or suspended.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Reclassified Argentina Receipts” means all Argentina Receipts which, as determined in good faith by the Company, will no longer be deemed available for distributions to any Argentina Subsidiary under clause (14) of the second paragraph of the covenant described under the heading “Certain Covenants — Restricted Payments,” provided that such amount does not exceed the balance of the Argentina Contribution Amount immediately prior to such reclassification.

“Related Business” means the gaming (including pari-mutuel betting) business and any and all reasonably related businesses necessary for, in support or anticipation of and ancillary to or in preparation for, the gaming business including, without limitation, the development, expansion or operation of any Casino (including any land-based, dockside, riverboat or other type of Casino), owned, or to be owned, by the Company or one of its Subsidiaries.

“Replacement Project” means any replacement Casino project constructed by the Company or one of its Restricted Subsidiaries in lieu of either of the Projects described in clause (A)(2) and clause (A)(3) of the definition of “Projects”; provided that such Replacement Project is a new Casino project not affiliated with, connected to, or a part of, any of the existing Projects or existing properties of the Company or its Subsidiaries; provided, further, that there shall be no more than (i) one Replacement Project for the Project contemplated to be constructed in St. Louis, Missouri and (ii) one Replacement Project for the Project being contemplated to be constructed in Lemay, Missouri.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. If no referent Person is specified, “Restricted Subsidiary” means a Subsidiary of the Company.

“S&P” means Standard & Poors Rating Group, a division of The McGraw-Hill Industries, Inc., and its successors.

“Senior Debt” means:

(1) all Indebtedness outstanding of the Company or any Guarantor under Credit Facilities (including the Bank Credit Agreement) and all Hedging Obligations with respect thereto,

(2) any other Indebtedness of the Company or any Guarantor permitted to be Incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is Incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes, and

(3) all Obligations with respect to the foregoing.

Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company,

(2) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates,

(3) any trade payables,

(4) any Indebtedness that is incurred in violation of the Indenture, and

(5) Indebtedness which, when Incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse.

Notwithstanding anything in the Indenture to the contrary Senior Debt shall not include the 9.25% Notes and the 8.75% Notes. The Indenture will expressly provide that the Obligations in respect of the Notes and the Guaranties will be on a parity with the Obligations in respect of the 9.25% Notes and the 8.75% Notes, and the guarantees thereof in right of payment.

“Significant Subsidiary” means any Obligor, other than the Company, that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary,” with respect to any Person, means:

(1) any corporation or comparably organized entity, a majority of whose voting stock (defined as any class of capital stock having voting power under ordinary circumstances to elect a majority of the Board of such Person) is owned, directly or indirectly, by any one or more of the Obligors, and

(2) any other Person (other than a corporation) in which any one or more of the Obligors, directly or indirectly, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof or of which such Obligor is the managing general partner.

“Support Obligation” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Support Obligation” shall not include:

(A) endorsements for collection or deposit in the ordinary course of business, or

(B) commitments to make Permitted Investments in Obligors or their Restricted Subsidiaries.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of the Company as its Unrestricted Subsidiary pursuant to a Board resolution; but only to the extent that such Subsidiary:

(A) has, or will have after giving effect to such designation, no Indebtedness other than Non-Recourse Indebtedness,

(B) is not party to any agreement, contract, arrangement or understanding with any Obligor unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Obligor than those that might be obtained at the time from Persons who are not Affiliates of such Obligor, or such agreement, contract, arrangement or understanding constitutes a Restricted Payment that is made in accordance with the covenant described above under the caption “Certain Covenants—Restricted Payments,” a Permitted Investment, or an Asset Sale that is made in accordance with the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales,”

(C) is a Person with respect to which none of the Obligors has any direct or indirect obligation (i) to subscribe for additional equity interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results,

(D) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of any Obligor, and

(E) has at least one director on its Board who is not a director or executive officer of any Obligor and has at least one executive officer who is not a director or executive officer of any Obligor.

Any such designation by the Board of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under “—Restricted Payments.” If at any time any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such time (and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described above under “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant). The Board of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1) such Indebtedness is permitted under the covenant described above under the heading “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the reference period, and

(2) no Default or Event of Default would be in existence following such designation.

As of the Issue Date, the following entities shall be Unrestricted Subsidiaries: Casino Magic Neuquen S.A., Casino Magic Support Services S.A., Casino Magic Hellas, S.A., Casino Magic Buenos Aires, S.A. and Casino Magic Europe, BV.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the Company’s calculations of the number of years obtained by dividing:

(1) the then outstanding aggregate principal amount of such Indebtedness into,

(2) the total of the products obtained by multiplying:

(A) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(B) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

SUMMARY OF MATERIAL UNITED STATES

FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the exchange notes by a person who acquires such exchange notes in this exchange offer.

Except where noted, the summary deals only with the old notes and exchange notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not deal with special situations, such as those of broker-dealers, tax exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, holders whose functional currency is not the U.S. dollar, or persons holding old notes or exchange notes as part of a hedging or conversion transaction or a straddle, or a constructive sale. Further, the discussion below is based upon the provisions of the Code and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. Furthermore, this discussion does not consider the tax treatment of holders of the old notes and exchange notes who are partnerships or other pass-through entities for U.S. federal income tax purposes, or who are former citizens or long-term residents of the United States.

This summary addresses tax consequences relevant to a holder of the exchange notes that is either a U.S. Holder or a Non-U.S. Holder. As used herein, a “U.S. Holder” is a beneficial owner of an exchange note who is, for U.S. federal income tax purposes, either an individual who is a citizen or resident of the United States, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created in, or organized in or under the laws of, the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or that was in existence on, August 20, 1996, was treated as a United States person under the Code on that date and has made a valid election to be treated as a United States person under the Code. A “Non-U.S. Holder” is a beneficial owner of an exchange note that is, for U.S. federal income tax purposes, not a U.S. Holder.

PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN, ESTATE, GIFT OR OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

Exchange Offer

Pursuant to the exchange offer holders are entitled to exchange the old notes for exchange notes that will be substantially identical in all material respects to the old notes, except that the exchange notes will be registered and therefore will not be subject to transfer restrictions. Accordingly,

(1) no gain or loss will be realized by a holder upon receipt of an exchange note,

(2) the holding period of the exchange note will include the holding period of the old note exchanged therefore,

(3) the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the old notes exchanged at the time of the exchange, and

(4) the holder will continue to take into account income in respect of the exchange note in the same manner as before the exchange.

United States Federal Income Taxation of U.S. Holders

Payments of Interest

Interest on the exchange notes will be taxable to a U.S. Holder as ordinary income at the time such interest is accrued or actually or constructively received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Redemption, Retirement or Other Taxable Disposition of the Exchange Notes

Unless a non-recognition event applies and subject to the discussion in “— Market Discount” below, upon the sale, redemption, retirement or other taxable disposition of an exchange note, the U.S. Holder will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash and the fair market value of other property received in exchange therefor and (2) the holder’s adjusted tax basis in such exchange note. Amounts attributable to accrued but unpaid interest on the exchange notes will be treated as ordinary interest income as described above. A U.S. Holder’s adjusted tax basis in an exchange note will generally equal the purchase price paid by such holder for the exchange note increased by the amount of any market discount, if any, that the U.S. Holder elected to include in income and decreased by the amount of any amortizable bond premium applied to reduce interest on the exchange notes.

Gain or loss realized on the sale, redemption, retirement or other taxable disposition of an exchange note will be capital gain or loss and will be long term capital gain or loss at the time of sale, redemption, retirement or other taxable disposition, if the exchange note has been held for more than one year. The deductibility of capital losses is subject to certain limitations.

Market Discount

The resale of exchange notes may be affected by the impact on a purchaser of the market discount provisions of the Code. For this purpose, the market discount on an exchange note generally will be equal to the amount, if any, by which the stated redemption price at maturity of the exchange note immediately after its acquisition, other than at original issue, exceeds the U.S. Holder’s adjusted tax basis in the exchange note. Subject to a de minimis exception, these provisions generally require a U.S. Holder who acquires an exchange note at a market discount to treat as ordinary income any gain recognized on the disposition of such note to the extent of the accrued market discount on such note at the time of disposition, unless the U.S. Holder elects to include accrued market discount in income currently. In general, market discount will be treated as accruing on a straight line basis over the remaining term of the exchange note at the time of acquisition, or at the election of the U.S. Holder, under a constant yield method. A U.S. Holder who acquires an exchange note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such note.

Amortizable Bond Premium

A U.S. Holder that purchases an exchange note for an amount in excess of the amount payable on maturity (which is in this case, the face amount of the exchange note) will be considered to have purchased such exchange note with “amortizable bond premium.” A U.S. Holder generally may elect to amortize the premium over the remaining term of the exchange note on a constant yield method. However, because the exchange notes could be redeemed for an amount in excess of their principal amount, the amortization of a portion of potential bond premium could be deferred until later in the term of the exchange note. The amount amortized in any year will be treated as a reduction of the U.S. Holder’s interest income from the exchange note. Amortizable bond premium on an exchange note held by a U.S. Holder that does not elect annual amortization will decrease the gain or increase the loss otherwise recognized upon disposition of the exchange note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

Information Reporting and Backup Withholding

Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on an exchange note and to certain payments of the proceeds of the sale or redemption of an exchange note. We or our paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding tax at a rate of 28 percent if a U.S. Holder fails to furnish his U.S. taxpayer identification number (“TIN”), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable backup withholding rules. Unless extended by future legislation, however, the reduction in the backup withholding rate to 28 percent expires and the 31 percent backup withholding rate will be reinstated for payments made after December 31, 2010. Exempt holders (including, among others, all corporations) are not subject to these backup withholding and information reporting requirements.

Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder of the exchange notes will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

United States Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussion of information reporting and backup withholding below, and assuming that the DTC’s book-entry procedures set forth in the section entitled “Description of Exchange Notes – Book-Entry, Delivery and Form” are observed upon issuance and throughout the term of the exchange notes, the payment to a Non-U.S. Holder of interest on an exchange note will not be subject to United States federal withholding tax pursuant to the “portfolio interest exception,” provided that:

(1) the interest is not effectively connected with the conduct of a trade or business in the United States;

(2) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the combined voting power of all of our common stock and is neither a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code, nor a bank that received the exchange notes on an extension of credit in the ordinary course of its trade or business; and

(3) either (A) the beneficial owner of the exchange notes certifies to us or our paying agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on Internal Revenue Service Form W-8BEN (or a suitable substitute form) or (B) a securities clearing organization, bank or other financial institution that holds the exchange notes on behalf of such Non-U.S. Holder in the ordinary course of its trade or business (a “financial institution”) certifies under penalties of perjury that such an Internal Revenue Service Form W-8BEN or W-8IMY (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such Non-U.S. Holder will be subject to a 30 percent withholding tax, unless the beneficial owner of the exchange note provides us or our paying agent, as the case may be, with a properly executed (1) Internal Revenue Service Form W-8BEN ( or successor form) providing a correct TIN and claiming an exemption from or reduction in the rate of withholding under the benefit of a income tax treaty or (2) Internal Revenue Service Form W-8ECI ( or successor form) providing a correct TIN and stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with the beneficial owner’s conduct of a trade or business in the United States.

Notwithstanding the foregoing, if a Non-U.S. Holder of an exchange note is engaged in a trade or business in the United States and interest on the exchange note is effectively connected with the conduct of such trade or business, and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base in the United States, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if it were a U.S. Holder (that is, will be taxable on a net basis at applicable graduated individual or corporate rates). In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a “branch profits tax” equal to 30 percent of its effectively connected earnings and profits for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

Sale, Redemption, Retirement or Other Taxable Disposition of Exchange Notes

Generally, any gain realized on the sale, redemption, retirement or other taxable disposition of an exchange note by a Non-U.S. Holder will not be subject to U.S. federal income tax, unless:

(1) such gain is effectively connected with the conduct by such holder of a trade or business in the United States, and, where an income tax treaty applies, the gain is attributable to a permanent establishment maintained in the United States or, in the case of an individual, a fixed base in the United States, or

(2) in the case of gains derived by an individual, such individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

If a Non-U.S. Holder of an exchange note is engaged in the conduct of a trade or business in the United States, gain on the taxable disposition of a note that is effectively connected with the conduct of such trade or business and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base in the United States, generally will be taxed on a net basis at applicable graduated individual or corporate rates. Effectively connected gain of a foreign corporation may, under certain circumstances, be subject as well to a “branch profits tax” at a rate of 30 percent or a lower applicable income tax treaty rate.

If an individual Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition of the exchange note and is nonetheless a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or a lower applicable income tax treaty rate) on the amount by which capital gains allocable to U.S. sources (including again from the sale, exchange, retirement or other disposition of the exchange note) exceed capital losses which are allocable to U.S. sources and recognized during the same taxable year.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each Non-U.S. Holder any interest, regardless of whether withholding was required, and any tax withheld with respect to the interest. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement of the tax authorities of the country in which the Non-U.S. Holder resides.

Certain Non-U.S. Holders may, under applicable U.S. Treasury regulations, be presumed to be U.S. persons. Interest paid to such holders generally will be subject to information reporting and backup withholding at a 28 percent rate unless such holders provide to us or our paying agent, as the case maybe, an Internal Revenue Service Form W-8BEN (or satisfy certain certification documentary evidence requirements for establishing that such holders are non-United States persons under U.S. Treasury regulations) or otherwise establish an exemption. Unless extended by future legislation, however, the reduction in the backup withholding rate to 28 percent expires and the 31 percent backup withholding rate will be reinstated for payments made after December 31, 2010. Backup withholding will not apply to interest that was subject to the 30 percent withholding tax (or at applicable income tax treaty rate) applicable to certain Non-U.S. Holders, as described above.

Information reporting and backup withholding will also generally apply to a payment of the proceeds of a disposition of an exchange note (including a redemption) if payment is effected by or through a U.S. office of a broker, unless a Non-U.S. Holder provides us or our paying agent, as the case may be, with such Non-U.S. Holder’s name and address and either certifies non-United States status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds from the disposition of the exchange notes by or through a foreign office of a broker. If, however, such broker is (i) is a United States person, (ii) a foreign person 50 percent or more of whose gross income is from a U.S. trade or business for a specified three-year period, (iii) is a “controlled foreign corporation” as to the United States, or (iv) is a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, such payment will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a holder of the exchange notes will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

GOVERNMENT REGULATIONS AND GAMING ISSUES

The ownership and operation of gaming companies are subject to extensive regulation. In particular, Indiana, Louisiana, Mississippi, Nevada, California and Argentina have regulations affecting the operation of the our gaming business and the ownership and disposition of our securities, including the notes offered pursuant to this prospectus. We summarize these regulations below.

Our certificate of incorporation requires that anyone who owns or controls our securities must comply with gaming regulations governing their “suitability” as investors. These provisions apply to the notes offered using this prospectus. Any purchaser or holder of notes that have been offered using this prospectus shall be deemed to have agreed to such provisions. If a person owns or controls our securities or the securities of our affiliated companies and is determined by a gaming authority to be unsuitable to own or control such securities, or in the sole discretion of our board of directors, is deemed likely to jeopardize our right to conduct gaming activities in any of the jurisdictions in which we conduct gaming activities, we may redeem, and if required by a gaming authority, shall redeem, his securities to the extent required by the gaming authority or deemed necessary or advisable by us.

If a gaming authority requires us, or if we deem it necessary or advisable, to redeem a holder’s securities, we will serve notice on the holder who holds the securities subject to redemption and will call for the redemption of the securities of such holder at a redemption price equal to that required to be paid by the gaming authority making the finding of unsuitability, of if such gaming authority does not require a certain price per share to be paid, a sum deemed reasonable by us. See the section of this prospectus entitled “Description of Exchange Notes—Option Redemption” for additional information about these suitability and redemption requirements as they relate to the notes.

Indiana. The ownership and operation of riverboat casinos at Indiana-based sites are subject to extensive state regulation under the Indiana Riverboat Gaming Act (“Indiana Act”), as well as regulations which the Indiana Gaming Commission (the “Indiana Commission”) has adopted pertaining to the Indiana Act. The Indiana Act grants broad and pervasive regulatory powers and authorities to the Indiana Commission. The comprehensive regulations cover ownership, reporting, rules of game and operational matters; thus, the Indiana Act and regulations are significant to our prospects for successfully operating the Belterra facility. The Indiana Act has been challenged based on its constitutionality on two occasions. The Indiana Act was found constitutional on both occasions.

The Indiana Act authorizes the issuance of up to ten Riverboat Owner’s Licenses to be operated from counties that are contiguous to the Ohio River and Lake Michigan. In October 2000, Belterra, the tenth riverboat, commenced operations. Five of the riverboats are in counties contiguous to the Ohio River and five are in counties contiguous to Lake Michigan. The Indiana Act originally included an eleventh license for a county contiguous to Patoka Lake. The Indiana Commission has not considered an application for a license to be sited in a county contiguous to Patoka Lake since Patoka Lake is a project of the U.S. Army Corps of Engineers (“Corps”) and the Corps has determined Patoka Lake is unsuitable for a riverboat project. In April, 2003, the Indiana General Assembly passed legislation that eliminated the license for a county contiguous to Patoka Lake, but authorized the establishment and operation of a riverboat casino in Orange County, Indiana. Under this legislation, the Indiana Gaming Commission is authorized to enter into an operating agreement for up to 20 years with a qualified operator for this facility. Initial applications to compete for the right to enter into this operator’s agreement were submitted to the Indiana Gaming Commission by September 19, 2003. The Orange County riverboat casino is not expected to begin operations until 2005, at the earliest. We are not an applicant for this operator’s agreement. A riverboat owner’s license is a revocable privilege and is not a property right under the Indiana Act.

An Indiana license entitles the licensee to own and operate one riverboat. In its 2003 session, the Indiana General Assembly passed legislation that became effective July 1, 2003, that permits a company to own up to

100% of two separate riverboat owner licenses. An Indiana riverboat owner’s license has an initial effective period of five years; thereafter, a license is subject to annual renewal. As such, the license granted to Belterra has an initial five-year term, which expires on October 22, 2005, and then must be renewed annually thereafter. After the expiration of the initial license, the Indiana Gaming Commission will conduct a complete re-investigation every three years, but the Indiana Gaming Commission reserves the right to investigate licenses at any times it deems necessary. The Indiana Gaming Commission has broad discretion over the initial issuance of licenses and over the renewal, revocation, suspension, restriction and control of riverboat owner’s licenses. Officers, directors and principal owners of the actual license holder and employees who are to work on the riverboat are subject to substantial disclosure requirements as a part of securing and maintaining necessary licenses.

Contracts to which Belterra is party are subject to disclosure and approval processes imposed by the regulations. A riverboat owner’s licensee may not enter into or perform any contract or transaction in which it transfers or receives consideration which is not commercially reasonable or which does not reflect the fair market value of the goods or services rendered or received. All contracts are subject to disapproval by the Indiana Commission. Suppliers of gaming equipment and materials must also be licensed under the Indiana Act.

Licensees are statutorily required to disclose to the Indiana Commission the identity of all directors, officers and persons holding direct or indirect beneficial interests of 1% or greater. The Indiana Commission also requires a broad and comprehensive disclosure of financial and operating information on licensees and their principal officers, and their parent corporations and other upstream owners. The Indiana Act prohibits contributions to a candidate for a state, legislative, or local office, or to a candidate’s committee or to a regular party committee by the holder of a riverboat owner’s license or a supplier’s license, by an officer of a licensee, by an officer of a person that holds at least a 1% interest in the licensee or by a person holding at least a 1% interest in the licensee. The prohibition against political contributions extends for three years following a change in the circumstances that resulted in the prohibition. The Indiana Commission has promulgated a rule requiring the quarterly reporting of such licensees, officers, and persons.

In June 2002, the Indiana General Assembly authorized riverboats to either continue conducting excursions or to implement a flexible boarding schedule or dockside gaming. Belterra began dockside operation on August 1, 2002.

Under the Indiana Act, “Adjusted gross receipts” (“AGR”) means the total of all cash and property received from gaming less cash paid out as winnings and uncollectible gaming receivables (not to exceed 2%). A wagering tax of 22.5% is imposed on those riverboats that continue to conduct excursions. Those riverboats electing to operate dockside will be subject to the following graduated wagering tax based on a state fiscal year (July 1 of one year through June 30 of the following year):

•	15% of the first $25 million of AGR.

•	20% of AGR in excess of $25 million, but not exceeding $50 million.

•	25% of AGR in excess of $50 million, but not exceeding $75 million.

•	30% of AGR in excess of $75 million, but not exceeding $150 million.

•	35% of AGR in excess of $150 million.

The Indiana Act also prescribes an additional tax for admissions, based on $3 per person. Those riverboats conducting excursions must pay the admissions on a passenger per excursion basis which requires payment of the admission tax on carryover patrons. Those riverboats conducting dockside operations pay the admission tax on each person admitted to the riverboat. The carryover patron calculation is, thus, eliminated with the commencement of dockside operations.

Real Property taxes are imposed on riverboats at rates determined by local taxing authorities. Income to us from Belterra is subject to the Indiana adjusted gross income tax. Sales on a riverboat and at related resort facilities are subject to applicable use, excise and retail taxes. The Indiana Act requires a riverboat owner licensee to directly reimburse the Indiana Commission for the costs of inspectors and agents required to be present while authorized gaming is conducted.

In its 2003 legislative session, the Indiana General Assembly authorized riverboat casinos to remain open 24 hours per day, seven days a week, with those hours to be set at the election of the riverboat. In July, 2003, Belterra began continuous 24-hour gaming each day of the week.

In its 2003 legislative session, the Indiana General Assembly imposed a retroactive wagering tax on all riverboats, moving the effective date of the 2002 graduated wagering tax from August 1, 2002 to July 1, 2002. The state Department of Revenue has assessed this retroactive tax on the riverboats, without providing an offset for taxes paid at a higher tax rate during that one-month period. Belterra and the other riverboat casinos have filed protests with the state, asserting that this interpretation of the legislation is erroneous and should be set aside.

Through the establishment of purchasing goals, the Indiana Act encourages minority and women’s business enterprise participation in the riverboat gaming industry. Each riverboat licensee must establish goals of expending at least 10% of total dollar value of the licensee’s qualified contracts for goods and services with minority business enterprises and 5% with women business enterprises. The Indiana Commission may suspend, limit or revoke the owner’s license or impose a fine for failure to comply with the statutory goals. The Indiana Commission has indicated it will be vigilant in monitoring attainment of these goals. We are currently in compliance with such purchasing goals, but have failed to achieve these goals at various times in the past. We have adopted an Action Plan to insure compliance with the purchasing goals. The Action Plan has been reviewed and approved by the Indiana Commission.

Minimum and maximum wagers on games on the riverboat are left to the discretion of the licensee. Wagering may not be conducted with money or other negotiable currency. There are no statutory restrictions on extending credit to patrons; however, the matter of credit continues to be a matter of potential legislative action.

If an institutional investor acquires 5% or more of any class of voting securities of a holding company of a licensee, the investor is required to notify the Indiana Commission and to provide additional information, and may be subject to a finding of suitability. Institutional investors who acquire 15% or more of any class of voting securities are subject to a finding of suitability. Any other person who acquired 5% or more of any class of voting securities of a holding company of a licensee is required to apply to the Indiana Commission for a finding of suitability.

A riverboat owner licensee or applicant (or affiliate thereof) may not enter into a debt transaction of $1.0 million or more without the prior approval of the Indiana Gaming Commission. A riverboat owner licensee or any other person may not lease, hypothecate, borrow money against or loan money against or otherwise securitize a riverboat owner’s license. The Indiana Gaming Commission rules require that:

•	a written request for approval of the debt transaction, along with relevant information regarding the debt transaction, be submitted to the Indiana Gaming Commission at least ten days prior to a scheduled meeting of the Indiana Gaming Commission;

•	a representative of the riverboat licensee or applicant be present at the meeting to answer any questions; and

•	a decision regarding the approval of the debt transaction be issued by the Indiana Gaming Commission at the next following meeting. The Indiana Gaming Commission rules also authorize the Executive Director of the Indiana Gaming Commission to waive certain requirements.

The Indiana Gaming Commission has not approved the issuance of the old notes or the exchange notes. However, the Executive Director of the Indiana Gaming Commission has waived the requirement that the issuance of the old notes or the exchange notes be approved. The waiver is subject to certain conditions which were or are expected to be satisfied prior to the issuance of the old notes and the exchange notes, as applicable.

Indiana Gaming Commission regulations also require a license or applicant (or affiliate) to conduct due diligence to ensure that each person with whom the licensee or applicant (or affiliate) enters into a debt transaction would be suitable for licensure under the Indiana Riverboat Act.

The Indiana Commission has promulgated a rule that prohibits distributions, excluding distributions for the payment of taxes, by a licensee to its partners, shareholders, itself or any affiliated entity if the distribution would impair the financial viability of the riverboat gaming operation. The Indiana Commission has also promulgated a rule mandating licensees to maintain a cash reserve against defaults in gaming debts. The cash reserve must be equal to licensee’s average payout for a three-day period based on the riverboat’s performance the prior calendar year. The cash reserve can consist of cash on hand, cash maintained in Indiana bank accounts and cash equivalents not otherwise committed or obligated.

Louisiana. The ownership and operation of a riverboat gaming vessel is subject to the Louisiana Riverboat Economic Development and Gaming Control Act (the “Louisiana Act”). As of May 1, 1996, gaming activities are regulated by the Louisiana Gaming Control Board (the “Board”). The Board is responsible for issuing the gaming license and enforcing the laws, rules and regulations relative to riverboat gaming activities. The Board is empowered to issue up to fifteen licenses to conduct gaming activities on a riverboat of new construction in accordance with applicable law. However, no more than six licenses may be granted to riverboats operating from any one designated waterway. An initial license to conduct gaming operations is valid for a term of five years. The Louisiana Act provides for successive five year renewals after the initial five year term. The licenses held by our Louisiana subsidiaries are scheduled to expire as follows: The license held by Louisiana-I Gaming, the operator of Boomtown New Orleans, expires March 2005; The license held by PNK (Bossier City), Inc., the operator of Boomtown Bossier City, expires November 2004; and the license held by PNK (LAKE CHARLES), L.L.C., the developer of the Lake Charles resort, expires April 2007.

The laws and regulations of Louisiana seek to: (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing procedures for reliable record keeping and making periodic reports to the Board; (iv) prevent cheating and fraudulent practices; (v) provide a source of state and local revenues through fees; and (vi) ensure that gaming licensees, to the extent practicable, employ and contract with Louisiana residents, women and minorities. The Louisiana Act specifies certain restrictions and conditions relating to the operation of riverboat gaming, including, but not limited to, the following: (i) in parishes bordering the Red River, such as the our Casino Magic property in Bossier, gaming may be conducted dockside; however, prior to the passage of legislation legalizing dockside gaming effective April 1, 2001 in the 2001 Special Session of the Louisiana Legislature, in all other authorized locations such as Boomtown New Orleans, gaming is not permitted while a riverboat is docked, other than for forty-five minutes between excursions, unless dangerous weather or water conditions exist; (ii) prior to the passage of legislation legalizing dockside gaming effective April 1, 2001 in the 2001 Special Session of the Louisiana Legislature, each round trip riverboat cruise may not be less than three nor more than eight hours in duration, subject to specified exceptions; (iii) agents of the Board are permitted on board at any time during gaming operations; (iv) gaming devices, equipment and supplies may be purchased or leased from permitted suppliers; (v) gaming may only take place in the designated river or waterway; (vi) gaming equipment may not be possessed, maintained, or exhibited by any person on a riverboat except in the specifically designated gaming area, or a secure area used for inspection, repair, or storage of such equipment; (vii) wagers may be received only from a person present on a licensed riverboat; (viii) persons under 21 are not permitted in designated gaming areas; (ix) except for slot machine play, wagers may be made only with tokens, chips, or electronic cards purchased from the licensee aboard a riverboat; (x) licensees may only use docking facilities and routes for which they are licensed and may only board and discharge passengers at the riverboat’s licensed berth; (xi) licensees must have adequate protection and indemnity insurance; (xii) licensees must have all necessary federal and state licenses, certificates and other regulatory approvals prior to operating a riverboat; and (xiii)gaming may only be conducted in accordance with the terms of the license and the rules and regulations adopted by the Board.

No person may receive any percentage of the profits from our operations in Louisiana without first being found suitable. In March 1994, Boomtown New Orleans, its officers, key personnel, partners and persons holding a 5% or greater interest in the partnership were found suitable by the predecessor to the Board. In April 1996, the Board’s predecessor confirmed that Casino Magic Bossier’s officers, key personnel, partners and persons holding a 5% or greater interest in the corporation were suitable and authorized to acquire an existing licensee. In July 1999, the Board renewed Boomtown New Orleans’ license to conduct gaming operations. In May 2001, the Board renewed Casino Magic Bossier’s license to conduct gaming operations. A gaming license is deemed to be a privilege under Louisiana law and as such may be denied, revoked, suspended, conditioned or limited at any time by the Board. In issuing a license, the Board must find that the applicant is a person of good character, honesty and integrity and the applicant is a person whose prior activities, criminal record, if any, reputation, habits and associations do not pose a threat to the public interest of the State of Louisiana or to the effective regulation and control of gaming, or create or enhance the dangers of unsuitable, unfair or illegal practices, methods, and activities in the conduct of gaming or the carrying on of business and financial arrangements in connection therewith. The Board will not grant any licenses unless it finds that: (i) the applicant is capable of conducting gaming operations, which means that the applicant can demonstrate the capability, either through training, education, business experience, or a combination of the above, to operate a gaming casino; (ii) the proposed financing of the riverboat and the gaming operations is adequate for the nature of the proposed operation and from a source suitable and acceptable to the Board; (iii) the applicant demonstrates a proven ability to operate a vessel of comparable size, capacity and complexity to a riverboat in its application for a license; (v) the applicant designates the docking facilities to be used by the riverboat; (vi) the applicant shows adequate financial ability to construct and maintain a riverboat; (vii) the applicant has a good faith plan to recruit, train and upgrade minorities in all employment classifications; and (viii) the applicant is of good moral character.

The Board may not award a license to any applicant who fails to provide information and documentation to reveal any fact material to qualification or who supplies information which is untrue or misleading as to a material fact pertaining to the qualification criteria; who has been convicted of or pled nolo contendere to an offense punishable by imprisonment of more than one year; who is currently being prosecuted for or regarding whom charges are pending in any jurisdiction of an offense punishable by more than one year imprisonment; if any holder of 5% or more in the profits and losses of the applicant has been convicted of or pled guilty or nolo contendere to an offense which at the time of conviction is punishable as a felony.

The transfer of a license is prohibited; however, the sale, assignment, transfer, pledge, or disposition of securities which represent 5% or more of the total outstanding shares issued by a holder of a license may be transferred, subject to prior Board approval. A security issued by a holder of a license must generally disclose these restrictions.

Section 2501 of the regulations enacted by the Louisiana State Police Riverboat Gaming Division pursuant to the Louisiana Act (the “Regulations”) requires prior written approval of the Board of all persons involved in the sale, purchase, assignment, lease, grant or foreclosure of a security interest, hypothecation, transfer, conveyance or acquisition of an ownership interest (other than in a corporation) or economic interest of five percent (5%) or more in any licensee.

Section 2523 of the Regulations requires notification to and prior approval from the Board of the: (a) application for, receipt, acceptance or modification of a loan, the (b) use of any cash, property, credit, loan or line of credit, or the (c) guarantee or granting of other forms of security for a loan by a licensee or person acting on a licensee’s behalf. Exceptions to prior written approval include, without limitation, any transaction for less than $2,500,000 in which all of the lending institutions are federally regulated, the transaction modifies the terms of an existing, previously approved loan transaction, or if the transaction involves publicly registered debt and securities sold pursuant to a firm underwriting agreement. The issuance of the exchange notes and the related guarantees will be pursuant to this exception.

The failure of a licensee to comply with the requirements set forth above may result in the suspension or revocation of that licensee’s gaming license. Additionally, if the Board finds that the individual owner or holder of a security of a corporate license or intermediary company or any person with an economic interest in a licensee is not qualified under the Louisiana Act, the Board may require, under penalty of suspension or revocation of the license, that the person not: (a) receive dividends or interest on securities of the corporation, (b) exercise directly or indirectly a right conferred by securities of the corporation, (c) receive remuneration or economic benefit from the licensee, or (d) continue in an ownership or economic interest in the licensee.

A licensee must periodically report the following information to the Board, which is not confidential and is to be available for public inspection: (a) the licensee’s net gaming proceeds from all authorized games; (b) the amount of net gaming proceeds tax paid; and, (c) all quarterly and annual financial statements presenting historical data that are submitted to the Board, including annual financial statements that have been audited by an independent certified public accountant.

The Louisiana Act restricts gaming space on riverboats to no more than 30,000 square feet. The Board has adopted rules governing the method for approval of the area of operations and the rules and odds of authorized games and devices permitted, and prescribing grounds and procedures for the revocation, limitation or suspension of licenses and permits.

On April 19, 1996, the Louisiana legislature adopted legislation requiring statewide local elections on a parish-by-parish basis to determine whether to prohibit or continue to permit licensed riverboat gaming, licensed video poker gaming, and licensed land-based gaming in Orleans Parish. The applicable local election took place on November 5, 1996, and the voters in the parishes of Boomtown New Orleans and Casino Magic Bossier voted to continue licensed riverboat and video poker gaming. However, it is noteworthy that the current legislation does not provide for any moratorium on future local elections on gaming.

Prior to the passage of legislation in the 2001 Special Session of the Louisiana Legislature, fees to the state of Louisiana for conducting gaming activities on a riverboat include: (i) $50,000 per riverboat for the first year of operation and $100,000 per year, per riverboat thereafter, plus (ii) 18.5% of net gaming proceeds. In the 2001 Special Session of the Louisiana Legislature, a law was passed legalizing dockside gaming and increasing the fees paid to the state of Louisiana to 21.5% of net gaming proceeds effective April 1, 2001 for the nine riverboats in the southern region of the state, including our Boomtown New Orleans property, while the fee increase to 21.5% of net gaming proceeds will be phased in over an approximately two year period for the riverboats operating in parishes bordering the Red River, including our Casino Magic Bossier City property.

Mississippi. The ownership and operation of casino gaming facilities in Mississippi are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission (the “Mississippi Commission”). The Mississippi Gaming Control Act (the “Mississippi Act”), which legalized dockside casino gaming in Mississippi, is similar to the Nevada Gaming Control Act discussed below. The Mississippi Commission has adopted regulations which are also similar in many respects to the Nevada gaming regulations.

The laws, regulations and supervisory procedures of Mississippi and the Mississippi Commission are based upon declarations of public policy that are concerned with, among other things, (1) the prevention of unsavory or unsuitable persons from having direct or indirect involvement with gaming at any time or in any capacity; (2) the establishment and maintenance of responsible accounting practices and procedures; (3) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing for reliable record keeping and requiring the filing of periodic reports with the Mississippi Commission; (4) the prevention of cheating and fraudulent practices; (5) providing a source of state and local revenues through taxation and licensing fees; and (6) ensuring that gaming licensees, to the extent practicable, employ Mississippi residents. The regulations are subject to amendment and interpretation by the Mississippi Commission. We believe that our compliance with the licensing procedures and regulatory requirements of the Mississippi Commission will not affect the marketability of our securities. Changes in Mississippi laws or regulations may limit or otherwise materially affect the types of gaming that may be conducted and such changes, if enacted, could have an adverse effect on us and our Mississippi gaming operations.

The Mississippi Act provides for legalized dockside gaming in each of the fourteen counties that border the Gulf Coast or the Mississippi River, but only if the voters in the county have not voted to prohibit gaming in that county. As of January 1, 2004, dockside gaming was permissible in nine of the fourteen eligible counties in the state and gaming operations had commenced in seven counties. Under Mississippi law, gaming vessels must be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River or in the waters lying south of the counties along the Mississippi Gulf Coast.

The Mississippi Act permits unlimited stakes gaming on permanently moored vessels on a 24-hour basis and does not restrict the percentage of space which may be utilized for gaming. The Mississippi Act permits substantially all traditional casino games and gaming devices.

We and any subsidiary of ours that operates a casino in Mississippi (a “Mississippi Gaming Subsidiary”) are subject to the licensing and regulatory control of the Mississippi Commission. We are registered under the Mississippi Act as a publicly traded corporation (a “Registered Corporation”) of Biloxi Casino Corp. d/b/a Casino Magic Biloxi (“Casino Magic Biloxi”) and have been found suitable to own the stock of Casino Magic Corp., which is registered as an intermediary company (an “Intermediary Company”). Casino Magic Corp. has been found suitable to own the stock of Casino Magic Biloxi. As a Registered Corporation, we are required periodically to submit detailed financial and operating reports to the Mississippi Commission and furnish any other information which the Mississippi Commission may require. If we are unable to continue to satisfy the registration requirements of the Mississippi Act, we and any Mississippi Gaming Subsidiary cannot own or operate gaming facilities in Mississippi. No person may become a stockholder of or receive any percentage of profits from an Intermediary Company or a Mississippi Gaming Subsidiary of a Registered Corporation without first obtaining licenses and approvals from the Mississippi Commission. We have obtained such approvals from the Mississippi Commission.

A Mississippi Gaming Subsidiary must maintain a gaming license from the Mississippi Commission to operate a casino in Mississippi. Such licenses are issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations. There are no limitations on the number of gaming licenses that may be issued in Mississippi. Gaming licenses require the payment of periodic fees and taxes, are not transferable, are issued for a three-year period (and may be continued for two additional three-year periods) and must be renewed periodically thereafter. Casino Magic Biloxi was granted a renewal of its gaming license by the Mississippi Commission on December 17, 2003, and this license expires in January of 2007.

Certain of our officers and employees and the officers, directors and certain key employees of Casino Magic Corp. and Casino Magic Biloxi must be found suitable or approved by the Mississippi Commission. We believe that we have obtained or applied for all necessary findings of suitability with respect to such persons associated with us, Casino Magic Corp. or Casino Magic Biloxi, although the Mississippi Commission, in its discretion, may require additional persons to file applications for findings of suitability. In addition, any person having a material relationship or involvement with us, Casino Magic Corp. or Casino Magic Biloxi may be required to be found suitable, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Commission may deny an application for a finding of suitability for any cause that it deems reasonable. Changes in certain licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a finding of suitability, the Mississippi Commission has jurisdiction to disapprove a change in a person’s corporate position or title and such changes must be reported to the Mississippi Commission. The Mississippi Commission has the power to require us, Casino Magic Corp. and Casino Magic Biloxi to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Mississippi.

At any time, the Mississippi Commission has the power to investigate and require the finding of suitability of any of our record or beneficial stockholders. The Mississippi Act requires any person who acquires more than five percent of any class of voting securities of a Registered Corporation, as reported to the Securities and

Exchange Commission (“SEC”), to report the acquisition to the Mississippi Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than ten percent of any class of voting securities of a Registered Corporation, as reported to the SEC, must apply for a finding of suitability by the Mississippi Commission. The Mississippi Commission generally has exercised its discretion to require a finding of suitability of any beneficial owner of more than five percent of any class of voting securities of a Registered Corporation. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners. Any record or beneficial stockholder required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such investigation.

The Mississippi Commission generally has exercised its discretion to require a finding of suitability of any beneficial owner of more than 5% of any class of voting securities for a Registered Corporation. However, under certain circumstances, an “institutional investor,” as defined in the Mississippi Commission’s regulations, which acquires more than 10% but not more than 15% of the voting securities of a Registered Corporation may apply to the Mississippi Commission for a waiver of a finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the corporate charter, bylaws, management, policies or operations, or any of its gaming affiliates, or any other action which the Mississippi Commission finds to be inconsistent with holding the voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in our management, policies or operations; and (iii) such other activities as the Mississippi Commission may determine to be consistent with such investment intent.

Any person who fails or refuses to apply for a finding of suitability or a license within thirty (30) days after being ordered to do so by the Mississippi Commission may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of such securities beyond such time as the Mississippi Commission prescribes, may be guilty of a misdemeanor. We may be subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with us, Casino Magic Corp. or Casino Magic Biloxi, the company involved: (1) pays the unsuitable person any dividend or other distribution upon such person’s voting securities; (2) recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person; (3) pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or (4) fails to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

We may be required to disclose to the Mississippi Commission, upon request, the identities of the holders of any of our debt or other securities. In addition, under the Mississippi Act, the Mississippi Commission may in its discretion require the holder of any debt security of a Registered Corporation to file an application, be investigated and be found suitable to own the debt security. Although the Mississippi Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.

If the Mississippi Commission determines that a person is unsuitable to own a debt security, then the Registered Corporation may be sanctioned, including the loss of its approvals, if without the prior approval of the Mississippi Commission it: (1) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (2) recognizes any voting right by the unsuitable person in connection with those securities; (3) pays the unsuitable person remuneration in any form; or (4) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

Each Mississippi Gaming Subsidiary and Intermediary Company must maintain in Mississippi a current ledger with respect to ownership of its equity securities and we must maintain in Mississippi a current list of our stockholders, which must reflect the record ownership of each outstanding share of any class of our equity securities. The ledger and stockholder lists must be available for inspection by the Mississippi Commission at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We must also render maximum assistance in determining the identity of the beneficial owner.

The Mississippi Act requires that the certificates representing securities of a Registered Corporation bear a legend indicating that the securities are subject to the Mississippi Act and the regulations of the Mississippi Commission. We have received from the Mississippi Commission a waiver from this legend requirement. The Mississippi Commission has the power to impose additional restrictions on the holders of our securities at any time.

Substantially all material loans, leases, sales of securities and similar financing transactions by a Registered Corporation, an Intermediary Company or a Mississippi Gaming Subsidiary must be reported to or approved by the Mississippi Commission. A pledge of the stock of a Mississippi Gaming Subsidiary and the foreclosure of such a pledge are ineffective without the prior approval of the Mississippi Commission. Moreover, restrictions on the transfer of an equity security issued by a Mississippi Gaming Subsidiary or Intermediary Company and agreements not to encumber such securities are ineffective without the prior approval of the Mississippi Commission.

A Registered Corporation may not make a public offering of its securities without the prior approval of the Mississippi Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for those purposes. Under the regulations of the Mississippi Commission, a Mississippi Gaming Subsidiary may not guarantee a security issued by an affiliated company pursuant to a public offering, or pledge its assets to secure payment or performance of the obligations evidenced by the security issued by the affiliated company, without the prior approval of the Mississippi Commission. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering.

On December 18, 2002, the Mississippi Commission granted us prior approval to make public offerings and private placements of securities for a period of two years, subject to certain conditions (the “Mississippi Shelf Approval”). The Mississippi Shelf Approval also includes approval for Casino Magic Corp. and Casino Magic Biloxi to guarantee any security issued by, and for Casino Magic Biloxi to hypothecate its assets to secure the payment or performance of, any obligations evidenced by a security issued by us in a public offering or private placement under the Mississippi Shelf Approval. The Mississippi Shelf Approval also includes approval to place restrictions upon the transfer of and enter into agreements not to encumber the equity securities of Casino Magic Corp. and Casino Magic Biloxi. The Mississippi Shelf Approval, however, may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Mississippi Commission. The Mississippi Shelf Approval does not constitute a finding, recommendation or approval of the Mississippi Commission as to the accuracy or the adequacy of any prospectus or the investment merits of any securities offered thereby. Any representation to the contrary is unlawful. The sale of the exchange notes and related guarantees pursuant to this prospectus will qualify as an offering made pursuant to the terms of the Mississippi Shelf Approval. The regulations of the Mississippi Commission require us to file a Loan to Licensees Report within thirty (30) days of closing of this offering of the exchange notes and related guarantees. If the Mississippi Shelf Approval is rescinded, the issuance of these exchange notes and the related guarantees will need to be separately approved by the Mississippi Commission. If the Mississippi Commission were to deem it appropriate, the Mississippi Commission could order such transaction rescinded.

Changes in control of us through merger, consolidation, acquisition of assets, management or consulting agreements, or any act or conduct by a person by which he or she obtains control, may not occur without the prior approval of the Mississippi Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Mississippi Commission in a variety of stringent standards prior to assuming control of the Registered Corporation. The Mississippi Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defense tactics that affect corporate gaming licensees in Mississippi and Registered Corporations may be injurious to stable and productive corporate gaming. The Mississippi Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi’s gaming industry and to further Mississippi’s policy to (1) assure the financial stability of corporate gaming operations and their affiliates; (2) preserve the beneficial aspects of conducting business in the corporate form; and (3) promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Mississippi Commission before a Registered Corporation may make exceptional repurchases of voting securities (such as repurchases which treat holders differently) in excess of the current market price and before a corporate acquisition opposed by management can be consummated. Mississippi’s gaming regulations also require prior approval by the Mississippi Commission of a plan of recapitalization proposed by the Registered Corporation’s board of directors in response to a tender offer made directly to the Registered Corporation’s stockholders for the purpose of acquiring control of the Registered Corporation.

Neither we, any Intermediary Company nor any Mississippi Gaming Subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Commission. The Mississippi Commission may require determinations that, among other things, there are means for the Mississippi Commission to have access to information concerning the out-of-state gaming operations of us and our affiliates. We have previously obtained a waiver of foreign gaming approval from the Mississippi Commission for operations in other states in which we conduct gaming operations and will be required to obtain the approval or a waiver of such approval from the Mississippi Commission prior to engaging in any additional future gaming operations outside of Mississippi.

If the Mississippi Commission determined that we, Casino Magic Corp. or Casino Magic Biloxi violated a gaming law or regulation, the Mississippi Commission could limit, condition, suspend or revoke our approvals, the approvals of Casino Magic Corp. and the license of Casino Magic Biloxi, subject to compliance with certain statutory and regulatory procedures. In addition, we, Casino Magic Corp., Casino Magic Biloxi and the persons involved could be subject to substantial fines for each separate violation. Because of such a violation, the Mississippi Commission could seek to appoint a supervisor to operate our Mississippi casino facilities. Limitation, conditioning or suspension of any gaming license or approval or the appointment of a supervisor could (and revocation of any gaming license or approval would) materially adversely affect us, our gaming operations and our results of operations.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Mississippi and to the counties and cities in which a Mississippi Gaming Subsidiary’s respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon (1) a percentage of the gross gaming revenues received by the casino operation, (2) the number of gaming devices operated by the casino, or (3) the number of table games operated by the casino. The license fee payable to the State of Mississippi is based upon “gaming receipts” (generally defined as gross receipts less payouts to customers as winnings) and the current maximum tax rate imposed is 8% of gaming receipts in excess of $134,000 per month. The gross revenue fees imposed by the local governments equal approximately 4% of the gaming receipts.

The Mississippi Commission’s regulations require as a condition of licensure or license renewal that an existing licensed gaming establishment’s plan include a 500-car parking facility in close proximity to the casino complex and infrastructure facilities which amount to at least twenty-five percent of the casino cost. We believe that Casino Magic Biloxi is in compliance with this requirement. The Mississippi Commission later adopted amendments to the regulation that increase the infrastructure development requirement from twenty-five percent to one hundred percent for new casinos (or upon acquisition of a closed casino), but grandfathered existing licensees.

The sale of food or alcoholic beverages at Casino Magic Biloxi is subject to licensing, control and regulation by the local authorities and by the Alcoholic Beverage Control Division (“ABC”) of the Mississippi State Tax Commission. If the ABC laws are violated, the ABC has full power to limit, condition, suspend or revoke any license for the serving of alcoholic beverages or to place a licensee on probation with or without conditions. Any such disciplinary action against Casino Magic Biloxi could (and revocation would) have a materially adverse effect upon our operations. Certain of our, Casino Magic Corp.’s and Casino Magic Biloxi’s officers and managers must be investigated by the ABC in connection with Casino Magic Biloxi’s liquor permits. Changes in licensed positions must be approved by the ABC.

In recent years, certain anti-gaming groups proposed for adoption through the initiative and referendum process certain amendments to the Mississippi Constitution which would prohibit gaming in the state. The proposals were declared illegal by the Mississippi courts on constitutional and procedural grounds. The latest ruling was appealed to the Mississippi Supreme Court, which affirmed the decision of the lower court. If another such proposal were to be offered and if a sufficient number of signatures were to be gathered to place a legal initiative on the ballot, it is possible for the voters of Mississippi to consider such a proposal in November 2006. While we are unable to predict whether such an initiative will appear on a ballot or the likelihood of such an initiative being approved by the voters, if such an initiative were passed and gaming were prohibited in Mississippi, it would have a significant adverse effect on us and our Mississippi gaming operations.

Nevada. The ownership and operation of casino gaming facilities in Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated there under (collectively, “Nevada Act”); and (ii) various local regulations. Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (“Nevada Commission”), the Nevada State Gaming Control Board (“Nevada Board”) and the City of Reno. The Nevada Commission, the Nevada Board and the City of Reno are collectively referred to as the “Nevada Gaming Authorities.”

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on Boomtown Reno’s gaming operations.

PNK (Reno), LLC (the “Gaming Subsidiary”), which operates Boomtown Reno and two other gaming operations with slot machines only, is required to be licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. We are currently registered by the Nevada Commission as a publicly traded corporation (a “Registered Corporation”) and have been found suitable to own the member’s interest in the Gaming Subsidiary, which is a gaming licensee under the terms of the Nevada Act. As a Registered Corporation we are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a holder of an interest of or receive any percentage of profits from a gaming licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. We and the Gaming Subsidiary have obtained from the Nevada Gaming Authorities the various registrations, findings of suitability, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, us or the Gaming Subsidiary in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. The Gaming Subsidiary’s officers and certain key employees must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Our officers, directors and key employees who are actively and directly involved in gaming activities of the Gaming Subsidiary must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us or the Gaming Subsidiary, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require us or the Gaming Subsidiary to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

We and the Gaming Subsidiary are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by us and the Gaming Subsidiary must be reported to or approved by the Nevada Commission.

If it were determined that the Nevada Act was violated by the Gaming Subsidiary, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, we, the Gaming Subsidiary and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate Boomtown Reno and, under certain circumstances, earnings generated during the supervisor’s appointment (except for reasonable rental value of the casino) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of the gaming licenses of the Gaming Subsidiary or the appointment of a supervisor could (and revocation of any gaming license would) negatively affect our gaming operations.

Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and be found suitable as a beneficial holder of our voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

The Nevada Gaming Control Act and the regulations promulgated thereunder (the “Nevada Act”) requires any person who acquires beneficial ownership of more than 5% of a Registered Corporation’s voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation’s voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada State Gaming Control Board mails the written notice requiring such filing. Under certain circumstances, an “institutional investor,” as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of a Registered Corporation’s voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. Under certain circumstances, an institutional investor which has been granted a waiver can hold up to 19% of a Registered Corporation’s voting securities and maintain the waiver for a limited period of time. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the Registered Corporation’s corporate charter, restated bylaws, management, policies or operations of the Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation’s voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners. The applicant is required to pay all costs of investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner.

Any stockholder or member found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock or members’ interests beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or member or to have any other relationship with us or the Gaming Subsidiary, we: (i) pay that person any dividend or interest upon voting securities of the company, (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pay remuneration in any form to that person for services rendered or otherwise, or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

The Nevada Commission may, in its discretion, require the holder of any debt or other security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt or other security of a Registered Corporation if the Nevada Commission has reason to believe that his acquisition of such debt or other security would otherwise be inconsistent with the policy of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

We are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require that the our stock certificates bear a legend indicating that the securities are subject to the Nevada Act. However, to date the Nevada Commission has not imposed such a requirement on us.

We are not permitted to make a public offering of our securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On February 20, 2003, the Nevada Commission granted the us prior approval to make public offerings for a period of two years, subject to certain conditions (the “Nevada Shelf Approval”). The Nevada Shelf Approval also applies to any affiliated company wholly owned by us (an “Affiliate”), which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Nevada Shelf Approval also includes approval for the Gaming Subsidiary to guarantee any security issued by, and for the Gaming Subsidiary to hypothecate its assets to secure the payment or performance of any obligations evidenced by a security issued by us or an Affiliate in a public offering under the Nevada Shelf Approval. The issuance of the exchange notes and related guarantees will be a public offering and will be made pursuant to the Nevada Shelf Approval. The Nevada Shelf Approval, however, may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. The Nevada Shelf Approval does not constitute a finding, recommendation or approval of the Nevada Gaming Authorities as to the accuracy or the adequacy of the prospectus or the investment merits of the securities offered thereby. Any representation to the contrary is unlawful. If the Nevada Shelf Approval is rescinded, the issuance of the exchange notes and the related guarantees will need to be separately approved by the Nevada Commission.

Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to: (i) assure the financial stability of gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation’s Board of Directors in response to a tender offer made directly to the Registered Corporation’s stockholders for the purposes of acquiring control of the Registered Corporation.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the City of Reno, in which the Gaming Subsidiary’s operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A live entertainment tax is also paid by casino operations where entertainment is furnished in connection with admission charges or the serving or selling of food or refreshments, or the selling of any merchandise.

Pursuant to new legislation signed into law on July 23, 2003, the license fees on the number of gaming devices operated was increased effective immediately, the gross revenue fee was increased effective August 1, 2003 from 6.25% to 6.75%. The Gaming Subsidiary became subject to a payroll tax based on wages paid to its employees effective October 1, 2003.

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, “Licensees”), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of such Licensee’s participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ, contract with, or associate with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.

California. Operation of California card club casinos such as the Hollywood Park-Casino and the Crystal Park Casino is governed by the Gambling Control Act (the “GCA”) and is subject to the oversight of the California Attorney General and the California Gambling Control Commission. The GCA was enacted for the purpose of regulating businesses that offer otherwise lawful forms of gambling games. Under the GCA, a California card club casino may only offer certain forms of card games, including Poker, Pai Gow, and California Blackjack. A card club casino may not offer many of the card games and other games of chance permitted in Nevada and other jurisdictions where we conduct business. Although the California Attorney General takes the position that, under the GCA, only individuals, partnerships or privately-held companies (as opposed to publicly-traded companies such as us) are eligible to operate card club casinos, the enactment of California Senate Bill 100 (“SB-100”) in 1995, and the subsequent enactment of Senate Bill-8 permit a publicly-owned racing association to own and operate a card club casino if it also owns and operates a racetrack on the same premises.

In September 1995, the Attorney General granted us a provisional registration under SB-100 to operate the Hollywood Park-Casino, which provisional registration was renewed effective January 1, 1999. Pursuant to the GCA, on September 10, 1999, in connection with the sale of the Hollywood Park Race Track, we were no longer eligible to operate the Hollywood Park-Casino and therefore entered into a sublease arrangement of the Hollywood Park-Casino with the same third party operator which leases the Crystal Park Casino. The GCA’s application to us is solely in relation to our status as a landlord under the two leases.

The GCA provides that the California Gambling Control Commission may require any person who owns an interest in the premises of a licensed gambling establishment or in real property used by a licensed gambling establishment to register with the commission, apply for a finding of suitability, or apply for a gambling license. Thus, we in our role as the landlord under its leases may be required by the commission to comply with any of these three requirements.

In addition, in the event the GCA were to be amended to permit publicly-traded companies such as us to operate card clubs, we, and our officers, directors and certain stockholders, would likely have to file the necessary licensing applications with the Attorney General, if we wished to operate the Hollywood Park-Casino or the Crystal Park Casino.

Pursuant to the GCA, the operator of a card club casino, and its officers, directors and certain stockholders are required to be registered by the Attorney General and licensed by the municipality in which it is located. A permanent registration will not be granted until the California Department of Justice completes its review of our applications and the applications of our corporate officers and directors. The Attorney General has broad discretion to deny a gaming registration and may impose reasonably necessary conditions upon the granting of a gaming registration. Grounds for denial include felony convictions, criminal acts, convictions involving dishonesty, illegal gambling activities, and false statements on a gaming application. Such grounds also generally include having a financial interest in a business or organization that engages in gaming activities that are illegal under California law. In addition, the Attorney General possesses broad authority to suspend or revoke a gaming registration on any of the foregoing grounds, as well as for violation of any federal, state or local gambling law, failure to take reasonable steps to prevent dishonest acts or illegal activities on the premises of the card club casino, failure to cooperate with the Attorney General in its oversight of the card club casino and failure to comply with any condition of the registration. The City of Inglewood and the City of Compton have granted the operator of the Hollywood Park-Casino and the Crystal Park Casino all municipal gaming licenses necessary for operation of such facilities, and the operator has received provisional registrations for both locations from the California Department of Justice.

Argentina. The Provincial Government of Neuquen, Argentina enacted a casino privatization program to issue twelve-year exclusive concession agreements to operate existing casinos. Our three casinos in the province of Neuquen, in west central Argentina are the only casinos in that province, and are located in Neuquen City, San Martin de los Andes and Junin de los Andes. The casinos had previously been operated by the provincial government. The Ministry of Finance of Argentina has adopted a modified regulatory system for casinos, based somewhat on the regulatory system utilized by the State of Nevada, and such regulatory system is being administered by the Provincial Government of Neuquen. We cannot predict what effect the enactment of other laws, regulations or pronouncements relating to casino operations may have on the operations of Casino Magic Argentina.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for old notes where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities. We have agreed that, starting at the expiration date and ending 180 days after the expiration date, or such shorter period ending when all exchange notes held by broker-dealers have been sold, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. During this 180-day period, the registration rights agreement permits us, under certain circumstances, to allow the exchange offer registration statement to cease to become effective and useable for one or more periods of 90 days in aggregate in any twelve month period. If we exercise this right, the 180-day period referenced above will be extended by the number of days during which the exchange offer registration statement was not effective or useable.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	through a combination of the above methods of resale,

at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay certain expenses incident to the exchange offer (including the expenses of one counsel for the holders of old notes), other than commissions and concessions of any broker-dealer. We also will provide indemnification against specified liabilities, including liabilities that may arise under the Securities Act, to broker-dealers effecting resales of exchange notes pursuant to this prospectus.

By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of:

•	the happening of any event which:

•	makes any statement in the prospectus untrue in any material respect; or

•	requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, or

•	a board determination in good faith that it is in our best interests not to disclose the existence of facts surrounding any proposed or pending material corporate transaction,

which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus, subject to certain time limitations in certain circumstances, until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

LE GAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Irell & Manella LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, included in this prospectus and incorporated by reference into the registration statement of which this prospectus is a part, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and incorporated by reference in the registration statement of which this prospectus is a part (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Pinnacle Entertainment, Inc.’s change in accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PINNACLE ENTERTAINMENT, INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Pinnacle Entertainment, Inc.:

We have audited the accompanying consolidated balance sheets of Pinnacle Entertainment, Inc., (a Delaware corporation, formerly Hollywood Park, Inc.) and subsidiaries (the “Company”), as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Entertainment, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the Consolidated Financial Statements, Pinnacle Entertainment Inc. changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in 2002 and recorded a cumulative effect of a change in accounting principle in the first quarter of 2002.

/s/    DELOITTE & TOUCHE LLP

Las Vegas, Nevada

March 9, 2004

PINNACLE ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2003	2002	2001
	(in thousands, except per share data)
Revenues:
Gaming	$449,350	$432,343	$421,491
Food and beverage	28,955	29,751	30,952
Truck stop and service station	21,272	19,720	20,190
Hotel and recreational vehicle park	14,674	14,723	14,977
Other operating income	17,264	17,464	20,433

	531,515	514,001	508,043

Expenses:
Gaming	258,723	252,551	238,975
Food and beverage	34,063	34,034	38,799
Truck stop and service station	19,621	18,154	18,703
Hotel and recreational vehicle park	8,739	9,095	10,169
General and administrative	110,720	106,611	120,335
Depreciation and amortization	46,833	44,929	49,450
Other operating expenses	9,197	9,253	14,159
Goodwill and other asset impairment charges	7,832	2,753	23,530
Indiana regulatory and related (benefit) costs	(2,056)	6,609	0
Other (income) expenses	(199)	1,601	(354)

	493,473	485,590	513,766

Operating income (loss)	38,042	28,411	(5,723)
Interest income	(2,111)	(2,206)	(5,021)
Interest expense, net of capitalized interest	54,881	49,688	49,853
Loss on early extinguishment of debt	19,908	0	0

Loss before income tax benefit and cumulative effect of a change in accounting principle	(34,636)	(19,071)	(50,555)
Income tax benefit	(6,394)	(6,146)	(21,906)

Loss before cumulative effect of a change in accounting principle	(28,242)	(12,925)	(28,649)
Cumulative effect of a change in accounting principle, net of income tax benefit	0	56,704	0

Net loss	$(28,242)	$(69,629)	$(28,649)

Net loss per common share—basic and diluted
Loss before cumulative effect of a change in accounting principle	$(1.09)	$(0.50)	$(1.11)
Cumulative effect of a change in accounting principle, net of income tax	0.00	(2.20)	0.00

Net loss per common share—basic and diluted	$(1.09)	$(2.70)	$(1.11)

Number of shares—basic and diluted	25,861	25,773	25,814

See accompanying notes to the consolidated financial statements.

PINNACLE ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
	(in thousands, except share data)
ASSETS
Current Assets:
Cash and cash equivalents (exclusive of restricted cash below)	$100,107	$117,441
Restricted cash	4,400	2,600
Accounts receivable, net of allowance for doubtful accounts of $2,737 and $2,364 as of December 31, 2003 and 2002, respectively	7,359	9,857
Income tax receivable	0	6,364
Inventories	5,518	5,320
Prepaid expenses and other assets	10,699	16,314
Deferred income taxes	5,378	5,549
Assets held for sale	12,160	12,160

Total current assets	145,621	175,605
Restricted cash—construction reserve accounts	124,529	27,500
Property and equipment, net	621,709	586,083
Goodwill, net	26,656	19,558
Gaming licenses, net	21,848	21,944
Debt issuance costs, net	15,864	8,679
Other assets	875	1,069

	$957,102	$840,438

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$15,958	$15,615
Accrued interest	15,459	17,129
Accrued compensation	21,847	17,208
Other accrued liabilities	40,016	35,515
Current portion of notes payable	2,341	2,419

Total current liabilities	95,621	87,886
Notes payable, less current maturities	643,594	491,079
Deferred income taxes	17,028	12,987
Commitments and contingencies (Note 13)
Stockholders’ Equity:
Common—$0.10 par value, 23,926,942 and 25,934,261 shares outstanding, net of treasury shares	2,594	2,594
Capital in excess of par value	224,377	224,216
Retained earnings	3,917	32,159
Accumulated other comprehensive loss	(9,939)	(10,483)
Treasury stock, at cost	(20,090)	0

Total stockholders’ equity	200,859	248,486

	$957,102	$840,438

See accompanying notes to the consolidated financial statements.

PINNACLE ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2003, 2002 and 2001

	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total Stockholders’ Equity
	(in thousands)
Balance as of January 1, 2001	$2,644	$228,095	$130,437	$0	$0	$361,176
Net loss	0	0	(28,649)	0	0	(28,649)
Foreign currency translation loss	0	0	0	(4,430)	0	(4,430)

Total comprehensive loss						(33,079)

Repurchase and retirement of common stock	(110)	(9,710)	0	0	0	(9,820)
Common stock options, net	11	1,228	0	0	0	1,239

Balance as of December 31, 2001	2,545	219,613	101,788	(4,430)	0	319,516
Net loss	0	0	(69,629)	0	0	(69,629)
Foreign currency translation loss	0	0	0	(6,053)	0	(6,053)

Total comprehensive loss						(75,682)

Common stock options, net	49	4,603	0	0	0	4,652

Balance as of December 31, 2002	2,594	224,216	32,159	(10,483)	0	248,486
Net loss	0	0	(28,242)	0	0	(28,242)
Foreign currency translation loss	0	0	0	544	0	544

Total comprehensive loss						(27,698)

Treasury stock purchases	0	0	0	0	(20,090)	(20,090)
Common stock options, net	0	161	0	0	0	161

Balance as of December 31, 2003	$2,594	$224,377	$3,917	$(9,939)	$(20,090)	$200,859

See accompanying notes to the consolidated financial statements.

PINNACLE ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2003	2002	2001
	(in thousands)
Cash flows from operating activities:
Net loss	$(28,242)	$(69,629)	$(28,649)
Depreciation and amortization	46,833	44,929	49,450
Amortization of debt issuance costs	4,524	3,655	3,513
Cumulative effect of a change in accounting principle, net of income tax benefit	0	56,704	0
Loss on early extinguishment of debt	16,939	0	0
Asset write-offs and impairment write-downs	7,832	2,753	23,530
Changes in working capital:
Receivables, net	2,498	(663)	6,991
Income tax receivable	6,364	4,223	(10,587)
Prepaid expenses and other assets	516	(3,227)	(2,495)
Accounts payable	343	(1,338)	(2,396)
Accrued liabilities	8,653	7,099	(10,339)
Accrued interest	(1,670)	(294)	(574)
Income taxes	(10,718)	(6,297)	14,556
All other, net	1,514	1,115	(3,483)

Net cash provided by operating activities	55,386	39,030	39,517

Cash flows from investing activities:
Restricted cash	(98,829)	(30,100)	0
Additions to property and equipment	(82,931)	(48,596)	(52,264)
Receipts from dispositions of property and equipment	185	659	324
Principal collected on notes receivable	0	1,000	8,636

Net cash used in investing activities	(181,575)	(77,037)	(43,304)

Cash flows from financing activities:
Proceeds from credit facility	270,438	0	0
Payments of credit facility	(125,000)	0	0
Proceeds from senior subordinated notes	132,798	0	0
Payment of senior subordinated notes	(125,000)	0	0
Payment of other secured and unsecured notes payable	(2,361)	(3,649)	(3,447)
Debt issuance costs	(21,698)	0	0
Common stock options exercised	10	4,067	480
Common stock repurchase and retirement	0	0	(9,820)
Purchase of treasury shares	(20,090)	0	0
Other financing activities, net	0	408	345

Net cash provided by (used in) financing activities	109,097	826	(12,442)

Effect of exchange rate changes on cash	(242)	(2,017)	0

Decrease in cash and cash equivalents	(17,334)	(39,198)	(16,229)
Cash and cash equivalents at the beginning of the year	117,441	156,639	172,868

Cash and cash equivalents at the end of the year	$100,107	$117,441	$156,639

Cash, cash equivalents and restricted cash at the end of the year	$229,036	$147,541	$156,639

Supplemental Cash Flow Information:
Cash paid during the year for:
Interest	$52,208	$46,366	$46,712
Income taxes (received) paid, net	(10,479)	(2,370)	(23,088)
Non-cash currency translation rate adjustment	(544)	6,053	4,430

See accompanying notes to the consolidated financial statements

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Summary of Significant Accounting Policies

General    Pinnacle Entertainment, Inc. (the “Company” or “Pinnacle Entertainment”) owns and operates gaming entertainment facilities in several gaming markets. These include five properties in the United States, located in southeastern Indiana (“Belterra Casino Resort”); Reno, Nevada (“Boomtown Reno”); Bossier City and New Orleans, Louisiana (“Boomtown Bossier City” and “Boomtown New Orleans”, respectively); and Biloxi, Mississippi (“Casino Magic Biloxi”). The Company is also building a major casino resort in Lake Charles, Louisiana (“Lake Charles”). In addition, representative authorities of the City of St. Louis and St. Louis County chose the Company’s proposals for the development of a major casino in downtown St. Louis and another major casino in south St. Louis County, respectively (“St. Louis Development Proposals”). In addition, the Company operates casinos in Argentina (“Casino Magic Argentina”) and receives lease income from two card clubs and owns vacant land in southern California.

The Belterra Casino Resort is near Cincinnati, Ohio and Louisville, Kentucky. The twin cities of Shreveport/Bossier City offer the most convenient casinos to the Dallas/Fort Worth metropolitan area. The Lake Charles region offers the closest casinos to the cities of Houston, Austin and San Antonio.

Basis of Presentation    The accompanying consolidated financial statements include the accounts of Pinnacle Entertainment, Inc. and its subsidiaries and have been prepared by the Company’s management in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and with the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of Pinnacle Entertainment and its subsidiaries. All significant inter-company accounts and transactions have been eliminated.

Use of Estimates    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and (iii) the reported amounts of revenues and expenses during the reporting period. Estimates used by the Company include, among other things, (i) the evaluation of the non-impairment of property, equipment and other long-term assets, (ii) the evaluation of the future realization of deferred tax assets, and (iii) the adequacy of reserves associated with asset sales and the Indiana regulatory settlement, and in determining litigation reserves and other obligations. Actual results could differ from those estimates.

Cash and Cash Equivalents    Cash and cash equivalents consist of cash, certificates of deposit and short-term investments with original maturities of 90 days or less.

Restricted Cash    Restricted cash consists of a letter of credit for the Company’s self-funded workers’ compensation insurance program.

Inventories    Inventories, which consist primarily of food, beverage and operating supplies, are stated at the lower of cost or market value. Costs are determined using the first-in, first-out method.

Restricted Cash—Completion Reserve Accounts    At December 31, 2003, completion reserve accounts consisted of $119,529,000 held in an account established primarily for the Lake Charles expansion project in connection with the Credit Facility (see Note 6) and $5,000,000 held in an escrow account pursuant to an agreement with the Indiana Gaming Commission for the Belterra Casino Resort’s expansion (see Note 13). At December 31, 2002, completion reserve accounts consisted of $22,500,000 set aside as a requirement of the Louisiana Gaming Commission for the Lake Charles expansion project (which requirement was removed in

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

November 2003 and the funds reclassified to cash and cash equivalents) and the $5,000,000 escrow account for the Belterra project.

Property and Equipment    Additions to property and equipment and construction-in-progress are recorded at cost, including capitalized interest. Depreciation and amortization are provided based on the straight-line method over the assets’ estimated useful lives as follows:

Years
Land improvements	5 to 40
Buildings and improvements	15 to 50
Vessels and barges	10 to 39
Equipment	3 to 20

Maintenance, repairs and assets purchased below $2,500 (or a group of like-type assets purchased below $5,000) are charged to expense, and betterments are capitalized. The costs of property sold or otherwise disposed of and their associated accumulated depreciation are eliminated from both the property and accumulated depreciation accounts.

In January 2002, the Company adopted Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”) “Accounting for the Impairment or Disposal of Long-lived Assets.” SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company reviews its long-lived assets at each balance sheet date. If a long-lived asset is to be retained, GAAP requires the Company to assess recoverability based on the sum of the asset’s future undiscounted cash flows over the estimated remaining life compared to the asset’s book value. If an impairment exists, the asset is written down to fair value, based on quoted market prices or another valuation technique, such as discounted cash flow analysis. If a long-lived asset is to be sold, the asset is reported at the lower of carrying value or fair value.

Capitalization of Interest    The Company capitalizes interest expense on construction in progress based on an imputed interest rate estimating the Company’s average cost of borrowed funds. Capitalized interest was $1,513,000, $995,000 and $481,000 in fiscal 2003, 2002 and 2001, respectively. Such capitalized interest becomes part of the cost of the related asset and is depreciated over its estimated useful life.

Goodwill and Other Intangible Assets    The Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” (“SFAS No. 142”) on January 1, 2002. Pursuant to SFAS No. 142, goodwill and other non-amortizing intangible assets are no longer amortized, but instead are subject to an annual assessment for impairment by applying a fair-value-based test. Any future acquired intangible asset will be separately recognized if the benefit of the intangible is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer’s intent to do so. Intangible assets with finite lives will be amortized over their useful lives.

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill and other intangible assets as of December 31, 2003 and 2002 consisted of the following:

	December 31,
	2003	2002
	(in thousands)
Goodwill:
Boomtown New Orleans	$16,743	$11,140
Boomtown Reno	9,913	8,418

	$26,656	$19,558

Gaming Licenses:
Boomtown Bossier City non-amortizing license	$19,865	$19,865
Casino Magic Argentina amortizing gaming license	1,983	2,079

	$21,848	$21,944

Goodwill:    Goodwill consists of the excess of the acquisition cost over the fair value of the net assets acquired in business combinations. Goodwill related to the Boomtown, Inc. acquisition was allocated to the New Orleans and Reno facilities, while goodwill related to the 1998 acquisition of Casino Magic Corp. was allocated to the Bossier City, Biloxi and Argentina locations. Changes in the recorded balances of goodwill are as follows:

	December 31,
	2003	2002
	(in thousands)
Balance, beginning of year	$19,558	$68,727
Resolution of pre-acquisition contingent tax matters during the year	14,930	0
Goodwill impaired during the year	(7,832)	(49,169)

Balance, end of the year	$26,656	$19,558

As discussed in Note 7, during 2003 the Company identified certain pre-acquisition deferred tax assets related to Boomtown, Inc. and Casino Magic Corp. whose estimated future realization had changed based on facts identified in the year. Pursuant to SFAS No. 109, “Accounting for Income Taxes,” pre-acquisition contingent tax matters, including changes in a deferred tax asset’s estimated future realization, that are resolved beyond the one-year post-acquisition period are required to be reclassified from the deferred tax accounts to goodwill. Pursuant to SFAS No. 142, the Company then reevaluated its revised goodwill balance. As a result, the Company recorded a goodwill impairment charge of $7,832,000 related to the Casino Magic Corp. deferred tax asset reclassification and recorded an increase in goodwill of $7,098,000 related to the Boomtown, Inc. deferred tax asset reclassification.

The Company had previously completed the necessary transition impairment reviews of goodwill in 2002 and recorded a transition adjustment impairment charge of $49,169,000 related to the Casino Magic Corp. locations. In accordance with SFAS No. 142, such transition-adjustment charge was classified as a cumulative effect of a change in accounting principle.

The goodwill impairment resulted from the calculation of the fair value of Casino Magic Biloxi, Boomtown Bossier City and Casino Magic Argentina. The properties’ fair values were determined by averaging the values indicated by the market and income approaches. The market approach utilizes an analysis of publicly traded companies considered comparable to the Company with regard to service, performance and markets. The income approach requires a projection of future discounted earning capacity of the Company. The properties’ fair values were allocated to the properties’ tangible and intangible assets net of working capital, until the fair values were

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

completely allocated. The recorded impairment is the result of the difference between the carrying value of the property (including intangible assets) and its fair value, net of working capital.

Gaming Licenses:

Boomtown Bossier City    In connection with the acquisition of Casino Magic Corp. in 1998, a portion of the purchase price was allocated to that Company’s Louisiana gaming license, which license permits the Company to conduct the gaming operations of Boomtown Bossier City. In connection with the implementation of SFAS No. 142 in 2002, the Company classified such asset as a non-amortizing intangible asset with an indefinite useful life and subject to an annual assessment for impairment by applying a fair-value-based test. No such impairment occurred in 2003.

In 2002, the implementation of SFAS No. 142 resulted in an impairment charge of $7,535,000, net of an income tax benefit of $4,239,000. Such transition-adjustment charge was classified with the goodwill impairment charge as a cumulative effect of a change in accounting principle.

The gaming license impairment charge was determined under the “relief from royalty” principle. This principle indicates that a license should not have a carrying value on the balance sheets if the licensee did not have to pay a significant fee to the licensing authority for the initial license and that law and common practice does not have significant fees for anticipated license renewals. While the Company does pay significant gaming taxes, it does not pay specific significant license fees except for the investigative and similar costs. The carrying amount of such licenses prior to the recent impairment charge resulted from an acquisition of the facility and was therefore similar to goodwill in nature.

Casino Magic Argentina    A portion of the acquisition price of Casino Magic Corp. in 1998 was allocated to a concession agreement to operate casinos in Argentina through December 2006.

In 2003, the Company and the Province of Neuquen amended the agreement, permitting extensions of the concession agreement under certain circumstances. As amended, the concession agreement will be extended through 2016 provided that the Company build as much of a planned new facility as possible utilizing the resources (cash and retained earnings through 2006) of the Argentine subsidiary. Also, the Company can receive an additional five-year extension to 2021 if it invests five million pesos (or US$1,672,000 based on December 31, 2003 exchange rates) in a minimum three-star hotel facility with a minimum of 10 guestrooms.

Amortization expense of the license cost related to Casino Magic Argentina for the years ended December 31, 2003, 2002 and 2001 was $377,000, $354,000 and $237,000, respectively. The unamortized gaming license costs as of December 31, 2003 and 2002 were $1,983,000 and $2,079,000, respectively. The Company has the ability and the intent to satisfy conditions for an extension. Therefore the Company is amortizing the gaming license costs through 2016.

Goodwill and Boomtown Bossier City gaming license amortization expense for 2001 was $4,448,000. The pro forma effect of the adoption of SFAS No. 142 for the year ended December 31, 2001 is a pro forma net loss of $25,804,000, or $1.00 per diluted share.

Debt Issuance Costs and Related Amortization    Debt issuance costs incurred in connection with long-term debt and bank financing are capitalized and amortized to interest expense during the period the debt or loan commitments are outstanding. The Company uses the straight-line method that approximates the effective interest method for such amortization. See Note 6 for a discussion of the 2003 additions to debt issuance costs attributed to the Credit Facility and the 8.75% Notes, as well as the write-offs of debt costs attributed to the repayment of the Prior Credit Facility and the 9.50% Notes. Amortization of debt issuance costs included in interest expense was $4,524,000, $3,862,000 and $3,742,000 for the years ended December 31, 2003, 2002 and

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2001, respectively. Accumulated amortization as of December 31, 2003 and 2002 was $11,253,000 and $15,334,000, respectively, the reduction in 2003 due to the write-offs noted above.

Income Taxes    The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

Gaming Revenues and Promotional Allowances    Gaming revenues consist of the difference between gaming wins and losses. Food and beverage, truck stop, service station, hotel and other operating revenues are recognized as services are performed.

The Company rewards certain customers with cash, based upon their level of play on certain casino games (primarily slot machines). Since 2001, the accounting for frequent player “Points” requires that the cash value of the promotion be treated as a reduction in revenues. Since 2002, the Company has also treated coin coupon offerings as a reduction in revenues.

Revenues in the accompanying statements of operations exclude the retail value of hotel rooms, food and beverage and other items provided to patrons on a complimentary basis. The estimated cost of providing these promotional allowances (which is included in gaming expenses) was $39,420,000, $36,623,000 and $50,216,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Stock-based Compensation    The Company accounts for its stock-based compensation under Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (see Note 10) and follows the disclosure provisions of SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure.”

SFAS No. 148, among other things, requires disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the pro forma effect of the method used on reporting results.

The Company chooses, as is permitted under SFAS No. 148, to disclose the theoretical costs of employee stock-based compensation in the notes to the financial statements rather than in the consolidated income statement itself. The reason for this is that the costs as of the date of grant of stock option compensation are theoretical; if the stock price does not appreciate or the employee does not stay employed long enough to vest in the options, then the actual cost does not materialize.

In estimating the pro forma effect of stock-based compensation, the Company used an option-pricing model. Such model requires the use of subjective assumptions, including the expected life of the option, the expected volatility of the underlying stock, the expected dividend on the stock, and the risk-free interest rate (U.S. Treasury Strip Rates) for the expected life of the option.

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In computing the stock-based compensation, the following assumptions were made:

	Risk- Free Interest Rate	Expected Life at Issuance	Expected Volatility	Expected Dividends
Options granted in the following periods:
2003	2.9%	5 years	54.7%	None
2002	4.3%	5 years	51.2%	None
2001	4.7%	7 years	50.4%	None

The expected volatility is derived from the historical performance of the Company’s common stock over the past 10 years.

The following sets forth the pro forma costs and impact on net losses due to the Company’s employee stock-based compensation plans if the estimated fair value at the date of grant of such options were to be charged to earnings over the vesting period of the options:

	For the year ended December 31,
	2003	2002	2001
	(in thousands, except per share data)
Loss before cumulative effect of a change in accounting principle and stock-based compensation expense	$(28,242)	$(12,925)	$(28,649)
Theoretical stock-based compensation expense, net of taxes	2,996	1,327	716

Pro forma loss before cumulative effect of a change in accounting principle	(31,238)	(14,252)	(29,365)
Cumulative effect of a change in accounting principle	0	56,704	0

Pro forma loss	$(31,238)	$(70,956)	$(29,365)

Pro forma net loss per common share—basic and diluted
Pro forma loss before cumulative effect of change in accounting principle	$(1.21)	$(0.55)	$(1.14)
Cumulative effect of change in accounting principle	(0.00)	(2.20)	0.00

Pro forma net loss per share—basic and diluted	$(1.21)	$(2.75)	$(1.14)

Number of shares—basic and diluted	25,861	25,773	25,814

Pre-opening and Start-Up Costs    Pre-opening and start-up costs are expensed as incurred, consistent with Statement of Position 98-5 “Reporting on the Costs of Start-up Activities” (“SOP 98-5”). In accordance with SOP 98-5, in fiscal 2001 the Company expensed pre-opening costs of $610,000 associated with Belterra’s golf course (which expense is included in “Other (income) expenses” in the Consolidated Statements of Operations).

Currency Translation    The Company accounts for currency translation in accordance with Statement of Financial Accounting Standards No 52, “Foreign Currency Translation.” Balance sheet accounts are translated at the exchange rate in effect at each balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing during the period. Translation adjustments resulting from this process are charged or credited to other comprehensive income (loss).

Comprehensive Income    Statement of Financial Accounting Standards No. 130 “Reporting Comprehensive Income” (“SFAS No. 130”) requires that a company disclose other comprehensive income (loss) and the

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

components of such income (loss). The objective of SFAS No. 130 is to report a measure of all changes in equity other than transactions with stockholders, such as the issuance or repurchase of shares. “Comprehensive income (loss)” is the sum of net income (loss) and other comprehensive income (loss).

Earnings per Share    Basic earnings per share are based on net income less preferred stock dividend requirements, if any, divided by the weighted average common shares outstanding during the period. Diluted earnings per share assume exercise of in-the-money stock options (those options with exercise prices at or below the weighted average market price for the periods presented) outstanding at the beginning of the year or at the date of the issuance, unless the assumed exercises are antidilutive.

The effect of stock options outstanding was not included in the diluted calculations for the years ended December 31, 2003, 2002 and 2001 as the Company incurred a net loss for those periods and such inclusion would have been antidilutive. The number of potentially dilutive options was 77,000, 157,000 and 104,000 for the years ended December 31, 2003, 2002 and 2001, respectively. The increase in such number of potentially dilutive options was a function of the increase in total options outstanding, as well as the increase in the Company’s share price over such periods.

Accounting Policies Adopted in 2003

Statement of Financial Accounting Standards No. 145 (“SFAS No. 145”):    On January 1, 2003, the Company adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The most significant provisions of this statement relate to the rescission of Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt.” Under this new statement, any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods that does not meet certain defined criteria must be reclassified as non-extraordinary. SFAS No. 145 did not have an impact on the Company’s financial position or results of operations in 2002 or 2001, as there were no such extraordinary items in either period. See Note 6 for a discussion of the loss on early extinguishment of debt related to the Prior Credit Facility and the 9.50% Notes.

Statement of Financial Accounting Standards No. 146 (“SFAS No. 146”):    On January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 did not have an impact on the Company’s financial position or results of operations. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. An entity’s commitment to a plan, by itself, does not create a liability. The provisions of this statement are required for exit or disposal activities that are initiated after December 31, 2002.

Statement of Financial Accounting Standards No. 149 (“SFAS No. 149”):    On July 1, 2003, the Company adopted SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, which had no impact to the Company. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The statement is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company has not entered into or maintained any derivative instruments or hedging activities in the applicable periods.

Statement of Financial Accounting Standards No. 150 (“SFAS No. 150”):    On July 1, 2003, the Company adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, which had no impact to the Company. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.

Financial Accounting Standards Board Interpretation No. 46 (“FIN No. 46R”):    In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities” and subsequently revised the interpretation in December 2003 (“FIN No. 46R”). This interpretation of Accounting Research Bulletin No. 51, “Consolidation of Financial Statements” addresses consolidation by business enterprises of variable interest entities where equity investors do not bear the residual economic risks and rewards. These entities have been commonly referred to as “special purpose entities.” As revised, FIN No. 46R is now generally effective for financial statements for interim and annual periods ending after March 31, 2004. The Company does not have any such “special purpose entities” and therefore does not expect the adoption of FIN 46R will have a material impact on its consolidated financial statements.

Reclassifications    Certain reclassifications, having no effect on net income, have been made to the 2002 and 2001 amounts to be consistent with the 2003 financial statement presentation.

Note 2—Property and Equipment

Property and equipment held at December 31, 2003 and 2002 consisted of the following:

	December 31,
	2003	2002
	(in thousands)
Land and land improvements	$110,313	$105,635
Buildings	355,745	358,181
Equipment	236,735	216,681
Vessel and barges	116,706	115,222
Construction in progress	60,330	7,016

	879,829	802,735
Less accumulated depreciation	258,120	216,652

	$621,709	$586,083

Construction in progress at December 31, 2003 consists primarily of $34,690,000 and $23,400,000 related to the Lake Charles and Belterra expansion projects, respectively (see Note 4).

Depreciation expense for the years ended December 31, 2003, 2002, and 2001 was $46,456,000, $44,724,000 and $43,595,000, respectively.

Note 3—Assets Held For Sale

The Company’s assets held for sale at December 31, 2003 and 2002 consisted of 97 acres of surplus land in Inglewood, California. On February 27, 2004, the Company sold 37 of these acres for approximately $22,000,000 in cash to a regional homebuilder, and anticipates recording a gain on the sale of approximately $13,200,000.

On February 13, 2004, the Company amended and reinstated its agreement (which had been terminated by its terms in December 2003) to sell the remaining 60 acres to a retail development company for $36,000,000 in

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

cash. Among other things, the amendment restates the agreement as an option to purchase the land and extends the time for closing the transaction until April 30, 2004 in consideration of a non-refundable payment received by the Company of $2,000,000 which will be credited against the purchase if the transaction closes. The amendment also grants the buyer the option to further extend the closing until May 31, 2004 upon payment of an additional non-refundable payment of $1,000,000 which also would be credited against the purchase price if the transaction closes. There can be no assurance that such sale will ultimately be completed on a timely basis, or at all.

Note 4—Expansion and Development

Lake Charles Project:    In early September 2003, the Company commenced construction of its $325,000,000 Lake Charles casino resort, which the Company believes will be larger, and offer more amenities, than any other resort in the southwest Louisiana/east Texas market. The Company’s resort will feature approximately 700 guestrooms (including four villas, 41 suites and 59 junior suites), several restaurants, approximately 28,000 square feet of meeting space, a championship golf course designed by Tom Fazio, an expansive outdoor pool area, retail shops and a full-service spa. Unlike most other riverboat casinos, the Company’s Lake Charles casino will be entirely on one level and surrounded on three sides by the hotel facility, providing convenient access to approximately 1,500 slot machines and 60 table games. Issuance of the gaming license from the Louisiana Gaming Control Board is subject to continued compliance with gaming regulations and other conditions.

The Company leases 227 acres of unimproved land from the Lake Charles Harbor and Terminal District upon which the Lake Charles resort development is being constructed. The lease calls for annual payments of $835,600 commencing upon opening of the resort complex with increases for inflation thereafter, subject to a maximum annual increase of 5%. The lease has an initial term of ten years, commencing on the opening of the resort casino, with six renewal options of ten years each. In addition, the Company entered into a Cooperative Endeavor Agreement with the City of Lake Charles, Calcasieu Parish and the District requiring Pinnacle to make infrastructure improvements, including, among other things, a road extension and utility improvements, and pay non-specific impact fees, which, collectively, are expected to approximate $11,375,000 ($1,200,000 of which was paid in April 2003). The Company has included such obligations in the $325,000,000 project budget. In 2002, the Company also entered into an option to lease an additional 75 acres of unimproved land adjacent to the 227 acres. The one-year lease option currently expires on August 15, 2004, with two remaining one-year renewal options. The terms of the lease, if the option is exercised, would be substantially similar on a per acre basis to the terms of the lease for the 227 acres.

Belterra:    In February 2003, the Company commenced construction on its $37,000,000 expansion project at the Belterra Casino Resort that will add 300 guestrooms (for a total of 608), approximately 33,000 square feet of meeting and conference space, a year-round swimming pool and other amenities. As part of an agreement with the Indiana Gaming Control Board, the Company agreed to complete this project by July 2004 and placed $5,000,000 into a separate escrow account (see Note 13) that will be released back to the Company upon opening the new hotel tower. The Company has not experienced significant construction disruption to its existing operations during the construction of this expansion, which is expected to be completed in April 2004.

St. Louis Development Proposals:    In October 2003, the Company purchased approximately 4.0 acres of vacant land in downtown St. Louis, Missouri, adjacent to a 3.3-acre parcel of vacant land the Company already owned. The property is within 1,000 feet of the Mississippi River.

In January 2004, at the conclusion of a competitive process, the City of St. Louis Authorities selected the Company to negotiate a development agreement based on its proposal for an approximately $208,000,000 casino

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and luxury hotel development in downtown St. Louis at Laclede’s Landing. The project would be located on the Company’s approximately 7.3 acres near the Edward Jones domed stadium and America’s Center convention center, the Mississippi River, the Gateway Arch and the main downtown business and tourism area.

In February 2004, at the conclusion of a competitive process, the St. Louis County Authority selected the Company to negotiate a development agreement based on its proposal for a second casino complex to be located in the County in the community of Lemay. As proposed, this $300,000,000 project would feature a range of non-gaming amenities alongside the casino, including a park, a multiplex movie theater, a bowling alley and a first-class hotel.

In each case, the Missouri Gaming Commission will make the final decision in its discretion on whether to allow any of the projects to proceed and to whom to issue one or more gaming licenses in the St. Louis market based in part on the decisions of the City of St. Louis Authorities and the St. Louis County Authority. If the Missouri Gaming Commission ultimately were to approve the Company for either or both development opportunities, it is anticipated that construction would begin as soon as the Company receives all necessary building approvals and permits. There can be no assurance either project will ultimately be approved by the Missouri Gaming Commission and other relevant governmental authorities.

Note 5—Write-downs, Impairments and Gain on Sales of Property & Equipment

The Company had no write-downs, impairments or gains on sale of property and equipment in 2003.

In 2002, the Company wrote off $2,753,000 of design and architecture plans, incurred in earlier years, for a casino riverboat and hotel tower at Boomtown Bossier City and a parking garage at Casino Magic Biloxi, projects that were no longer being pursued.

In 2001, the Company determined that the Crystal Park Casino card club was impaired under the provisions of SFAS No. 121. As such, the Company recorded an impairment write-down of $20,358,000. Fair value was determined by management based on current real estate conditions. In addition, the Company determined it would not be able to recover the net book value of an unused riverboat at Boomtown New Orleans and recorded an impairment write-down of approximately $1,808,000. Fair value of the riverboat was based upon offers to purchase the asset. The riverboat was sold in 2002. A breakwater and other assets at Casino Biloxi were also written down and the Company recorded an asset impairment charge of approximately $1,364,000. Finally, the Company realized a pre-tax gain of approximately $639,000 in 2001 from the early collection from a Native American tribe of a note receivable and cancellation of related agreements, as well as asset sale losses of approximately $139,000 (the net benefit of $500,000 is included in “Other (income) expenses” on the Consolidated Statement of Operations).

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6—Notes Payable

Notes payable at December 31, 2003 and 2002 consisted of the following:

	December 31,
	2003	2002
	(in thousands)
Secured Credit Facility	$147,000	$0
Unsecured 8.75% Notes due 2013	132,856	0
Unsecured 9.25% Notes due 2007	350,000	350,000
Unsecured 9.50% Notes due 2007	0	125,000
Hollywood Park-Casino capital lease	14,746	16,866
Other secured notes payable	1,233	1,482
Other unsecured notes payable	100	150

	645,935	493,498
Less current maturities	2,341	2,419

	$643,594	$491,079

Secured Credit Facility:    In December 2003, the Company entered into a new $300,000,000 credit facility, (the “Credit Facility”) which provides for a six-year $225,000,000 term loan facility, (which was subsequently reduced to approximately $215,000,000), of which $147,000,000 was drawn immediately and approximately $68,000,000 can be drawn on a delayed basis in increments of at least $25,000,000 through September 30, 2004, and a five-year $75,000,000 revolving credit facility. As required by the Credit Facility, upon the Company’s sale of 37 acres of land in Inglewood, California, on February 27, 2004, the Company deposited the net cash proceeds it received into a completion reserve account established under the Credit Facility and the delayed draw loan commitment was reduced by 50% of this amount from $78,000,000, to approximately $68,000,000.

Upon the closing of the Credit Facility, the Company borrowed $147,000,000 in term loans and deposited approximately $139,604,000 of the net term loan proceeds into the completion reserve account. These funds, subject to satisfying conditions to withdrawal from the completion reserve account, are permitted to be used to pay a portion of the construction costs of the Lake Charles resort and to pay up to $20,000,000 in capital expenditures for the Belterra hotel tower expansion. Proceeds of the delayed draw term loan facility are required to be funded into the completion reserve account and are also available subject to satisfying conditions to withdrawal from such account. The proceeds of the revolving credit facility may be used for general corporate purposes.

Under the Credit Facility, the term loans mature in December 2009 and the revolving credit facility matures in December 2008. These maturity dates will advance to August 15, 2006 if the Company has not before such date repaid, refinanced or extended the maturity of the 9.25% Notes (defined below) beyond the term loan maturity date. In addition, the term loans are repayable in quarterly installments of 0.25% of the principal amount of the term loans outstanding on October 1, 2004, commencing in March 2005.

The Company is obligated to make mandatory prepayments of indebtedness under the Credit Facility from the net proceeds of certain debt offerings, certain asset sales and dispositions and certain equity issuances. In addition, commencing with the Company’s fiscal year ending December 31, 2005, the Company is required to prepay borrowings under the Credit Facility with a percentage (based on certain “leverage ratios”) of its “excess cash flow” (each as defined in the Credit Facility).

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Credit Facility has, among other things, restrictive financial covenants and capital spending limits and other affirmative and negative covenants. The obligations under the Credit Facility are secured by substantially all of the assets of the Company and its domestic restricted subsidiaries, including a pledge of the equity interests in the Company’s domestic subsidiaries. The Company’s obligations under the Credit Facility are also guaranteed by the Company’s domestic restricted subsidiaries.

The Credit Facility requires that the Company first expend $36,579,000 of its excess cash on the Lake Charles resort before the proceeds of the term loans and certain other amounts in the completion reserve account are permitted to be withdrawn for Lake Charles construction.

Borrowing under the Credit Facility and access to funds in the completion reserve account are also subject to other conditions customary for construction-related loans. The Credit Facility requires the Company to diligently pursue construction of the Lake Charles resort so as to cause the opening to occur on or prior to the earlier of June 30, 2005 and the date required by the Louisiana Gaming Control Board. The Company is also required to certify monthly and each time it borrows under the Credit Facility or accesses funds in the completion reserve account that it is in compliance with a “Liquidity Requirement”, which requires that the sum of the undrawn portion of the revolving and term commitments, the balance in the completion reserve account and the Company’s excess cash, exceed the unexpended costs to complete the Lake Charles resort.

In addition to permitted capital expenditures for maintenance expenses at existing facilities and amounts permitted to be applied to the costs and expenses of the Lake Charles resort and the Belterra hotel tower expansion, the Credit Facility permits the Company to expend funds, during the term of the Credit Facility, on various new capital projects in an amount up to $65,000,000.

In May 2003, the Company amended, expanded and restated its prior credit facility which was executed in 1998 (the “Prior Credit Facility”). This facility was replaced with the Credit Facility in December.

In connection with executing the Credit Facility, the Company incurred transactional costs of $7,066,000, which amount was capitalized as “Debt Issuance Costs” on the Consolidated Balance Sheet. In addition, the Company recorded a loss on early extinguishment of debt of $11,164,000 related to the write-off of the unamortized debt issuance costs attributed to the Prior Credit Facility.

Unsecured 8.75% and 9.25% Notes:    In September 2003, the Company issued $135,000,000 aggregate principal amount of 8.75% Senior Subordinated Notes due 2013 (the “8.75% Notes”), which notes were issued at 98.369% of par to yield 9% to maturity. The net proceeds of the offering were used to retire the Company’s 9.50% Senior Subordinated Notes (the “9.50% Notes”) through a cash tender offer and exercise of the Company’s right to call the bonds for redemption. Overall, transactional costs of $3,947,000 in connection with the issuance of the 8.75% Notes were capitalized to “Debt Issuance Costs” on the Consolidated Balance Sheet.

In February of 1999, the Company issued $350,000,000 principal amount of 9.25% Senior Subordinated Notes due 2007 (the “9.25% Notes”), the proceeds from which were used to pay the then outstanding borrowings on a bank credit facility, to fund capital expenditures, and for other general corporate purposes.

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The 8.75% and 9.25% Notes are redeemable, at the option of the Company, in whole or in part, on the following dates, at the following premium-to-face values:

8.75% Notes redeemable:		9.25% Notes redeemable:
On and after October 1,	at a premium of	On and after February 15,	at a premium of
2008	104.375%	2003	104.625%
2009	102.917%	2004	103.083%
2010	101.458%	2005	101.542%
2011	100.000%	2006	100.000%
2013	Maturity	2007	Maturity

Both the 8.75% and the 9.25% Notes are unsecured obligations of the Company, guaranteed by all material restricted subsidiaries (excluding foreign subsidiaries, in the case of the 8.75% Notes) of the Company, as defined in the indentures. The Casino Magic Argentina subsidiaries do not guarantee the debt. The indentures governing the 8.75% and 9.25% Notes contain certain covenants limiting the ability of the Company and its restricted subsidiaries to incur additional indebtedness, issue preferred stock, pay dividends or make certain distributions, repurchase equity interests or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell equity interests in its subsidiaries, or enter into certain mergers and consolidations. Among other things, the Company is permitted, under both indentures, to amend, restate, modify, renew, refund, replace or refinance its senior indebtedness up to a maximum of $350,000,000 of such debt outstanding. It is also permitted to put up to 50% of its undeveloped real estate, measured in acres, into an unrestricted subsidiary. The proceeds of any subsequent sale of the land would also remain unrestricted. The Inglewood land currently under contract (see Note 3) to be sold comprises less than half of the Company’s undeveloped land.

In connection with the retirement of the 9.50% Notes, the Company paid a premium of $2,969,000, expensed unamortized debt costs of $5,288,000 associated with the 9.50% Notes and incurred transactional costs of $487,000. Overall, the Company recorded a loss on early extinguishment of debt of $8,744,000.

9.25% Notes Tender Offer:    On February 20, 2004 the Company commenced a cash tender offer, as amended, to purchase $188,000,000 in aggregate principal amount of the 9.25% Notes at an offer price of 103.208% of principal amount plus accrued and unpaid interest. Completion of the private offering of new senior subordinated notes is a condition to the closing of the tender offer. The tender offer is scheduled to expire at 12:00 midnight, on March 18, 2004. Following the completion of the tender offer, the Company currently intends to exercise its right to redeem a principal amount of 9.25% Notes which, when added to the 9.25% Notes purchased in the tender offer, would result in up to a total of approximately $189,000,000 in aggregate principal amount of the 9.25% Notes having been purchased and redeemed. The redemption price for the 9.25% Notes is 103.083% of principal amount, plus the accrued and unpaid interest to the date of redemption. This statement of intent does not constitute a notice of redemption under the indenture governing the 9.25% Notes. Under the governing indenture, the written notice of redemption must be given at least 30 days and no more than 60 days prior to the redemption date.

New Unsecured 8.25% Notes:    On February 27, 2004 the Company priced a private offering of $200,000,000 aggregate principal amount of new 8.25% senior subordinated notes due 2012 (the “8.25% Notes”), which notes are to be issued at 99.282% of par to yield 8.375% to maturity. The offering is scheduled to close on March 15, 2004, subject to closing conditions. The Company intends to use the net proceeds from the offering to repurchase or redeem a portion of its outstanding 9.25% Notes, as described above. The 8.25% Notes will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in the United States absent registration or an applicable exemption from registration requirements. This shall not constitute an offer to sell or a solicitation of an offer to buy the 8.25% Notes.

Hollywood Park-Casino Debt Obligation:    In connection with the sale/leaseback of the Hollywood Park-Casino real estate and subsequent sublease of the card club operations to a third-party operator in September 1999, the Company recorded a long-term capital lease obligation of $23,000,000. The debt obligation is being amortized at $3,000,000 per year, based on the effective interest method, over the 10 years ending September 2009.

Annual Maturities:    As of December 31, 2003, annual maturities of secured and unsecured notes payable, and capital lease obligations are as follows:

(in thousands)
Year ending December 31:
2004	$3,101
2005	4,575
2006	4,530
2007	354,535
2008	4,540
Thereafter	277,158

648,439
Less interest related to the capital lease obligation	(2,504)

$645,935

The table above reflects the term loan borrowings of $147,000,000 maturing in December 2009. This maturity date would advance to August 15, 2006 if the Company has not, before such date, repaid, refinanced or extended the maturity of its 9.25% Notes beyond the term loan maturity date. This classification is based on the Company’s apparent ability and intent to repay, refinance or extend the maturity date of the 9.25% Notes.

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7—Income Taxes

The composition of the Company’s income tax expense (benefit) for the years ended December 31, 2003, 2002 and 2001 was as follows:

	Current	Deferred	Total
	(in thousands)
Year ended December 31, 2003:
U.S. Federal	$157	$(6,320)	$(6,163)
State	0	(594)	(594)
Foreign	363	0	363

	$520	$(6,914)	$(6,394)

Year ended December 31, 2002:
U.S. Federal	$(5,648)	$(3,287)	$(8,935)
State	86	(2,457)	(2,371)
Foreign	922	0	922

	$(4,640)	$(5,744)	$(10,384	)(a)

Year ended December 31, 2001:
U.S. Federal	$(3,866)	$(16,200)	$(20,066)
State	(607)	(2,546)	(3,153)
Foreign	1,313	0	1,313

	$(3,160)	$(18,746)	$(21,906)

(a)	Includes $4,238,000 of tax benefit of cumulative change in accounting principle.

The following table reconciles the Company’s income tax expense to the federal statutory tax rate of 35%:

	For the years ended December 31,
	2003	2002	2001
	(in thousands)
Federal income tax expense (benefit) at the statutory rate	$(12,123)	$(6,675)	$(17,694)
State income taxes, net of federal tax benefits	(1,581)	(1,541)	(2,781)
Other expenses (income)	1,569	2,070	3,173
Goodwill impairment	2,741	0	0
Change in valuation allowance/reserve of deferred tax assets	3,000	0	(4,604)

Income tax benefit before extraordinary item	(6,394)	(6,146)	(21,906)
Tax benefit of extraordinary item	0	(4,238)	0

Income tax benefit	$(6,394)	$(10,384)	$(21,906)

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2003 and 2002, the tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities were:

	For the years ended December 31,
	2003	2002
	(in thousands)
Deferred tax assets—current:
Workers’ compensation insurance reserve	$356	$298
General liability insurance reserve	591	535
Vacation and sick pay accrual	1,135	1,464
Legal and merger costs	1,845	1,640
Other	1,451	1,612

Net current deferred tax assets	$5,378	$5,549

Deferred tax assets—non-current:
Net operating loss carry-forwards	$23,240	$8,346
Excess tax basis over book value of acquired assets	0	6,504
Asset impairment write-downs	0	8,043
Los Angeles revitalization zone tax credits	9,967	9,967
Other	2,274	11,036
Less Valuation Allowance	(10,500)	(9,500)

	24,981	34,396
Deferred tax liabilities—non-current:
Depreciation, amortization, pre-opening expenses and other	(42,009)	(47,383)

Net non-current deferred tax liabilities	$(17,028)	$(12,987)

Prior to 2000, the Company earned a substantial amount of California tax credits related to the ownership and operation of the Hollywood Park Race Track and Hollywood Park-Casino as well as the ownership of the Crystal Park Card Club Casino, which were located in the Los Angeles Revitalization Tax Zone (LARZ). As of December 31, 2003, the Company had approximately $9,967,000 of Los Angeles Revitalization Zone (“LARZ”) tax credits. The LARZ tax credits can only be used to reduce certain California tax liabilities. A valuation allowance has been recorded with respect to the LARZ tax credits because the Company may not generate enough income subject to California tax to utilize the credits before they expire. The amount subject to carry-forward of these unused California tax credits (net of valuation allowance) was approximately $967,000. The LARZ credits will expire between 2007 to 2012.

During the year ended December 31, 2003, the Company incurred an approximate $44,870,000 in federal net operating loss (“NOL”). The Company intends to carry-forward the 2003 NOL to offset expected future taxable income.

At December 31, 2003, the Company’s federal net operating loss (“NOL”) carry-forwards remaining from the Casino Magic acquisition in 1998 are approximately $12,157,000. The NOL carryforwards expire on various dates through 2018. The Company’s use of Casino Magic’s NOL carry-forwards is subject to restrictions imposed by Section 382 of the Internal Revenue Code.

For the years ended 2003, 2002 and 2001, the Company received net tax refunds of $10,478,838, $2,370,000 and $23,088,000, respectively.

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2003 the Company analyzed its negotiated settlements with the Internal Revenue Service (the “IRS”) and completed an examination of other tax matters. This resulted in adjustments to the net deferred tax assets and liabilities of the Company. These non-cash adjustments primarily relate to the deferred tax assets carried over from the pre-acquisition years of Casino Magic and Boomtown, including a $7,832,000 goodwill impairment charge related to the Casino Magic acquisition and a $7,098,000 goodwill addition related to the Boomtown acquisition (see Note 1).

Included in the Casino Magic non-cash charge is an approximate $3,646,000 deferred tax asset resulting from a tax loss carryback taken by the Casino Magic subsidiary in the mid-1990s to even earlier tax returns of another company acquired by Casino Magic in 1996. Casino Magic’s tax returns with the tax loss carryback resulted in Casino Magic paying an alternative minimum tax. Payment of an alternative minimum tax results in establishment of a deferred tax asset. The IRS, in its audit of Casino Magic’s tax returns, questioned the appropriateness of the Casino Magic tax loss carrybacks in the mid-1990s. In resolving this and other tax issues with the IRS, the Company agreed to reverse this tax carryback, which then obviated the alternative minimum tax and meant that approximately $3,646,000 of the deferred tax assets on the Company’s balance sheet no longer had value. The remaining $4,186,000 of the Casino Magic non-cash charge represents deferred tax assets being carried over from pre-acquisition years for which management has reassessed the estimated value.

The $7,098,000 addition to goodwill related to the Boomtown acquisition resulted from adjustments for IRS matters and to deferred tax assets being carried over from pre-acquisition years.

Note 8—Stockholders’ Equity

Preferred Stock:    The Company has authorized 250,000 shares of $1.00 par value preferred stock, none of which was issued or outstanding in 2003 or 2002.

Common Stock:    At the 2003 annual meeting, shareholders of the Company approved an increase of authorized shares of common stock to 80,000,000 from 40,000,000. The Company had 25,935,928 and 25,934,261 shares of common stock issued as of December 31, 2003 and 2002, respectively.

In February 2004, the Company consummated the public offering of 11,500,000 shares of its common stock at $11.15 per share and received approximately $120,400,000 of net proceeds. Under the terms of the Credit Facility (see Note 6), the Company deposited 25% of the net proceeds of the equity offering into the completion reserve account. The remaining proceeds will be used for general corporate purposes, which may include the Lake Charles construction, the Belterra expansion and new capital projects, including the St. Louis Development Proposals.

Treasury Stock:    In December 2003, the Company exercised its right to repurchase 1,758,996 shares of its common stock owned by its former Chairman at a purchase price of $10.00 per share. The Company also repurchased an additional 249,990 shares of its common stock at a purchase price of $10.00 per share from a charitable foundation created by the Company’s former Chairman. The Company recorded the cumulative purchase price of $20,090,000 as a reduction of stockholders’ equity as of December 31, 2003.

Shelf Registration:    In October 2002, the Company’s shelf registration statement with the Securities and Exchange Commission became effective, permitting the issuance of up to $500,000,000 of debt, equity or other securities. In September 2003, availability was reduced to $365,000,000 in connection with the issuance of the $135,000,000 aggregate principle amount of 8.75% Senior Subordinated Notes (see Note 6). Availability was further reduced in February 2004 to $236,775,000 in connection with the 2004 equity offering. There can be no

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assurance, however, that the Company will be able to issue any of additional securities on terms acceptable to the Company.

Note 9—Operating Lease Obligations

The Company has certain long-term operating lease obligations, including corporate office space, land at Belterra Casino Resort, office equipment and gaming equipment. Minimum lease payments required under operating leases that have initial terms in excess of one year as of December 31, 2003 are as follows:

(in thousands)
Period:
2004	$4,326
2005	3,118
2006	2,322
2007	1,892
2008	1,100
Thereafter	10,833

$23,591

Total rent expense for these long-term lease obligations for the years 2003, 2002 and 2001 was $5,059,000, $6,291,000 and $9,488,000, respectively.

The Company is also a party to a number of cancelable slot participation arrangements at its various casinos, which arrangements are customary for casino operations. The arrangements generally consist of either a fixed rent agreement on a per-day basis or a percentage of each slot machine’s gaming revenue, generally payable at month-end. Slot participation expense was $9,597,000, $16,273,000 and $9,539,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Note 10—Employee Benefit Plans

Stock Option Plans:    The Company accounts for its stock-based compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and follows the disclosure provisions of Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation.”

The Company has four stock option plans (the “Stock Option Plans”) that provide for the granting of stock options to officers, key employees and consultants. The objectives of these plans include attracting and retaining the best personnel, providing for additional performance incentives, and promoting the success of the Company. Except for the provisions governing the number of shares issuable and the provisions which reflect changes in tax and securities laws, the provisions of the plans are substantially similar to one another. In addition, Boomtown, Inc. and Casino Magic Corp. had stock option plans prior to their acquisition by the Company and under terms of each merger, the options in those companies were converted to options in the Company.

The Stock Options Plans are administered and terms of option grants are established by the Board of Directors’ Compensation Committee. Under the terms of the Stock Option Plans, options alone, or coupled with stock appreciation rights, may be granted to select key employees, directors, consultants and advisors of the Company. Options become exercisable ratably over a vesting period as determined by the Compensation Committee and expire over terms not exceeding ten years from the date of grant, and generally one to three

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

months after termination of employment, or one year after the death or permanent disability of the optionee. The purchase price for all shares granted under the Stock Option Plans shall be determined by the Compensation Committee, but in the case of incentive stock options, the price will not be less than the fair market value of the common stock at the date of grant.

As of December 31, 2003, there were approximately 921,000 options remaining available for grant under the Stock Option Plans.

In 2002 and 2003, in order to recruit the Company’s Chief Executive Officer and Chief Financial Officer, the Company granted options outside of the Stock Option Plans for the purchase of 765,801 shares (at an exercise price of $8.45, the then-share price) and 86,739 shares (at an exercise price of $6.05, the then-share price), respectively, all of which remained outstanding as of December 31, 2003. In addition, in 1998, the Company granted 125,000 options (100,000 at an exercise price of $10.1875 and 25,000 at an exercise price of $18.00) outside the Stock Option Plans, which are also outstanding as of December 31, 2003.

The following table summarizes information related to all shares under option:

	Number Of Shares	Weighted Average Exercise Price
Options outstanding at January 1, 2001	2,407,433	$10.12
Granted	595,000	$9.85
Exercised	(112,442)	$4.25
Cancelled	(90,047)	$11.66

Options outstanding at December 31, 2001	2,799,944	$10.25
Granted	2,463,801	$8.08
Exercised	(490,817)	$8.23
Cancelled	(819,475)	$10.54

Options outstanding at December 31, 2002	3,953,453	$9.12
Granted	740,239	$6.47
Exercised	(1,667)	$5.95
Cancelled	(538,786)	$9.40

Options outstanding at December 31, 2003	4,153,239	$9.03

Options exercisable at:
December 31, 2003	1,789,632	$10.72
December 31, 2002	1,507,011	$11.84
December 31, 2001	2,085,700	$10.24
Weighted-average fair value per share of options granted during the year (a):
December 31, 2003	$3.27
December 31, 2002	$4.12
December 31, 2001	$5.39

(a)	Weighted average fair value was calculated using an option-pricing model. Such model requires the use of subjective assumptions, including the expected life of the option, the expected volatility of the underlying stock, the expected dividend on the stock, and the risk-free interest rate (U.S. Treasury Strip Rates) for the expected life of the option.

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about stock options:

	Outstanding		Exercisable
	Number of Shares at Exercise	Weighted Average Exercise Price	Number of Shares at Exercise	Weighted Average Range of 12/31/03 Price
$5.01–$6.52	797,405	$5.96	155,685	$5.95
$6.53–$13.04	3,070,762	$8.90	1,348,875	$9.49
$13.05–$19.56	261,612	$14.98	261,612	$14.98
$19.57–$65.21	23,460	$65.21	23,460	65.21

	4,153,239	$9.03	1,789,632	$10.72

The weighted average remaining contractual life of the outstanding options as of December 31, 2003 is approximately 7.3 years.

Executive Compensation:    Non-cash compensation charges of $151,000, $177,000 and $414,000 for 2003, 2002 and 2001, respectively, were incurred in connection with the granting of stock options to certain executives outside the Stock Option Plans in 2002 and 1998. As the options granted outside the plans were subject to shareholder approval, a compensation charge equal to the difference between the stock option exercise price and the share price on date of shareholder approval is calculated and expensed ratably over the life of the employee’s service agreement. Charges related to the 1998 option grants concluded in 2001, while the charges related to the 2002 grants will continue through 2006.

Other Benefit Plans:    The Company maintains the Pinnacle Entertainment, Inc. 401(k) Investment Plan (the “401(k) Plan”). The 401(k) Plan is an employee benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), and is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”). Participants of the 401(k) Plan may contribute up to 100% of pretax income, subject to the legal limitation of $12,000 for 2003. In addition, effective January 1, 2003, participants who are age 50 or older may make an additional contribution to the 401(k) Plan, commonly referred to as a catch-up contribution, equal to $2,000 for 2003. The Company offers discretionary matching contributions under the 401(k) Plan, which vest ratably over five years. For the years ended December 31, 2003, 2002 and 2001, matching contributions to the 401(k) Plan totaled $1,084,000, $1,058,000 and $567,000, respectively.

Note 11—Corporate Relocation

In December 2002, the corporate headquarters were moved to Las Vegas, Nevada from Glendale, California. The costs to relocate, including severance payments, costs for the remaining lease term of the Glendale office lease and other moving expenses, were $1,601,000 and were expensed in the fourth quarter of 2002. In November 2003, the Company executed a sub-lease agreement for the remaining term of the Glendale office lease and therefore reversed the present value of the sub-lease agreement, or approximately $199,000. Such amounts are included in “Other (income) expenses” on the Consolidated Statements of Operations.

Note 12—Terminated Merger Agreement

In April 2000, the Company entered into a definitive agreement with a subsidiary of Harveys Casino Resorts (“PHCR”), pursuant to which PHCR would have acquired by merger all of the outstanding capital stock of Pinnacle Entertainment for $24.00 per share of cash consideration, plus other consideration. Consummation of the merger was subject to numerous conditions. In January 2001, upon mutual agreement, the proposed merger

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

was terminated and a previously recorded reserve for merger costs of $464,000 was reversed. Such benefit is included in “Other (income) expenses” on the Consolidated Statements of Operations.

Note 13—Commitments and Contingencies

Indiana Regulatory Settlement and Related Costs:    In August 2002, the Company entered into an agreement with the Indiana Gaming Commission. In connection with such agreement, the Company recorded costs of $6,609,000 related to a fine, investigation costs, estimated severance and settlement with former officers and estimated legal and other related costs. The Company recorded a benefit of $1,858,000 in 2003, as certain items had cost less than was originally reserved.

The Company also placed $5,000,000 into an escrow account to ensure the completion of the new guestroom tower at Belterra Casino Resort by July 2004, at which time the funds will be released back to the Company. In the event the Company does not complete the tower by July 29, 2004 (subject to extension for events beyond the Company’s control upon approval by the Indiana Gaming Commission), the $5,000,000 escrowed funds will be paid to the Indiana Gaming Commission.

Employment and Severance Agreement:    During 2003, the Company entered into a five-year employment agreement with its newly retained Chief Financial Officer and a four-year employment agreement with its Chief Operating Officer, as well as various other employment contracts that range in term from two to four years. These agreements, as well as the existing employment agreements with the Company’s Chief Executive Officer, General Counsel and other key employees, generally grant the employee the right to receive his or her annual salary for up to the balance of the employment agreement, plus extension of certain benefits and the immediate vesting of stock options, if the employee terminates his or her employment for good reason or the Company terminates the employee without cause (both as defined in the respective agreements). Upon certain events (including the employee’s termination of his or her employment after a diminution of his or her responsibilities or after the Company’s failure to pay a minimum bonus, or the Company’s termination of the employee) (each a “Severance Trigger”) following a change in control (as defined in the various agreements), the employee is entitled to (i) a lump-sum payment equal to two times the largest annual salary and incentive compensation that was paid to the employee during the two years preceding the change in control (or in the case of the Chief Executive Officer, Chief Financial Officer and General Counsel, a lump sum payment equal to their annual salary through the end of the term, or if the balance of the contract is less than one year, for one year), (ii) the extension of certain benefits for at least one year after termination, and (iii) the immediate vesting of the employee’s stock options. In the case of the CEO, he may terminate his employment following a change of control and receive such payments, benefits and option vesting without the requirement that there be a subsequent Severance Trigger.

Construction Commitments:    As described in Note 4, the Company is building projects in Louisiana and Indiana. The total costs of such projects are estimated to be $362,000,000. At December 31, 2003, the Company had expended approximately $57,961,000 of this amount and had entered into agreements related to design, development and construction for approximately $231,672,000.

City Annexation Costs:    During 2002, the 569 acres owned by the Company at Boomtown Reno, of which approximately 61 acres are currently used in the operation, were annexed into the City of Reno, Nevada. The City is extending the municipal sewer line to the Boomtown property. The Company estimates the sewer hook-up fees to Boomtown could approximate $1,500,000. When the project is completed in 2004, the annual sewer service fee could be approximately $250,000 higher than the costs incurred in 2003 to operate the Company’s own sewage treatment plant. In addition, the Company anticipates the annual city licenses and taxes will be an

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

additional $350,000 over such costs before the annexation. At the time Boomtown Reno is connected to the municipal sewer system, it will cease to operate the existing sewer treatment plant on the property. The annexation of the property by the City of Reno and the extension of city services, particularly sewage treatment capability, make it considerably more feasible to develop the Company’s surplus land. The Company has not determined whether it will develop such land itself, sell such land to others who may develop it, or a combination of the two.

Self Insurance Reserves:    The Company self-insures various levels of general liability, property, workers’ compensation and medical coverage. Insurance reserves include accruals of estimated settlements for known claims, as well as accruals of estimates of incurred but not reported claims.

Legal

Astoria Entertainment Litigation:    In November 1998, Astoria Entertainment, Inc. filed a complaint in the United States District Court for the Eastern District of Louisiana. Astoria, an unsuccessful applicant for a license to operate a riverboat casino in Louisiana, attempted to assert a claim under the Racketeer Influenced and Corrupt Organizations Act (“RICO”), seeking damages allegedly resulting from its failure to obtain a license. Astoria named several companies and individuals as defendants, including Hollywood Park, Inc. (the predecessor to Pinnacle Entertainment), Louisiana Gaming Enterprises, Inc. (“LGE”), then a wholly-owned subsidiary of Pinnacle Entertainment, and an employee of Boomtown, Inc. The Company believed the claims had no merit and, indeed, in February 1999 Astoria voluntarily dismissed its claims against Hollywood Park, LGE, and the Boomtown employee.

On March 1, 2001, Astoria amended its complaint, adding new claims and renaming Boomtown, Inc. and LGE as defendants. Astoria asserted that the defendants (i) conspired to corrupt the process for awarding licenses to operate riverboat casinos in Louisiana, (ii) succeeded in corrupting the process, (iii) violated federal and Louisiana antitrust laws, and (iv) violated the Louisiana Unfair Trade Practices Act. Astoria asserted that it would have obtained a license to operate a riverboat casino in Louisiana, but for these alleged improper acts. On August 21, 2001, the court dismissed Astoria’s federal claims with prejudice and its state claims without prejudice. In May 2002, Astoria refiled its state claims in the Civil District Court for the Parish of Orleans, Louisiana, and the matter is still pending. While the Company cannot predict the outcome of this litigation, management intends to defend it vigorously.

Poulos Lawsuit:    A class-action lawsuit was filed on April 26, 1994, in the United States District Court, Middle District of Florida (the “Poulos Lawsuit”), naming as defendants 41 manufacturers, distributors and casino operators of video poker and electronic slot machines, including Casino Magic. The lawsuit alleges that the defendants have engaged in a course of fraudulent and misleading conduct intended to induce people to play such games based on false beliefs concerning the operation of the gaming machines and the extent to which there is an opportunity to win. The suit alleges violations of RICO, as well as claims of common law fraud, unjust enrichment and negligent misrepresentation, and seeks damages in excess of $6,000,000,000. On May 10, 1994, a second class-action lawsuit was filed in the United States District Court, Middle District of Florida (the “Ahern Lawsuit”), naming as defendants the same defendants who were named in the Poulos Lawsuit and adding as defendants the owners of certain casino operations in Puerto Rico and the Bahamas, who were not named as defendants in the Poulos Lawsuit. The claims in the Ahern Lawsuit are identical to the claims in the Poulos Lawsuit. Because of the similarity of parties and claims, the Poulos Lawsuit and Ahern Lawsuit were consolidated into one case file (the “Poulos/Ahern Lawsuit”) in the United States District Court, Middle District of Florida. On December 9, 1994 a motion by the defendants for change of venue was granted, transferring the case to the United States District Court for the District of Nevada, in Las Vegas. In an order dated April 17, 1996,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the court granted motions to dismiss filed by Casino Magic and other defendants and dismissed the complaint without prejudice. The plaintiffs then filed an amended complaint on May 31, 1996 seeking damages against Casino Magic and other defendants in excess of $1,000,000,000 and punitive damages for violations of RICO and for state common law claims for fraud, unjust enrichment and negligent misrepresentation.

At a December 13, 1996 status conference, the Poulos/Ahern Lawsuit was consolidated with two other class-action lawsuits (one on behalf of a smaller, more defined class of plaintiffs and one against additional defendants) involving allegations substantially identical to those in the Poulos/Ahern Lawsuit (collectively, the “Consolidated Lawsuits”) and all pending motions in the Consolidated Lawsuits were deemed withdrawn without prejudice. The plaintiffs in the Consolidated Lawsuits filed a consolidated amended complaint on February 14, 1997, which the defendants moved to dismiss. On December 19, 1997, the court granted the defendants’ motion to dismiss certain allegations in the RICO claim, but denied the motion as to the remainder of such claim; granted the defendants’ motion to strike certain parts of the consolidated amended complaint; denied the defendants’ remaining motions to dismiss and to stay or abstain; and permitted the plaintiffs to substitute one of the class representatives. On January 9, 1998, the plaintiffs filed a second consolidated amended complaint containing claims nearly identical to those in the previously dismissed complaints. The defendants answered, denying the substantive allegations of the second consolidated amended complaint. On June 21, 2002, the court denied plaintiffs’ motion for class certification. On July 11, 2002, the plaintiffs’ filed a petition for permission to appeal the court’s denial of the plaintiffs’ motion for class certification. On August 15, 2002, the United States Court of Appeals for the Ninth Circuit granted plaintiffs’ petition. On August 23, 2002, the plaintiffs filed their notice of appeal with the U.S. District Court for the District of Nevada. On or about April 30, 2003, the plaintiffs filed their opening brief on appeal. Defendants’ answering brief was filed on September 18, 2003. The plaintiff’s reply brief was filed on October 20, 2003. Oral argument on the appeal of the order denying class certification was heard on January 15, 2004 and a decision is pending.

The claims are not covered under the Company’s insurance policies. While the Company cannot predict the outcome of this action, management intends to defend it vigorously.

Casino Magic Biloxi Patron Incident:    On January 13, 2001, three Casino Magic Biloxi patrons sustained injuries as a result of an assault by another Casino Magic Biloxi patron, who then killed himself. Several other patrons sustained injuries while attempting to exit the casino. On August 1, 2001, two of the casino patrons injured during the January 13, 2001 incident filed a complaint in the Circuit Court of Harrison County, Mississippi, Second Judicial District. The complaint alleges that Biloxi Casino Corp. failed to exercise reasonable care to keep its patrons safe from foreseeable criminal acts of third persons and seeks unspecified compensatory and punitive damages. The plaintiffs filed an amended complaint on August 17, 2001. The amended complaint added an allegation that Biloxi Casino Corp. violated a Mississippi statute by serving alcoholic beverages to the perpetrator who was allegedly visibly intoxicated and that Biloxi Casino Corp.’s violation of the statute was the proximate cause of or contributing cause to plaintiffs’ injuries. One of the three shooting victims recently alleged that her injuries from the initial incident caused her to suffer additional substantial damage in a subsequent car wreck. Each of the shooting victims alleges permanent total or permanent partial disability. There is no trial date.

On March 20, 2002, the third injured victim filed a subsequent complaint in the Circuit Court of Harrison County, Mississippi, Second Judicial District. The allegations in the complaint are substantially similar to those contained in the August 1, 2001 lawsuit. No trial date has been set for the subsequent suit.

While the Company cannot predict the outcome of these actions, the Company, together with its applicable insurers, intends to defend them vigorously.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Wage and Hour Dispute:    A class action lawsuit was filed on March 11, 2003, in Los Angeles Superior Court, naming as defendants certain entities related to the Hollywood Park facility, including the Company. The lawsuit, filed by one plaintiff on behalf of himself and a purported class of non-exempt “Hollywood Park Casino Food and Beverage Department Employees,” alleges violations of wage and hour laws and tort claims to recover wages and punitive damages for work allegedly performed during meal periods without compensation. The case was dismissed as to the Company on October 14, 2003.

Actions by Greek Authorities:    In 1995, a subsidiary of Casino Magic Corp., Casino Magic Europe B.V. (“CME”), performed management services for Porto Carras Casino, S.A. (“PCC”), a joint venture in which CME had a minority interest. Effective December 31, 1995, CME, with the approval of PCC, assigned its interests and obligations under the PCC management agreement to a Greek subsidiary, Casino Magic Hellas S.A. (“Hellas”). Hellas issued invoices to PCC for management fees that accrued during 1995, but had not been billed by CME.

In September 1996, local Greek tax authorities in Thessaloniki assessed a penalty of approximately $3,500,000 against Hellas, and an equal amount against PCC, arising out of the presentation and payment of the invoices. The Thessaloniki tax authorities asserted that the Hellas invoices were fictitious, representing an effort to reduce the taxable income of PCC.

The assessment of the fine against PCC was overturned by the Administrative Court of Thessaloniki on December 11, 2000. While Hellas’ appeal of its assessment was dismissed for technical procedural failures and has not been reinstated, Greek counsel has advised the Company that the rationale of the court in the PCC fine matter would bar enforcement of a fine levied against Hellas. On March 31, 2003, the Administrative Court of Appeals affirmed the Administrative Court of Thessaloniki’s decision to overturn the fine against PCC. The taxing authorities have appealed this ruling to the Supreme Court, but the date of this hearing has not been set.

In June 2000, Greek authorities issued a warrant to appear at a September 29, 2000 criminal proceeding to Marlin Torguson (a member of the Company’s board of directors and Chairman of the Board of CME in 1995) and Robert Callaway (former Associate General Counsel for the Company and, prior to its acquisition by the Company, CME’s General Counsel). They were convicted in absentia as being culpable criminally for corporate misconduct based solely on the issuance of invoices by Hellas to PCC and on their status as alleged executive board members of PCC. On April 10, 2003, the Court of Misdemeanors of Thessaloniki ruled in favor of Messrs. Torguson and Callaway on appeal from the criminal proceeding and overturned their criminal convictions. The due date for filing an appeal to such ruling expired on October 1, 2003.

Shareholder Derivative Action:    On December 13, 2002, William T. Kelsey, an individual shareholder of the Company, filed a derivative lawsuit purportedly on behalf of the Company against the Company’s former Chairman R.D. Hubbard, former CEO and President Paul R. Alanis, current Chairman and CEO Daniel R. Lee, various other current and former directors of the Company, and named the Company as a nominal defendant. The lawsuit, brought in California Superior Court in Los Angeles County, alleges, among other things, breaches of fiduciary duty, negligence and mismanagement against all of the defendants and violations of the RICO Act by Mr. Hubbard in connection with the events surrounding a golf tournament held at the Company’s Belterra Casino Resort in June 2001. The complaint alleged that the Company was entitled to recover unspecified damages in excess of $10,000,000, plus exemplary, punitive and treble damages and that the shareholder plaintiff should recover fees and costs. The Company authorized a Special Committee of the Board of Directors, consisting of two independent directors, to perform an investigation and determine whether pursuit of the derivative lawsuit against the individual defendants was in the best interests of the Company and its shareholders.

On July 28, 2003, the Court approved an Agreement for Settlement of the derivative lawsuit which provides for, among other things (i) a payment to the Company by the D&O insurer for the Company and the individual

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

defendants, (ii) payment of legal fees by the Company to counsel for the plaintiff, (iii) a payment by the Company to Mr. Kelsey and (iv) a separate agreement and Specific Mutual Release by and between the Company and R.D. Hubbard (the “Hubbard Settlement”). The payment received from the directors and officers liability insurance carrier offset the payments to the plaintiff, his counsel and related legal fees, as well as costs, incurred by the Company. Pursuant to the Hubbard Settlement, Mr. Hubbard granted to the Company an Option to Purchase (the “Option”) all or a portion of certain of his shares of the Company at any time during the two years following the settlement, with the option price set at $10 per share in Year One and $15 per share in Year Two and agreed not to participate in a contest for control of the Company for a three-year period. The Company paid or reimbursed certain of Mr. Hubbard’s legal costs. On December 17, 2003 the Company exercised its right to purchase all of the 1,758,996 shares of the common stock of the Company subject to the Option, at a price of $10 per share. The Agreement for Settlement and the Hubbard Settlement were each subject to any applicable regulatory approvals, which have now been obtained. In connection with the final regulatory approval, the Company received net proceeds from the insurance carrier (after deducting for payments to the plaintiff and plaintiff’s counsel noted above) which exceeded its legal expenses and resulted in a benefit for the year ended December 31, 2003. The Company does not anticipate further costs.

Alanis Suit:    On or about December 3, 2002, Paul Alanis, the Company’s former Chief Executive Officer and President and a former Company director, filed a lawsuit against the Company, R.D. Hubbard and Daniel R. Lee, claiming, among other things, wrongful termination and defamation and seeking unspecified compensatory and punitive damages. On February 10, 2003, the court granted the Company’s motion to send the matter to binding arbitration, with the exception of the defamation claims and stayed the action pending completion of the arbitration. On December 29, 2003, the arbitrator granted summary judgment in favor of the Company and Mr. Hubbard. (No claims were asserted against Mr. Lee in the arbitration.) The arbitrator also determined that the Company and Mr. Hubbard were entitled to reimbursement from Mr. Alanis for their costs, expenses and attorneys’ fees. The Company’s legal fees incurred in this matter through December 31, 2003 were approximately $1,100,000. The trial on the defamation claims has been set for March 22, 2004. While the outcome of this action cannot be predicted, the Company and Mr. Lee intend to defend it vigorously.

Indiana State Tax Dispute:    The State of Indiana conducted a sales and use tax audit at the Company’s Belterra entity in 2001. In October 2002, the Company received a proposed assessment in the amount of $3,070,000 with respect to the Miss Belterra casino riverboat, including interest and a penalty. A protest was filed by the Company in December of 2002. On June 16, 2003, the Indiana Tax Court issued two favorable rulings for other taxpayers with claims similar to the Company’s. While the court’s rulings and the similarity of the issues suggest that the Company would receive a similar result from that court, one of these rulings is currently being appealed by the state. The Company’s protest has been stayed pending the outcome of this appeal. The Company intends to pursue this matter vigorously.

Other:    The Company is party to a number of other pending legal proceedings, though management does not expect that the outcome of such proceedings, either individually or in the aggregate, will have a material effect on the Company’s financial results.

Note 14—Related Party Transactions

In December 2003, the Company repurchased shares of its common stock from its former Chairman (see Note 8).

The Company and a company that is wholly owned by the Company’s former Chairman entered into an Aircraft Time Sharing Agreement. The Company reimbursed the former Chairman’s company for expenses

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

incurred as a result of its use of the aircraft, which totaled approximately $55,000 in 2001. In 2002, the Company terminated the Aircraft Time Sharing Agreement and did not incur any expense for the use of that Company’s aircraft.

As of October 31, 1998, Timothy Parrott resigned his position as Chairman of Boomtown, and was retained by the Company as a consultant to provide services relating to gaming and other business issues for a three-year period ended October 31, 2001, with an annual retainer of $350,000 with health and disability benefits equivalent to those he received as Chairman of Boomtown. As part of the agreement, a $221,000 promissory note that Mr. Parrott owed to the Company was forgiven.

Marlin F. Torguson, who beneficially owned approximately 21.5% of the outstanding common shares of Casino Magic prior to the Company’s acquisition of Casino Magic, agreed, in connection with such acquisition, to vote his Casino Magic shares in favor of the acquisition by the Company. In addition, Mr. Torguson agreed to continue to serve as an employee of Casino Magic until October 15, 2001 and, during such period, not to compete with the Company or Casino Magic in any jurisdiction in which either the Company or Casino Magic operates. Under this agreement, the Company issued to Mr. Torguson 60,000 shares of the Company’s common stock and paid him $300,000 per year. In addition, the Company issued to Mr. Torguson 30,000 of its stock options as of the October 15, 1998 acquisition of Casino Magic, priced at the closing price of the Company’s common stock on that date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 15—Consolidating Condensed Financial Information

The Company’s subsidiaries (excluding Casino Magic Argentina and certain non-material subsidiaries) have fully and unconditionally and jointly and severally guaranteed the payment of all obligations under the 8.75% Notes and the 9.25% Notes. Separate financial statements and other disclosures regarding the subsidiary guarantors are not included herein because management has determined that such information is not material to investors. In lieu thereof, the Company includes the following:

	Pinnacle Entertainment, Inc.	Wholly Owned Guarantor Subsidiaries(a)	Wholly Owned Non-Guarantor Subsidiaries(b)	Consolidating and Eliminating Entries	Pinnacle Entertainment, Inc. Consolidated
	(in thousands)
Balance Sheet
As of and for the year ended December 31, 2003
Current assets	$72,821	$66,241	$6,559	$0	$145,621
Property and equipment, net	18,808	600,780	2,121	0	621,709
Other non-current assets	147,491	29,448	1,982	10,851	189,772
Investment in subsidiaries	485,060	3,735	0	(488,795)	0
Inter-company	190,279	4,072	0	(194,351)	0

	$914,459	$704,276	$10,662	$(672,295)	$957,102

Current liabilities	$41,955	$50,811	$2,855	$0	$95,621
Notes payable, long term	642,412	1,182	0	0	643,594
Other non-current liabilities	29,233	0	0	(12,205)	17,028
Inter-company	0	190,279	4,072	(194,351)	0
Equity	200,859	462,004	3,735	(465,739)	200,859

	$914,459	$704,276	$10,662	$(672,295)	$957,102

Statement of Operations
Revenues:
Gaming	$0	$437,712	$11,638	$0	$449,350
Food and beverage	0	28,127	828	0	28,955
Equity in subsidiaries	44,762	4,119	0	(48,881)	0
Other	6,000	47,159	51	0	53,210

	50,762	517,117	12,517	(48,881)	531,515

Expenses:
Gaming	0	255,607	3,116	0	258,723
Food and beverage	0	33,225	838	0	34,063
Administrative and other	25,152	125,317	3,385	0	153,854
Depreciation and amortization	2,494	43,616	723	0	46,833

	27,646	457,765	8,062	0	493,473

Operating income (loss)	23,116	59,352	4,455	(48,881)	38,042
Loss on early extinguishment of debt	19,908	0	0	0	19,908
Interest expense (income), net	54,406	(1,608)	(28)	0	52,770

Income (loss) before inter-company activity, taxes and change in accounting principle	(51,198)	60,960	4,483	(48,881)	(34,636)
Management fee & inter-company interest expense (income)	(16,198)	16,198	0	0	0
Income tax (benefit) expense	(6,758)	0	364	0	(6,394)

Net income (loss)	$(28,242)	$44,762	$4,119	$(48,881)	$(28,242)

Statement of Cash Flows
Net cash provided by (used in) operating activities	$(25,930)	$77,586	$3,730	$0	$55,386
Net cash provided by (used in) investing activities	(105,218)	(75,102)	(1,255)	0	(181,575)
Net cash provided by (used in) financing activities	109,346	(249)	0	0	109,097
Effect of exchange rate changes on cash	0	0	(242)	0	(242)

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Pinnacle Entertainment, Inc.	Wholly Owned Guarantor Subsidiaries(a)	Wholly Owned Non-Guarantor Subsidiaries(b)	Consolidating and Eliminating Entries	Pinnacle Entertainment, Inc. Consolidated
	(in thousands)
Balance Sheet
As of and for the year ended December 31, 2002
Current assets	$104,465	$67,116	$4,024	$0	$175,605
Property and equipment, net	22,850	562,233	1,000	0	586,083
Other non-current assets	36,179	29,642	2,078	10,851	78,750
Investment in subsidiaries	512,877	(927)	0	(511,950)	0
Inter-company	171,028	52,159	0	(223,187)	0

	$847,399	$710,223	$7,102	$(724,286)	$840,438

Current liabilities	$37,652	$48,142	$2,092	$0	$87,886
Notes payable, long term	489,846	1,233	0	0	491,079
Other non-current liabilities	25,193	0	0	(12,206)	12,987
Inter-company	46,222	171,028	5,937	(223,187)	0
Equity	248,486	489,820	(927)	(488,893)	248,486

	$847,399	$710,223	$7,102	$(724,286)	$840,438

Statement of Operations
Revenues:
Gaming	$0	$425,850	$6,493	$0	$432,343
Food and beverage	0	29,249	502	0	29,751
Equity in subsidiaries	16,716	1,005	0	(17,721)	0
Other	6,000	45,863	44	0	51,907

	22,716	501,967	7,039	(17,721)	514,001

Expenses:
Gaming	0	249,993	2,558	0	252,551
Food and beverage	0	33,537	497	0	34,034
Administrative and other	22,979	129,516	1,581	0	154,076
Depreciation and amortization	2,378	42,065	486	0	44,929

	25,357	455,111	5,122	0	485,590

Operating (loss) income	(2,641)	46,856	1,917	(17,721)	28,411
Interest expense (income), net	48,171	(679)	(10)	0	47,482

(Loss) income before inter-company activity and income taxes	(50,812)	47,535	1,927	(17,721)	(19,071)
Management fee & inter-company interest expense (income)	(19,046)	19,046	0	0	0
Income tax (benefit) expense	(7,068)	0	922	0	(6,146)

Income (loss) before change in accounting principle	(24,698)	28,489	1,005	(17,721)	(12,925)
Change in accounting principle, net of taxes	44,931	11,773	0	0	56,704

Net (loss) income	$(69,629)	$16,716	$1,005	$(17,721)	$(69,629)

Statement of Cash Flows
Net cash provided by (used in) operating activities	$(4,413)	$43,461	$(18)	$0	$39,030
Net cash provided by (used in) investing activities	(33,661)	(43,186)	(190)	0	(77,037)
Net cash provided by (used in) financing activities	1,751	(925)	0	0	826
Effect of exchange rate changes on cash	0	0	(2,017)	0	(2,017)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Pinnacle Entertainment, Inc.	Wholly Owned Guarantor Subsidiaries(a)	Wholly Owned Non- Guarantor Subsidiaries(b)	Consolidating and Eliminating Entries	Pinnacle Entertainment, Inc. Consolidated
	(in thousands)
Statement of Operations
For the year ended December 31, 2001
Revenues:
Gaming	$0	$402,889	$18,602	$0	$421,491
Food and beverage	0	29,524	1,428	0	30,952
Equity in subsidiaries	(16,308)	4,622	0	11,686	0
Other	6,000	49,471	129	0	55,600

	(10,308)	486,506	20,159	11,686	508,043

Expenses:
Gaming	0	233,991	4,984	0	238,975
Food and beverage	0	37,665	1,134	0	38,799
Administrative and other	15,119	141,421	6,972	0	163,512
Asset impairment write down	0	23,030	0	0	23,030
Depreciation and amortization	2,684	44,203	1,447	1,116	49,450

	17,803	480,310	14,537	1,116	513,766

Operating (loss) income	(28,111)	6,196	5,622	10,570	(5,723)
Interest expense (income), net	46,129	(984)	(313)	0	44,832

(Loss) income before inter-company activity and income taxes	(74,240)	7,180	5,935	10,570	(50,555)
Management fee & inter-company interest expense (income)	(23,488)	23,488	0	0	0
Income tax (benefit) expense	(23,219)	0	1,313	0	(21,906)

Net (loss) income	$(27,533)	$(16,308)	$4,622	$10,570	$(28,649)

Statement of Cash Flows
Net cash provided by (used in) operating activities	$(11,862)	$48,297	$1,966	$1,116	$39,517
Net cash provided by (used in) investing activities	(264)	(41,461)	(1,579)	0	(43,304)
Net cash provided by (used in) financing activities	(11,591)	(851)	0	0	(12,442)

(a)	The following subsidiaries are treated as guarantors of both the 8.75% Notes and 9.25% Notes: Belterra Resort Indiana LLC, Boomtown, LLC, PNK (Reno), LLC, Louisiana—I Gaming, PNK (Lake Charles), LLC, Casino Magic Corp., Biloxi Casino Corp., PNK (Bossier City), Inc., Casino One Corporation, HP/Compton, Inc. and Crystal Park Hotel and Casino Development Company, LLC.
(b)	The Company’s only material non-guarantor of both the 8.75% Notes and 9.25% Notes is Casino Magic Neuquen S.A. and its subsidiary Casino Magic Support Services.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 16—Segment Information

The following table reconciles the Company’s segment activity to its consolidated results of operations and financial position as of and for the years ended December 31, 2003, 2002 and 2001.

	For years ended December 31,
	2003	2002	2001
	(in thousands)
Revenues and expenses
Boomtown New Orleans
Revenues	$106,398	$100,403	$99,927
Expenses, excluding depreciation, amortization and asset impairment charge	77,059	73,348	72,362
Depreciation and amortization	6,525	6,585	6,012
Asset impairment charge	0	0	1,801

Net operating income—Boomtown New Orleans	$22,814	$20,470	$19,752

Belterra Casino Resort
Revenues	$133,704	$122,118	$104,385
Expenses, excluding depreciation and amortization	110,462	106,327	110,160
Depreciation and amortization	13,768	13,175	12,898

Net operating income (loss)—Belterra Casino Resort	$9,474	$2,616	$(18,673)

Boomtown Bossier City
Revenues	$105,408	$102,680	$101,019
Expenses, excluding depreciation, amortization and asset impairment charge	88,911	89,717	91,622
Depreciation and amortization	8,131	7,395	8,410
Asset impairment charge	0	2,235	0

Net operating income—Boomtown Bossier City	$8,366	$3,333	$987

Casino Magic Biloxi
Revenues	$83,603	$86,500	$82,997
Expenses, excluding depreciation, amortization and asset impairment charge	67,574	68,410	67,029
Depreciation and amortization	7,902	7,520	6,799
Asset impairment charge	0	518	1,371

Net operating income—Casino Magic Biloxi	$8,127	$10,052	$7,798

Boomtown Reno
Revenues	$83,645	$89,021	$90,100
Expenses, excluding depreciation, and amortization	69,978	71,423	70,916
Depreciation and amortization	7,129	7,390	7,834

Net operating income—Boomtown Reno	$6,538	$10,208	$11,350

Casino Magic Argentina
Revenues	$12,517	$7,039	$20,159
Expenses, excluding depreciation and amortization	7,339	5,097	13,090
Depreciation and amortization	723	486	1,447

Net operating income—Casino Magic Argentina	$4,455	$1,456	$5,622

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	For years ended December 31,
	2003	2002	2001
	(in thousands)
Card Clubs
Revenues	$6,240	$6,240	$6,960
Expenses, excluding depreciation, amortization and asset impairment charge	166	338	338
Depreciation and amortization	2,457	2,280	3,767
Asset impairment charge	0	0	20,358

Net operating income (loss)—Card Clubs	$3,617	$3,622	$(17,503)

Sold Properties
Revenues	$0	$0	$2,496
Expenses	0	0	(572)

Net operating income—Sold Properties	$0	$0	$3,068

Total Reportable Segments
Revenues	$531,515	$514,001	$508,043
Expenses, excluding depreciation, amortization and asset impairment charges	421,489	414,660	424,945
Depreciation and amortization	46,635	44,831	47,167
Asset impairment charges	0	2,753	23,530

Net operating income—Total Reportable Segments	$63,391	$51,757	$12,401

Reconciliation to Consolidated Net Income
Total net operating income for reportable segments	$63,391	$51,757	$12,401
Unallocated income and expenses
Corporate expense	17,517	23,346	18,124
Goodwill impairment	7,832	0	0
Loss on early extinguishment of debt	19,908	0	0
Interest income	(2,111)	(2,206)	(5,021)
Interest expense, net of capitalized interest	54,881	49,688	49,853

Loss before income taxes and cumulative effect of a change in accounting principle	(34,636)	(19,071)	(50,555)
Income tax benefit	(6,394)	(6,146)	(21,906)

Loss before cumulative effect of a change in accounting principle	(28,242)	(12,925)	(28,649)
Cumulative effect of a change in accounting principle, net of taxes	0	56,704	0

Net loss	$(28,242)	$(69,629)	$(28,649)

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	For years ended December 31,
	2003	2002	2001
	(in thousands)
EBITDA(a)
Boomtown New Orleans	$29,339	$27,055	$27,565
Belterra Casino Resort	23,242	15,791	(5,775)
Boomtown Bossier City	16,497	12,963	9,397
Casino Magic Biloxi	16,029	18,090	15,968
Boomtown Reno	13,667	17,598	19,184
Casino Magic Argentina	5,178	1,942	7,069
Card Clubs	6,074	5,902	6,622
Corporate and other	(25,151)	(26,001)	(39,371)

	84,875	73,340	40,659
Sold Properties	0	0	3,068

	$84,875	$73,340	$43,727

(a)	The Company defines EBITDA as earnings before interest expense and income, provision for income taxes, depreciation, amortization, loss on early extinguishment of debt and cumulative effect of a change in accounting principles. Management uses EBITDA as a relevant and useful measure to compare operating results among its properties and between accounting periods. The presentation of EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of the Company’s business segments. EBITDA is specifically relevant in evaluating large, long-lived hotel casino projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Additionally, management believes some investors consider EBITDA to be a useful measure in determining a company’s apparent ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes and capital expenditures. EBITDA, subject to certain adjustments, is also a measure used in debt covenants in the Company’s debt agreements. EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles or “GAAP.” Unlike net income, EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. Management compensates for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data. EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure of comparing performance among different companies. Below is a reconciliation of operating income (loss), as presented in the “—Results of Operations” table above, to EBITDA. The following table is a reconciliation of net income to EBITDA:

	For the year ended December 31,
	2003	2002	2001
	(in thousands)
Net loss	$(28,242)	$(69,629)	$(28,649)
Cumulative effect of a change in accounting principle, net of income tax benefit	0	56,704	0

Loss before cumulative effect of a change in accounting principle	(28,242)	(12,925)	(28,649)
Income tax benefit	(6,394)	(6,146)	(21,906)

Loss before cumulative effect of a change in accounting principle and income taxes	(34,636)	(19,071)	(50,555)
Loss on early extinguishment of debt	19,908	0	0
Interest expense, net of capitalized interest and interest income	52,770	47,482	44,832

Operating income (loss)	38,042	28,411	(5,723)
Depreciation and amortization	46,833	44,929	49,450

EBITDA	$84,875	$73,340	$43,727

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	For years ended December 31,
	2003	2002	2001
	(in thousands)
Capital Expenditures
Boomtown New Orleans	$3,194	$4,657	$14,018
Belterra Casino Resort	25,305	4,732	11,573
Boomtown Bossier City	4,946	26,610	8,941
Casino Magic Biloxi	6,754	3,888	7,857
Boomtown Reno	3,549	4,958	4,617
Casino Magic Argentina	1,255	190	1,585
Card Clubs	0	0	3,407
Lake Charles	31,539	3,151	0
St. Louis	3,617	0	0
Corporate	2,772	410	266

Total Reportable Segments, Corporate and Other	$82,931	$48,596	$52,264

	December 31,
	2003	2002
	(in thousands)
Total Assets
Boomtown New Orleans	$80,569	$82,010
Belterra Casino Resort	227,409	221,979
Boomtown Bossier City	127,617	133,822
Casino Magic Biloxi	103,181	103,814
Boomtown Reno	87,139	90,159
Casino Magic Argentina	10,662	7,102
Card Clubs	5,904	6,100
Lake Charles	34,735	3,151
St. Louis	7,373	3,756
Corporate	272,513	188,545

Total Reportable Segments, Corporate and Other	$957,102	$840,438

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 17—Quarterly Financial Information (Unaudited)

The following is a summary of unaudited quarterly financial data for the years ended December 31, 2003 and 2002:

	2003
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	(in thousands, except per share data)
Revenues	$125,727	$140,112	$133,584	$132,092
Operating income	9,853	8,550	8,917	10,722
Net loss	(8,614)	(16,397)	(2,384)	(847)
Per Share Data
Net loss per share—basic and diluted (a)	$(0.34)	$(0.63)	$(0.09)	$(0.03)

	2002
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	(in thousands, except per share data)
Revenues	$125,015	$139,404	$126,077	$123,505
Operating income	1,423	15,545	3,035	8,408
Cumulative effect of change in accounting principle	0	0	0	56,704
Net (loss) income	(6,693)	2,481	(6,415)	(59,002)
Per Share Data
Net (loss) income per share—basic (a)	$(0.26)	$0.10	$(0.25)	$(2.32)
Net (loss) income per share—diluted(a)	$(0.26)	$0.09	$(0.25)	$(2.32)

(a)	Net (loss) income per share calculations for each quarter are based on the weighted average number of shares outstanding during the respective periods; accordingly, the sum of the quarters may not equal the full year (loss) income per share.

The 2003 results include a $7,832,000 non-cash charge for goodwill impairment and $4,248,000 for certain non-cash tax charges in the third quarter, and $8,744,000 and $11,164,000 for early extinguishment of debt in the third and fourth quarters, respectively.

The 2002 results include $6,609,000 for Indiana regulatory settlement and related costs primarily in the third quarter, and $2,753,000 for asset write-offs and $1,601,000 for relocating corporate offices in the fourth quarter.

PINNACLE ENTERTAINMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended March 31,
	2004	2003
	(in thousands, except per share data, unaudited)
Revenues:
Gaming	$114,991	$113,508
Food and beverage	7,495	6,753
Truck stop and service station	4,581	4,647
Hotel and recreational vehicle park	3,299	3,121
Other operating income	3,991	4,063

	134,357	132,092

Expenses:
Gaming	66,677	65,168
Food and beverage	7,098	8,035
Truck stop and service station	4,283	4,325
Hotel and recreational vehicle park	1,760	2,064
General and administrative	28,972	27,866
Depreciation and amortization	11,705	11,479
Other operating expenses	1,725	2,433
Pre-opening and development costs	2,197	0
Gain on sale of assets	(13,181)	0

	111,236	121,370

Operating income	23,121	10,722
Interest income	(867)	(481)
Interest expense, net of capitalized interest	13,571	12,357
Loss on early extinguishment of debt	8,254	0

Income (loss) before income taxes	2,163	(1,154)
Income tax expense (benefit)	730	(307)

Net income (loss)	$1,433	$(847)

Net income (loss) per common share—basic	$0.05	$(0.03)

Net income (loss) per common share—diluted	$0.04	$(0.03)

Number of shares—basic	31,417	25,934
Number of shares—diluted	32,762	25,934

See accompanying notes to the unaudited condensed consolidated financial statements.

PINNACLE ENTERTAINMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2004	December 31, 2003
	(in thousands, except share data, unaudited)
ASSETS
Current Assets:
Cash and cash equivalents (exclusive of restricted cash items below)	$154,287	$100,107
Restricted cash	4,400	4,400
Accounts receivable, net	7,356	7,359
Inventories	5,252	5,518
Prepaid expenses and other assets	10,420	10,699
Deferred income taxes	5,378	5,378
Assets held for sale	4,408	12,160

Total current assets	191,501	145,621
Restricted cash—construction reserve accounts	175,835	124,529
Property and equipment, net	657,906	621,709
Goodwill, net	26,656	26,656
Gaming licenses, net	21,826	21,848
Debt issuance costs, net	17,676	15,864
Other assets	887	875

	$1,092,287	$957,102

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$24,536	$15,958
Accrued interest	8,647	15,459
Accrued compensation	21,138	21,847
Other accrued liabilities	41,813	40,016
Current portion of notes payable	2,373	2,341

Total current liabilities	98,507	95,621
Notes payable, less current maturities	653,620	643,594
Deferred income taxes	17,028	17,028
Commitments and contingencies (Note 7)
Stockholders’ Equity:
Common—$0.10 par value, 35,508,233 and 23,926,942 shares outstanding, net of treasury shares	3,752	2,594
Capital in excess of par value	343,792	224,377
Retained earnings	5,350	3,917
Accumulated other comprehensive loss	(9,672)	(9,939)
Treasury stock, at cost	(20,090)	(20,090)

Total stockholders’ equity	323,132	200,859

	$1,092,287	$957,102

See accompanying notes to the unaudited condensed consolidated financial statements.

PINNACLE ENTERTAINMENT, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total Stockholders’ Equity
	(in thousands, unaudited)
Balance as of January 1, 2004	$2,594	$224,377	$3,917	$(9,939)	$(20,090)	$200,859
Net income	0	0	1,433	0	0	1,433
Foreign currency translation income	0	0	0	267	0	267

Total comprehensive income						1,700

Common stock offering	1,150	118,628	0	0	0	119,778
Common stock options, net	8	787	0	0	0	795

Balance as of March 31, 2004	$3,752	$343,792	$5,350	$(9,672)	$(20,090)	$323,132

See accompanying notes to the unaudited condensed consolidated financial statements.

PINNACLE ENTERTAINMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months ended March 31,
	2004	2003
	(in thousands, unaudited)
Cash flows from operating activities:
Net income (loss)	$1,433	$(847)
Depreciation and amortization	11,705	11,479
Amortization of debt issuance costs	795	654
Loss on early extinguishment of debt	8,254	0
Gain on sale of assets	(13,181)	0
Changes in working capital:
Accounts receivable, net	3	610
Income tax receivable	0	300
Prepaid expenses and other assets	(98)	2,632
Accounts payable	(1,204)	(1,304)
Accrued liabilities	(372)	(6,109)
Accrued interest	(6,812)	(10,881)
Income taxes	0	991
All other, net	58	740

Net cash provided by (used in) operating activities	581	(1,735)

Cash flows from investing activities:
Restricted cash	(51,306)	(146)
Additions to property and equipment	(37,863)	(8,501)
Receipts from dispositions of assets and property and equipment	21,476	79

Net cash used by investing activities	(67,693)	(8,568)

Cash flows from financing activities:
Proceeds from senior subordinated notes	198,564	0
Payment of senior subordinated notes	(188,000)	0
Payment of other secured and unsecured notes payable	(561)	(685)
Debt issuance costs	(9,864)	0
Common stock offering	120,400	0
Common stock options exercised	795	0

Net cash provided by (used in) financing activities	121,334	(685)

Effect of exchange rate changes on cash	(42)	46

Increase (decrease) in cash and cash equivalents	54,180	(10,942)
Cash and cash equivalents at the beginning of the year	100,107	114,286

Cash and cash equivalents at the end of period	$154,287	$103,344

Cash, cash equivalents and restricted cash at end of period	$334,522	$136,745

Supplemental Cash Flow Information:
Cash paid (received) during the period for:
Interest	$19,809	$22,384
Income taxes, net	173	(832)
Non-cash currency translation rate adjustment	(74)	(572)

See accompanying notes to the unaudited condensed consolidated financial statements.

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1—Summary of Significant Accounting Policies

General Pinnacle Entertainment, Inc. (the “Company” or “Pinnacle Entertainment”) owns and operates gaming entertainment facilities in numerous gaming markets. These include five properties in the United States, located in southeastern Indiana (“Belterra Casino Resort”); Reno, Nevada (“Boomtown Reno”); Bossier City and New Orleans, Louisiana (“Boomtown Bossier City” and “Boomtown New Orleans”, respectively); and Biloxi, Mississippi (“Casino Magic Biloxi”). The Company is also building a major casino resort in Lake Charles, Louisiana (“Lake Charles”). In addition, representative authorities of the City of St. Louis and St. Louis County chose the Company’s proposals for the development of a major casino in downtown St. Louis and another major casino in south St. Louis County, respectively (“St. Louis Development Proposals”). Finally, the Company operates casinos in Argentina (“Casino Magic Argentina”) and receives lease income from two card clubs.

Basis of Presentation The accompanying interim condensed consolidated financial statements include the accounts of Pinnacle Entertainment, Inc. and its subsidiaries and have been prepared by the Company’s management in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and with the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, the interim condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the interim condensed consolidated financial statements presented herein reflect all adjustments of a normal and recurring nature which are considered necessary for a fair presentation of the results for the interim periods presented and all inter-company accounts and transactions have been eliminated. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. These financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Use of Estimates The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and (iii) the reported amounts of revenues and expenses during the reporting period. Estimates used by the Company include, among other things, (i) the evaluation of the non-impairment of property, equipment and other long-term assets, (ii) the evaluation of the future realization of deferred tax assets, and (iii) the adequacy of reserves associated with asset sales, and in determining litigation reserves and other obligations. Actual results could differ from those estimates.

Gaming Revenues and Promotional Allowances The estimated cost of providing promotional allowances (which is included in gaming expenses) for the three months ended March 31, 2004 and 2003 was $10,481,000 and $10,034,000, respectively.

Pre-opening and Development Costs Pre-opening and development costs are expensed as incurred, consistent with Statement of Position 98-5 “Reporting on the Costs of Start-up Activities” (“SOP 98-5”). For the three months ended March 31, 2004, pre-opening and development costs were $2,197,000. There were no such costs in the 2003 first quarter.

Earnings per Share Diluted earnings per share assume exercise of in-the-money stock options (those options with exercise prices at or below the weighted average market price for the periods presented) outstanding at the beginning of the year or at the date of the issuance, unless the assumed exercises are antidilutive.

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the three months ended March 31, 2003, the effect of stock options outstanding was not included in the diluted calculation as the Company incurred a loss for that period and such inclusion would have been antidilutive. In addition, there were no in-the-money stock options as of March 31, 2003.

Restricted Cash—Completion Reserve Accounts Restricted cash—completion reserve accounts at March 31, 2004 was $175,835,000, compared to $124,529,000 at December 31, 2003. The increase is primarily from the equity offering and land sale proceeds (see Notes 6 and 3, respectively), a portion of whose proceeds were required by the Company’s debt covenants to be deposited in the completion reserve account.

Debt Issuance Costs and Related Amortization Debt issuance costs at March 31, 2004 were $17,676,000, compared to $15,864,000 at December 31, 2003. The increase is primarily from the approximately $5,015,000 incurred for the new 8.25% Notes (defined below), offset by the write-off of the pro rata portion associated with the 9.25% Notes (defined below) repurchased (see Note 5). Amortization cost included in interest expense was $740,000 and $967,000 for the three months ended March 31, 2004 and 2003, respectively. Accumulated amortization as of March 31, 2004 and December 31, 2003 was $10,130,000 and $11,253,000, respectively.

Stock-based Compensation Pursuant to Statement of Financial Accounting Standard No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS No. 148”), the Company discloses the theoretical costs of employee stock-based compensation in the notes to the financial statements rather than in the consolidated income statement itself. The reason for this is that the costs as of the date of grant of stock option compensation are theoretical; if the stock price does not appreciate or the employee does not stay employed long enough to vest in the options, then the actual cost does not materialize.

In estimating the pro forma effect of stock-based compensation, the Company used an option-pricing model. Such model requires the use of subjective assumptions, including the expected life of the option, the expected volatility of the underlying stock, the expected dividend on the stock, and the risk-free interest rate (U.S. Treasury Strip Rates) for the expected life of the option.

In computing the stock-based compensation, the following assumptions were made:

	Risk-Free Interest Rate	Expected Life at Issuance	Expected Volatility	Expected Dividends
Options granted in the following quarterly periods:
March 31, 2004	2.9%	5 years	54.1%	None
March 31, 2003	3.0%	5 years	54.4%	None

The expected volatility is derived from the historical performance of the Company’s common stock over the past 10 years.

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following sets forth the pro forma costs and impact on net income (loss) due to the Company’s employee stock-based compensation plans if the estimated fair value at the date of grant of such options were to be charged to earnings over the vesting period of the options:

	For the three months ended March 31,
	2004	2003
	(in thousands, except per share data)
Income (loss) before stock-based compensation expense	$1,433	$(847)
Theoretical stock-based compensation expense, net of taxes	397	567

Pro forma income (loss)	$1,036	$(1,414)

Pro forma net income (loss) per share—basic	$0.03	$(0.05)
Pro forma net income (loss) per share—diluted	$0.03	$(0.05)
Number of shares—basic	31,417	25,934
Number of shares—diluted	32,762	25,934

Recently Issued Accounting Pronouncements Financial Accounting Standards Board Interpretation No. 46 (“FIN No. 46R”): In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities” and subsequently revised the interpretation in December 2003 (“FIN No. 46R”). This interpretation of Accounting Research Bulletin No. 51, “Consolidation of Financial Statements” addresses consolidation by business enterprises of variable interest entities where equity investors do not bear the residual economic risks and rewards. These entities have been commonly referred to as “special purpose entities.” As revised, FIN No. 46R is now generally effective for financial statements for interim and annual periods ending after March 31, 2004. The Company does not have any such “special purpose entities” and therefore the adoption of FIN 46R did not have a material effect on its consolidated financial statements.

Note 2—Property and Equipment

Property and equipment held at March 31, 2004 and December 31, 2003 consisted of the following:

	March 31, 2004	December 31, 2003
	(in thousands)
Land and land improvements	$110,339	$110,313
Buildings	366,045	355,745
Equipment	242,621	236,735
Vessel and barges	116,737	116,706
Construction in progress	91,465	60,330

	927,207	879,829
Less accumulated depreciation	269,301	258,120

	$657,906	$621,709

Construction in progress relates primarily to the Lake Charles and Belterra expansion projects (see Note 4) and includes interest capitalized based on an imputed interest rate estimating the Company’s average cost of borrowed funds for the projects. Capitalized interest for the three months ended March 31, 2004 and 2003 was $735,000 and $166,000, respectively.

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation expense for the three months ended March 31, 2004 and 2003 was $11,609,000 and $11,386,000, respectively.

Note 3—Assets Held For Sale

The Company’s assets held for sale at March 31, 2004 consist of 60 acres of surplus land in Inglewood, California with a book value of $4,408,000, compared to 97 acres at December 31, 2003 with a book value of $12,160,000. On February 27, 2004, the Company sold 37 of acres for approximately $22 million in cash to a regional homebuilder and recorded a gain on the sale of $13,181,000. The Company does not anticipate paying any current income tax on the land sale based on its federal net operating loss carry-forwards.

On February 13, 2004, the Company amended and reinstated its agreement (which had been terminated by its terms in December 2003) to sell the remaining 60 acres to a retail development company for $36 million in cash. Among other things, the amendment extended the time for closing the transaction until April 30, 2004 in consideration of a non-refundable payment received by the Company of $2 million. The amendment also granted the buyer the option to further extend the closing until May 31, 2004 upon payment of an additional non-refundable payment of $1 million, which payment was received April 29, 2004. The non-refundable payments will be credited against the purchase price at the transaction’s closing. There can be no assurance that such sale will ultimately be completed on a timely basis, or at all.

Note 4—Expansion and Development

Lake Charles Project: In early September 2003, the Company commenced construction of its $325 million Lake Charles casino resort, which the Company believes will be larger, and offer more amenities, than any other resort in the southwest Louisiana/east Texas market. The Company’s resort will feature approximately 700 guestrooms (including four villas, 41 full two-bay suites and 59 junior suites), several restaurants, approximately 28,000 square feet of meeting space, a championship golf course designed by Tom Fazio, an expansive outdoor pool area, retail shops and a full-service spa. Unlike most other riverboat casinos, the Company’s Lake Charles casino will be entirely on one level and surrounded on three sides by the hotel facility, providing convenient access to approximately 1,500 slot machines and 60 table games. Issuance of the gaming license from the Louisiana Gaming Control Board is subject to continued compliance with gaming regulations and other conditions. The Company expects the casino resort to be completed in the Spring of 2005, and has incurred construction and other capitalized costs of approximately $66,320,000 as of March 31, 2004.

Belterra: On May 1, 2004, the Company opened its new 300-guestroom tower at the Belterra Casino Resort, the centerpiece of the $37 million expansion project commenced in February 2003. In addition to increasing the guestroom base to a total of 608 guestrooms, the expansion project adds approximately 33,000 square feet of meeting and conference space, a year-round swimming pool and other amenities. As of March 31, 2004, construction and other capitalized costs were approximately $34,400,000.

St. Louis Development Proposals: In January 2004, the City of St. Louis (through affiliated entities) selected the Company to develop a proposed $208 million casino and luxury hotel project in downtown St. Louis near Laclede’s Landing. A redevelopment agreement for such project was executed on April 22. As proposed, the project would be located near the Edward Jones domed stadium, the America’s Center convention center, the famed Gateway Arch and the central business district on approximately 7.3 acres owned by the Company.

In February 2004, the St. Louis County (through an affiliated entity) also selected the Company to negotiate a lease and development agreement based on its proposal for a casino complex to be located in the County in the

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

community of Lemay. As proposed, this $300 million project would feature many non-gaming amenities alongside the casino, including a first-class hotel, retail shops, a multiplex movie theater and a bowling alley.

In each case, the Missouri Gaming Commission (“MGC”) will make the final decision in its discretion on whether and to whom to issue one or more gaming licenses in the St. Louis market. The Company anticipates such decisions will be made in the second or third quarter of 2004 and will be based in part on the exclusive recommendations of the City and County imbedded in the development agreements, as well as past and future presentations made by the Company and other applicants competing for the licenses. If the MGC ultimately were to approve the Company for either or both development opportunities, it is anticipated that construction would begin as soon as the Company receives all necessary building approvals and permits. There can be no assurance either project will ultimately be approved by the MGC and other relevant governmental authorities.

Casino Magic Argentina: On April 28, 2004, the Company awarded a construction contract for a replacement facility of the existing Neuquen casino, the principal Casino Magic Argentina property. The new facility will include a casino, restaurants and an entertainment venue on land owned by the company approximately 1 mile from the existing facility at a cost of approximately US$14 million. The Company will fund the expansion project utilizing Casino Magic Argentina’s existing cash resources and its retained earnings through 2006. Depending on the subsidiary’s profitability through 2006, the Company may develop additional phases of the planned expansion. Under the Company’s concession agreement with the Province of Neuquen, reinvestment of Casino Magic Argentina’s financial resources (defined as existing cash and retained earnings through 2006) will extend the existing concession agreement from December 2006 to December 2016. The investment of 5 million pesos (or approximately US$1,736,000 based on March 31, 2004 exchange rates) to build a hotel facility with a minimum of 10 guestrooms will enable further extension of the agreement to December 2021.

Note 5—Notes Payable

Notes payable at March 31, 2004 and December 31, 2003 consisted of the following:

	March 31, 2004	December, 31, 2003
	(in thousands)
Secured Credit Facility	$147,000	$147,000
Unsecured 8.25% Notes due 2012 (net of OID)	198,564	0
Unsecured 8.75% Notes due 2013 (net of OID)	132,911	132,856
Unsecured 9.25% Notes due 2007	162,000	350,000
Hollywood Park-Casino capital lease	14,197	14,746
Other secured notes payable	1,221	1,233
Other unsecured notes payable	100	100

	655,993	645,935
Less current maturities	2,373	2,341

	$653,620	$643,594

Secured Credit Facility: In December 2003, the Company entered into a $300 million credit facility (the “Credit Facility”) which provides for a five-year $75 million revolving credit facility and a six-year $225 million term loan facility, of which $147 million was drawn immediately with the remainder available on a delayed-draw basis. In February 2004, the term loan facility was reduced to approximately $215 million, with the delayed-draw commitment balance reduced to approximately $68 million, in connection with the Inglewood land sale (see Note

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3). Upon the sale of the remaining 60 acres of Inglewood land (see Note 3), the delayed-draw commitment balance will be reduced by 50% of the net cash proceeds or, to the extent the delayed-draw commitment balance is less than 50% of the net cash proceeds, such commitment will be reduced to zero and the funded term loan will be repaid with the difference.

The Credit Facility requires that the Company first expend $36,579,000 of its excess cash on the Lake Charles resort before the proceeds of the term loans and certain other amounts in the completion reserve account are permitted to be withdrawn for Lake Charles construction. As of March 31, 2004, $23,835,000 of such amount has been spent. The Company anticipates it will begin drawing on the completion reserve account in the 2004 second quarter.

Unsecured 8.25% Notes: On March 15, 2004, the Company privately placed $200 million aggregate principal amount of 8.25% Senior Subordinated Notes due 2012 (the “8.25% Notes”), which notes were issued at 99.282% of par to yield 8.375% to maturity. Net proceeds of the offering plus cash on hand were used to repurchase $188 million in aggregate principal amount of the Company’s 9.25% Senior Subordinated Notes due 2007 (see below).

The 8.25% Notes are redeemable, at the option of the Company, in whole or in part, on the following dates, at the following redemption prices (expressed as percentages of par value):

8.25% Notes redeemable:
On and after March 15,	At a percentage of par value equal to
2008	104.125%
2009	102.063%
2010 and thereafter	100.000%

The 8.25% Notes are unsecured obligations of the Company, guaranteed by all material restricted subsidiaries (excluding foreign subsidiaries) of the Company, as defined in the indenture. The indenture contains certain covenants limiting the ability of the Company and its restricted subsidiaries to incur additional indebtedness, issue preferred stock, pay dividends or make certain distributions, repurchase equity interests or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell equity interests in its subsidiaries, or enter into certain mergers and consolidations. Among other things, the Company is permitted to amend, restate, modify, renew, refund, replace or refinance its senior indebtedness up to a maximum of $475 million (which amount is $350 million under the Company’s other two senior subordinated note indentures) of such debt outstanding. It is also permitted to put up to 50% of its undeveloped real estate, measured in acres, into an unrestricted subsidiary. The proceeds of any subsequent sale of the land would also remain unrestricted. The Inglewood land currently under contract (see Note 3) to be sold comprises less than half of the Company’s undeveloped land.

9.25% Notes Repurchase: On March 19, 2004, the Company repurchased $188 million aggregate principal amount of its $350 million 9.25% Senior Subordinated Notes due 2007 (the “9.25% Notes”) pursuant to a cash tender offer using proceeds from the Company’s offering of 8.25% Notes plus cash on hand. The indenture governing the remaining $162 million aggregate principal amount of 9.25% Notes was unchanged and the 9.25% Notes continue to be unsecured obligations of the Company, guaranteed by all material restricted subsidiaries.

In connection with the repurchase, the Company incurred a loss on early extinguishment of debt for the three months ended March 31, 2004 of $8,254,000, including paying a tender offer premium of $6,031,000 and expensing a pro rata portion of unamortized debt issuance costs of $1,863,000.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6—Stockholders’ Equity

Common Stock: In February 2004, the Company consummated the public offering of 11,500,000 shares of its common stock at $11.15 per share and received approximately $120,400,000 of net proceeds. Under the terms of the Credit Facility, the Company deposited 25% of the net proceeds of the equity offering into a completion reserve account. The remaining proceeds will be used for general corporate purposes, which may include the Lake Charles construction, the remaining Belterra expansion costs and new capital projects, including the St. Louis Development Proposals.

Shelf Registration: As of March 31, 2004, availability under the Company’s shelf registration statement with the Securities and Exchange Commission was $236,775,000, reduced from $365,000,000 at December 31, 2003 in connection with the common stock offering discussed above. There can be no assurance the Company will be able to issue any additional securities under the shelf registration statement on terms acceptable to the Company.

Note 7—Commitments and Contingencies

Belterra Hotel Tower Expansion: As discussed in Note 4, the Company opened the 300-guestroom tower on May 1, 2004. The Company therefore anticipates the imminent release of a $5 million deposit previously placed into escrow and scheduled to be released to the Company on the opening of the expansion prior to July 29, 2004.

Construction Commitments: As described in Note 4, the Company is building a project in Lake Charles, Louisiana, substantially completed the expansion project at Belterra Casino Resort in the second quarter and awarded a construction contract for the replacement casino in Neuquen, Argentina. In aggregate for these projects, the Company has agreements related to the design, development and construction for approximately $232,086,000, $95,392,000 of which was expended as of March 31, 2004.

Redevelopment Agreement: Also as described in Note 4, the Company entered into a redevelopment agreement for the Company’s proposed St. Louis City development project. Such agreement commits, among other things, the Company to: (a) invest $208 million (including the approximate $8 million previously spent to acquire the 7.3 acre proposed site) to construct a gaming and multi-use facility that will include a 75,000 square- foot casino and 200-guestroom luxury hotel; (b) invest, potentially with one or more development partners, a minimum of $50 million in residential housing, retail, or mixed-use developments in the City of St. Louis within five years of the opening of the casino and hotel; (c) pay, beginning after the facility opens, the City of St. Louis annual and other services fees; and, (d) pay substantial penalties to the City of St. Louis if the project fails to open on certain projected dates. In addition, execution of the redevelopment agreement provided the Company with an option to lease approximately seven additional acres from the City.

Employment and Severance Agreement: The Company has entered into employment agreements with key employees, including its Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”), Chief Financial Officer (“CFO”) and General Counsel. These agreements generally grant the employee the right to receive his or her annual salary for up to the balance of the employment agreement, plus extension of certain benefits and the immediate vesting of stock options, if the employee terminates his or her employment for good reason or the Company terminates the employee without cause (both as defined in the respective agreements). Upon certain events (including the employee’s termination of his or her employment after a diminution of his or her responsibilities or after the Company’s failure to pay a minimum bonus, or the Company’s termination of the employee) (each a “Severance Trigger”) following a change in control (as defined in the various agreements), the employee is entitled to (i) a lump-sum payment equal to two times the largest annual salary and incentive compensation that was paid to the employee during the two years preceding the change in control (or in the case

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of the CEO, CFO and General Counsel, a lump sum payment equal to their annual salary through the end of the term, or if the balance of the contract is less than one year, for one year), (ii) the extension of certain benefits for at least one year after termination, and (iii) the immediate vesting of the employee’s stock options. In the case of the CEO, he may terminate his employment following a change of control and receive such payments, benefits and option vesting without the requirement that there be a subsequent Severance Trigger.

City Annexation Costs: During 2002, the 569 acres owned by the Company at Boomtown Reno were annexed into the City of Reno, Nevada. The City is extending the municipal sewer line to the Boomtown property. The Company estimates the sewer hook-up fees to Boomtown could approximate $1,500,000. When the project is completed in 2004, the annual sewer service fees are estimated to be approximately $250,000 higher than the costs incurred in 2003 to operate the Company’s own sewage treatment plant. In addition, the Company anticipates the annual city licenses and taxes will be an additional $350,000 over such costs before the annexation. At the time Boomtown Reno is connected to the municipal sewer system, it will cease to operate the existing sewer treatment plant on the property. The annexation of the property by the City of Reno and the extension of city services, particularly sewage treatment capability, make it considerably more feasible to develop the Company’s approximately 500 acres of surplus land. If the land is developed, the Company has not determined whether it will develop such land itself, sell such land to others who may develop it, or a combination of the two.

Self-Insurance Reserves: The Company self-insures various levels of general liability, property, workers’ compensation and medical coverage. Insurance reserves include accruals of estimated settlements for known claims, as well as accruals of estimates of incurred but not reported claims.

Legal

Astoria Entertainment Litigation: In November 1998, Astoria Entertainment, Inc. filed a complaint in the United States District Court for the Eastern District of Louisiana. Astoria, an unsuccessful applicant for a license to operate a riverboat casino in Louisiana, attempted to assert a claim under the Racketeer Influenced and Corrupt Organizations Act (“RICO”), seeking damages allegedly resulting from its failure to obtain a license. Astoria named several companies and individuals as defendants, including Hollywood Park, Inc. (the predecessor to Pinnacle Entertainment), Louisiana Gaming Enterprises, Inc. (“LGE”), then a wholly owned subsidiary of Pinnacle Entertainment, and an employee of Boomtown, Inc. The Company believed the claims had no merit and, indeed, Astoria voluntarily dismissed its claims against Hollywood Park, LGE, and the Boomtown employee.

On March 1, 2001, Astoria amended its complaint, adding new claims and renaming Boomtown, Inc. and LGE as defendants. Astoria asserted that the defendants (i) conspired to corrupt the process for awarding licenses to operate riverboat casinos in Louisiana, (ii) succeeded in corrupting the process, (iii) violated federal and Louisiana antitrust laws, and (iv) violated the Louisiana Unfair Trade Practices Act. Astoria asserted that it would have obtained a license to operate a riverboat casino in Louisiana, but for these alleged improper acts. On August 21, 2001, the court dismissed Astoria’s federal claims with prejudice and its state claims without prejudice. In May 2002, Astoria refiled its state claims in the Civil District Court for the Parish of Orleans, Louisiana, and the matter is still pending. While the Company cannot predict the outcome of this litigation, management intends to defend it vigorously.

Poulos Lawsuit: A class-action lawsuit was filed on April 26, 1994, in the United States District Court, Middle District of Florida (the “Poulos Lawsuit”), naming as defendants 41 manufacturers, distributors and casino operators of video poker and electronic slot machines, including Casino Magic. The lawsuit alleges that

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the defendants have engaged in a course of fraudulent and misleading conduct intended to induce people to play such games based on false beliefs concerning the operation of the gaming machines and the extent to which there is an opportunity to win. The suit alleges violations of RICO, as well as claims of common law fraud, unjust enrichment and negligent misrepresentation, and seeks damages in excess of $6 billion. On May 10, 1994, a second class-action lawsuit was filed in the United States District Court, Middle District of Florida (the “Ahern Lawsuit”), naming as defendants the same defendants who were named in the Poulos Lawsuit and adding as defendants the owners of certain casino operations in Puerto Rico and the Bahamas, who were not named as defendants in the Poulos Lawsuit. The claims in the Ahern Lawsuit are identical to the claims in the Poulos Lawsuit. Because of the similarity of parties and claims, the Poulos Lawsuit and Ahern Lawsuit were consolidated into one case file (the “Poulos/Ahern Lawsuit”) in the United States District Court, Middle District of Florida. On December 9, 1994 a motion by the defendants for change of venue was granted, transferring the case to the United States District Court for the District of Nevada, in Las Vegas. In an order dated April 17, 1996, the court granted motions to dismiss filed by Casino Magic and other defendants and dismissed the complaint without prejudice. The plaintiffs then filed an amended complaint on May 31, 1996 seeking damages against Casino Magic and other defendants in excess of $1 billion and punitive damages for violations of RICO and for state common law claims for fraud, unjust enrichment and negligent misrepresentation.

At a December 13, 1996 status conference, the Poulos/Ahern Lawsuit was consolidated with two other class-action lawsuits (one on behalf of a smaller, more defined class of plaintiffs and one against additional defendants) involving allegations substantially identical to those in the Poulos/Ahern Lawsuit (collectively, the “Consolidated Lawsuits”) and all pending motions in the Consolidated Lawsuits were deemed withdrawn without prejudice. The plaintiffs in the Consolidated Lawsuits filed a consolidated amended complaint on February 14, 1997, which the defendants moved to dismiss. On December 19, 1997, the court granted the defendants’ motion to dismiss certain allegations in the RICO claim, but denied the motion as to the remainder of such claim; granted the defendants’ motion to strike certain parts of the consolidated amended complaint; denied the defendants’ remaining motions to dismiss and to stay or abstain; and permitted the plaintiffs to substitute one of the class representatives. On January 9, 1998, the plaintiffs filed a second consolidated amended complaint containing claims nearly identical to those in the previously dismissed complaints. The defendants answered, denying the substantive allegations of the second consolidated amended complaint. On June 21, 2002, the court denied plaintiffs’ motion for class certification. On July 11, 2002, the plaintiffs’ filed a petition for permission to appeal the court’s denial of the plaintiffs’ motion for class certification. On August 15, 2002, the United States Court of Appeals for the Ninth Circuit granted plaintiffs’ petition. On August 23, 2002, the plaintiffs filed their notice of appeal with the U.S. District Court for the District of Nevada. On or about April 30, 2003, the plaintiffs filed their opening brief on appeal. Defendants’ answering brief was filed on September 18, 2003. The plaintiffs’ reply brief was filed on October 20, 2003. Oral argument on the appeal of the order denying class certification was heard on January 15, 2004 and a decision is pending.

The claims are not covered under the Company’s insurance policies. While the Company cannot predict the outcome of this action, management intends to defend it vigorously.

Casino Magic Biloxi Patron Incident: In February 2004, Casino Magic Biloxi settled the lawsuit that was originally filed on August 17, 2001. An Order of Dismissal with prejudice was entered on February 20, 2004. The settlement has been paid by the Company’s applicable insurance carriers.

On February 13, 2002, a third injured patron and her husband filed a subsequent complaint in the Circuit Court of Harrison County, Mississippi, Second Judicial District. The allegations in the complaint are substantially similar to those contained in the August 2001 lawsuit. No trial date has been set for the subsequent suit.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

While the Company cannot predict the outcome of this action, the Company, together with its applicable insurers, intends to defend it vigorously.

Alanis Suit: On or about December 3, 2002, Paul Alanis, the Company’s former Chief Executive Officer and President and a former Company director, filed a lawsuit in the Superior Court of California for Los Angeles County against the Company, R.D. Hubbard and Daniel R. Lee, claiming, among other things, wrongful termination and defamation and seeking unspecified compensatory and punitive damages. On February 10, 2003, the court granted the Company’s motion to send the matter to binding arbitration, with the exception of the defamation claims, and stayed the action pending completion of the arbitration. On December 29, 2003, the arbitrator granted summary judgment in favor of the Company and Mr. Hubbard. (No claims were asserted against Mr. Lee in the arbitration.) The arbitrator also determined that the Company and Mr. Hubbard were entitled to reimbursement from Mr. Alanis for their costs, expenses and attorneys’ fees. The Company’s legal fees incurred in this matter through March 31, 2004 (including 2003 costs) were approximately $1,100,000. The trial on the defamation claims has been continued and a new trial date has not been set.

Indiana State Tax Dispute. The State of Indiana conducted a sales and use tax audit at the Company’s Belterra entity in 2001. In October 2002, the Company received a proposed assessment in the amount of $3,070,000 with respect to the Miss Belterra casino riverboat, including interest and a penalty. A protest was filed by the Company in December of 2002. On June 16, 2003, the Indiana Tax Court issued two favorable rulings for other taxpayers with claims similar to the Company’s. While the court’s rulings and the similarity of the issues suggest that the Company would receive a similar result from that court, one of these rulings is currently being appealed by the state. The Company’s protest has been stayed pending the outcome of this appeal. The Company intends to pursue this matter vigorously.

Other. The Company is party to a number of other pending legal proceedings, though management does not expect that the outcome of such proceedings, either individually or in the aggregate, will have a material effect on the Company’s financial results.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 8—Consolidating Condensed Financial Information

The Company’s subsidiaries (excluding Casino Magic Argentina and certain non-material subsidiaries) have fully and unconditionally and jointly and severally guaranteed the payment of all obligations under the 8.25% Notes, 8.75% Notes and 9.25% Notes. Separate financial statements and other disclosures regarding the subsidiary guarantors are not included herein because management has determined that such information is not material to investors. In lieu thereof, the Company includes the following:

	Pinnacle Entertainment, Inc.	Wholly Owned Guarantor Subsidiaries(a)	Wholly Owned Non-Guarantor Subsidiaries(b)	Consolidating and Eliminating Entries	Pinnacle Entertainment, Inc. Consolidated
			(in thousands)
As of and for the three months ended March 31, 2004
Balance Sheet
Current assets	$119,181	$64,219	$8,101	$0	$191,501
Property and equipment, net	18,105	637,309	2,492	0	657,906
Other non-current assets	200,609	29,459	1,961	10,851	242,880
Investment in subsidiaries	488,411	4,806	0	(493,217)	0
Inter-company	210,641	4,140	0	(214,781)	0

	$1,036,947	$739,933	$12,554	$(697,147)	$1,092,287

Current liabilities	$32,130	$62,769	$3,608	$0	$98,507
Notes payable, long term	652,451	1,169	0	0	653,620
Other non-current liabilities	29,234	0	0	(12,206)	17,028
Inter-company	0	210,641	4,140	(214,781)	0
Equity	323,132	465,354	4,806	(470,160)	323,132

	$1,036,947	$739,933	$12,554	$(697,147)	$1,092,287

Statement of Operations
Revenues:
Gaming	$0	$111,754	$3,237	$0	$114,991
Food and beverage	0	7,239	256	0	7,495
Equity in subsidiaries	12,528	804	0	(13,332)	0
Other	1,500	10,371	0	0	11,871

	14,028	130,168	3,493	(13,332)	134,357

Expenses:
Gaming	0	65,801	876	0	66,677
Food and beverage	0	6,806	292	0	7,098
Administrative and other	(5,977)	30,804	929	0	25,756
Depreciation and amortization	789	10,743	173	0	11,705

	(5,188)	114,154	2,270	0	111,236

Operating income (loss)	19,216	16,014	1,223	(13,332)	23,121
Loss on early extinguishment of debt	8,254	0	0	0	8,254
Interest expense (income), net	13,526	(814)	(8)	0	12,704

Income (loss) before inter-company activity and taxes	(2,564)	16,828	1,231	(13,332)	2,163
Management fee & inter-company interest expense (income)	(3,979)	3,979	0	0	0
Income tax (benefit) expense	303	0	427	0	730

Net income (loss)	$1,112	$12,849	$804	$(13,332)	$1,433

Statement of Cash Flows
Net cash provided by (used in) operating activities	$(36,970)	$35,321	$2,230	$0	$581
Net cash provided by (used in) investing activities	(29,235)	(37,494)	(964)	0	(67,693)
Net cash provided by (used in) financing activities	121,346	(12)	0	0	121,334
Effect of exchange rate changes on cash	0	0	(42)	0	(42)

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Pinnacle Entertainment, Inc.	Wholly Owned Guarantor Subsidiaries(a)	Wholly Owned Non-Guarantor Subsidiaries(b)	Consolidating and Eliminating Entries	Pinnacle Entertainment, Inc. Consolidated
For the three months ended March 31, 2003
Statement of Operations
Revenues:
Gaming	$0	$111,274	$2,234	$0	$113,508
Food and beverage	0	6,589	164	0	6,753
Equity in subsidiaries	10,176	227	0	(10,403)	0
Other	1,500	10,321	10	0	11,831

	11,676	128,411	2,408	(10,403)	132,092

Expenses:
Gaming	0	64,558	610	0	65,168
Food and beverage	0	7,881	154	0	8,035
Administrative and other	4,524	31,134	1,030	0	36,688
Depreciation and amortization	595	10,733	151	0	11,479

	5,119	114,306	1,945	0	121,370

Operating (loss) income	6,557	14,105	463	(10,403)	10,722
Interest expense (income), net	12,058	(181)	(1)	0	11,876

(Loss) income before inter-company activity and income taxes	(5,501)	14,286	464	(10,403)	(1,154)
Management fee & inter-company interest expense (income)	(4,110)	4,110	0	0	0
Income tax (benefit) expense	(544)	0	237	0	(307)

Net (loss) income	$(847)	$10,176	$227	$(10,403)	$(847)

Statement of Cash Flows
Net cash provided by (used in) operating activities	$(12,814)	$10,211	$868	$0	$(1,735)
Net cash provided by (used in) investing activities	(346)	(7,840)	(382)	0	(8,568)
Net cash provided by (used in) financing activities	(520)	(165)	0	0	(685)
Effect of exchange rate changes on cash	0	0	46	0	46

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Pinnacle Entertainment, Inc.	Wholly Owned Guarantor Subsidiaries(a)	Wholly Owned Non-Guarantor Subsidiaries(b)	Consolidating and Eliminating Entries	Pinnacle Entertainment, Inc. Consolidated
			(in thousands)
As of December 31, 2003
Balance Sheet
Current assets	$72,821	$66,241	$6,559	$0	$145,621
Property and equipment, net	18,808	600,780	2,121	0	621,709
Other non-current assets	147,491	29,448	1,982	10,851	189,772
Investment in subsidiaries	485,060	3,735	0	(488,795)	0
Inter-company	190,279	4,072	0	(194,351)	0

	$914,459	$704,276	$10,662	$(672,295)	$957,102

Current liabilities	41,955	50,811	2,855	0	95,621
Notes payable, long term	642,412	1,182	0	0	643,594
Other non-current liabilities	29,233	0	0	(12,205)	17,028
Inter-company	0	190,279	4,072	(194,351)	0
Equity	200,859	462,004	3,735	(465,739)	200,859

	$914,459	$704,276	$10,662	$(672,295)	$957,102

(a)	The following subsidiaries are treated as guarantors of the 8.25% Notes, the 8.75% Notes and the 9.25% Notes: Belterra Resort Indiana LLC, Boomtown, LLC, PNK (Reno), LLC, Louisiana—I Gaming, PNK (Lake Charles), LLC, Casino Magic Corp., Biloxi Casino Corp., PNK (Bossier City), Inc., Casino One Corporation, HP/Compton, Inc. and Crystal Park Hotel and Casino Development Company, LLC.
(b)	The Company’s only material non-guarantor of the 8.25% Notes, the 8.75% Notes and the 9.25% Notes is Casino Magic Neuquen S.A. and its subsidiary Casino Magic Support Services.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 9—Segment Information

The following table reconciles the Company’s segment activity to its consolidated results of operations for the three months ended March 31, 2004 and 2003 and financial position as of March 31, 2004 and December 31, 2003:

	For the three months ended March 31,
	2004	2003
	(in thousands)
Revenues and expenses
Boomtown New Orleans
Revenues	$28,609	$26,858
Expenses, excluding depreciation and amortization	20,117	19,406
Depreciation and amortization	1,613	1,629

Net operating income—Boomtown New Orleans	$6,879	$5,823

Belterra Casino Resort
Revenues	$35,483	$31,080
Expenses, excluding depreciation and amortization	28,726	26,296
Depreciation and amortization	3,586	3,341

Net operating income—Belterra Casino Resort	$3,171	$1,443

Boomtown Bossier City
Revenues	$26,949	$28,747
Expenses, excluding depreciation and amortization	20,747	23,689
Depreciation and amortization	1,713	1,953

Net operating income—Boomtown Bossier City	$4,489	$3,105

Casino Magic Biloxi
Revenues	$20,794	$21,952
Expenses, excluding depreciation and amortization	16,806	17,305
Depreciation and amortization	1,956	1,934

Net operating income—Casino Magic Biloxi	$2,032	$2,713

Boomtown Reno
Revenues	$17,469	$19,487
Expenses, excluding depreciation, and amortization	16,953	16,814
Depreciation and amortization	1,854	1,776

Net operating (loss) income—Boomtown Reno	$(1,338)	$897

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	For the three months ended March 31,
	2004	2003
	(in thousands)
Casino Magic Argentina
Revenues	$3,493	$2,408
Expenses, excluding depreciation and amortization	2,097	1,794
Depreciation and amortization	173	151

Net operating income—Casino Magic Argentina	$1,223	$463

Card Clubs
Revenues	$1,560	$1,560
Expenses, excluding depreciation and amortization	62	63
Depreciation and amortization	740	677

Net operating income—Card Clubs	$758	$820

Total Reportable Segments
Revenues	$134,357	$132,092
Expenses, excluding depreciation and amortization	105,508	105,367
Depreciation and amortization	11,635	11,461

Net operating income—Total Reportable Segments	$17,214	$15,264

Reconciliation to Consolidated Net Income
Total net operating income for reportable segments	$17,214	$15,264
Unallocated income and expenses
Corporate expense	5,077	4,542
Pre-opening and development costs	2,197	0
Gain on sale of assets	(13,181)	0
Loss on early extinguishment of debt	8,254	0
Interest income	(867)	(481)
Interest expense, net of capitalized interest	13,571	12,357

Income (loss) before income taxes	2,163	(1,154)
Income tax expense (benefit)	730	(307)

Net income (loss)	$1,433	$(847)

EBITDA (a)
Boomtown New Orleans	$8,492	$7,452
Belterra Casino Resort	6,757	4,784
Boomtown Bossier City	6,202	5,058
Casino Magic Biloxi	3,988	4,647
Boomtown Reno	516	2,673
Casino Magic Argentina	1,396	614
Card Clubs	1,498	1,497
Corporate	(5,007)	(4,524)

	23,842	22,201
Pre-opening and development costs	(2,197)	0
Gain on sale of assets	13,181	0

	$34,826	$22,201

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(a)	The Company defines EBITDA as earnings before interest expense and income, provision for income taxes, depreciation, amortization and loss on early extinguishment of debt. EBITDA is not a measure of financial performance under the promulgations of the accounting profession known as GAAP. Management uses EBITDA adjusted for certain non-routine items to analyze the performance of the Company’s business segments. EBITDA is relevant in evaluating large, long-lived hotel casino projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges, financing costs and other non-routine costs of such projects. Additionally, management believes some investors consider EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes, capital expenditures and other non-routine costs. EBITDA, subject to certain adjustments, is also a measure used in debt covenants in the Company’s debt agreements. Unlike net income, EBITDA does not include depreciation or interest expense and therefore does not reflect past, current or future capital expenditures or the cost of capital. Management compensates for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. Such GAAP measurements include operating income (loss), net income (loss), cash flow from operations and cash flow data. EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure of comparing performance amongst different companies. The following table is a reconciliation of net income (loss) to EBITDA:

	For the three months ended March 31,
	2004	2003
	(in thousands)
Net income (loss)	$1,433	$(847)
Income tax expense (benefit)	730	(307)

Income (loss) before income taxes	2,163	(1,154)
Loss on early extinguishment of debt	8,254	0
Interest expense, net of capitalized interest and interest income	12,704	11,876

Operating income	23,121	10,722
Depreciation and amortization	11,705	11,479

EBITDA	$34,826	$22,201

PINNACLE ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	March 31, 2004	December 31, 2003
	(in thousands)
Total Assets
Boomtown New Orleans	$79,558	$80,569
Belterra Casino Resort	230,863	227,409
Boomtown Bossier City	130,572	127,617
Casino Magic Biloxi	100,444	103,181
Boomtown Reno	84,426	87,139
Casino Magic Argentina	12,554	10,662
Card Clubs	5,953	5,904
Lake Charles	67,470	34,735
St. Louis	7,373	7,373
Corporate	373,074	272,513

Total Reportable Segments, Corporate and Other	$1,092,287	$957,102

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the exchange offer covered by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the company. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the dates as of which information is given in this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

The exchange agent for the exchange offer is:

THE BANK OF NEW YORK

Corporate Trust Department

101 Barclay Street, 7 East

New York, NY 10286

Attention: Diane Amoroso

By Facsimile Transmission:

(212) 298-1915

To confirm by telephone

or for information:

(212) 815-3738

(Originals of all documents submitted by facsimile should be sent promptly by hand, overnight courier, or registered or certified mail).

$200,000,000

Offer to Exchange

8¼% Senior Subordinated Notes due 2012,

Which Have Been Registered Under the Securities Act of 1933,

for any and all Outstanding 8¼% Senior Subordinated Notes Due 2012

PROSPECTUS

Dated     , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Registrants Incorporated or Organized in Delaware

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of the corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Section 102(b)(7) of the DGCL, Article XII of the Company’s Restated Certificate of Incorporation, as amended, provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty by such director for corporate actions as a director to the fullest extent permitted by the DGCL

As permitted by Section 145 of the DGCL, the Company’s Restated bylaws provide that, to the fullest extent permitted by the DGCL, directors, officers and certain other persons who are made, or are threatened to be made, parties to, or are involved in, any action, suit or proceeding will be indemnified by the Company with respect thereto. The Company’s bylaws require it to advance expenses to its directors and officers, provided that, if the DGCL so requires, they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification.

The Company has entered into employment agreements with certain of its officers that require the Company to provide insurance on behalf of such officers. The Company maintains insurance policies under which its directors and officers and the directors and officers of its subsidiaries are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company or its subsidiaries, as applicable.

Section 18-108 of the Delaware Limited Liability Company Act (“DLLCA”) provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The Operating Agreement of Boomtown, LLC (“Boomtown”) provides that Boomtown’s member and any manger or officer of Boomtown will not be liable to Boomtown for good faith acts or omissions, unless a court determines such acts or omissions involved intentional misconduct, fraud or a knowing violation of the law that was material to the cause of action.

The Operating Agreement also provides that Boomtown shall indemnify and hold harmless the member and any manager or officer of Boomtown to the fullest extent permitted by Section 18-108 of the DLLCA. Expenses of the member incurred in defending an action, suit or proceeding shall be paid by Boomtown as they are incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court that the member is not entitled to be indemnified. Any indemnification shall be satisfied solely out of the assets of Boomtown.

Registrants Incorporated or Organized in California

The Articles of Incorporation of HP/Compton, Inc. (“HP/Compton”) limit the personal liability of its directors for monetary damages to the fullest extent permitted by the California General Corporation Law (the “CGCL”). Under the CGCL, a director’s liability to a company or its shareholders may not be limited with respect to the following items: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the company or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the company or its shareholders, (vi) contracts or transactions between the company and a director within the scope of Section 310 of the CGCL, (vii) improper distributions, loans and guarantees under Section 316 of the CGCL, (viii) acts or omissions occurring prior to the date such provision eliminating or limiting the personal liability of a director became effective or (ix) acts or omissions as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. The limitation of liability does not affect the availability of injunctions and other equitable remedies available to the sole shareholder of HP/Compton for any violation by a director of the director’s fiduciary duty to HP/Compton or its sole shareholder.

The Articles of Incorporation of HP/Compton also include an authorization for HP/Compton to indemnify its directors and officers to the fullest extent permitted by law. Pursuant to this provision, HP/Compton’s Bylaws provide that, to the fullest extent permitted by the CGCL, directors, officers and certain other persons who are made, or are threatened to be made, parties to, or are involved in, any action, suit or proceeding will be indemnified by HP/Compton with respect thereto. HP/Compton’s Bylaws require HP/Compton to advance expenses to its directors and officers as they are incurred, provided that, if the CGCL so requires, they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification. HP/Compton’s Bylaws permit it to purchase and maintain insurance on behalf of its directors and officers.

Crystal Park Hotel and Casino Development Company, LLC (“Crystal Park”) is a California Limited Liability Company governed by the Beverly-Killea Limited Liability Company Act (“BKLLCA”).

Section 17155 of the BKLLCA empowers a California limited liability company to indemnify any person, including, without limitation, any manager, member, officer, employee, or agent of the limited liability company, against judgments, settlements, penalties, fines or expenses of any kind incurred as a result of acting in that capacity, except that indemnification of managers for a breach of any fiduciary duty owed to the limited liability company and its members is not permitted under the BKLLCA.

Article 10 of the Operating Agreement of Crystal Park provides, among other things, that Crystal Park will indemnify any member, manager or officer of Crystal Park, who is or was a party or is threatened to be made a party to any proceeding by reason of the fact that such member, manager or officer is or was an agent of Crystal

Park if such member, manager or officer acted in good faith and in a manner such member, manager or officer reasonably believed to be in or not opposed to the best interests of Crystal Park and, with respect to any criminal proceeding, had no reasonable cause to believe such member’s, manager’s or officer’s conduct was unlawful. The Operating Agreement requires Crystal Park to advance expenses to its members, managers and officers upon receipt of an undertaking to repay such amount if it is ultimately determined that they are not entitled to indemnification. The Operating Agreement permits Crystal Park to purchase and maintain insurance on behalf of any individual or entity who is or was an agent of Crystal Park.

Registrants Incorporated or Organized in Nevada

Section 86.421 of the Nevada Revised Statutes (“NRS”) provides that a limited liability company may indemnify any person who was or is a party or is threatened to be made a party in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the limited liability company), by reason of being or having been a manager, member, employee or agent of the limited liability company or serving in certain capacities at the request of the limited liability company. Indemnification may include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified. A limited liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the limited liability company to procure a judgment in its favor by reason of being or having been a manager, member, employee or agent of the limited liability company or serving in certain capacities at the request of the limited liability company except that indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the limited liability company or for amounts paid in settlement to the limited liability company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In either case, however, to be entitled to indemnification, the person to be indemnified must have acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the limited liability company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 86.431 of the NRS also provides that, to the extent a manager, member, employee or agent of a limited liability has been successful on the merits or otherwise in defense of any such action, he or she must be indemnified by the limited liability company against expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense.

Section 86.441 of the NRS permits a limited liability company to provide in its articles of organization, operating agreement or other agreement for the payment of expenses incurred by members or managers in defending any civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

Section 86.461 of the NRS permits a limited liability company to purchase and maintain insurance or make other financial arrangements on behalf of the limited liability company’s members, managers, employees or agents, or any persons serving in certain capacities at the request of the limited liability company, for any liability and expenses incurred by them in their capacities as members, managers, employees or agents or arising out of their status as such, whether or not the limited liability company has the authority to indemnify him, her or them against such liability and expenses.

As permitted by the NRS, the articles of organization of PNK (Reno), LLC (“PNK Reno”) require such limited liability company, in addition to any other rights of indemnification to which its members may be entitled, to pay or to purchase insurance or make other financial arrangements to pay, the expenses incurred by its members in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such members in their capacity as members of PNK Reno, as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an unsecured undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by such company. The operating agreement of PNK Reno requires such limited liability company to indemnify and hold harmless its members and officers, among others, to the fullest extent permitted by Nevada law.

The articles of organization of Belterra Resort Indiana, LLC (“Belterra”) are silent with respect to indemnification. The operating agreement of Belterra requires such limited liability company, in addition to those rights of indemnification provided under Nevada law, to indemnify, pay, protect and hold harmless its managing members from any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever, which may be imposed on, incurred by or asserted against a managing member or Belterra in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of Belterra or on the part of a managing member, acting in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of such company, in connection with the formation, operating and/or management of Belterra, the purchase or operation of the Belterra Casino Resort, and/or as a result of a managing member’s agreement to act as managing member. If any action, suit or proceeding is pending or threatened against Belterra or a managing member relating to or arising out of, or alleged to relate to or arise out of, any such action or inaction, a managing member shall have the right to employ, at the expense of Belterra, separate counsel of such managing member’s choice in such action, suit or proceeding, and Belterra shall advance the reasonable out-of-pocket expenses of such managing member in connection therewith. Belterra may also indemnify and advance expenses to an employee or agent who is not a managing member to the same or to a greater extent as Belterra may indemnify and advance expenses to a managing member.

Registrants Incorporated or Organized in Mississippi

Section 79-4-8.51 of the Mississippi Business Corporation Act (“MBCA”) grants to a corporation the authority to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding, provided that he conducted himself in good faith and either (a) reasonably believed that, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation and, in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The MBCA allows the articles of incorporation to authorize broader indemnification of directors in certain circumstances; however, at present, neither of the articles of incorporation of Biloxi Casino Corp. or Casino One Corporation extend this indemnification beyond the statutory requirements.

MBCA § 79-4-8.52 also requires indemnification of any director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Moreover, under the authority of MBCA § 79-4-8.54, a court may order indemnification of a director or advance for his expenses under certain circumstances specified in the statute. The mandatory and court-ordered indemnifications contained in MBCA Sections 79-4-8.52 and 79-4-8.54 apply to officers of corporations to the same extent as directors by express reference in Section 79-4-8.56.

Under MBCA § 79-4-8.56, a corporation also may indemnify and advance expenses to an officer of a corporation who is a party to a proceeding because he is an officer of the corporation. This indemnification may be made to the same extent as if such officer were a director of the corporation, and if he is an officer but not a director, to such further extent as may be provided elsewhere in the governing documents of the corporation and resolutions therefor, except under certain instances specified in the statute. The MBCA allows the articles of incorporation to authorize broader indemnification of officers in certain circumstances; however, at present, neither of the articles of incorporation of Biloxi Casino Corp. or Casino One Corporation extend this indemnification beyond the statutory requirements.

MBCA § 79-4-8.57 allows a corporation to purchase and maintain insurance on behalf of an individual who is a director or an officer of the corporation against liability asserted against or incurred by him in such capacity or arising from his status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to him against the same liability.

Registrants Incorporated or Organized in Minnesota

Section 302A.521, subd. 2, of the Minnesota Statutes requires a corporation to indemnify a person made or threatened to be made a party to a proceeding by reason of the person’s former or present official capacity with respect to the corporation, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, excise taxes, or expenses; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the corporation, or, in the case of a director, officer or employee of the corporation involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation.

In addition, Section 302A.521, subd. 3, requires payment by the corporation of reasonable expenses in advance of final disposition of the proceeding if certain conditions are satisfied. A decision as to whether indemnification is required is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.

Section 302A.521, subd. 7 permits a corporation to purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the corporation would have been required to indemnify the person.

Registrants Incorporated or Organized in Louisiana

Section 83 of the Louisiana Business Corporation Law as codified in Chapter 1 of Title 12 of the Louisiana Revised Statutes permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation) if such action arises out of the fact that he is or was a director, officer, employee or agent of the corporation and he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provisions of Section 83 are not exclusive, but no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability. Section 83 also permits a corporation to advance expenses to its directors and officers, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification.

Article 9(a) of the PNK (Bossier City), Inc.’s Articles of Incorporation provides for mandatory indemnification for current and former directors and officers to the full extent permitted by Louisiana law.

Section 15 of the Louisiana Limited Liability Company Law as codified in Chapter 22 of Title 12 of the Louisiana Revised Statutes permits a limited liability company in its articles of organization or operating agreement to eliminate or limit the personal liability of members and managers for monetary damages for breaches of certain statutorily specified duties and to provide for indemnification of members and managers for judgments, settlements, penalties, fines, or expenses incurred because such person is or was a member or manager. A Louisiana limited liability company has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the limited liability company, regardless of whether the limited liability company has the legal authority to indemnify the insured person against such liability.

Article 2.5 of the PNK (Lake Charles), L.L.C.’s Operating Agreement provides that no member shall be liable under a judgment, decree, or order of the court, or in any other manner, for a debt, obligation, or liability of the PNK (Lake Charles), L.L.C

Articles 8.1 and 8.2 of Louisiana-I Gaming’s Second Amended and Restated Partnership Agreement provides that in the absence of fraud, gross negligence, material breach of fiduciary duty, or willful misconduct, Louisiana-I Gaming shall indemnify and hold the partners, directors and officers from and against any loss, expense, damage or injury suffered or sustained by any of them by reason of any acts, omissions, or alleged acts or omissions arising out of any activity performed on behalf of Louisiana-I Gaming . This indemnification shall include without limitation payment of reasonable attorneys’ fees and other expenses incurred in settling any claim or threatened action or incurred in any finally adjudicated legal proceeding.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description of Exhibit

3.1	Restated Certificate of Incorporation of Pinnacle Entertainment, Inc., as amended, is hereby incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

3.2	Restated By-laws of Pinnacle Entertainment, Inc., as amended, are hereby incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

3.3	Articles of Incorporation of HP/Compton, Inc., are hereby incorporated by reference to Exhibit 3.9 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on October 30, 1997. (SEC File No. 333-34471).

3.4	By-laws of HP/Compton, Inc., are hereby incorporated by reference to Exhibit 3.10 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on October 30, 1997. (SEC File No. 333-34471).

3.5	Articles of Organization of Crystal Park Hotel and Casino Development Company, LLC, are hereby incorporated by reference to Exhibit 3.11 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on October 30, 1997. (SEC File No. 333-34471).

3.6	Operating Agreement of Crystal Park Hotel and Casino Development Company, LLC, is hereby incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

3.7	Certificate of Formation of Boomtown, LLC, is hereby incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on January 30, 2004.

3.8	Operating Agreement of Boomtown, LLC, is hereby incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on January 30, 2004.

3.9	Articles of Organization of PNK (Reno), LLC, are hereby incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 19, 2003.

3.10	Operating Agreement of PNK (Reno), LLC, is hereby incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on September 19, 2003.

3.11

Second Amended and Restated Partnership Agreement of Louisiana—I Gaming, a Louisiana Partnership in Commendam, is hereby incorporated by reference to Exhibit 3.26 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999.

(SEC File No. 333-73235).

3.12	Amendment to Second Amended and Restated Partnership Agreement of Louisiana—I Gaming, a Louisiana Partnership in Commendam, is hereby incorporated by reference to Exhibit 3.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

3.13	Articles of Incorporation of Casino Magic Corp., are hereby incorporated by reference to Exhibit 3.29 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999. (SEC File No. 333-73235).

3.14	Amended By-laws of Casino Magic Corp., are hereby incorporated by reference to Exhibit 3.30 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999. (SEC File No. 333-73235).

3.15	Articles of Incorporation of Biloxi Casino Corp., are hereby incorporated by reference to Exhibit 3.33 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999. (SEC File No. 333-73235).

Exhibit Number	Description of Exhibit

3.16	By-laws of Biloxi Casino Corp., are hereby incorporated by reference to Exhibit 3.34 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999. (SEC File No. 333-73235).

3.17	Articles of Incorporation of Casino One Corporation, are hereby incorporated by reference to Exhibit 3.37 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999. (SEC File No. 333-73235).

3.18	By-laws of Casino One Corporation, are hereby incorporated by reference to Exhibit 3.38 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999. (SEC File No. 333-73235).

3.19	Articles of Organization of Indiana Ventures LLC (subsequently renamed Belterra Resort Indiana, LLC), are hereby incorporated by reference to Exhibit 3.45 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999. (SEC File No. 333-73235).

3.20	Operating Agreement of Indiana Ventures LLC (subsequently renamed Belterra Resort Indiana, LLC), is hereby incorporated by reference to Exhibit 3.46 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999. (SEC File No. 333-73235).

3.21	Articles of Incorporation of Casino Magic of Louisiana, Corp. (subsequently renamed PNK (Bossier City), Inc.), are hereby incorporated by reference to Exhibit 3.44 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000.

3.22	By-Laws of Casino Magic of Louisiana, Corp. (subsequently renamed PNK (Bossier City), Inc.), are hereby incorporated by reference to Exhibit 3.45 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000.

3.23	Articles of Organization of PNK (LAKE CHARLES), L.L.C. (formerly HPK (Lake Charles), L.L.C.), are hereby incorporated by reference to Exhibit 4.24 to the Company’s Registration Statement on Form S-3 filed on August 6, 2002.

3.24	Operating Agreement of PNK (LAKE CHARLES), L.L.C. (formerly HPK (Lake Charles), L.L.C.), are hereby incorporated by reference to Exhibit 4.25 to the Company’s Amendment No. 2 to Registration Statement on Form S-3 filed on August 6, 2002.

4.1	Hollywood Park, Inc. 1996 Stock Option Plan, is hereby incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-4 filed on September 18, 1996. (SEC File No. 333-12253).

4.2	Hollywood Park, Inc. 1993 Stock Option Plan, is hereby incorporated by reference to Exhibit 4.2 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999. (SEC File No. 333-73235).

4.3	Pinnacle Entertainment, Inc. 2001 Stock Option Plan, is hereby incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed on July 6, 2001.

4.4	Form of First Amendment to the Pinnacle Entertainment, Inc. 2001 Stock Option Plan, is hereby incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on January 30, 2004.

4.5	Pinnacle Entertainment, Inc. 2002 Stock Option Plan, is hereby incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-8 filed on July 16, 2003.

4.6	First Amendment to the Pinnacle Entertainment, Inc. 2002 Stock Option Plan, is hereby incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-8 filed on July 16, 2003.

Exhibit Number	Description of Exhibit

4.7	Second Amendment to the Pinnacle Entertainment, Inc. 2002 Stock Option Plan, is hereby incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-8 filed on July 16, 2003.

4.8	Nonqualified Stock Option Agreement dated as of January 11, 2003 by and between the Company and Stephen H. Capp, is hereby incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-8 filed on July 16, 2003.

4.9	Nonqualified Stock Option Agreement dated as of April 10, 2002 by and between the Company and Daniel R. Lee, is hereby incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

4.10	Nonqualified Stock Option Agreement dated as of April 10, 2002 by and between the Company and Daniel R. Lee, is hereby incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

4.11	Indenture dated as of September 25, 2003 by and among the Company, the guarantors named therein and The Bank of New York, is hereby incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 7, 2003.

4.12	First Supplemental Indenture dated as of September 25, 2003, governing the 8.75% Senior Subordinated Notes due 2013, by and among the Company, the guarantors named therein and The Bank of New York, is hereby incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 7, 2003.

4.13	Form of 8.75% Senior Subordinated Note due 2013 (included in Exhibit 4.12), is hereby incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 7, 2003.

4.14	Indenture dated as of February 18, 1999, governing the 9.25% Senior Subordinated Notes due 2007, by and among the Company, the guarantors named therein and The Bank of New York, is hereby incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-4 filed on March 2, 1999. (SEC File No. 333-73235).

4.15	Form of Series B 9.25% Senior Subordinated Notes due 2007 (included in Exhibit 4.14), is hereby incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-4 filed on March 2, 1999. (SEC File No. 333-73235).

4.16	Indenture dated as of March 15, 2004 by and among the Company, the guarantors identified therein and The Bank of New York., is hereby incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 30, 2004.

5.1*	Opinion of Irell & Manella LLP.

10.1	Amended and Restated Loan Agreement dated as of May 12, 2003 by and among the Company, the Lenders referred to therein and Bank of America, N.A., as Administrative Agent, Bear Stearns Corporate Lending Inc., as Syndication Agent, and CIBC Inc. and Société Générale, as Documentation Agents, is hereby incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 30, 2003.

10.2	Amendment No. 1 to Amended and Restated Loan Agreement dated as of May 22, 2003 by and among the Company, the Lenders referred to therein and Bank of America, N.A., as Administrative Agent, Bear Stearns Corporate Lending Inc., as Syndication Agent, and CIBC Inc. and Société Générale, as Documentation Agents, is hereby incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on May 30, 2003.

Exhibit Number	Description of Exhibit

10.3	Credit Agreement dated as of December 17, 2003 by and among the Company, the Lenders referred to therein, Lehman Brothers Inc. and Bear, Stearns & Co. Inc., as Joint Lead Arrangers, and Joint Book Runners, Société Générale, as Documentation Agent, Bear Stearns Corporate Lending Inc., as Syndication Agent, and Lehman Commercial Paper Inc., as Administrative Agent, is hereby incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on December 30, 2003.

10.4	Amended and Restated Hollywood Park, Inc. Directors Deferred Compensation Plan, is hereby incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed on August 31, 1999.

10.5	Pinnacle Entertainment, Inc. (formerly Hollywood Park, Inc.) Executive Deferred Compensation Plan effective January 1, 2000, is hereby incorporated by reference to Exhibit 10.48 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999.

10.6	First Amendment to the Pinnacle Entertainment, Inc. (formerly Hollywood Park, Inc.) Executive Deferred Compensation Plan, is hereby incorporated by reference to Exhibit 10.55 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

10.7	Second Amendment to the Pinnacle Entertainment, Inc. Executive Deferred Compensation Plan, is hereby incorporated by reference to Exhibit 10.56 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

10.8	Employment Agreement dated as of April 10, 2002 by and between the Company and Daniel R. Lee, is hereby incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

10.9	Employment Agreement dated as of August 13, 2002 by and between the Company and John A. Godfrey, is hereby incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

10.10	Employment Agreement dated as of January 11, 2003 by and between the Company and Stephen H. Capp, is hereby incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

10.11	Employment Agreement dated as of March 14, 2003 by and between the Company and Wade W. Hundley, is hereby incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

10.13	Separation and General Release Agreement dated January 14, 2003 by and between Bruce C. Hinckley and the Company, is hereby incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

10.14	Purchase Agreement dated June 14, 2002 by and between Rothbart Development Corporation and the Company, is hereby incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

10.15	Amendment to Purchase Agreement dated November 14, 2002 by and between Rothbart Development Corporation and the Company, is hereby incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

10.16	Amendment to Purchase Agreement dated January 16, 2003 by and between Rothbart Development Corporation and the Company, is hereby incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

10.17	Second Amendment to Purchase Agreement dated as of February 11, 2004 by and between the Company and Rothbart Development Corporation, is hereby incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Exhibit Number	Description of Exhibit

10.18	Lease and Agreement dated September 10, 1999 by and between the Company and Century Gaming Management, Inc., is hereby incorporated by reference to Exhibit 10.38 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 1999, filed on September 8, 2000.

10.19	First Amendment to Lease and Agreement dated September 6, 2000 by and between the Company and Century Gaming Management, Inc., is hereby incorporated by reference to Exhibit 2.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

10.20	Second Amendment to Lease and Agreement dated as of October 1, 2001 by and between the Company and Century Gaming Management, Inc., is hereby incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K the year ended December 31, 2002.

10.21	Third Amendment to Lease and Agreement dated as of December 4, 2002 by and between the Company and Century Gaming Management, Inc., is hereby incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K the year ended December 31, 2002.

10.22	Fourth Amendment to Lease and Agreement dated as of October 13, 2003 by and between the Company and Century Gaming Management, Inc., is hereby incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

10.23	Amended and Restated Lease dated February 14, 2000 by and between Crystal Park Hotel and Casino Development Company, LLC and California Casino Management, Inc., is hereby incorporated by reference to Exhibit 10.7 to the Company Annual Report on Form 10-K/A for the year ended December 31, 1999, filed on September 8, 2000.

10.24	First Amendment to Amended and Restated Lease dated as of October 1, 2001 by and between Crystal Park Hotel and Casino Development Company, LLC and California Casino Management, Inc., is hereby incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

10.25	Second Amendment to Amended and Restated Lease dated as of December 4, 2002 by and between Crystal Park Hotel and Casino Development Company, LLC and California Casino Management, Inc., is hereby incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

10.26	Third Amendment to Amended and Restated Lease dated as of October 13, 2003 by and between Crystal Park Hotel and Casino Development Company, LLC and California Casino Management, Inc., is hereby incorporated by reference to Exhibit 10.26 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

10.27	Lease Agreement dated April 4, 1992 by and between G&W Enterprises, Inc. and Biloxi Casino Corp., is hereby incorporated by reference to Exhibit 10.7 to Casino Magic Corp.’s Registration Statement on Form S-1 dated August 28, 1992. (SEC File No. 333-51438).

10.28	Amendment to Lease Agreement dated February 26, 1999 by and between G&W Enterprises, Inc. and Biloxi Casino Corp., is hereby incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

10.29	Lease Agreement dated November 23, 1992 by and between Gary Gollott, Tommy Gollot, and Tyrone Gollott, and Biloxi Casino Corp., is hereby incorporated by reference to Casino Magic Corp.’s Registration Statement on Form S-4 dated November 12, 1993. (SEC File No. 333-71572).

10.30	Amendment to Lease Agreement dated February 26, 1999 by and between Gary Gollott, Tommy Gollott and Tyrone Gollott, and Biloxi Casino Corp., is hereby incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

10.31	Public Trust Tidelands Lease dated May 27, 1993 by and between Biloxi Casino Corp. and the State of Mississippi, is hereby incorporated by reference to Exhibit 10.10 to Casino Magic Corp.’s Registration Statement on Form S-4 dated November 12, 1993. (SEC File No. 333-71572).

Exhibit Number		Description of Exhibit

10.32		Form of Lease by and between the Webster Family Limited Partnership and the Diuguid Family Limited Partnership and Pinnacle Gaming Development Corp. (executed by the parties on December 11, 1998 and subsequently assigned by Pinnacle Gaming Development Corp. to Belterra Resort Indiana, LLC), is hereby incorporated by reference to Exhibit B contained in Exhibit 10.47 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998. (SEC File No. 001-13641).

10.33

Form of Lease by and between Daniel Webster, Marsha S. Webster, William G. Diuguid, Sara T. Diuguid, J.R. Showers, III and Carol A. Showers, and Pinnacle Gaming Development Corp. (executed by the parties on December 11, 1998 and subsequently assigned by Pinnacle Gaming Corp. to Belterra Resort Indiana, LLC), is hereby incorporated by reference to Exhibit B contained in Exhibit 10.51 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(SEC File No. 001-13641).

10.34		Lease Agreement dated September 29, 1995 by and between the State of Mississippi and Casino One Corporation, is hereby incorporated by reference to Exhibit 10.2 to Casino Magic Corp.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1995. (SEC File No. 000-20712).

10.35		Lease dated September 10, 1999 by and between Churchill Downs California Company and the Company, is hereby incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

10.36		Commercial Lease dated September 10, 1996 by and between State of Louisiana, State Land Office and PNK (Bossier City), Inc. (f/k/a Casino Magic of Louisiana, Corp.), is hereby incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

10.37		Ground Lease Agreement dated as of August 21, 2003 by and between PNK (LAKE CHARLES), L.L.C. and Lake Charles Harbor & Terminal District, is hereby incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 19, 2003.

10.38		Statement of Conditions to Riverboat Gaming License of PNK (LAKE CHARLES), L.L.C., is hereby incorporated by reference to Exhibit 10.57 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

10.39		Standard Form of Agreement between Owner and Contractor by and between PNK (LAKE CHARLES), L.L.C. and Manhattan Construction Company, is hereby incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 19, 2003.

10.40		First Amendment to Standard Form of Agreement between Owner and Contractor dated as of September 18, 2003 by and between PNK (LAKE CHARLES), L.L.C. and Manhattan Construction Company, is hereby incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 19, 2003.

10.41		Vessel Construction Agreement dated as of August 27, 2003 by and between Leevac Industries, LLC and PNK (LAKE CHARLES), L.L.C., is hereby incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on September 19, 2003.

10.42		Stock Agreement dated as of July 1, 2003 by and between the Company and R.D. Hubbard, is hereby incorporated by reference to Exhibit 10.1 to Amendment No. 25 to the Schedule 13D filed by R.D. Hubbard on August 4, 2003.

10.43	**	Redevelopment Agreement dated as of April 22, 2004 by and between the Land Clearance for Redevelopment Authority of the City of St. Louis and the Company.

Exhibit Number	Description of Exhibit

10.44	Underwriting Agreement dated as of September 19, 2003 by and between the Company and Bear, Stearns & Co. Inc., as representatives for itself and Banc of America Securities LLC, Lehman Brothers Inc., SG Cowen Securities Corporation, CIBC World Markets Corp. and UBS Securities LLC, is hereby incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed September 25, 2003.

10.45	Equity Underwriting Agreement dated January 27, 2004 by and between the Company and Deutsche Bank Securities Inc., as representatives for itself and Bear, Stearns & Co. Inc., Lehman Brothers Inc., SG Cowen Securities Corporation, B. Riley & Co., Crowell Weedon & Co., Hibernia Southcoast Capital, Sterne, Agee & Leach, Inc., UBS Securities LLC, The Seidler Companies Incorporated, Thomas Weisel Partners LLC and CIBC World Markets Corp., is hereby incorporated by reference to Exhibit 1.1 to the Company Current Report on Form 8-K filed January 30, 2004.

10.46	Registration Rights Agreement dated as of March 15, 2004 by and among the Company, the guarantors identified therein, Lehman Brothers Inc., Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., SG Cowen Securities Corporation, UBS Securities LLC and Hibernia Southcoast Capital, Inc., is hereby incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 30, 2004.

10.47	Purchase Agreement dated as of February 27, 2004 by and among the Company, the guarantors identified therein, Lehman Brothers, Inc., Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., SG Cowen Securities Corporation, UBS Securities LLC and Hibernia Southcoast Capital, Inc., is hereby incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 30, 2004.

12.1*	Computation of Ratio of Earnings to Fixed Charges.

21.1*	Subsidiaries of Pinnacle Entertainment, Inc.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Irell & Manella LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

25.1*	Statement of Eligibility of Trustee on Form T-1.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Broker Letter.

99.4*	Form of Letter to Holders and DTC Participants.

99.5*	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*	Filed herewith.
**	To be filed by amendment.

Item 22.	Undertakings

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on the 13th day of May, 2004.

PINNACLE ENTERTAINMENT, INC., a Delaware corporation

By:	/S/ STEPHEN H. CAPP Stephen H. Capp Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 13, 2004 in the capacities indicated below.

Signature	Title

* Daniel R. Lee	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

* Stephen H. Capp	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* John V. Giovenco	Director

* Richard J. Goeglein	Director

* Bruce A. Leslie	Director

* James L. Martineau	Director

* Michael Ornest	Director

* Timothy J. Parrot	Director

* Lynn P. Reitnouer	Director

*By:	/S/ STEPHEN H. CAPP
Stephen H. Capp Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on the 13th day of May, 2004.

BELTERRA RESORT INDIANA, LLC, a Nevada limited liability company

By:	its Managing Member

PINNACLE ENTERTAINMENT, INC., a Delaware corporation

By:	/s/ STEPHEN H. CAPP Stephen H. Capp Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 13, 2004 in the capacities indicated below.

Signature	Title

* Daniel R. Lee	Director, Chairman of the Board and Chief Executive Officer of PINNACLE ENTERTAINMENT, INC.

* John V. Giovenco	Director of PINNACLE ENTERTAINMENT, INC.

* Richard J. Goeglein	Director of PINNACLE ENTERTAINMENT, INC.

* Bruce A. Leslie	Director of PINNACLE ENTERTAINMENT, INC.

* James L. Martineau	Director of PINNACLE ENTERTAINMENT, INC.

* Michael Ornest	Director of PINNACLE ENTERTAINMENT, INC.

* Timothy J. Parrot	Director of PINNACLE ENTERTAINMENT, INC.

* Lynn P. Reitnouer	Director of PINNACLE ENTERTAINMENT, INC.

*By:	/S/ STEPHEN H. CAPP
Stephen H. Capp Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on the 13th day of May, 2004.

BILOXI CASINO CORP., a Mississippi corporation

By:	/S/ STEPHEN H. CAPP Stephen H. Capp Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 13, 2004 in the capacities indicated below.

Signature	Title

* Daniel R. Lee	Sole Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

* Stephen H. Capp	Treasurer (Principal Financial and Accounting Officer)

*By:	/S/ STEPHEN H. CAPP
Stephen H. Capp Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on the 13th day of May, 2004.

BOOMTOWN, LLC, a Delaware limited liability company

By:	its Sole Member

PINNACLE ENTERTAINMENT, INC., a Delaware corporation

By:	/s/ STEPHEN H. CAPP Stephen H. Capp Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 13, 2004 in the capacities indicated below.

Signature	Title

* Daniel R. Lee	Director, Chairman of the Board and Chief Executive Officer of PINNACLE ENTERTAINMENT, INC. and Chief Executive Officer and President of BOOMTOWN, LLC (Principal Executive Officer)

* John V. Giovenco	Director of PINNACLE ENTERTAINMENT, INC.

* Richard J. Goeglein	Director of PINNACLE ENTERTAINMENT, INC.

* Bruce A. Leslie	Director of PINNACLE ENTERTAINMENT, INC.

* James L. Martineau	Director of PINNACLE ENTERTAINMENT, INC.

* Michael Ornest	Director of PINNACLE ENTERTAINMENT, INC.

* Timothy J. Parrot	Director of PINNACLE ENTERTAINMENT, INC.

* Lynn P. Reitnouer	Director of PINNACLE ENTERTAINMENT, INC.

*By:	/S/ STEPHEN H. CAPP
Stephen H. Capp Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on the 13th day of May, 2004.

PNK (RENO), LLC, a Nevada limited liability company

By:	its Sole Member

PINNACLE ENTERTAINMENT, INC., a Delaware corporation

By:	/s/ STEPHEN H. CAPP Stephen H. Capp Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 13, 2004 in the capacities indicated below.

Signature	Title

* Daniel R. Lee	Director, Chairman of the Board and Chief Executive Officer of PINNACLE ENTERTAINMENT, INC. and Chief Executive Officer and President of PNK (RENO), LLC (Principal Executive Officer)

* John V. Giovenco	Director of PINNACLE ENTERTAINMENT, INC.

* Richard J. Goeglein	Director of PINNACLE ENTERTAINMENT, INC.

* Bruce A. Leslie	Director of PINNACLE ENTERTAINMENT, INC.

* James L. Martineau	Director of PINNACLE ENTERTAINMENT, INC.

* Michael Ornest	Director of PINNACLE ENTERTAINMENT, INC.

* Timothy J. Parrot	Director of PINNACLE ENTERTAINMENT, INC.

* Lynn P. Reitnouer	Director of PINNACLE ENTERTAINMENT, INC.

*By:	/S/ STEPHEN H. CAPP
Stephen H. Capp Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on the 13th day of May, 2004.

CASINO MAGIC CORP., a Minnesota corporation

By:	/S/ STEPHEN H. CAPP Stephen H. Capp Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 13, 2004 in the capacities indicated below.

Signature	Title

* Daniel R. Lee	Sole Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

* Stephen H. Capp	Chief Financial Officer (Principal Financial and Accounting Officer)

*By:	/S/ STEPHEN H. CAPP
Stephen H. Capp Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on the 13th day of May, 2004.

CASINO ONE CORPORATION, a Mississippi corporation

By:	/S/ STEPHEN H. CAPP Stephen H. Capp Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 13, 2004 in the capacities indicated below.

Signature	Title

* Daniel R. Lee	Sole Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

* Stephen H. Capp	Treasurer (Principal Financial and Accounting Officer)

*By:	/S/ STEPHEN H. CAPP
Stephen H. Capp Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on the 13th day of May, 2004.

CRYSTAL PARK HOTEL AND CASINO DEVELOPMENT COMPANY, LLC, a California limited liability company

By:	its Manager

HP/COMPTON, INC., a California corporation

By:	/s/ STEPHEN H. CAPP Stephen H. Capp Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 13, 2004 in the capacities indicated below.

Signature	Title

* Daniel R. Lee	Sole Director, Chairman of the Board, President and Chief Executive Officer of HP/COMPTON, INC.

*By:	/s/ STEPHEN H. CAPP Stephen H. Capp Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on the 13th day of May, 2004.

HP/COMPTON, INC., a California corporation

By:	/S/ STEPHEN H. CAPP Stephen H. Capp Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 13, 2004 in the capacities indicated below.

Signature	Title

* Daniel R. Lee	Sole Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

* Stephen H. Capp	Chief Financial Officer (Principal Financial and Accounting Officer)

*By:	/S/ STEPHEN H. CAPP
Stephen H. Capp Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on the 13th day of May, 2004.

LOUISIANA-I GAMING, a Louisiana Partnership in Commendam

By:	its General Partner

BOOMTOWN, LLC, a Delaware limited liability company

By:	its Sole Member

PINNACLE ENTERTAINMENT, INC., a Delaware corporation

By:	/s/ STEPHEN H. CAPP Stephen H. Capp Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 13, 2004 in the capacities indicated below.

Signature	Title

* Daniel R. Lee	Director, Chairman of the Board and Chief Executive Officer of PINNACLE ENTERTAINMENT, INC.

* John V. Giovenco	Director of PINNACLE ENTERTAINMENT, INC.

* Richard J. Goeglein	Director of PINNACLE ENTERTAINMENT, INC.

* Bruce A. Leslie	Director of PINNACLE ENTERTAINMENT, INC.

* James L. Martineau	Director of PINNACLE ENTERTAINMENT, INC.

* Michael Ornest	Director of PINNACLE ENTERTAINMENT, INC.

* Timothy J. Parrot	Director of PINNACLE ENTERTAINMENT, INC.

* Lynn P. Reitnouer	Director of PINNACLE ENTERTAINMENT, INC.

*By:	/s/ STEPHEN H. CAPP Stephen H. Capp Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on the 13th day of May, 2004.

PNK (BOSSIER CITY), INC., a Louisiana corporation

By:	/S/ STEPHEN H. CAPP Stephen H. Capp Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 13, 2004 in the capacities indicated below.

Signature	Title

* Daniel R. Lee	Sole Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

* Stephen H. Capp	Treasurer (Principal Financial and Accounting Officer)

*By:	/s/ STEPHEN H. CAPP Stephen H. Capp Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on the 13th day of May, 2004.

PNK (LAKE CHARLES), L.L.C., a Louisiana limited liability company

By:	its Manager

PINNACLE ENTERTAINMENT, INC., a Delaware corporation

By:	/s/ STEPHEN H. CAPP Stephen H. Capp Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 13, 2004 in the capacities indicated below.

Signature	Title

* Daniel R. Lee	Director, Chairman of the Board and Chief Executive Officer of PINNACLE ENTERTAINMENT, INC.

* John V. Giovenco	Director of PINNACLE ENTERTAINMENT, INC.

* Richard J. Goeglein	Director of PINNACLE ENTERTAINMENT, INC.

* Bruce A. Leslie	Director of PINNACLE ENTERTAINMENT, INC.

* James L. Martineau	Director of PINNACLE ENTERTAINMENT, INC.

* Michael Ornest	Director of PINNACLE ENTERTAINMENT, INC.

* Timothy J. Parrot	Director of PINNACLE ENTERTAINMENT, INC.

* Lynn P. Reitnouer	Director of PINNACLE ENTERTAINMENT, INC.

*By:	/s/ STEPHEN H. CAPP Stephen H. Capp Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Restated Certificate of Incorporation of Pinnacle Entertainment, Inc., as amended, is hereby incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

3.2	Restated By-laws of Pinnacle Entertainment, Inc., as amended, are hereby incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

3.3	Articles of Incorporation of HP/Compton, Inc., are hereby incorporated by reference to Exhibit 3.9 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on October 30, 1997. (SEC File No. 333-34471).

3.4	By-laws of HP/Compton, Inc., are hereby incorporated by reference to Exhibit 3.10 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on October 30, 1997. (SEC File No. 333-34471).

3.5	Articles of Organization of Crystal Park Hotel and Casino Development Company, LLC, are hereby incorporated by reference to Exhibit 3.11 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on October 30, 1997. (SEC File No. 333-34471).

3.6	Operating Agreement of Crystal Park Hotel and Casino Development Company, LLC, is hereby incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

3.7	Certificate of Formation of Boomtown, LLC, is hereby incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on January 30, 2004.

3.8	Operating Agreement of Boomtown, LLC, is hereby incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on January 30, 2004.

3.9	Articles of Organization of PNK (Reno), LLC, are hereby incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 19, 2003.

3.10	Operating Agreement of PNK (Reno), LLC, is hereby incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on September 19, 2003.

3.11

Second Amended and Restated Partnership Agreement of Louisiana—I Gaming, a Louisiana Partnership in Commendam, is hereby incorporated by reference to Exhibit 3.26 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999.

(SEC File No. 333-73235).

3.12	Amendment to Second Amended and Restated Partnership Agreement of Louisiana—I Gaming, a Louisiana Partnership in Commendam, is hereby incorporated by reference to Exhibit 3.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

3.13	Articles of Incorporation of Casino Magic Corp., are hereby incorporated by reference to Exhibit 3.29 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999. (SEC File No. 333-73235).

3.14	Amended By-laws of Casino Magic Corp., are hereby incorporated by reference to Exhibit 3.30 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999. (SEC File No. 333-73235).

3.15	Articles of Incorporation of Biloxi Casino Corp., are hereby incorporated by reference to Exhibit 3.33 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999. (SEC File No. 333-73235).

3.16	By-laws of Biloxi Casino Corp., are hereby incorporated by reference to Exhibit 3.34 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999. (SEC File No. 333-73235).

Exhibit Number	Description of Exhibit

3.17	Articles of Incorporation of Casino One Corporation, are hereby incorporated by reference to Exhibit 3.37 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999. (SEC File No. 333-73235).

3.18	By-laws of Casino One Corporation, are hereby incorporated by reference to Exhibit 3.38 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999. (SEC File No. 333-73235).

3.19	Articles of Organization of Indiana Ventures LLC (subsequently renamed Belterra Resort Indiana, LLC), are hereby incorporated by reference to Exhibit 3.45 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999. (SEC File No. 333-73235).

3.20	Operating Agreement of Indiana Ventures LLC (subsequently renamed Belterra Resort Indiana, LLC), is hereby incorporated by reference to Exhibit 3.46 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999. (SEC File No. 333-73235).

3.21	Articles of Incorporation of Casino Magic of Louisiana, Corp. (subsequently renamed PNK (Bossier City), Inc.), are hereby incorporated by reference to Exhibit 3.44 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000.

3.22	By-Laws of Casino Magic of Louisiana, Corp. (subsequently renamed PNK (Bossier City), Inc.), are hereby incorporated by reference to Exhibit 3.45 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000.

3.23	Articles of Organization of PNK (LAKE CHARLES), L.L.C. (formerly HPK (Lake Charles), L.L.C.), are hereby incorporated by reference to Exhibit 4.24 to the Company’s Registration Statement on Form S-3 filed on August 6, 2002.

3.24	Operating Agreement of PNK (LAKE CHARLES), L.L.C. (formerly HPK (Lake Charles), L.L.C.), are hereby incorporated by reference to Exhibit 4.25 to the Company’s Amendment No. 2 to Registration Statement on Form S-3 filed on August 6, 2002.

4.1	Hollywood Park, Inc. 1996 Stock Option Plan, is hereby incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-4 filed on September 18, 1996. (SEC File No. 333-12253).

4.2	Hollywood Park, Inc. 1993 Stock Option Plan, is hereby incorporated by reference to Exhibit 4.2 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed on March 26, 1999. (SEC File No. 333-73235).

4.3	Pinnacle Entertainment, Inc. 2001 Stock Option Plan, is hereby incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed on July 6, 2001.

4.4	Form of First Amendment to the Pinnacle Entertainment, Inc. 2001 Stock Option Plan, is hereby incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on January 30, 2004.

4.5	Pinnacle Entertainment, Inc. 2002 Stock Option Plan, is hereby incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-8 filed on July 16, 2003.

4.6	First Amendment to the Pinnacle Entertainment, Inc. 2002 Stock Option Plan, is hereby incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-8 filed on July 16, 2003.

4.7	Second Amendment to the Pinnacle Entertainment, Inc. 2002 Stock Option Plan, is hereby incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-8 filed on July 16, 2003.

4.8	Nonqualified Stock Option Agreement dated as of January 11, 2003 by and between the Company and Stephen H. Capp, is hereby incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-8 filed on July 16, 2003.

Exhibit Number		Description of Exhibit

4.9		Nonqualified Stock Option Agreement dated as of April 10, 2002 by and between the Company and Daniel R. Lee, is hereby incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

4.10		Nonqualified Stock Option Agreement dated as of April 10, 2002 by and between the Company and Daniel R. Lee, is hereby incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

4.11		Indenture dated as of September 25, 2003 by and among the Company, the guarantors named therein and The Bank of New York, is hereby incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 7, 2003.

4.12		First Supplemental Indenture dated as of September 25, 2003, governing the 8.75% Senior Subordinated Notes due 2013, by and among the Company, the guarantors named therein and The Bank of New York, is hereby incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 7, 2003.

4.13		Form of 8.75% Senior Subordinated Note due 2013 (included in Exhibit 4.12), is hereby incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 7, 2003.

4.14		Indenture dated as of February 18, 1999, governing the 9.25% Senior Subordinated Notes due 2007, by and among the Company, the guarantors named therein and The Bank of New York, is hereby incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-4 filed on March 2, 1999. (SEC File No. 333-73235).

4.15		Form of Series B 9.25% Senior Subordinated Notes due 2007 (included in Exhibit 4.14), is hereby incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-4 filed on March 2, 1999. (SEC File No. 333-73235).

4.16		Indenture dated as of March 15, 2004 by and among the Company, the guarantors identified therein and The Bank of New York., is hereby incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 30, 2004.

5.1	*	Opinion of Irell & Manella LLP.

10.1		Amended and Restated Loan Agreement dated as of May 12, 2003 by and among the Company, the Lenders referred to therein and Bank of America, N.A., as Administrative Agent, Bear Stearns Corporate Lending Inc., as Syndication Agent, and CIBC Inc. and Société Générale, as Documentation Agents, is hereby incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 30, 2003.

10.2		Amendment No. 1 to Amended and Restated Loan Agreement dated as of May 22, 2003 by and among the Company, the Lenders referred to therein and Bank of America, N.A., as Administrative Agent, Bear Stearns Corporate Lending Inc., as Syndication Agent, and CIBC Inc. and Société Générale, as Documentation Agents, is hereby incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on May 30, 2003.

10.3		Credit Agreement dated as of December 17, 2003 by and among the Company, the Lenders referred to therein, Lehman Brothers Inc. and Bear, Stearns & Co. Inc., as Joint Lead Arrangers, and Joint Book Runners, Société Générale, as Documentation Agent, Bear Stearns Corporate Lending Inc., as Syndication Agent, and Lehman Commercial Paper Inc., as Administrative Agent, is hereby incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on December 30, 2003.

10.4		Amended and Restated Hollywood Park, Inc. Directors Deferred Compensation Plan, is hereby incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed on August 31, 1999.

10.5		Pinnacle Entertainment, Inc. (formerly Hollywood Park, Inc.) Executive Deferred Compensation Plan effective January 1, 2000, is hereby incorporated by reference to Exhibit 10.48 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999.

Exhibit Number	Description of Exhibit

10.6	First Amendment to the Pinnacle Entertainment, Inc. (formerly Hollywood Park, Inc.) Executive Deferred Compensation Plan, is hereby incorporated by reference to Exhibit 10.55 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

10.7	Second Amendment to the Pinnacle Entertainment, Inc. Executive Deferred Compensation Plan, is hereby incorporated by reference to Exhibit 10.56 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

10.8	Employment Agreement dated as of April 10, 2002 by and between the Company and Daniel R. Lee, is hereby incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

10.9	Employment Agreement dated as of August 13, 2002 by and between the Company and John A. Godfrey, is hereby incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

10.10	Employment Agreement dated as of January 11, 2003 by and between the Company and Stephen H. Capp, is hereby incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

10.11	Employment Agreement dated as of March 14, 2003 by and between the Company and Wade W. Hundley, is hereby incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

10.13	Separation and General Release Agreement dated January 14, 2003 by and between Bruce C. Hinckley and the Company, is hereby incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

10.14	Purchase Agreement dated June 14, 2002 by and between Rothbart Development Corporation and the Company, is hereby incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

10.15	Amendment to Purchase Agreement dated November 14, 2002 by and between Rothbart Development Corporation and the Company, is hereby incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

10.16	Amendment to Purchase Agreement dated January 16, 2003 by and between Rothbart Development Corporation and the Company, is hereby incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

10.17	Second Amendment to Purchase Agreement dated as of February 11, 2004 by and between the Company and Rothbart Development Corporation, is hereby incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

10.18	Lease and Agreement dated September 10, 1999 by and between the Company and Century Gaming Management, Inc., is hereby incorporated by reference to Exhibit 10.38 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 1999, filed on September 8, 2000.

10.19	First Amendment to Lease and Agreement dated September 6, 2000 by and between the Company and Century Gaming Management, Inc., is hereby incorporated by reference to Exhibit 2.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

10.20	Second Amendment to Lease and Agreement dated as of October 1, 2001 by and between the Company and Century Gaming Management, Inc., is hereby incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K the year ended December 31, 2002.

10.21	Third Amendment to Lease and Agreement dated as of December 4, 2002 by and between the Company and Century Gaming Management, Inc., is hereby incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K the year ended December 31, 2002.

10.22	Fourth Amendment to Lease and Agreement dated as of October 13, 2003 by and between the Company and Century Gaming Management, Inc., is hereby incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Exhibit Number	Description of Exhibit

10.23	Amended and Restated Lease dated February 14, 2000 by and between Crystal Park Hotel and Casino Development Company, LLC and California Casino Management, Inc., is hereby incorporated by reference to Exhibit 10.7 to the Company Annual Report on Form 10-K/A for the year ended December 31, 1999, filed on September 8, 2000.

10.24	First Amendment to Amended and Restated Lease dated as of October 1, 2001 by and between Crystal Park Hotel and Casino Development Company, LLC and California Casino Management, Inc., is hereby incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

10.25	Second Amendment to Amended and Restated Lease dated as of December 4, 2002 by and between Crystal Park Hotel and Casino Development Company, LLC and California Casino Management, Inc., is hereby incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

10.26	Third Amendment to Amended and Restated Lease dated as of October 13, 2003 by and between Crystal Park Hotel and Casino Development Company, LLC and California Casino Management, Inc., is hereby incorporated by reference to Exhibit 10.26 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

10.27	Lease Agreement dated April 4, 1992 by and between G&W Enterprises, Inc. and Biloxi Casino Corp., is hereby incorporated by reference to Exhibit 10.7 to Casino Magic Corp.’s Registration Statement on Form S-1 dated August 28, 1992. (SEC File No. 333-51438).

10.28	Amendment to Lease Agreement dated February 26, 1999 by and between G&W Enterprises, Inc. and Biloxi Casino Corp., is hereby incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

10.29	Lease Agreement dated November 23, 1992 by and between Gary Gollott, Tommy Gollot, and Tyrone Gollott, and Biloxi Casino Corp., is hereby incorporated by reference to Casino Magic Corp.’s Registration Statement on Form S-4 dated November 12, 1993. (SEC File No. 333-71572).

10.30	Amendment to Lease Agreement dated February 26, 1999 by and between Gary Gollott, Tommy Gollott and Tyrone Gollott, and Biloxi Casino Corp., is hereby incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

10.31	Public Trust Tidelands Lease dated May 27, 1993 by and between Biloxi Casino Corp. and the State of Mississippi, is hereby incorporated by reference to Exhibit 10.10 to Casino Magic Corp.’s Registration Statement on Form S-4 dated November 12, 1993. (SEC File No. 333-71572).

10.32	Form of Lease by and between the Webster Family Limited Partnership and the Diuguid Family Limited Partnership and Pinnacle Gaming Development Corp. (executed by the parties on December 11, 1998 and subsequently assigned by Pinnacle Gaming Development Corp. to Belterra Resort Indiana, LLC), is hereby incorporated by reference to Exhibit B contained in Exhibit 10.47 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998. (SEC File No. 001-13641).

10.33

Form of Lease by and between Daniel Webster, Marsha S. Webster, William G. Diuguid, Sara T. Diuguid, J.R. Showers, III and Carol A. Showers, and Pinnacle Gaming Development Corp. (executed by the parties on December 11, 1998 and subsequently assigned by Pinnacle Gaming Corp. to Belterra Resort Indiana, LLC), is hereby incorporated by reference to Exhibit B contained in Exhibit 10.51 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(SEC File No. 001-13641).

10.34	Lease Agreement dated September 29, 1995 by and between the State of Mississippi and Casino One Corporation, is hereby incorporated by reference to Exhibit 10.2 to Casino Magic Corp.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1995. (SEC File No. 000-20712).

Exhibit Number		Description of Exhibit

10.35		Lease dated September 10, 1999 by and between Churchill Downs California Company and the Company, is hereby incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

10.36		Commercial Lease dated September 10, 1996 by and between State of Louisiana, State Land Office and PNK (Bossier City), Inc. (f/k/a Casino Magic of Louisiana, Corp.), is hereby incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

10.37		Ground Lease Agreement dated as of August 21, 2003 by and between PNK (LAKE CHARLES), L.L.C. and Lake Charles Harbor & Terminal District, is hereby incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 19, 2003.

10.38		Statement of Conditions to Riverboat Gaming License of PNK (LAKE CHARLES), L.L.C., is hereby incorporated by reference to Exhibit 10.57 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

10.39		Standard Form of Agreement between Owner and Contractor by and between PNK (LAKE CHARLES), L.L.C. and Manhattan Construction Company, is hereby incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 19, 2003.

10.40		First Amendment to Standard Form of Agreement between Owner and Contractor dated as of September 18, 2003 by and between PNK (LAKE CHARLES), L.L.C. and Manhattan Construction Company, is hereby incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 19, 2003.

10.41		Vessel Construction Agreement dated as of August 27, 2003 by and between Leevac Industries, LLC and PNK (LAKE CHARLES), L.L.C., is hereby incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on September 19, 2003.

10.42		Stock Agreement dated as of July 1, 2003 by and between the Company and R.D. Hubbard, is hereby incorporated by reference to Exhibit 10.1 to Amendment No. 25 to the Schedule 13D filed by R.D. Hubbard on August 4, 2003.

10.43	**	Redevelopment Agreement dated as of April 22, 2004 by and between the Land Clearance for Redevelopment Authority of the City of St. Louis and the Company.

10.44		Underwriting Agreement dated as of September 19, 2003 by and between the Company and Bear, Stearns & Co. Inc., as representatives for itself and Banc of America Securities LLC, Lehman Brothers Inc., SG Cowen Securities Corporation, CIBC World Markets Corp. and UBS Securities LLC, is hereby incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed September 25, 2003.

10.45		Equity Underwriting Agreement dated January 27, 2004 by and between the Company and Deutsche Bank Securities Inc., as representatives for itself and Bear, Stearns & Co. Inc., Lehman Brothers Inc., SG Cowen Securities Corporation, B. Riley & Co., Crowell Weedon & Co., Hibernia Southcoast Capital, Sterne, Agee & Leach, Inc., UBS Securities LLC, The Seidler Companies Incorporated, Thomas Weisel Partners LLC and CIBC World Markets Corp., is hereby incorporated by reference to Exhibit 1.1 to the Company Current Report on Form 8-K filed January 30, 2004.

10.46		Registration Rights Agreement dated as of March 15, 2004 by and among the Company, the guarantors identified therein, Lehman Brothers Inc., Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., SG Cowen Securities Corporation, UBS Securities LLC and Hibernia Southcoast Capital, Inc., is hereby incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 30, 2004.

10.47		Purchase Agreement dated as of February 27, 2004 by and among the Company, the guarantors identified therein, Lehman Brothers, Inc., Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., SG Cowen Securities Corporation, UBS Securities LLC and Hibernia Southcoast Capital, Inc., is hereby incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 30, 2004.

Exhibit Number	Description of Exhibit

12.1*	Computation of Ratio of Earnings to Fixed Charges.

21.1*	Subsidiaries of Pinnacle Entertainment, Inc.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Irell & Manella LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

25.1*	Statement of Eligibility of Trustee on Form T-1.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Broker Letter.

99.4*	Form of Letter to Holders and DTC Participants.

99.5*	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*	Filed herewith.
**	To be filed by amendment.